Exhibit 10.1

OFFICE/RETAIL LEASE

UNION BANK PLAZA

HINES VAF UB PLAZA, L.P.,
a Delaware limited partnership

as Landlord

and

UNION BANK OF CALIFORNIA, N.A.,
a national association

as Tenant

804296.08/LA H4321-047/10-7-08/nng/law	UNION BANK PLAZA [Union Bank Lease]

804296.08/LA H4321-047/10-7-08/nng/law	-i-	UNION BANK PLAZA [Union Bank Lease]

EXHIBITS
A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	DEPICTION OF 20TH FLOOR SPACE
D	RULES AND REGULATIONS
E	JANITORIAL SPECIFICATIONS
F	HVAC SPECIFICATIONS
G	FORM OF TENANT'S ESTOPPEL CERTIFICATE
H	FORM OF SUBORDINATION, NON-DISCLOSURE AND ATTORNMENT AGREEMENT
I	ELEVATOR UPGRADE WORK PLANS AND SPECIFICATIONS
J	EXTERIOR BUILDING PAINT COLOR SCHEMES
K	LOCATIN OF TENANT'S RESERVED PARKING
L	VISUAL EXAMPLE OF NORTHERN VIEW
M	PRE-EXISTING EXEMPT SIGNATURE RIGHTS
N	LOCATION OF SECURITY SCANNERS AND LOBBY ATM SPACE

804296.08/LA H4321-047/10-7-08/nng/law	-ii-	UNION BANK PLAZA [Union Bank Lease]

INDEX

Page(s)

1.00 Ratio	91
1.45 Ratio	91
1980 Modified BOMA	3
1996 BOMA	4
20th Floor Space	5
28th Floor Expansion Space	14
Abatement Event	78
Abatement Event Termination Date	79
Abatement Event Termination Notice	79
Additional Area	3
Additional Rent	24
Affiliate	70
Alterations	52
Amortization Period	23
Annual Direct Expense Allowance	25
Annual Report	61
Applicable Date	27
Applicable Reassessment	40
Applicable Rights	7
Approved Transferee	66
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Automated After-Hours HVAC System	49
Available for Lease	15
Bank	79
Bank Rent	24
Brokers	99
Building	1
Building Parking Area	3
Building Parking Area Parking Rate Freeze Period	93
Building Parking Area Passes	90
Business Affiliate	70
Business Hours	46
Calender Year	25
CD Date	Exhibit B
Claims	57
Code	Exhibit B
Code Compliance Work	Exhibit B
Comparable Buildings	10
Comparable Landlords	87
Comparable Transactions	19
Conduit Uses	2
Construction Drawings	Exhibit B

804296.08/LA	(i)

Page(s)

Construction Period	13
Consumption Standard	48
Contemplated Effective Date	69
Contemplated Transfer	69
Contemplated Transfer Space	69
Contract	Exhibit B
Contractor	Exhibit B
Control	70
Cosmetic Alterations	52
Cost Pools	43
Court	101
Current Above Ground Floor Exterior Sign	82
Current Monument Signage	85
Current Prevailing Building Parking Area Parking Rate	93
Current Rooftop Sign	82
Cut-Off Point	41
Damage Termination Date	64
Damage Termination Notice	64
Delivery Condition	Exhibit B
Delivery Window	16
Design Problem	52
Direct Expenses	25
Dispute Notice	42
Disputed Charge	93
Disputed Matter	101
Drawing Change Notice	Exhibit B
Effective Termination Date	Exhibit B
Eligibility Period	78
Emergency Generator	105
Enclosed Core Areas	Exhibit B
Engineers	Exhibit B
Equitable	81
Estimate	38
Estimate Statement	38
Estimated Excess	38
Excess	38
Excess Variable Expenses	33
Exclusive Elevators	55
Exempt Matters	102
Existing Equipment	103
Existing Full TI Floors	Exhibit B
Existing Leases	82

804296.08/LA	(ii)

Page(s)

Existing Leases Termination Date	82
Existing Office Lease	81
Existing Retail Lease	82
Expansion Designation Notice	15
Expansion Option	14
Expansion Options	14
Expansion Space	14
Expense Year	25
Extended Term	17
Extended Term Commencement Date	17
Extended Term First Offer/Expansion Rent	11
Extended Term First Offer/Expansion Rent Notice	11
Extended Term First Offer/Expansion Terms	11
Extension Notices(s)	17
Extension Option(s)	17
Exterior ATM	109
Exterior ATM Space	109
Exterior Building Signs	82
Exterior Signs	85
Fair Market Rental Rate	19
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Expansion Non-Exercise Notice	14
First Offer Election Notice	8
First Offer Space	7
First Offer/Expansion Outside Agreement Date	12
First Offer/Expansion Review Period	12
First Option Term	18
Floor Rent	18
FMRR Data	21
Force Majeure	97
Fuel Tank	108
Full Floor Tenant Improvement Allowance	Exhibit B
Full TI Floors	Exhibit B
GAAP	61
General Abatement Standard	Exhibit B
Generator Connection Equipment	105
Generator Equipment	106
Generator Site	105
Hazardous Material	100
Holidays	46

804296.08/LA	(iii)

Page(s)

Improvement Excess	Exhibit B
Incorrect Amounts	Exhibit B
Indemnified Group	55
Initial Period	17
Initial Period First Offer/Expansion Terms	9
Initial Period Tax Reassessment Protection Amount	40
Initial Premises	2
Insurance/Real Estate Tax Component	32
Intention to Transfer Notice	69
Interest Rate	103
Interior East Lobby Wall	111
Landlord	1, 115
Landlord Delays	Exhibit B
Landlord First Offer Notice	8
Landlord Work	Exhibit B
Landlord's Asbestos Consultant	Exhibit B
Landlord's Delivery Date	Exhibit B
Landlord's Option Rent Notice	20
Landlord's Review Period	21
Last CD Date	Exhibit B
Last Vacated Floor	Exhibit B
Last Vacated Floor Termination Notice	Exhibit B
Lease	1
Lease Commencement Date	17
Lease Expiration Date	17
Lease Term	17
Lease Year	17
Lighting Improvements	112
Lobby ATM	111
Lobby ATM Space	111
Lost Off-Site Parking Event	91
Minimum Occupancy Threshold	87
Modified/New Rooftop Sign	83
Monthly Draw Request	Exhibit B
MTA Assessment	36
Name Change Costs	86
New Banking Equipment	111
New Equipment	103
New Structure	114
New Tenant Improvements	Exhibit B
Non-Construction Items	Exhibit B
Non-Qualification Items	18

804296.08/LA	(iv)

Page(s)

Northern View	114
Notices	98
Objectionable Names/Logos	87
Office Space	2
Office Space Permitted Use	43
Off-Site Parking Area	91
One Year Period	69
Operating Expenses	25
Operator	113
Option Term	17
Option Term Commencement Date(s)	17
Option Term Parking Rates	94
Original Existing Office Lease	81
Original Existing Retail Lease	81
Original Tenant	9
Other Tenant Existing Lease	113
Outside Agreement Date	20, 74
Outside Disbursement Date	Exhibit B
Outside Repair Period	64
Outside Termination Notice Date	Exhibit B
Overlap Period	79
Parking Areas	3
Parking Survey	93
Payment Notice	Exhibit B
Permits	Exhibit B
Permitted Use	44
Pre-Extended Term Base Rent	9
Premises	1
Premises Base Building HVAC/Sprinkler Equipment	50
Prohibited Sign	87
Proposed Sublease Space	67
Proposition 13	35
Proration Fraction	19
Protection Period	39
Qualified Sublease	71
Qualified Subtenant	71
Qualified Transferee	87
Real Property	3
Reassessment	39
Recognition Agreement	71
Referee Laws	101
Refusal Notice	Exhibit B

804296.08/LA	(v)

Page(s)

Remainder Notice	Exhibit B
Remaining Floors	Exhibit B
Remaining Floors Tenant Improvement Allowance	Exhibit B
Renewed Premises	17
Renewed Premises Floor Allowance	18
Rent	25
Rentable Space	105
Request Notice	8
Required Hours	44
Rescission Notice	21
Response Notice	8
Retail Space	2
Retail/Vault Space Permitted Use	44
Retained Distribution Systems	Exhibit B
Return Notice	90
Returned Floor	Exhibit B
Returned Privileges	90
Review Period	41
RSF Threshold	91
Second Expansion Option Exercise Notice	15
Second Expansion Option Interest Notice	15
Second Expansion Space	14
Second Option Term	18
Secured Areas	90
Signage Allowance	84
Signage Allowance Period	84
Signage Costs	84
Signage Restrictions	83
Signage Work	84
Statement	38
Storage Space	2
Storage Space Permitted Use	44
Storage Space Termination Date	23
Storage Space Termination Notice	23
Subject Space	66
Submittal Date	Exhibit B
Substitute Facility	91
Summary	1
Superior Rights	7
Superior Rights Date	7
Survey Charge Amount	93
Systems and Equipment	26

804296.08/LA	(vi)

Page(s)

Tangible Net Worth	61
Tax Expenses	36
Tax Increase	39
Tax Reassessment Protection Amount	39
Tax Reassessment Purchase Price	40
Telecommunication Equipment	103
Tenant	1, 116
Tenant Change	Exhibit B
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Parties	45
Tenant Refund	38
Tenant Signage Criteria	83
Tenant's Agents	Exhibit B
Tenant's Delivery Date	Exhibit B
Tenant's Parking Contest Notice	93
Tenant's Review Period	20
Tenant's Share	37
Terminated Space	22
Terminated Storage Space	23
Termination Consideration	23
Termination Date	22
Termination Notice	22
Termination Option	23
Termination Option Interest Rate	22
Termination Period	22
Transfer Notice	66
Transferee	66
Transfers	66
Uncontrollable Delays	Exhibit B
Union Bank	81
Upgrade Work	80
Vacated Space	33
Vacation Notice	33
Variable Expenses	33
Vault Space	2

804296.08/LA	(vii)

SUMMARY OF BASIC LEASE INFORMATION
The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Office/Retail Lease (this Summary and the Office/Retail Lease to be known collectively as the "Lease") which pertains to the office building (the "Building") which is commonly known as Union Bank Plaza and currently located at 445 South Figueroa Street, Los Angeles, California 90071. Each reference in the Office/Retail Lease to any term of this Summary shall have the meaning as set forth in this Summary tor such term. In the event of a conflict between the terms of this Summary and the Office/Retail Lease, the terms of the Office/Retail Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office/Retail Lease.

TERM OF LEASE
	(References are to the Office/Retail Lease)	DESCRIPTION

1.	Date for Reference Purposes:	October 8, 2008

2.	Landlord:	HINES VAF UB PLAZA, L.P., a Delaware limited partnership

3.	Address of Landlord (Section 29.19):	Hines VAF UB Plaza, L.P. c/o Hines Interest Limited Partnership 445 South Figueroa Street, Suite 2320 Los Angeles, California 90071 Attention: Property Manager

4.	Tenant:	UNION BANK OF CALIFORNIA, N.A., a national association.

5.	Address of Tenant (Section 29.19):	Corporate Real Estate Union Bank of California, N.A. 445 South Figueroa Street Los Angeles, California 900071

With a copy to:

Cushman & Wakefield, Inc. 601 South Figueroa Street Los Angeles, California 90017 Attention: Mr. Robert A. Ortiz

and

804296.08/LA H4321-047/10-7-08/nng/law	-i-	UNION BANK PLAZA [Union Bank Lease]

Union Bank of California, N.A. Office of General Counsel 400 California Street San Francisco, California 94104

and

DLA Piper LLP (US) 550 South Hope Street, Suite 2300 Los Angeles, California 90071 Attention: Michael Meyer, Esq.

6.	Premises (Article 1):

	6.1	During the Initial Period:
A stipulated 310,639 rentable square feet of space (as determined pursuant to Section 1.1 of the Office/Retail Lease) located on those floors of the Building described in Section 1.1 of the Office/Retail Lease.

	6.2	During the Extended Term:
A stipulated 317,509 rentable square feet of space (as determined pursuant to Section 1.2 of the Office/Retail Lease) located on those floors of the Building described in Section 1.2 of the Office/Retail Lease.

	6.3	Changing Size:
The reference on the term "Premises" shall be expanded to include all space leased by Tenant from time to time in accordance with the provisions of this Lease and there shall be excluded from the term "Premises" any spaced deleted pursuant to Sections 2.2, 2.4, and 2.5 of the Office/Retail Lease; provided, however, even if a portion of the Premises is deleted in accordance with the provisions of this Lease, the Office/Retail Lease will remain in effect as to such deleted space to the extent necessary to allow Tenant or Landlord to enforce their respective rights and obligations under the Office/Retail Lease applicable to the period of time prior to the deletion of such space.

7.	Term (Article 2):

	7.1	Lease Term	The period commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

804296.08/LA H4321-047/10-7-08/nng/law	-ii-	UNION BANK PLAZA [Union Bank Lease]

	7.2	Initial Period:	The period commencing on the Lease Commencement Date and ending on January 31, 2012.

	7.3	Extended Term:	The period commencing on February 1, 2012 and ending on the Lease Expiration Date.

	7.4	Lease Commencement Date:	November1, 2008.

	7.5	Extended Term Commencement Date:	February 1, 2012

	7.6	Lease Expiration Date:	January 31, 2022

8.	Base Rent (Article 3):

	8.1	Initial Period Base Rent:

(a) During the Initial Period, Base Rent for the Office Space shall be as follows:

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

Lease Commencement Date – 1/31/10	$7,314,475.00	$609,539.58	$25.00

2/1/10 – 1/31/12	$7,607,054.00	$633,921.16	$26.00

(b) During the Initial Period, Base Rent for the Office Space shall be as follows:

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

Lease Commencement Date – 1/31/12	$100,890.00	$8,407.50	$18.00

804296.08/LA H4321-047/10-7-08/nng/law	-iii-	UNION BANK PLAZA [Union Bank Lease]

(c) During the Initial Period, Base Rent for the Retail Space shall be as follows:

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

Lease Commencement Date – 1/31/10	$366,905.00	$30,575.42	$38.50

2/1/10 – 1/31/12	$376,435.00	$31,369.58	$39.50

(d) During the Initial Period, Base Rent for the Vault Space shall be as follows:

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

Lease Commencement Date – 1/31/10	$73,125.00	$6,093.75	$25.00

2/1/10 – 1/31/12	$76,050.00	$6,337.50	$26.00

8.2	Extended Term Base Rent:

(a) During the Initial Period, Base Rent for the portion of the Premises that excludes the Storage Space shall be as follows:

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

2/1/12 – 1/31/13	$12,398,184.00	$1,033,182.00	$39.75

2/1/13 – 1/31/14	$12,706,968.96	$1,058,914.08	$40.74

2/1/14 – 1/31/15	$13,025,111.04	$1,085,425.92	$41.76

2/1/15 – 1/31/16	$13,352,610.24	$1,112,717.52	$42.81

2/1/16 – 1/31/17	$13,686,347.52	$1,140,528.96	$43.88

2/1/17 – 1/31/18	$14,026,322.88	$1,168,860.24	$44.97

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2/1/18 – 1/31/19	$14,378,774.40	$1,198,231.20	$46.10

2/1/19 – 1/31/20	$14,737,464.00	$1,228,122.00	$47.25

2/1/20 – 1/31/21	$15,105,510.72	$1,258,792.60	$48.43

2/1/21 – 1/31/22	$15,482,914.56	$1,290,242.88	$49.64

(b) During the Initial Period, Base Rent for the Storage Space shall be as follow (except as otherwise provided in Section 2.5 of the Office/Retail Lease):

Portion of Initial Period	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot (pursuant to 1980 Modified BOMA)

2/1/12 – 1/31/13	$117,705.00	$9,808.75	$21.00

2/1/13 – 1/31/14	$122,413.20	$10,201.10	$21.84

2/1/14 – 1/31/15	$127,289.55	$10,607.46	$22.71

2/1/15 – 1/31/16	$132,390.10	$11,032.51	$23.62

2/1/16 – 1/31/17	$137,714.85	$11,476.24	$24.57

2/1/17 – 1/31/18	$143,207.75	$11,933.98	$25.55

2/1/18 – 1/31/19	$148,924.85	$12,410.40	$26.57

2/1/19 – 1/31/20	$154,866.15	$12,905.51	$27.63

2/1/20 – 1/31/21	$161,087.70	$13,423.98	$28.74

2/1/21 – 1/31/22	$167,533.45	$13,961.12	$29.89

9.	Additional Rent (Article 4):

	9.1	Annual Direct Expense Allowance:

		(a) During the Initial Period:	Amount of Direct Expenses for the calender year 2002 calculated in accordance with Section 4.2.

		(b) During the Extended Term:	Amount of Direct Expenses for the calendar year 2012 calculated in accordance with Section 4.2.

804296.08/LA H4321-047/10-7-08/nng/law	-v-	UNION BANK PLAZA [Union Bank Lease]

	9.2	Tenant's Share of Direct Expenses:

(a) During the Initial Period:
50.66% (i.e., 310,639 rentable square feet in the Premises/613,235 rentable square feet in the Building [including the retail/office towner portion of the Building and the existing retail portion of the Real Property located outside the retail/office towner portion of the Building], as determined pursuant to Section 1.2 of the Office/Retail Lease).

(b) During the Extended Term:
5.34% (i.e., 311,904 rentable square feet in the portion of the Premises which is other than the Storage Space/607,517 rentable square feet in the Building [excluding the existing retail portion of the Real Property located outside the retail/office towner portion of the Building], as determined pursuant to Section 1.2 of the Office/Retail Lease).

10.	Parking Passes (Article 28):
453 parking passes in the Building Parking Area and 107 parking passes in the Off-Site Parking Area, for a total of 560 parking passes, subject to increase or reduction, as the case may be, pursuant to the provisions of Article 28 of the Office/Retail Lease.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

804296.08/LA H4321-047/10-7-08/nng/law	-vii-	UNION BANK PLAZA [Union Bank Lease]

The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.
"Landlord":
HINES VAF UB PLAZA, L.P.,
a Delaware limited partnership

By:	Hines VAF UB Plaza GP LLC,
its general partner

By:	Hines VAF UB Plaza Mezz, L.P.,
its sole member

By:	Hines VAF UB Plaza GP2 LLC,
its general partner

By:	Hines U.S. Office Value Added Fund, L.P.,
its sole member

By:	Hines U.S. Office Value Added Fund, LLC,
its general partner

By:	Hines Interests Limited Partnership,
its managing member

By:	Hines Holdings, Inc.
its general partner

By:	/s/ Colin P. Shepherd

Name:	Colin P. Shepherd

Title:	Senior Vice President

804296.08/LA H4321-047/10-7-08/nng/law	-vii-	UNION BANK PLAZA [Union Bank Lease]

"Tenant":
UNION BANK OF CALIFORNIA, N.A.,
a national association

By:	/s/ Craig Poletti
Name: Craig Poletti
Title: Vice President

By:	/s/ Kenneth Holdway
Name: Kenneth Holdway
Title: Senior Vice President

By:	/s/ John Erickson
Name: John Erickson
Title: Vice Chairman

804296.08/LA H4321-047/10-7-08/nng/law	-viii-	UNION BANK PLAZA [Union Bank Lease]

UNION BANK PLAZA

OFFICE/RETAIL LEASE
This Office/Retail Lease, which includes the preceding Summary of Basic Lease Information (the "Summary") attached hereto and incorporated herein by this reference (the Office/Retail Lease and Summary to be known sometimes collectively hereafter as the "Lease"), dated as of the date set forth in Section 1 of the Summary, is made by and between HINES VAF UB PLAZA, L.P., a Delaware limited partnership ("Landlord"), and UNION BANK OF CALIFORNIA, N.A., a national association ("Tenant").
ARTICLE 1
REAL PROPERTY, BUILDING AND PREMISES; RIGHT OF FIRST OFFER
1.1    Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following premises in the building located at 445 South Figueroa Street, Los Angeles, California 90071 ("Building"), the floor plans of which premises are outlined in Exhibit A attached hereto ("Premises"):

Portion of Premises on Each of the Following Floors of the Building	Rentable Square Footage (pursuant to 1980 Modified BOMA, as defined in Section 1.2 below)
485
B-1 Level	2,221
B-2 Level	2,925
Street Level	9,530
Lobby Level	15,251
Two (2)	15,304
Three (3)	15,304
Four (4)	15,304
Five (5)	15,304
Six (6)	15,304
Seven (7)	15,304
Eight (8)	15,320
Nine (9)	15,358
Ten (10)	15,296
Eleven (11)	15,358
Twelve (12)	15,428
Thirteen (13)	15,428
Fourteen (14)	15,447
Fifteen (15)	15,429
Sixteen (16)	15,451

804296.08/LA H4321-047/10-7-08/nng/law	UNION BANK PLAZA [Union Bank Lease]

Seventeen (17)	15,464
Eighteen (18)	15,188
Twenty-One (21)	15,837
Twenty-Four (24)	15,804
Thirty-Nine (39)	2,899

Total	310,639
For purposes of this Lease: (i) the "Office Space" shall mean, collectively, (A) that portion of the Premises listed in the schedule above located on the second (2nd) through eighteenth (18th) floors of the Building, inclusive, the twenty-first (21st) and twenty-fourth (24th) floors of the Building, (B) the 20th Floor Space (as defined below) when added to the Premises and (C) any Expansion Space and/or First Offer Space (as such terms are defined below), if leased by Tenant pursuant to Sections 1.5 and/or 1.6 below, respectively; (ii) the "Retail Space" shall mean that portion of the Premises listed in the schedule above located on the Lobby Level of the Building; (iii) the "Vault Space" shall mean that portion of the Premises listed in the schedule above located on the Street Level of the Building; (iv) the "Storage Space" shall mean that portion of the Premises listed in the schedule above located on B-1 Level, B-2 Level and thirty-ninth (39th) floor of the Building; and (v) the "Initial Premises" shall mean the initial Premises leased by Tenant as of the Lease Commencement Date listed in the schedule above (i.e., the Office Space [excluding the 20th Floor Space, the Expansion Space and the First Offer Space] the Retail Space, the Vault Space and the Storage Space). Tenant's rights to the Premises include the limited right (together with Landlord's right to use such space to the extent necessary to provide services to the Premises) to use and access the janitorial closet and the fan, electrical, and telephone rooms on the floors containing the Premises as reasonably necessary for Tenant's effective and efficient use of the Premises. Tenant shall also be permitted to use the telephone rooms on the floors containing the Premises to service, maintain, repair and/or replace its equipment. Tenant shall also have the right to use, or access, at its sole cost and expense, any ceilings or space above the ceilings on the floors containing the Premises to the extent necessary to service Tenant's equipment in the Premises and to run wires, cables and other conduits (including telecommunications and computer wires, cables and conduits) from the ground and/or roof to the Premises to the extent (A) permitted by applicable laws, and (B) necessary in connection with conducting normal business and/or banking operations in the Premises (collectively, the "Conduit Uses"). Tenant's right to use and access the conduits and riser space from the ground and/or roof to the Premises for the Conduit Uses shall be subject to availability as reasonably determined by Landlord, but Tenant shall, at its sole cost and expense, in all events: (1) be entitled to continue to use for the Conduit Uses the conduits and riser space that Tenant currently uses as of the Lease Commencement Date; (2) be entitled to use for the Conduit Uses up to Tenant's Share of the usable area of any common riser and conduit space located in and through the telephone closets of the Building that exists and is unused as of the date of this Lease, so long as any such use does not preclude or unreasonably interfere with Landlord's ability to access such riser and conduit space and/or telephone closets to maintain and repair such space and closets and any conduits, wiring, cabling and/or equipment therein; and (3) so long as a Design Problem (as defined below) is not created, Tenant may construct, at Tenant's sole cost and expense, additional conduit and riser space through the telephone closets of the Building (i.e., construct additional holes in the floor and ceiling of such telephone closets) for the Conduit Uses without charge for the use of such additional conduit and riser space (so long as Tenant

804296.08/LA H4321-047/10-7-08/nng/law	-2-	UNION BANK PLAZA [Union Bank Lease]

does not use, in the aggregate, more than Tenant's Share of the usable area within such telephone closets therefor), which construction shall be performed in compliance with all applicable laws and the provisions of Article 8 below. Tenant's rights to the Premises include the right to use and access any floors or walls on the floors containing the Premises to install equipment, wiring, cables, conduits and the like as necessary to service, maintain, repair and/or replace Tenant's equipment in the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liabilities, costs, losses, expenses and claims relating to the installation, placement, removal, access and/or use of any such conduits, riser space, janitorial closets, fan rooms, electrical rooms, telephone rooms and closets, walls, floors, and ceilings (and any wiring, cabling and equipment therein), except to the extent such liabilities, costs, losses, expenses and claims result from Landlord's negligence or willful misconduct.
Notwithstanding anything to the contrary set forth in this Lease (other than as expressly provided in Section 7.2 of this Lease), in no event shall Tenant take any action in the Premises or the Building which may affect the "Systems and Equipment," as that term is defined in Section 4.2.6 of this Lease, without the prior written consent of Landlord which will not be withheld except to the extent such action will create a Design Problem. The Building, the parking structure located beneath both the Building and land located adjacent to the Building ("Building Parking Area"), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, but excluding the "Off-Site Parking Area" (as defined in Article 28 of this Lease), are herein sometimes collectively referred to as the "Real Property." The Building Parking Area and the Off-Site Parking Area are herein sometimes collectively referred to as the "Parking Areas." Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property; provided, however, that Tenant shall be granted the right to the exclusive use of the restrooms (for "restroom" uses only), corridors and hallways on full floors leased by Tenant; provided further, however, that the manner in which such public and common areas are maintained and operated shall (except as otherwise provided or required under this Lease) be at the reasonable discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Subject to the provisions of Section 19.7.2 of this Lease, Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof, as long as such alterations, additions or changes (aa) shall be consistent with the operation of the Building and Real Property in a first-class manner, (bb) shall not unreasonably interfere with Tenant's use of or access to the Premises, and (cc) shall be performed in accordance with the conditions and restrictions set forth in this Lease.
1.2    Rentable Square Feet of Premises and Building. During the Initial Period (as defined below), Landlord and Tenant hereby stipulate (regardless of anything to the contrary set forth herein) and agree that for purposes of this Lease the rentable area of the Initial Premises (i) shall be as set forth in Section 1.l above, (ii) was required to be calculated pursuant to Standard Method for Measuring Floor Area in Office Buildings, ANSI 265.1-1980, as modified to include a prorata portion of (A) the Building common areas, and (B) any occupied space in the Building dedicated to the service of the Building (collectively the "Additional Area"), which Additional Area could not exceed 11,199 rentable square feet (as so modified, "1980 Modified BOMA"), and (iii) whether or not such rentable area was actually calculated pursuant to 1980

804296.08/LA H4321-047/10-7-08/nng/law	-3-	UNION BANK PLAZA [Union Bank Lease]

Modified BOMA, is not subject to adjustment or re-measurement by Landlord or Tenant. Commencing on the Extended Term Commencement Date, and continuing thereafter through the remaining Lease Term, as extended by the Option Terms, (as that term is defined in Section 2.2 of this Lease), the rentable area of the Initial Premises shall be deemed to be the stipulated amounts set forth below in this Section 1.2, calculated (subject to the clarification in the last sentence of this Section 1.2) pursuant to Standard Method for Measuring Floor Area in Office Buildings, ANSI 265.1-1996 ("1996 ROMA"). In addition, the rentable area of the 20th Floor Space (when added to the Premises pursuant to Section 1.4 below is deemed and stipulated to contain 16,387 rentable square feet, as calculated, subject to the clarification in tbe last sentence of this Section 1.2, in accordance with 1996 BOMA [not 1980 Modified BOMA]), and any Expansion Space and/or First Offer Space (if leased by Tenant pursuant to Sections 1.5 and/or 1.6 below, respectively), shall at all times during the applicable lease term thereof be calculated pursuant to 1996 BOMA (not 1980 Modified BOMA), and all amounts, percentages and figures appearing or referred to in this Lease based upon the rentable area of such applicable space shall be determined based upon 1996 BOMA. Landlord and Tenant agree and have verified that the rentable area of the Initial Premises calculated (subject to the clarification in the last sentence of this Section 1.2) in accordance with 1996 BOMA is as follows, and is not subject to adjustment or re-measurement by Landlord or Tenant:

Portion of Premises on each of the Following Floors of the Building	Rentable Square Footage (pursuant to 1980 BOMA)
B-1 Level	485
B-2 Level	2,221
Street Level	2,335
Lobby Level	9,650
Two (2)	15,658
Three (3)	15,660
Four (4)	15,660
Five (5)	15,660
Six (6)	15,660
Seven (7)	15,660
Eight (8)	15,677
Nine (9)	15,716
Ten (10)	15,716
Eleven (11)	15,716
Twelve (12)	15,789
Thirteen (13)	15,789
Fourteen (14)	15,806
Fifteen (15)	15,788
Sixteen (16)	15,822
Seventeen (17)	15,829
Eighteen (18)	15,546
Twenty-One (21)	16,400
Twenty-Four (24)	16,367
Thirty-Nine (39)	2,899

Total	317,509

804296.08/LA H4321-047/10-7-08/nng/law	-4-	UNION BANK PLAZA [Union Bank Lease]

Effective on and after the Extended Term Commencement Date, all amounts, percentages and figures appearing or referred to in this Lease based upon the rentable area of the Initial Premises shall be adjusted to reflect the above-described calculation of the rentable area of the Initial Premises. By way of example, but not limitation, (1) Base Rent for the Initial Premises shall be adjusted as set forth in Section 8.2 of the Summary, and (2) Tenant's Share shall be adjusted as set forth in Section 4.2.8 of this Lease and Section 9.2(b) of the Summary. For purposes of determining Tenant's Share, Landlord and Tenant also agree and stipulate that: (x) during the Initial Period, (I) the rentable area of the Building shall be deemed to be 613,235 rentable square feet (which rentable area includes both the retail/office tower portion of the Building and the existing retail portion of the Real Property located outside the retail/office tower portion of the Building), and was required to be calculated pursuant to 1980 Modified BOMA, and (II) whether or not such rentable area was actually calculated pursuant to 1980 Modified BOMA, such rentable area amount is not subject to adjustment or re-measurement by Landlord Tenant; and (y) commencing on the Extended Term Commencement Date, and continuing thereafter through the remaining Lease Term, as extended by the Option Terms, (I) the rentable area of the Building shall be deemed to be 607,517 rentable square feet (as determined without regard to the retail portion of the Real Property located outside the retail/office tower portion of the Building), calculated (subject to the clarification in the last sentence of this Section 1.2) pursuant to 1996 BOMA, and (II) such rentable area amount is not subject to adjustment or re-measurement by Landlord or Tenant. Notwithstanding the stipulation of the rentable square footage of the Initial Premises and the 20th Floor Space as provided in and pursuant to the foregoing provisions of this Section 1.2 (and the stipulation of the rentable square footage of the 28th Floor Expansion Space as provided in and pursuant to Section 1.6.1 below), neither such stipulated rentable square footage amounts or any interpretations and/or assumptions used by the parties in calculating such rentable square footage amounts pursuant to 1996 BOMA for such space shall be used as a reference or otherwise be binding upon the parties in determining, in accordance with 1996 BOMA, the rentable square footage of any First Offer Space, Second Expansion Space or any other expansion space which hereafter becomes part of the Premises.
1.3    Condition of the Premises. Prior to the date of this Lease, Tenant has occupied the Premises pursuant to the Existing Leases as defined in Article 22 below. Except as specifically set forth in Article 21 of this Lease and the Tenant Work Letter attached hereto as Exhibit B, and subject to Landlord's obligations set forth in this Lease, Tenant shall occupy the Premises in its "AS-IS" condition as of the date of this Lease, and Landlord shall have no obligation (except as specifically set forth in this Lease) to alter, remodel, improve, renovate or decorate the Premises, the Building, the Real Property or any part thereof, nor has Landlord made any representation or warranty regarding the condition of the Premises, the Building or the Real Property.
1.4    20th Floor Space.
1.4.1    20th Floor Space Commencement Date. The Premises shall be expanded to include that certain space comprising the entirety of the twentieth (20th) floor of the Building containing a stipulated 16,387 rentable square feet, calculated (subject to the clarification in the last sentence of Section 1.2 above) in accordance with 1996 BOMA, and depicted on Exhibit C attached to this Lease (the "20th Floor Space"), commencing on the 20th Floor Commencement Date (as defined below). Landlord and Tenant agree and have verified that the stipulated

804296.08/LA H4321-047/10-7-08/nng/law	-5-	UNION BANK PLAZA [Union Bank Lease]

rentable square feet of the 20th Floor Space as set forth hereinabove is not subject to adjustment or re-measurement by Landlord or Tenant. Subject to delays caused by (i) Force Majeure events, and/or (ii) the unauthorized holdover by the existing tenant of the 20th Floor Space beyond the expiration of the lease term of such existing tenant's lease (i.e., March 31, 2009), Landlord shall use commercially reasonable efforts to deliver the 20th Floor Space to Tenant in the Delivery Condition (as defined in the Tenant Work Letter attached hereto as Exhibit B) for the 20th Floor Space on July 1, 2009. The lease term for the 20th Floor Space shall commence upon the 20th Floor Space Commencement Date and expire coterminously with the Lease Term for the Initial Premises, as may be extended pursuant to Section 2.2 below. For purposes hereof, the "20th Floor Space Commencement Date" shall mean the CD Date (as defined in the Tenant Work Letter) for the 20th Floor Space; provided, however, the Delivery Date for the 20th Floor Space shall not actually occur until Tenant has received from Landlord a minimum fourteen (14) day prior factually correct written notice that the 20th Floor Space will be delivered to Tenant in the Delivery Condition therefor.
1.4.2    20th Floor Space Base Rent. The Base Rent payable for the 20th Floor Space during the portion of the lease term thereof that occurs during the Initial Period shall be as follows: (i) $35.50 per rentable square foot of the 20th Floor Space for that portion of the lease term thereof which occurs during the calendar year 2009; (ii) $36.86 per rentable square foot of the 20th Floor Space for that portion of the lease term thereof which occurs during the calendar year 2010; and (iii) $38.28 per rentable square foot of the 20th Floor Space for that portion of the lease term thereof which occurs during the calendar year 2011 and continuing through January 31, 2012. The Base Rent payable for the 20th Floor Space during the portion of the lease term thereof that occurs during the Extended Term shall be equal to the same Base Rent rate per rentable square foot as applicable to the portion of the Initial Premises that excludes the Storage Space, subject to annual increases at the same time and at the same rate per rentable square foot as applicable to such portion of the Initial Premises (as set forth in Section 8.2(a) of the Summary).
1.4.3    20th Floor Annual Direct Expense Allowance. If (i) the 20th Floor Commencement Date occurs during the calendar year 2009, the Annual Direct Expense Allowance applicable to the 20th Floor Space shall, during the period from the 20th Floor Commencement Date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2009 calculated in accordance with Section 4.2, (ii) the 20th Floor Commencement Date occurs during the calendar year 2010, the Annual Direct Expense Allowance applicable to the 20th Floor Space shall, during the period from the 20th Floor Commencement Date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2010 calculated in accordance with Section 4.2, and (iii) the 20th Floor Commencement Date occurs during the calendar year 2011, the Annual Direct Expense Allowance applicable to the 20th Floor Space shall, during the period from the 20th Floor Commencement Date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2011 calculated in accordance with Section 4.2. Notwithstanding the foregoing, from and after the Extended Term Commencement Date, the Annual Direct Expense Allowance applicable to the 20th Floor Space shall be the amount of Direct Expenses for the calendar year 2012 calculated in accordance with Section 4.2.

804296.08/LA H4321-047/10-7-08/nng/law	-6-	UNION BANK PLAZA [Union Bank Lease]

1.4.4    20th Floor Space Tenant's Share. To take into account the addition of the 20th Floor Space to the Premises, upon (i) the 20th Floor Space Commencement Date, Tenant's Share for the Initial Period (as set forth in Section 9.2(a) of the Summary) shall be increased by 2.67% (i.e., 16,387 rentable square feet in the 20th Floor Space/613,235 rentable square feet in the Building, including the retail/office tower portion of the Building and the existing retail portion of the Real Property located outside the retail/office tower portion of the Building), and (ii) the Extended Term Commencement Date, Tenant's Share for the Extended Term (as set forth in Section 9.2(b) of the Summary) shall be increased by 2.70% (i.e., 16,387 rentable square feet in the 20th Floor Space/607,517 rentable square feet in the Building, excluding the existing retail portion of the Real Property located outside the retail/office tower portion of the Building).
1.4.5    20th Floor Space Tenant Improvements. The Tenant Improvement Allowance for the 20th Floor Space shall be $52.50 per rentable square foot of the 20th Floor Space. The terms and provisions for the design, permitting and construction of the Tenant Improvements and the disbursement of the Tenant Improvement Allowance for the 20th Floor Space shall be governed by the terms and provisions of the Tenant Work Letter.
1.4.6    20th Floor Space Parking. Upon the 20th Floor Commencement Date, the Building Parking Area Passes (as defined in Section 28.1.1 below) which are Tenant's obligation to rent pursuant to Article 28 below shall be increased in accordance with the provisions of Section 28.1.3 below.
1.5    Right of First Offer.
1.5.1    First Offer Space; Superior Rights. During the initial Lease Term and any Option Term (subject, however, to the limitations set forth below in this Section 1.5.1), Tenant shall have a right of first offer to lease available office space located above the ground floor of the Building ("First Offer Space") in accordance with and subject to the following provisions of this Section 1.5. Notwithstanding anything to the contrary contained in this Lease, Tenant's right of first offer contained in this Section 1.5 shall be subject and subordinate to all "Superior Rights." "Superior Rights" shall mean the following rights existing as of the date (the "Superior Rights Date") Tenant delivers to Landlord its Request Notice (as defined below) or Landlord delivers to Tenant a Landlord First Offer Notice (as defined below), as the case may be: (i) all lease rights, renewal rights, expansion rights, including any expansion options, must take obligations, first offer or first refusal rights, or any similar rights (collectively, "Applicable Rights") in leases for space in the Building existing as of such Superior Rights Date, along with the right of each tenant which does not have a renewal right set forth in its lease, to renew the lease term for its space provided that such renewal is exercised or agreed to by such tenant at least six (6) months prior to the expiration of such tenant's lease term; (ii) all Applicable Rights in connection with space (including Landlord's right to enter into a lease for such space) described in bona fide lease proposals or letters of intent executed by Landlord as of such Superior Rights Date, whether for new space in the Building, or for the extension of the term of an existing lease of space in the Building or the expansion of the premises identified in any lease of space in the Building, or (iii) the rights of Landlord to enter into any lease for space in the Building, including space subject to Applicable Rights, which is the subject as of such Superior Rights Date of exclusive, bona fide, good faith negotiations involving Landlord and a prospective tenant or an existing tenant in the Building. Further notwithstanding anything to the

804296.08/LA H4321-047/10-7-08/nng/law	-7-	UNION BANK PLAZA [Union Bank Lease]

contrary contained in this Section 1.5, Tenant shall have no such right of first offer during the last two (2) years of the then-current Lease Term unless either (A) as of the date Landlord delivers to Tenant the Response Notice or the Landlord First Offer Notice, as the case may be (as such terms are defined below), Tenant has previously properly exercised its extension option to extend the then-current Lease Term for the Renewed Premises (as defined below) for the next applicable Option Term pursuant to Section 2.2 below, or (B) if the Response Notice or the Landlord First Offer Notice, as the case may be, is delivered on or before the date that is fifteen (15) months prior to the expiration of the then-current Lease Term, then concurrently with Tenant's delivery of Tenant's First Offer Election Notice (as defined below) exercising such right of first offer, Tenant delivers to Landlord Tenant's Extension Notice (as defined in Section 2.2 below) properly exercising its option to extend the then-current Lease Term for the next applicable Option Term pursuant to Section 2.2 below which Tenant shall have right to do notwithstanding the time frames for delivery of Tenant's Extension Notice for such extension option set forth in Section 2.2 below.
1.5.2    Information Regarding Available Space; Additional Right of First Offer. At any time during the Lease Term, but not more frequently than once each calendar year, Tenant shall have the right to request in a notice to Landlord (the "Request Notice") that Landlord send Tenant notice (the "Response Notice") listing all office space in the Building located above the ground floor that is other than the Premises, the approximate rentable and usable areas of such space (as determined pursuant to 1996 BOMA), the Superior Rights, if any, with respect to such space, and the scheduled expiration of all such Superior Rights. Landlord shall deliver the Response Notice to Tenant within ten (10) business days following Landlord's receipt of the Request Notice. Subject to the limitations and restrictions set forth in Section 1.5.3 below, Tenant shall have the right, within fifteen (15) business days of the delivery of the Response Notice, to deliver notice to Landlord ("First Offer Election Notice") pursuant to which (i) Tenant exercises its right of first offer to lease any First Offer Space, to the extent not encumbered by Superior Rights, (ii) if any First Offer Space is then subject to a Superior Right, Tenant exercises its right of first offer to lease such First Offer Space effective upon the termination or lapse of such Superior Rights, or (iii) Tenant elects not to lease any such First Offer Space. In addition to Tenant's right to send Landlord a First Offer Election Notice pursuant to the foregoing provisions of this Section 1.5.2, at such time during the initial Lease Term and any Option Terru (subject, however, to the limitations set forth in Section 1.5.1 above), as any First Offer Space that is not subject to a Superior Right becomes available for lease to third parties that are other than the existing tenant (or its affiliate) of such space, prior to leasing such space to a third party (that is other than the existing tenant or its affiliate of such space), Landlord shall offer such space to Tenant by delivery of a written notice ("Landlord First Offer Notice") to Tenant informing Tenant of the availability of such First Offer Space. Subject to the limitations and restrictions set forth in Section 1.5.3 below, Tenant shall thereupon have the right to lease such First Offer Space by delivery to Landlord within ten (10) days following the date of the Landlord First Offer Notice of a First Offer Election Notice electing to lease such space. In the event that Tenant (A) elects not to lease any such First Offer Space, or (B) does not notify Landlord of its election to lease any such First Offer Space within such ten (10) day period, Landlord shall thereafter have the right for a six (6) month period following such ten (10) day period to lease such First Offer Space (or any portion thereof) to any other party and on any terms Landlord desires.

804296.08/LA H4321-047/10-7-08/nng/law	-8-	UNION BANK PLAZA [Union Bank Lease]

1.5.3    Restrictions on Lease of First Offer Space. Notwithstanding any provision of this Section 1.5 to the contrary, the following provisions shall apply with respect to the exercise by Tenant of its right to lease First Offer Space: (i) Tenant must elect to lease, if any, all, but not less than all, of all contiguous First Offer Space located on a floor of the Building; provided, that if any such contiguous First Offer Space was most recently occupied by two or more unaffiliated tenants and is currently separately demised, Tenant shall have the right to lease all, but not less than all, of one or more contiguous demised sections of such First Offer Space; (ii) Tenant must elect to lease all First Offer Space contiguous to the then-existing Premises prior to leasing any First Offer Space not contiguous to the then-existing Premises; and (iii) Tenant's rights under this Section 1.5 are personal to the original Tenant executing this Lease (the "Original Tenant") and any Approved Transferee (as defined in Section 14.1 of this Lease) to which Tenant's rights under this Section 1.5 have been assigned, and Tenant's rights and Landlord's obligations under this Section 1.5 shall only be applicable during such periods as the Original Tenant or any such Approved Transferee physically occupies at least seventy-five percent (75%) of the rentable area of the then-existing Premises (not including any portion of the Premises recaptured by Landlord pursuant to Section 14.3 of this Lease).
1.5.4    Lease Term for First Offer Space. All First Offer Space which Tenant elects to lease shall be leased for a lease term commencing upon the day after the expiration of the applicable Construction Period (as defined in Section 1.5.8 below) for such First Offer Space and expiring coterminously with the remaining Lease Term for the Initial Premises or earlier if leased by Tenant subject to Superior Rights, as such Lease Term may be extended pursuant to Section 2.2 of this Lease.
1.5.5    Initial Period First Offer/Expansion Terms. If the commencement date for any First Offer Space leased by Tenant pursuant to this Section 1.5 (or the commencement date for any Expansion Space leased by Tenant pursuant to Section 1.6 below, as the case may be) occurs during the Initial Period, then such First Offer Space (or such Expansion Space, as the case may be) shall be leased by Tenant upon all of the applicable terms and conditions of this Lease, except as follows (collectively, the "Initial Period First Offer/Expansion Terms"):
1.5.5.1    Initial Period First Offer/Expansion Rent. The Base Rent payable for any such First Offer Space (or Expansion Space, as the case may be) shall be calculated as follows: (i) for the period from the commencement date of the lease term for such First Offer Space (or Expansion Space, as the case may be) through the end of the Initial Period, such Base Rent (herein, the "Pre-Extended Term Base Rent") shall equal (A) $35.50 per rentable square foot of such applicable space for that portion of such lease term which occurs during the calendar year 2009; (B) $36.86 per rentable square foot of such applicable space for that portion of such lease term which occurs during the calendar year 2010; and (C) $38.28 per rentable square foot of such applicable space for that portion of such lease term which occurs during the calendar year 2011 and continuing through January 31, 2012; and (ii) during the Extended Term, such Base Rent shall equal the same Base Rent rate per rentable square foot as applicable to the portion of the Initial Premises that excludes the Storage Space, subject to annual increases at the same time and at the same rate per rentable square foot as applicable to such portion of the Initial Premises as set forth in Section 8.2(a) of the Summary (e.g., the Base Rent for such First Offer Space [or Expansion Space, as the case may be] during the period from February 1, 2012 through January 31,2013 shall equal $39.75 pre rentable square foot of such applicable space).

804296.08/LA H4321-047/10-7-08/nng/law	-9-	UNION BANK PLAZA [Union Bank Lease]

1.5.5.2    Initial Period First Offer/Expansion Annual Direct Expense Allowance Year. If (i) the commencement date for any such First Offer Space (or any such Expansion Space, as the ease may be) leased by Tenant occurs during the calendar year 2009, the Annual Direct Expense Allowance for such applicable space shall, during the period from such applicable commencement date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2009 calculated in accordance with Section 4.2 below, (ii) the commencement date for any such First Offer Space (or any such Expansion Space, as the case may be) leased by Tenant occurs during the calendar year 2010, the Annual Direct Expense Allowance for such applicable space shall, during the period from such applicable commencement date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2010 calculated in accordance with Section 4.2 below, and (iii) the commencement date for any such First Offer Space (or any such Expansion Space, as the ease may be) leased by Tenant occurs during the calendar year 2011, the Annual Direct Expense Allowance for such applicable space shall, during the period from such applicable commencement date through the end of the Initial Period, be the amount of Direct Expenses for the calendar year 2011 calculated in accordance with Section 4.2 below. Notwithstanding the foregoing, from and after the Extended Term Commencement Date, the Annual Direct Expense Allowance for such First Offer Space (or Expansion Space, as the case may be) shall, during the period from the applicable commencement for such space through the end of the Extended Term, be the Annual Direct Expense Allowance set forth in Section 9.1(b) of the Summary (i.e., the amount of Direct Expenses for the calendar year 2012 calculated in accordance with Section 4.2 below).
1.5.5.3    Initial Period First Offer/Expansion Space Tenant Improvement Allowance. Tenant shall be entitled to receive from Landlord a tenant improvement allowance for such First Offer Space (or Expansion Space, as the case may be) equal to the fair market tenant improvement allowance provided for comparable space located in the Building and in and in other buildings comparable to the Building in services, amenities and location in the Los Angeles Central Business District (collectively, the "Comparable Buildings"), determined after taking into account the Pre-Extended Term Base Rent and the Annual Direct Expense Allowance for such applicable space (as calculated pursuant to Sections 1.5.5.2 and 1.5.5.3 above), as well as the age, quality and layout of the existing tenant improvements in such First Offer Space (or Expansion Space, as the case may be) as of the commencement date of the initial lease term for such applicable First Offer Space (or Expansion Space, as the case may be); provided, however, if such First Offer Space (or Expansion Space, as the case may be) contains asbestos or such Expansion Space is the 28th Floor Expansion Space (as defined below), the tenant improvement allowance for such applicable space shall equal $52.50 per rentable square foot of such space and Landlord shall abate the asbestos contained in such applicable space (whether by removal, enclosure, encapsulation and/or repair) pursuant to the General Abatement Standard (as defined in the Tenant Work Letter) at Landlord's sole cost and expense before delivering such applicable space to Tenant. Such tenant improvement allowance shall only be used to help Tenant pay for the costs (including, without limitation, design, architectural, space planning and permitting fees and costs) actually incurred and paid for by Tenant for the design, architectural, space planning and permitting fees and construction of the initial tenant improvements in such applicable First Offer Space (or Expansion Space, as the case may be). All construction of such initial tenant improvements shall be performed by Tenant pursuant to the terms and provisions of Articles 8 and 9 below (except that the construction of the initial tenant improvements for the 28th Floor

804296.08/LA H4321-047/10-7-08/nng/law	-10-	UNION BANK PLAZA [Union Bank Lease]

Expansion Space shall be performed by Tenant pursuant to the terms and provisions of the Tenant Work Letter).
1.5.6    Extended Term First Offer Expansion Terms. If the commencement date for any First Offer Space leased by Tenant pursuant to this Section 1.5 (or the commencement date for any Expansion Space leased by Tenant pursuant to Section 1.6 below, as the case may be) occurs on or after the Extended Term Commencement Date, then such First Offer Space (or such Expansion Space, as the case may be) shall be leased by Tenant upon all of the applicable terms and conditions of this Lease, except as follows (collectively, the "Extended Term First Offer/Expansion Terms"):
1.5.6.1    Extended Term First Offer/Expansion Rent Notice. Within ten (10) business days after Landlord's receipt of any First Offer Election Notice (or any Expansion Space Exercise Notice [as defined below], as the case may be), Landlord shall notify Tenant of Landlord's determination of the "Extended Term First Offer/Expansion Rent" (as defined below) for such First Offer Space (or Expansion Space, as the case may be) which Tenant elects to lease ("Extended Term First Offer/Expansion Rent Notice").
1.5.6.2    Extended Term First Offer/Expansion Rent. The Base Rent payable by Tenant for such First Offer Space (or such Expansion Space, as the case may be) (the "Extended Term First Offer/Expansion Rent") shall be determined pursuant to Section 1.5.6.5 below and shall be equal to the rent at which tenants are then leasing non-encumbered, non-sublease, non-equity space comparable in size and location to such First Offer Space (or Expansion Space, as the case may be), for a comparable term as the initial lease term for such First Offer Space (or Expansion Space, as the case may be), which comparable space is located in the Building and in the Comparable Buildings, in either case giving appropriate consideration to the following terms and conditions: (i) the annual base rental rates per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto); (ii) rental abatement concessions; and (iii) the value of tenant improvements and allowances (which shall be determined after taking into account the value of the existing improvements in such First Offer Space [or Expansion Space, as the case may be], with such value to be based upon the age and quality of such existing improvements to an average office user), which tenant improvement allowance shall be subject to adjustment as provided in Section 1.5.6.4 below, and if so adjusted, the Extended Term First Offer/Expansion Rent shall also be adjusted to take into account such modified tenant improvement allowance. In determining the Extended Term First Offer/Expansion Rent no consideration shall be given to the existence or nonexistence of a brokerage commission or any Proposition 13 real property tax increase protections in such comparable transactions, and no adjustments shall be made to the rent to take into account any such brokerage commissions or Proposition 13 real property tax increase protections.
1.5.6.3    Extended Term Annual Direct Expense Allowance. The Annual Direct Expense Allowance for any such First Offer Space (or Expansion Space, as the case may be), if applicable, shall be determined as part of the Extended Term First Offer/Expansion Rent.
1.5.6.4    Extended Term Tenant Improvement Allowance. The tenant improvement allowance for such First Offer Space (or Expansion Space, as the case may be), if any, shall be determined as part of the Extended Term First Offer/Expansion Rent; provided,

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however, if any such applicable space contains asbestos, (i) the tenant improvement allowance for such applicable space shall equal the product of (A) $52.50 per rentable square foot of such applicable space, multiplied by (B) a fraction, the numerator of which is the number of months in the initial lease term for such applicable space and the denominator of which is one hundred twenty (120) months, and (ii) Landlord shall abate (whether by removal and/or encapsulation in the manner set forth in Section 1.2 of the Tenant Work Letter) the asbestos contained in such applicable space at Landlord's sole cost and expense before delivering such applicable space to Tenant. Such tenant improvement allowance shall only be used to help Tenant pay for the costs (including, without limitation, design, architectural, space planning and permitting fees and costs) actually incurred and paid for by Tenant for the design and construction of the initial tenant improvements in such applicable First Offer Space (or Expansion Space, as the case may be). All construction of such initial tenant improvements shall be performed by Tenant pursuant to the terms and provisions of Articles 8 and 9 below.
1.5.6.5    Determination of Extended Term First Offer/Expansion Rent. The Extended Term First Offer/Expansion Rent payable by Tenant for such First Offer Space (or Expansion Space, as the case may be) shall be the Extended Term First Offer/Expansion Rent set forth by Landlord in the Extended Term First Offer/Expansion Rent Notice if Tenant accepts such determination by sending Landlord written notice of such acceptance within ten (10) business days after Tenant's receipt of the Extended Term First Offer/Expansion Rent Notice. In the event Tenant does not provide a notice to Landlord accepting the applicable Extended Term First Offer/Expansion Rent proposed by Landlord in the Extended Term First Offer/Expansion Rent Notice within ten (10) business days after Tenant's receipt thereof (the "First Offer/Expansion Review Period"), Landlord and Tenant shall attempt to agree upon the applicable Extended Term First Offer/Expansion Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty (20) days following the expiration of the First Offer/Expansion Review Period (the "First Offer/Expansion Outside Agreement Date"), then each party shall make a separate final determination of the applicable Extended Term First Offer/Expansion Rent, which final determinations shall be placed in separate sealed envelopes and exchanged in a meeting between the parties conducted within five (5) business days after the First Offer/Expansion Outside Agreement Date. At such meeting, the parties shall open such envelopes in each other's presence and if the parties' determinations of the applicable Extended Term First Offer/Expansion Rent are within three percent (3%) of one another, such applicable Extended Term First Offer/Expansion Rent shall be equal to the average of such determinations and the arbitration provisions in Sections 1.5.6.5.1 through 1.5.6.6.6 shall not apply. If however, such determinations contained in such envelopes are not within three percent (3%) of one another, then such determinations shall be submitted to arbitration in accordance with Sections 1.5.6.5.1 through 1.5.6.5.5 below.
1.5.6.5.1    Landlord-and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of commercial properties in the Los Angeles Central Business District. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Extended Term First Offer/Expansion Rent is the closest to the actual Extended Term First Offer/Expansion Rent as determined by the arbitrators, taking into account

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the requirements of Section 15.6.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable First Offer/Expansion Outside Agreement Date.
1.5.6.5.2    The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. In the event that the two arbitrators shall fail to so agree upon and appoint the third arbitrator within such ten (10) day period, either Landlord or Tenant shall have the right to elect by written notice to the other party prior to the appointment of such third arbitrator, to have such third arbitrator appointed in accordance with the rules and procedures of the American Arbitration Association (subject to the same qualifications as set forth in Section 1.5.6.5.1 above).
1.5.6.5.3    The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's Extended Term First Offer/Expansion Rent and shall notify Landlord and Tenant thereof.
1.5.6.5.4    The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
1.5.6.5.5    If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the First Offer/Expansion Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.
1.5.7    Condition of First Offer Space/Expansion Space. The 28th Floor Expansion Space shall be delivered to Tenant in the Delivery Condition (as defined in and determined pursuant to the Tenant Work Letter), and the commencement date of the initial lease term therefor shall be determined as set forth in Section 1.6.4 below. In the event that any First Offer Space (or the Second Expansion Space, as defined below, as the case may be) contains asbestos, such First Offer Space (or such Second Expansion Space, as the case may) shall be deemed to be a Full TI Floor (which is other than an Existing Full TI Floor) as it pertains to Landlord's delivery obligation and Landlord shall be required to deliver such First Offer Space (or such Second Expansion Space, as the case may) to Tenant in the Delivery Condition pursuant to the terms and provisions of the Tenant Work Letter related thereto (including abatement, whether by removal and for encapsulation of such asbestos in the manner set forth in Section 1.2 of the Tenant Work Letter). In the event that any First Offer Space (or the Second Expansion Space, as the case may be) does not contain asbestos, Landlord shall deliver such First Offer Space (or such Second Expansion Space, as the case may be) in its "AS IS" condition as of the date such First Offer Space (or such Second Expansion Space, as the case may be) is so delivered to Tenant.
1.5.8    Construction Period. Tenant shall be granted the Construction Period (as defined below) to complete its tenant improvements in any First Offer Space (or the Second Expansion Space, as the case may be). For purposes hereof, the "Construction Period" for any First Offer Space (or the Second Expansion Space, as the case may be), shall mean the period

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commencing on the date upon which Landlord delivers the applicable First Offer Space (or such Second Expansion Space, as the case may be) in the Delivery Condition and ending on the date which is the earlier of (i) the date Tenant commences its business from any portion of such First Offer Space (or such Second Expansion Space, as the case may be) and (ii) the date which is four (4) months (which shall be extended for Uncontrollable Delays as defined in Section 2.3.2 of Exhibit B) after the date Landlord delivers such First Offer Space (or such Second Expansion Space, as the case may be) to Tenant in the Delivery Condition.
1.5.9    Amendment to Lease. If Tenant timely exercises its right to lease First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days after the later of (i) the date Tenant delivers Tenant's First Offer Election Notice and (ii) the determination of the tenant improvement allowance for the Initial Period (or the determination of the Extended Term First Offer/Expansion Rent, as the case may be), execute an amendment adding the applicable First Offer Space to the Premises upon the terms and conditions set forth in this Section 1.5. The rentable area of any First Offer Space added to the Premises shall be determined in accordance with 1996 BOMA. All provisions of this Lease which vary based upon the rentable square footage of the Premises shall be adjusted to reflect the addition of the First Offer Space to the Premises.
1.5.10    Default by Tenant. At Landlord's option, in addition to any other rights or remedies under this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Offer Space, as provided in this Section 1.5, so long as Tenant, as of the date of the attempted exercise of any first offer right by Tenant, is in default under this Lease beyond any applicable notice and cure period.
1.5.11    Confidentiality. Tenant acknowledges and agrees that the information set forth in any Response Notice delivered by Landlord is confidential information. Tenant shall keep such information strictly confidential and shall not disclose such information to any person or entity other than Tenant's financial, legal and real estate advisors.
1.6    Expansion Space.
1.6.1    General. Landlord hereby grants to Tenant two (2) options (each, an "Expansion Option" and collectively, the "Expansion Options"), each to expand the Premises to include the entirety of one (1) full floor (each an "Expansion Space") within the Building (with the location of the Expansion Space for the first Expansion Option to be the entire 28th floor of the Building containing approximately 16,287 rentable square feet (the "28th Floor Expansion Space") and with the location of the Expansion Space for the second Expansion Option to be designated by Landlord as provided below (the "Second Expansion Space")), all upon the terms and conditions set forth in this Section 1.6. Landlord and Tenant agree and have confirmed that the rentable square feet of the 28th Floor Expansion Space as set forth hereinabove is deemed and stipulated to contain 16,287 rentable square feet as calculated, subject to clarification in the last sentence of Section 1.2 above, in accordance with 1996 BOMA, and is not subject to adjustment or re-measurement by Landlord or Tenant. The rentable square feet of the Second Expansion Space shall also be determined in accordance with 1996 BOMA. In the event Tenant does not deliver written notice to Landlord on or before November 1, 2008 electing not to exercise the first Expansion Option (the "First Expansion Non-Exercise

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Notice"), then Tenant shall be deemed to have elected to exercise the first Expansion Option. The second Expansion Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the "Second Expansion Option Interest Notice") to Landlord no later than April 30, 2012 stating that Tenant may be interested in exercising its second Expansion Option; (ii) Landlord, after receipt of Tenant's Second Expansion Option Interest Notice, shall deliver notice (the "Expansion Designation Notice") to Tenant no later than May 30, 2012, designating all of the single full floors of the Building above the ground floor that are reasonably expected by Landlord to be Available for Lease (as defined below) to Tenant as the Second Expansion Space during the Delivery Window (as defined below); provided, however, that at least one (1) full floor must, at a minimum, be available for lease and shall be so designated and nothing set forth in this Section 1.6 shall reduce such absolute obligation of Landlord; and (iii) if Tenant wishes to exercise such second Expansion Option, Tenant shall, on or before that date which is the later of (A) thirty (30) days after Landlord's delivery of the Expansion Designation Notice to Tenant and (B) June 30, 2012, exercise the second Expansion Option by delivering written notice (the "Second Expansion Option Exercise Notice") thereof to Landlord, in which Second Expansion Option Exercise Notice Tenant shall also designate Tenant's selection of the single full floor that will constitute the Second Expansion Space (in the event Landlord's Expansion Designation Notice included more than one (1) full floor in the Building as Available for Lease). If Tenant fails to deliver to Landlord (A) the Second Expansion Option Interest Notice on or before April 30, 2012, or (B) the Second Expansion Option Exercise Notice on or before June 30, 2012, Tenant shall be deemed to have waived Tenant's second Expansion Option.
1.6.2    Available for Lease. As used herein, a single full floor of the Building shall be reasonably expected to be "Available for Lease" during the Delivery Window if, as of the date of Landlord's delivery of Landlord's Expansion Designation Notice to Tenant, such floor is (i) not subject to a lease to another tenant, (ii) not subject to an executed letter of intent for lease to another tenant for a lease term, inclusive of renewal options, that will extend beyond the expiration of the Delivery Window, (iii) subject to a lease to another tenant, but the lease term therefor (inclusive of unexpired renewal options, whether or not such renewal options are in fact subsequently exercised) is scheduled to expire before the expiration of the Delivery Window, and (iv) contiguous to another full floor of the Building that would, but for this clause (iv), be Available for Lease pursuant to the foregoing provisions of this Section 1.6.2, unless Landlord, in its sole discretion, lists all or any such contiguous full floors of the Building as Available for Lease in Landlord's Expansion Designation Notice (i.e., Landlord shall not be obligated to break up contiguous full floors in the Building by designating in Landlord's Expansion Designation Notice one or more of such contiguous full floors as available Second Expansion Space, but in any event at least one (1) full floor must be available as Second Expansion Space).
1.6.3    Delivery of Expansion Space. If Tenant timely and properly exercises the first Expansion Option with respect to the 28th Floor Expansion Space, subject to delays caused by (i) Force Majeure events and/or (ii) the unauthorized holdover by the existing tenant of a portion of the 28th Floor Expansion Space beyond the expiration of the lease term of such existing tenant's lease, Landlord shall use commercially reasonable efforts to deliver the 28th Floor Expansion Space to Tenant in the Delivery Condition therefor (as provided in the Tenant Work Letter) on August 1, 2009. If Tenant timely and properly exercises the second Expansion Option with respect to the Second Expansion Space, Landlord shall deliver such Second

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Expansion Space to Tenant in the applicable condition required under Section 1.5.7 above at any time within the "Delivery Window", which for purposes hereof shall mean the period commencing on December 1, 2012 and ending on November 30, 2013.
1.6.4    Expansion Space Lease Terms. The lease term for the 28th Floor Expansion Space shall commence upon the CD Date for the 28th Floor Expansion Space (as determined pursuant to the Tenant Work Letter) and expire coterminously with the Lease Term (as the same may be extended pursuant to Section 2.2 below or shortened with respect to certain portions of the Premises pursuant to Section 2.4 below); provided, however, that the Delivery Date for the 28th Floor Expansion Space shall not actually occur until Tenant has received at least fourteen (14) days' prior notice from Landlord that the 28th Floor Expansion Space will be delivered to Tenant in the Delivery Condition for the 28th Floor Expansion Space (as set forth in the Tenant Work Letter). The lease term for the Second Expansion Space shall commence on the day after the expiration of the Construction Period (as may be extended pursuant to Section 1.5.8 above) for the Second Expansion Space and expire coterminously with the Lease Term (as the same may be extended pursuant to Section 2.2 below or shortened with respect to certain portions of the Premises pursuant to Section 2.4 below).
1.6.5    Expansion Space Economic Terms. The Base Rent payable by Tenant and the tenant improvement allowance to be provided by Landlord for the applicable Expansion Space shall be as set forth in Section 1.5 above.
1.6.6    Same Terms. If Tenant timely exercises any Expansion Option as set forth herein, Tenant shall lease the applicable Expansion Space which is the subject of such Expansion Option upon all of the same terms and conditions as set forth in this Lease, as modified in this Section 1.6.
1.6.7    Parking. Commencing on the applicable lease commencement date for each applicable Expansion Space, Tenant's parking rights shall be adjusted pursuant to Article 28 below.
1.6.8    Amendment to Lease. If Tenant timely exercises any Expansion Option as set forth herein, Landlord and Tenant shall within fifteen (15) days after the determination of the Initial Period First Offer/Expansion Rent or Extended Term First Offer/Expansion Rent, as the case may be, execute an amendment adding the applicable Expansion Space to the Premises upon the terms and conditions set forth in this Section 1.6. All provisions of this Lease which vary based upon the rentable square footage of the Premises shall be adjusted to reflect the addition of the applicable Expansion Space to the Premises.
1.6.9    Expansion Options Personal. Tenant's Expansion Options are personal to the Original Tenant and any Approved Transferee to which Tenant's Expansion Options have been assigned, and may only be exercised by the Original Tenant or such Approved Transferee, as the case may be.
1.6.10    Default by Tenant. At Landlord's option, in addition to any other rights or remedies under this Lease, at law and/or in equity, Tenant shall not have the right to exercise any Expansion Option, as provided in this Section 1.6, so long as Tenant, as the date of the

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anticipated exercise of such applicable Expansion Option, is in default under this Lease beyond any applicable notice and cure period.
ARTICLE 2
LEASE TERM
2.1    Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 7.1 of the Summary, commencing on the date (the "Lease Commencement Date") set forth in Section 7.4 of the Summary and terminating on January 31, 2022 (the "Lease Expiration Date") as set forth in Section 7.6 of the Summary, unless this Lease is sooner terminated as hereinafter provided. The "Initial Period" portion of the Lease Term shall be as set forth in Section 7.2 of the Summary, commencing on the Lease Commencement Date and terminating on January 31, 2012, unless this Lease is sooner terminated as hereinafter provided. The "Extended Term" portion of the Lease Term shall be as set forth in Section 7.3 of the Summary, commencing on February 1, 2012 (the "Extended Term Commencement Date") as set forth in Section 7.5 of the Summary and terminating on the Lease Expiration Date, unless this Lease is sooner terminated or extended as hereinafter provided. For clarification purposes, as used herein, the term "Lease Term" shall mean and refer to the Initial Period and the Extended Term, and the terms and provisions of this Lease shall apply with respect to the entire Lease Term unless otherwise expressly stated in this Lease. For purposes of this Lease, the term "Lease Year" shall mean each consecutive one (1) year period commencing on and after the Lease Commencement Date and each anniversary thereof.
2.2    Option Terms. Provided there is no event of default by Tenant, after any applicable notice and cure period provided for in this Lease, then in existence on either the date of giving the Extension Notice (defined below), or on the commencement date of the relevant Option Term ("Option Term Commencement Date(s)"), Tenant shall have options to renew the Lease Term ("Extension Option(s)") beyond the Lease Expiration Date for the Renewed Premises (as defined below) for two (2) periods of time (each, an "Option Term"), with each such Option Term to be either three (3), four (4), five (5), six (6) or seven (7) years (as designated by Tenant in the applicable Extension Notice); provided, however, in the event the initial Lease Term is extended for the first Option Term, in no event shall the second Option Term be for a period of time which, when aggregated with the period of time of the first Option Term, exceeds ten (10) years. Each Extension Option (if any) shall be exercisable by Tenant giving written exercise notice thereof ("Extension Notice(s)") to Landlord a minimum of fifteen (15) months but not more than twenty-four (24) months prior to the Lease Expiration Date of the Extended Term as to the first Extension Option, or prior to the end of the first Option Term, as to the second Extension Option (as the case may be). Tenant's right to exercise the second Extension Option is dependent and conditioned upon Tenant's timely exercise of the first Extension Option.
2.2.1    If Tenant elects to exercise an Extension Option, such Extension Option must be exercised as to the "Renewed Premises", which for purposes hereof shall mean either of the following space, as shall be designated by Tenant in Tenant's Extension Notice: (i) the entire Premises leased by Tenant under this Lease as of the date Tenant delivers Tenant's Extension

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Notice to Landlord; or (ii) no less than two hundred thousand (200,000) rentable square feet of the Premises (which shall be full floors only, and not partial floors) plus either the entire or none, at Tenant's election, of both the Retail Space and Vault Space (as designated by Tenant in Tenant's Extension Notice). Unless Tenant designates in the applicable Tenant's Extension Notice that the Renewed Premises shall be for less than the entire Premises, the Renewed Premises for such applicable Extension Option shall be for the entire Premises pursuant to clause (i) hereinabove. In the event Tenant designates in the applicable Tenant's Extension Notice that the Renewed Premises shall be for less than the entire Premises, but such designated Renewed Premises does not meet the qualifications set forth in clause (ii) hereinabove, then Landlord shall deliver to Tenant notice (a "Non-Qualification Notice") (A) stating that such designated Renewed Premises does not meet the qualifications set forth in clause (ii) hereinabove, and (B) identifying the deficiencies in such designation which cause such designated Renewed Premises not to meet the qualifications set forth in clause (ii) hereinabove. Tenant shall have three (3) business days to submit to Landlord either (1) a new Tenant's Extension Notice which (x) is for the entire Premises described in clause (i) hereinabove, or (y) correctly designates the Renewed Premises such that it meets the qualifications set forth in clause (ii) hereinabove, or (2) a notice electing not to exercise the applicable Extension Option. In the event Tenant fails to deliver either of the notices described in clauses (1) and (2) hereinabove, and if Landlord's deficiencies identified in such Non-Qualification Notice are in sum and substance factually correct, Tenant shall be deemed to have elected to exercise its applicable Extension Option for the entire Premises pursuant to clause (i) hereinabove.
2.2.2    The Base Rent payable hereunder for the Renewed Premises during the first Option Term ("First Option Term") shall be adjusted as of the Option Term Commencement Date of the First Option Term (determined in advance pursuant to Section 2.3 below) to an amount equal to the Fair Market Rental Rate at that time, calculated on a per rentable square foot basis and multiplied by the number of rentable square feet of the Renewed Premises as to which Tenant exercises its first Extension Option. The Base Rent payable hereunder for the Renewed Premises during the second Option Term ("Second Option Term") shall be adjusted as of the Option Term Commencement Date of the Second Option Term (determined in advance pursuant to Section 2.3 below) to the Fair Market Rental Rate at that time, calculated on a per rentable square foot basis and multiplied by the number of rentable square feet of the Renewed Premises as to which Tenant exercises its second Extension Option. The Fair Market Rental Rate for each Option Term shall be determined in accordance with the provisions and the time line set forth in Section 2.3 below. Notwithstanding the foregoing to the contrary, (i) in no event shall the Base Rent payable by Tenant during any Option Term be less than $23.75 per rentable square foot of the Renewed Space calculated on a "net" basis without regard to a base year or an Annual Direct Expense Allowance (the "Floor Rent"), and (ii) if the Base Rent for any Option Term is the Floor Rent, then the tenant improvement allowance for such Renewed Space for such Option Term (the "Renewed Premises Floor Allowance") shall be equal to the product of $10.00 per rentable square foot of such Renewed Space multiplied by the Proration Fraction (as defined below); provided, however, with respect to each Full TI Floor (as defined in the Tenant Work Letter) multiplied by the Proration Fraction (as defined below) which is part of such Renewed Premises for which Tenant previously received from Landlord (in the form of cash, a credit against Base Rent and/or for use for another floor or floors of the Premises) a tenant improvement allowance of $10.00 per rentable square foot of such Full TI Floor or less, the tenant improvement allowance to be provided to Tenant for such applicable

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Full TI Floor(s) pursuant to this clause (ii) in connection with such Floor Rent shall be equal to the product of $52.50 per rentable square foot of such Full TI F1oor(s) multiplied by the Proration Fraction, but such prorated $52.50 Renewed Premises Floor Allowance shall only be available to Tenant if Tenant (A) fully vacates and delivers such Full TI Floor(s) to Landlord in accordance with the provisions of Section 2.3.1 of the Tenant Work Letter, and (B) meets the minimum build-out requirements for such Full TI Floor(s) as set forth in Section 2.2.1 of the Tenant Work Letter. For purposes hereof, the "Proration Fraction" for each applicable Option Term for which the Floor Rent is applicable, shall mean a fraction, the numerator of which is equal to the number of months of such applicable Option Term, and the denominator of which is one hundred twenty (120).
2.2.3    Tenant shall pay Additional Rent during each of the Option Terms as to which an Extension Option is exercised, in accordance with the provisions of Article 4 of this Lease, subject to the adjustment in the Annual Direct Expense Allowance, if any, determined in connection with the determination of the Fair Market Rental Rate under Section 2.4 (but if the Base Rent for any Option Term is the Floor Rent, there shall be no Annual Direct Expense Allowance for such Option Term and Additional Rent shall be paid by Tenant to Landlord without regard to any base year as provided in Section 2.2.2 above.
2.2.4    Each Extension Option set forth in this Section 2.2 is personal to the Original Tenant and any Approved Transferee to which such Extension Option has been assigned, and may not be assigned, transferred or conveyed to, or exercised by, any other party.
2.3    Fair Market Rental Rate.
2.3. 1    Exclusive Procedure. The Fair Market Rental Rate for the Option Terms shall be determined pursuant to the provisions of this Section 2.3. Tenant and Landlord shall have no further right to appraisal and shall be obligated to accept the Fair Market Rental Rate as determined hereby.
2.3.2    Definition. The phrase "Fair Market Rental Rate" shall mean the fair market value annual rental rate per square foot of rentable area that Landlord has accepted in current transactions from tenants leasing non-encumbered (i.e., space that is not expansion space, must-take space, or other encumbered space), non-sublease, non-equity space comparable to the Renewed Premises, for a comparable period of time ("Comparable Transactions") in the Building, or if there are not a sufficient number of Comparable Transactions in the Building, what a comparable landlord of another first-class high rise office building in the Los Angeles Central Business District would accept in Comparable Transactions. In any determination of Comparable Transactions, appropriate consideration should be given to annual rental rates per square foot of rentable area, the type of escalation clauses (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), and any market tenant improvement allowance, all taking into account such concessions to which Tenant is entitled in this Lease, length of the lease term, location of premises being leased, the value of any tenant improvements or tenant improvement allowances (which shall be determined after taking into account the value of the existing improvements in such Renewed Premises, with such value to be based on the value of such existing improvements to an average office user (or, with respect to

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the Retail Space, an average retail user) with no reference to the fact that the Renewed Premises was built out for use by Tenant, and such other generally applicable conditions of tenancy for such Comparable Transactions. In determining the Fair Market Rental Rate, no consideration shall be given to, or adjustments made for, the existence or non-existence in this Lease or in any Comparable Transactions of any Proposition 13 real property tax increase protections. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions (excluding, however, any Proposition 13 real property tax protections, which shall, in any event, not be provided to Tenant during any Option Term). If, for example, after applying the criteria set forth above, a Comparable Transaction provides a new tenant with comparable space at Forty-Two Dollars ($42) per square foot of rentable area, with a Ten Dollar ($10) base amount expense stop, four (4) months' free rent, Fifty Dollar ($50) per usable square foot tenant improvement allowance, and certain other generally applicable economic terms, the Fair Market Rental Rate for Tenant shall not be Forty-Two Dollars ($42) per square foot of rentable area only, but shall be the economic equivalent of Forty-Two Dollars ($42) per square foot of rentable area, a Ten Dollar ($ 10) base amount expense stop, four (4) months' free rent, Fifty Dollars ($50) per usable square foot tenant improvement allowance or payment in lieu of such allowance, and such other generally applicable economic terms (other than any Proposition 13 real property tax protections). Construction time shall not be considered in the calculation of the Fair Market Rental Rate since Tenant shall be deemed to be continuously able to occupy the Renewed Premises.
2.3.3    Determination. Landlord shall determine the Fair Market Rental Rate for the Option Terms by using its good faith judgment. Landlord shall provide written notice ("Landlord's Option Rent Notice") of such amount within twenty (20) days (but in no event later than thirty (30) days) after Tenant provides the notice to Landlord exercising Tenant's Extension Option; provided, however, that Landlord shall not be obligated to provide Landlord's Option Rent Notice with respect to the Fair Market Rental Rate determination for the applicable Extension Term prior to the date which is fifteen (15) months before the applicable Option Term Commencement Date. Within fifteen (15) days ("Tenant's Review Period") after Tenant's receipt of Landlord's Option Rent Notice of the new Fair Market Rental Rate, Tenant shall notify Landlord in writing of either Tenant's acceptance of such Fair Market Rental Rate set forth in Landlord's Option Rent Notice or Tenant's objection thereto. If Tenant fails to deliver to Landlord such written notice accepting Landlord's determination of the new Fair Market Rental Rate within such fifteen (15) day period, Tenant shall conclusively be deemed to have objected to such determination. If Tenant does timely object (or is deemed to have objected) to Landlord's determination of the new Fair Market Rental Rate, Landlord and Tenant shall thereafter attempt to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on the new Fair Market Rental Rate within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with the following procedure set forth in Sections 2.3.3.1 through 2.3.3.7 below.
If Landlord fails to timely generate Landlord's Option Rent Notice (which triggers the negotiation period of this Section 2.3.3), then Tenant may commence such negotiations by

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providing the initial notice containing Tenant's determination of the Fair Market Rental Rate for the applicable Option Term, in which event Landlord shall have fifteen (15) days ("Landlord's Review Period") after receipt of Tenant's notice of the new Fair Market Rental Rate within which to accept or reject such Fair Market Rental Rate. If Landlord fails to accept or reject such Fair Market Rental Rate proposed by Tenant by delivering to Tenant written notice of acceptance or rejection within such fifteen (15) day period, then Tenant's proposal shall be deemed rejected, and Landlord and Tenant shall thereafter attempt to agree upon such Fair Market Rental Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on the New Fair Market Rental Rate within fifteen (15) days following Landlord's Review Period (which shall be, in such event, the "Outside Agreement Date" in lieu of the above definition of such date), then each party shall place in a separate sealed envelope their final proposal as to the Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with the following procedure.
2.3.3.1 Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other's presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within one (1) business day after the exchange and opening of such envelopes, then, Tenant, by notice (the "Rescission Notice") delivered to Landlord within five (5) business days after the exchange of sealed envelopes, may elect to rescind the exercise of its Extension Option (in which event, such Extension Option, and any succeeding Extension Option, if any, shall be null and void and of no further force or effect); provided, however, if after opening such envelopes in each other's presence, it is discovered that each party's final proposal as to the Fair Market Rental Rate are within three percent (3%) of one another, then Tenant shall not have the right to so rescind the exercise of its Extension Option, and in such event, the Fair Market Rental Rate shall be equal to the average of each party's final proposal, the determination of the Fair Market Rental Rate shall not be subject to the arbitration provisions of this Section 2.3.3, and the provisions of Sections 2.3.3.2 through 2.3.3.6 below shall not be applicable.
2.3.3.2 If Tenant does not timely deliver the Rescission Notice to Landlord pursuant to Section 2.3.3.1 above, then within fifteen (15) business days after the exchange and opening of such envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate for the Renewed Premises is the closest to the actual Fair Market Rental Rate for the Renewed Premises as determined by the arbitrator, taking into account the requirements of this Section 2.3. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary, In addition, Landlord or Tenant may submit to the arbitrator, with a copy to the other party, within five (5) business days after the appointment of the arbitrator, any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate ("FMRR Data") and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

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2.3.3.3 The arbitrator shall, within thirty (30) days after his or her appointment, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Fair Market Rental Rate, and shall notify Landlord and Tenant of such determination.
2.3.3.4 The decision of the arbitrator shall be final and binding upon Landlord and Tenant.
2.3.3.5 If Landlord and Tenant fail to agree timely upon and appoint the single arbitrator, then upon a petition by either party, the appointment of the arbitrator shall be made by the Presiding Judge of the Los Angeles Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.
2.3.3.6 The cost of the arbitrator shall be paid by Landlord and Tenant equally.
2.3.3.7 In no event shall the Base Rent for the applicable Option Term selected by the arbitrator pursuant to this Section 2.3.3 (or determined as a result of averaging each party's final proposal of the Fair Market Rental Rate pursuant to Section 2.3.3.1 above if such proposals are within three percent (3%) of one another) be less than the Floor Rent (and if the Base Rent equals the Floor Rent, then the tenant improvement allowance to be provided to Tenant for the applicable Option Term shall be the Renewed Premises Floor Allowance as provided in Section 2.2.2 above).
2.4    Tenant's Partial Early Termination Option. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the ongoing option ("Termination Option") to terminate and cancel this Lease with respect to the "Terminated Space", which for purposes hereof shall mean a portion of the Premises comprising either one (1) or two (2) full floors as designated by Tenant in Tenant's Termination Notice (as defined below) (but in no event more than two (2) full floors at any one time or in the aggregate (and for this purpose the termination of the Last Vacated Floor pursuant to Section 2.3.3 of the Tenant Work Letter shall not count as one of the two (2) floors) and in no event as to any partial floors). Any such termination shall be effective during the period from February 1, 2012 through July 31, 2017 (the "Termination Period"), with the actual date of termination of the applicable full floor space(s) to be designated by Tenant in its applicable Termination Notice (as provided herein below) and referred to herein as the "Termination Date". Notwithstanding the foregoing, if Tenant exercises its Termination Option(s) with respect to two (2) full floors and if such full floors are both located below the tenth (10th) floor of the Building, then such full floors must be contiguous to each other regardless of whether or not Tenant exercises its Termination Option as to both such full floors at the same time (i.e., if Tenant exercises its Termination Option with respect to one (1) full floor that is below the tenth (10th) floor of the Building, then Tenant shall not have the right to exercise that particular Termination Option or a subsequent Termination Option with respect to another full floor space located below the tenth (lath) floor of the Building unless such space is contiguous to the space concurrently or previously terminated by Tenant pursuant to this Section 2.4). To exercise any such Termination Option, Tenant must deliver to Landlord: (i) irrevocable written notice of Tenant's exercise of such Termination Option (the "Termination Notice"), which Termination Notice shall designate the applicable Termination Date selected by Tenant, which Termination Date (A) shall be no sooner than the date which is fifteen (15)

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months after Landlord's receipt of such Termination Notice and (B) must occur within the Termination Period; and (ii) the Termination Consideration (as defined below) prior to the applicable Termination Date. As used herein, the "Termination Consideration" shall mean an amount equal to the sum of: (1) the unamortized portion of the brokerage commissions paid by Landlord with respect to the original leasing of the Terminated Space; plus (2) the unamortized portion of the tenant improvement allowance previously provided by Landlord for the Terminated Space pursuant to the provisions of this Lease. The items set forth in clauses (1) and (2) hereinabove shall be amortized on a straight-line basis over the "Amortization Period" (which for purposes hereof shall mean the period from and after the commencement date of that portion of the lease term for such Terminated Space which occurs during the Extended Term through and including the scheduled expiration date of the Extended Term), together with interest at an interest rate equal to the "Prime Rate" or "Reference Rate" announced from time to time by Union Bank of California, N.A. (or such reasonable comparable national banking institution as is selected by Landlord in the event Union Bank of California, N.A. ceases to publish a Prime Rate or Reference Rate), plus one-quarter percent (0.25%) (the "Termination Option Interest Rate"), and the unamortized portions thereof shall be determined based upon the unexpired portion of such Amortization Period as of the applicable Termination Date had this Lease not been so terminated pursuant to this Section 2.4. If Tenant properly and timely exercises the applicable Termination Option in accordance with the provisions set forth in this Section 2.4, this Lease, as it pertains to the applicable Terminated Space which is the subject of such Termination Option, shall expire at midnight on the Termination Date, and Tenant shall be required to surrender such Terminated Space to Landlord on or prior to such Termination Date in accordance with the applicable surrender provisions of this Lease. Notwithstanding the foregoing provisions of this Section 2.4 to the contrary, at Landlord's option, in addition to any and all remedies available to Landlord under this Lease, at law and/or in equity, Tenant shall not have the right to exercise such applicable Termination Option, as provided hereinabove, if, as of the date of the attempted exercise of such Termination Option, Tenant is in default under this Lease beyond any applicable notice and cure period.
2.5    Tenant's Storage Space Termination Option. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the option to terminate and cancel this Lease with respect to the "Terminated Storage Space" (as defined below) at any time during the Extended Term (as may be extended pursuant to Section 2.2 above), in a timely manner in accordance with the following provisions of this Section 2.5. For purposes hereof, the "Terminated Storage Space" shall mean any or all of the individual suites comprising the Storage Space (i.e., Level B-1, B-2 and/or the approximately 2,899 rentable square foot portion of the Storage Space located on the thirty-ninth (39th) floor of the Building) as designated by Tenant in Tenant's Storage Space Termination Notice (as defined below), but may not include only a portion of any such individual suite(s). To exercise such termination option, Tenant must deliver to Landlord written notice of Tenant's exercise of such option (each, a "Storage Space Termination Notice") specifying the Terminated Storage Space to be terminated and the date upon which Tenant desires to so terminate this Lease with respect to such designated Terminated Storage Space (each, a "Storage Space Termination Date"), which Storage Space Termination Date must be at least thirty (30) days after the date such Storage Space Termination Notice is received by Landlord (but shall in all events be on or after the Extended Term Commencement Date). If Tenant properly and timely exercises its termination option(s) in this Section 2.5: (i) this Lease with respect to such applicable Terminated Storage Space shall terminate at

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midnight on the Storage Space Termination Date so specified by Tenant in the Storage Space Termination Notice for such Terminated Storage Space, and Tenant shall be required to surrender such Terminated Storage Space to Landlord on or prior to such applicable Storage Space Termination Date in accordance with the applicable surrender provisions of this Lease; and (ii) if at any time after such applicable Storage Space Termination Date, such Terminated Storage Space is or becomes available for lease to third parties, as reasonably determined by Landlord, then during such period as such previously Terminated Storage Space is so available for lease and has not been leased by Tenant or to any other party or become the subject of an executed letter of intent for lease by Landlord to any other party, then Tenant shall have the right to notify Landlord in writing of Tenant's desire to lease such available Terminated Storage Space, in which event Tenant shall lease such available Terminated Storage Space at the then prevailing rate charged by Landlord for storage space in the Building (notwithstanding the Base Rent rate set forth in Section 8.2(b) of the Summary) for the entire then-remaining portion of the Lease Term (as may be extended pursuant to Section 2.2 above), without any further termination option therefor or at Tenant's option, on a month-to-month basis terminable by either party upon thirty (30) days' prior notice.
ARTICLE 3
BASE RENT
Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency or by wire transfer, in each event consisting of United States currency, which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance commencing on the Lease Commencement Date and continuing on or before the last day of each and every calendar month thereafter during the Lease Term (as may be extended), without any set off or deduction whatsoever (except as expressly provided in this Lease).
ARTICLE 4
ADDITIONAL RENT
4.1    Additional Rent. During the Initial Period, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.8 and 4.2.3 of this Lease, respectively, which are in excess of Tenant's Share of the "Annual Direct Expense Allowance," as that term is defined in Section 4.2.1 of this Lease, applicable to the Initial Period (as set forth in Section 9.1(a) of the Summary). During the Extended Term, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as Additional Rent (as defined below) Tenant's Share of the annual Direct Expenses which are in excess of Tenant's Share of the Annual Direct Expense Allowance applicable to the Extended Term (as set forth in Section 9.1(b) of the Summary). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent." The Base Rent and Additional Rent are herein

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collectively referred to as the "Rent." Except as otherwise expressly provided in this Lease or the Tenant Work Letter to the contrary, if Base Rent is abated or free Base Rent is granted by Landlord during the Lease Term, no such abatement or granting of free Base Rent shall alter or modify Tenant's obligation to pay Additional Rent pursuant to this Article 4. Without limitation on other obligations of Tenant or Landlord which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 or of Landlord to refund any overcharges shall survive the expiration of the Lease Term, to the extent same is attributable to the time period prior to the Lease Term. If Tenant disputes that an amount is due and owing by it pursuant to this Lease, Tenant shall have the right, without waiving any rights held by it at law or in equity, to pay any such amount under protest and thereafter to seek recovery of all or any part thereof from Landlord.
4.2    Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    "Annual Direct Expense Allowance" during (i) the Initial Period shall be the applicable amount set forth in Section 9.1(a) of the Summary, and (ii) the Extended Term shall be the applicable amount set forth in Section 9.1(b) of the Summary. The Annual Direct Expense Allowance for the 20th Floor Space shall be determined in accordance with Section 1.4.3 above. The Annual Direct Expense Allowance for any First Offer Space or Expansion Space leased pursuant to Sections 1.5 and 1.6 above, respectively, shall be determined in accordance with Sections 1.5 and 1.6 above, respectively.
4.2.2    "Calendar Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.3    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.4    "Expense Year" shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant's Share of Direct Expenses then in effect shall be equitably adjusted for any Expense Year involved in any such change.
4.2.5    "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during, and which are properly allocated to, any Expense Year because of, or in connection with, the management, maintenance, repair, replacement, restoration or operation of the Real Property (including the Building Parking Area) including, without limitation, any amounts paid for: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of reasonable and good faith contests of the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a governmentally mandated transportation management system program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts and with such deductibles as

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Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property and/or the Building to the extent such insurance coverage is not greater (nor the deductibles less) than those customarily carried by the landlords of Comparable Buildings (except as required to be carried by Landlord under Section 10.2 of this Lease); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building and Real Property; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees (excluding accounting fees for audits of the Direct Expenses more frequently than on an annual basis), of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and Real Property; (vii) any equipment rental agreements or management agreements (including the cost of any management fee paid by or to Landlord and the fair rental value of any office space actually used for management purposes to the extent the size of such office space docs not exceed that customarily utilized by other landlords of Comparable Buildings in connection with the management of such buildings); (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building and Real Property (but not including any persons holding a position above the level of Building manager), and employer's social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building, and provided further, that no portion of any employee's wages, benefits, or taxes allocable to time spent on the development or marketing of the Building shall be included in Operating Expenses; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or Real Property; (x) operation, repair, maintenance and, to the extent reasonably necessary, replacement of all "Systems and Equipment," as that term is defined in Section 4.2.6 of this Lease, and components thereof; provided that if any such cost is a capital expenditure, such cost shall be amortized on a straight line basis (including interest on the unamortized cost) over its reasonably anticipated useful life, even if such life extends beyond the Lease Term; (xi) the cost of janitorial service (provided, however, Operating Expenses shall not include the cost of janitorial services provided to the Premises or the premises of other tenants of the Real Property during the period, if any, that such janitorial services with respect to the Premises arc directly provided and paid for by Tenant pursuant to Section 6.1.4 below), alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, and repair to roofs; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property, with such amortization to be on a straight line basis over the reasonably anticipated useful life of the applicable item, even if such life extends beyond the Lease Term; and (xiii) the cost of any capital improvements or other costs which are (I) reasonably intended and reasonably expected to serve as a labor-saving device or to effect other economies in the operation or maintenance of the Building or Real Property, to the

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extent of cost savings reasonably anticipated by Landlord, or (II) made to the Building or Real Property after February 1, 2002 that are required under any governmental law or regulation, except for capital improvements or costs to remedy a condition existing as of January 1, 1992 ("Applicable Date") which a federal, state or municipal governmental authority, if it had knowledge of such condition as of the Applicable Date, would have then required to be remedied pursuant to governmental laws or regulations in their form existing as of the Applicable Date; provided, however, that if such cost is a capital expenditure, such cost shall be amortized on a straight line basis (including interest on the unamortized cost) over its reasonably anticipated useful life, even if such life extends beyond the Lease Term. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not at least ninety-five percent (95%) occupied with all tenants and occupants paying full rent (as opposed to free rent, half rent, partial rent, and the like) during all or a portion of any Expense Year during the Initial Period (including the calendar year 2002 and any other calendar year during the Initial Period which is used as the base year for calculating the Annual Direct Expense Allowance for the 20th Floor Space, any Expansion Space and/or any First Offer Space, if applicable), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine reasonably the amount of Operating Expenses that would have been paid had the Building been at least ninety-five percent (95%) occupied (with all tenants and occupants paying full rent, as opposed to free rent, half rent, partial rent, and the like); and the amount so reasonably determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. If the Building is not at least one hundred percent (100%) occupied with all tenants and occupants paying full rent (as opposed to free rent, half rent, partial rent, and the like) during all or a portion of any Expense Year during the Extended Term or any Option Term (including the calendar year 2012 and any other calendar year during the Extended Term or any Option Term which is used as the base year for calculating the Annual Direct Expense Allowance for any Expansion Space and/or any First Offer Space, if applicable), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine reasonably the amount of Operating Expenses that would have been paid had the Building been at least one hundred percent (100%) occupied (with all tenants and occupants paying full rent, as opposed to free rent, half rent, partial rent, and the like); and the amount so reasonably determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Landlord (x) shall not collect or be entitled to collect from Tenant an amount in excess of Tenant's Share of one hundred percent (100%) of the Operating Expenses, and (y) shall reduce the amount of the Operating Expenses by any refund or discount received by Landlord in connection with any expenses previously included in Operating Expenses.
4.2.5.1 Exclusions from Operating Expenses. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

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(i)    bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or on any mortgage or mortgages or any other debt instrument encumbering the Building and/or the Real Property (including the land on which the Building and/or the Real Property is situated) or any amortization thereon;
(ii)    marketing costs, including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with any lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Building;
(iii)    real estate brokers' leasing commissions or any other tenant concessions;
(iv)    costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building;
(v)    the cost of providing any service directly to and payable by any tenant; provided, however, Landlord shall directly charge, and enforce its right to collect such direct charges from, tenants for any above-standard services in a nondiscriminatory manner:
(vi)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(vii)    costs of any items (including, but not limited to, costs incurred by Landlord for the repair or damage to the Building or Real Property) to the extent Landlord receives reimbursement from insurance proceeds or would have received reimbursement from insurance proceeds if Landlord had carried the insurance required to be carried by Landlord hereunder (such proceeds to be deducted from Operating Expenses in the year in which they are received or would have been received, as the case may be) or from a third party, such proceeds to be credited to Operating Expenses in the year in which received, except that any deductible amount under any insurance policy (to the extent such deductible is consistent with Landlord's insurance obligations set forth in Section 10.2 below) shall be included within Operating Expenses; provided, however, that any earthquake repair costs (regardless of whether such costs are covered by insurance), and/or deductible amounts for earthquake and/or terrorism insurance policies carried by Landlord, if any, included in Operating Expenses only to the extent they do not exceed five percent (5%) of the total Operating Expenses (including the costs of any repair or replacement of any items damaged as a result of such earthquake or terrorist act, as the case may be) for any single Expense Year, and to the extent such costs exceed five percent (5%) of the total Operating Expenses for any single Expense Year, such excess costs shall be included in Operating Expenses in the immediately next subsequent Expense Year(s) (but in no event shall such included excess costs exceed five percent

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(5%) of the total Operating Expenses for any single subsequent Expense Year(s)). To the extent any such earthquake repair costs (regardless of whether such costs are covered by insurance), and/or deductible amounts pertain to costs of repairs or improvements, which costs are included in Operating Expenses pursuant to the foregoing and are capital improvements under generally accepted accounting principles, such costs shall be amortized on a straight line basis (including interest on the unamortized cost) over the reasonably anticipated useful life of such capital item (except in no event shall such anticipated useful life for purposes of this clause (vii) be less than five (5) years or greater than thirty-five (35) years) and shall be subject to the cap of not collectively exceeding five percent (5%) of the total Operating Expenses for any single Expense Year;
(viii)    costs of capital improvements, capital repairs or capital replacements, except those specifically permitted (and subject to the conditions contained) in clauses (x), (xii) and (xiii) of Section 4.2.5 above or clauses (vii) or (x) of this Section 4.2.5.1;
(ix)    rentals and other related expenses for leasing a heating, ventilation and air conditioning system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building and/or Real Property) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease;
(x)    depreciation, amortization and interest payments, except (A) in connection with capital improvements, capital repairs or capital replacements specifically permitted in clauses (x), (xii) or (xiii) of Section 4.2.5 above or clause (vii) of this Section 4.2.5.1, or (B) on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services for which Landlord might otherwise contract with a third party, provided such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied; and provided that in any case where depreciation or amortization is permitted or required pursuant to the foregoing, the item shall be amortized on a straight line basis over its reasonably anticipated useful life, even if such life extends beyond the Lease Term;
(xi)    costs incurred by Landlord for alterations (including structural additions), repairs, equipment and tools which are of a capital nature and/or which are considered capital improvements or replacements under generally accepted accounting principles, consistently applied, except as specifically included in Operating Expenses pursuant to clauses (x), (iii), (xiii) of Section 4.2.5 above or clauses (vii) or (x) of this Section 4.2.5.1;
(xii)    expenses in connection with services, materials or other benefits (A) for which Tenant or any other tenants or occupants of the Building are charged directly, or (B) which are not offered or made available to Tenant, but are offered and made available to other tenants of the Building without charge;
(xiii)    costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

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(xiv)    overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building and/or Real Property to the extent the same exceeds the costs of such goods and/or services provided by unaffiliated third parties on a competitive basis;
(xv)    Landlord's general corporate overhead and general and administrative expenses;
(xvi)    advertising and promotional expenditures, and costs of signs in or on the Building or Real Property identifying the owner of the Building or other tenants' signs;
(xvii)    electric power costs or other utility costs for which any tenant directly contracts with the local public service company;
(xviii)    tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments or file returns when due;
(xix)    costs arising from Landlord's charitable or political contributions or the payment of Builders and Owners Management Association dues;
(xx)    costs of installing, maintaining and operating any specialty service operated by Landlord including without limitation, any luncheon club, communications facility, observatory or athletic facility, and/or the repair thereof;
(xxi)    the amounts of the management fee paid or charged by Landlord in connection with the management of the Building and Real Property (including the common areas of the Building and Real Property) to the extent such management fee is in excess of the lesser of (A) management fees customarily paid or charged by landlords of other first-class office buildings in the Downtown Los Angeles, California area, or (B) three percent (3%) of gross revenues of the Building and Real Property, as such gross revenues are customarily and reasonably calculated by landlords of such first-class office buildings (including the gross-up of such revenues, with such gross-up to be determined assuming all tenants and occupants paying full rent, as opposed to free rent, half rent, partial rent, and the like); provided, however, during the Extended Term only (and not during the Initial Period), if the percentage rate used for calculating such management fee (on a percentage of gross revenues basis) included in Operating Expenses for any Expense Year after the calendar year 2012 exceeds the applicable percentage rate used for calculating such management fee (on a percentage of gross revenues basis) included in the Annual Direct Expense Allowance, then for each such Expense Year during which such higher percentage rate is so used, such percentage rate for the calendar year 2012 (for purposes of calculating the Annual Direct Expense Allowance) shall be increased to equal the same percentage rate for such applicable Expense Year;
(xxii)    costs necessitated by or resulting from the negligence or willful misconduct of Landlord, or any of its agents, employees or independent contractors including, but not limited to, tax penalties incurred as a result of Landlord's negligence, inability or unwillingness to make payments or file returns when due;

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(xxiii)    any ground lease rental;
(xxiv)    costs associated with the operation of the business of the person or entity which constitutes Landlord, as the same are distinguished from the costs of operation and management of the Building and Real Property;
(xxv)    costs of any items to the extent Landlord receives reimbursement through warranties or service contracts (such proceeds to be credited to Operating Expenses in the year in which received);
(xxvi)    Landlord's travel expenses;
(xxvii) for Expenses Years occurring during the Initial Period, only, the cost of providing during non-Business Hours (as defined in Section 6.1.1 below) to any tenant in the Building any heating, ventilation and air-conditioning ("HVAC") or other utilities or services (except janitorial) which are normally provided to Tenant only during Business Hours;
(xxviii)    for Expense Years occurring during the Extended Term, the costs of providing non-Business Hours HVAC to tenants of the Building (including Tenant) in an amount equal to the sum of (A) the amount actually paid by Tenant to Landlord for after-hours HVAC usage, plus (B) the amount that would have been paid by other tenants in the Building for such other tenants' non-Business Hours HVAC usage if such other tenants were charged the hourly rates applicable to Tenant as set forth in Section 6.2 below (regardless of whether such other tenants were charged higher or lower rates or not charged at all for such non-Business Hours HVAC usage and regardless of whether such tenants were billed for such non-Business Hours HVAC and then failed to pay for such non-Business Hours HVAC);
(xxix)    the following costs and expenses attributable to the Parking Areas: (A) all costs and expenses attributable to the Off-Site Parking Area; (B) the wages and salaries of any clerks, attendants or other personnel engaged in the operation of the Building Parking Area and any fee or compensation paid to any operator of the Building Parking Area; (C) the cost and expense of any daily and weekly cleaning and maintenance of the Building Parking Area; and (D) the extra cost and expense attributable to any special insurance coverage specifically relating to the operation of the Building Parking Area, as opposed to the general operation of the Building and Real Property;
(xxx)    for Expense Years occurring during the Initial Period, only, the cost and expense of earthquake insurance coverage, except to the extent the amount which such coverage would have cost during the calendar year 2002 is included in the Annual Direct Expense Allowance applicable to the Initial Period; and
(xxxi)    the costs described III clauses (1) through (4) of Sections 29.29.2 of this Lease.
4.2.5.2 Refunds. Operating Expenses shall be reduced by the amounts of any cash reimbursements, refunds or credits received by Landlord (net of the reasonable costs and expenses of obtaining the same, if any) with respect to any item of cost that is included in

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Operating Expenses other than reimbursements by other tenants in the nature of Operating Expenses similar to those required of Tenant. Landlord shall make payment for goods, utilities and services in a timely manner to obtain the maximum possible discount consistent with the customary practices of the landlords of the Comparable Buildings. In the event any such reimbursement, refund or credit is received by Landlord in a later calendar year, it shall be applied against the Operating Expenses for such later calendar year. No item of expense shall be included in or deducted from Operating Expenses more than once under any circumstance. Landlord shall use its best efforts in good faith to effect an equitable proration of bills for services rendered to the Real Property and to any other property owned by Landlord.
4.2.5.3 Special Provisions for Extended Term. The following provisions of this Section 4.2.5.3 shall apply only during the Extended Term (and not during the Initial Period):
4.2.5.3.1    Notwithstanding anything in this Article 4 to the contrary, Tenant shall not be required to pay to Landlord the component of Tenant's Share of increases in Direct Expenses comprised of insurance premiums and real property taxes (the "Insurance/Real Estate Tax Component") on an estimated basis in accordance with the other terms and provisions of this Article 4, and instead Tenant shall pay the Insurance/Real Estate Tax Component to Landlord upon the later to occur of (i) the date which is fourteen (14) days prior to the date that the installment of the applicable insurance premiums and/or real property taxes, as the ease may be, is due and payable by Landlord, and (ii) the date which is ten (10) days after Landlord delivers to Tenant a bill therefor. By way of example, only, (A) real estate taxes are paid by Landlord to the Los Angeles County Assessor in two (2) annual installments and such installments become delinquent on December 10 and April 10, respectively, for each real estate tax year, and (B) with respect to the installment delinquent as of April 10, Tenant shall pay to Landlord Tenant's share of the increase in the real estate tax portion of the Insurance/Real Estate Tax Component on or prior to the later of (1) March 28 (i.e., fourteen (14) days prior to the date that such installment is delinquent), and (2) the date which is ten (10) days after Landlord delivers to Tenant a bill therefor. To the extent Landlord incurs costs in order to administer the special billing of the Insurance/Real Estate Tax Component as set forth hereinabove, Tenant shall reimburse Landlord for such costs within thirty (30) days after receipt of an invoice therefor.
4.2.5.3.2    Landlord hereby agrees that the east of any new type or increased amount of insurance coverage, including earthquake insurance coverage (or increased limits of insurance or decrease in the amount of deductibles), which is obtained or effected by Landlord during any Expense Year after the calendar year 2012 (but is not obtained or effected during the calendar year 2012) shall be added to the Annual Direct Expense Allowance applicable to the Extended Term (but at the rate which would have been in effect during the calendar year 2012 or the rate in effect during such subsequent Expense Year, whichever is lower) prior to the calculation of Tenant's Share of Direct Expenses for each such Expense Year in which such change in insurance is obtained or effected. In the event that any of Landlord's insurance premiums applicable to the Building shall decrease in any Expense Year subsequent to the calendar year 2012 due to any decrease in the amount or type of coverage or increase in deductibles, the Annual Direct Expense Allowance, shall, commencing the year of such

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decrease, but only as long as and to the extent such decrease remains in effect, thereafter be reduced by the amount of such decrease in the insurance premiums.
4.2.5.3.3    Landlord further agrees that any costs incurred in any Expense Year within the Extended Term that occurs after the calendar year 2012 because of any added new type of voluntary or discretionary services and/or utilities that are not required by law (or voluntary or discretionary changes to existing services and/or utilities that are not required by law, e.g., telecommunications) which were readily available during the calendar year 2012 and customarily provided by landlords of Comparable Buildings during the calendar year 2012 (but not by Landlord), and not included in the Annual Direct Expense Allowance applicable to the Extended Term, shall be added to and included in the Annual Direct Expense Allowance applicable to the Extended Term for purposes of determining the Excess payable for such Expense Year in which such added new type of voluntary or discretionary services and/or utilities are so provided, as if such services and/or utilities were provided in the calendar year 2012 (but at the rate for such services which would have been in effect during the calendar year 2012 or the rate in effect during such subsequent Expense Year, whichever is lower).
4.2.5.3.4    If, at least thirty (30) days prior to the commencement of any calendar month of the Extended Term that arises after the calendar year 2012, Tenant gives Landlord a factually correct notice (the "Vacation Notice")" that Tenant shall cease to occupy (but will still lease) one (1) or more full floors of the Premises (in full floor increments) for an entire calendar month (as so quantified, the "Vacated Space"), Landlord shall: (i) determine, in the exercise of its reasonable judgment, the amount of the costs of the electricity, janitorial service and HVAC (collectively, the "Variable Expenses") included in Operating Expenses each such month as a result of the gross-up provision that is directly attributable to the Vacated Space (such monthly amount shall be referred to herein as the "Excess Variable Expenses"); and (ii) to the extent permitted pursuant to applicable laws and reasonably practicable, cease causing to be provided to such Vacated Space such electricity, janitorial service and HVAC Landlord shall provide to Tenant a credit against Tenant's Share of increases in Direct Expenses otherwise due with respect to the remainder of the Premises during each such month in an amount equal to the Excess Variable Expenses attributable to such Vacated Space during each such month and not in fact paid by Landlord to third party providers of such Variable Expenses, all as reasonably determined by Landlord; provided, however, Tenant shall not be entitled to receive any such credit with respect to any such Vacated Space identified in a Vacation Notice (A) unless and until Tenant has actually vacated the Vacated Space identified in the Vacation Notice for at least two (2) full consecutive calendar months, and (B) Tenant provided Landlord with a factually correct Vacation Notice of Tenant's intention to so vacate such space for each of such two (2) months at least thirty (30) days prior to the commencement of each such month (which Vacation Notice may, at Tenant's option, consist of a separate notice for each such month or one (1) single notice for all such months). If Tenant meets such minimum two (2) month test, such credit shall be applied retroactively to the date Tenant first vacated the Vacated Space as indicated in such factually correct Vacation Notice and shall be applied for each month within such 2-month period, and for each consecutive month thereafter that Tenant continues to vacate such Vacated Space if Tenant timely delivered a Vacation Notice (either separately or as part of any prior Vacation Notice) to Landlord for each such subsequent consecutive month. Nothing in this Section 4.2.5.3.5 shall limit or alter

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Landlord's right to gross-up Operating Expenses nor Tenant's obligation to pay Tenant's Share of increases in Direct Expenses as calculated based upon such gross-up.
4.2.6    "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, plumbing, electronic, computer or other systems or equipment which serve the Building and/or Real Property in whole or in part.
4.2.7    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building and/or Real Property), which Landlord shall pay during and are appropriately allocable to any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property, including the Building Parking Area. For purposes of this Lease, during the Extended Term, Tax Expenses for the calendar year 2012 (hereinafter referred to as the "2012 Base Year") (and thus the Annual Direct Expense Allowance for the Extended Term) and each Expense Year after the 2012 Base Year shall be calculated as if the Building were fully occupied, tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes, and without excluding any Tax Increase (as defined in Section 4.3.4 below) and without regard to any Proposition 13 protection provided in Section 4.3.4 below, and accordingly, during any Expense Year during the Extended Term (including the 2012 Base Year), Tax Expenses shall be deemed to be increased appropriately; provided, however, that notwithstanding the foregoing, there shall be excluded from the Tax Expenses included in the Annual Direct Expense Allowance for the Extended Term and for each Expense Year during the Extended Term after the 2012 Base Year the Tax Reassessment Protection Amount (as defined in Section 4.3.4 below), except for the Initial Period Tax Reassessment Protection Amount (as defined in Section 4.3.4 below) which shall be included in the 2012 Base Year (and consequently in the determination of the Annual Direct Expense Allowance for the Extended Term) and each Expense Year thereafter.
In addition, during the Initial Period only, for purposes of calculating the Annual Direct Expense Allowance applicable to the 20th Floor Space when leased pursuant to Section 1.4 above and any Expansion Space and/or First Offer Space if leased by Tenant during the Initial Period (but not during the Extended Term) pursuant to Sections 1.5 and/or 1.6 above, respectively, (but only to the extent such Annual Direct Expense Allowance for such applicable space is other than the Annual Direct Expense Allowance for the Extended Term (i.e., other than the 2012 Base Year)), the Tax Expenses for the calendar year base year for which such applicable Annual Direct Expense Allowance is determined (hereinafter referred to as the

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"Applicable Initial Period Base Year") and for each Expense Year thereafter during the Initial Period shall be calculated as if the Building were fully occupied, tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes, and without excluding any Tax Increase and without regard to any Proposition 13 protection provided in Section 4.3.4 below, and accordingly, during any Expense Year during the Initial Period (including the Applicable Initial Period Base Year), Tax Expenses shall be deemed to be increased appropriately; provided, however, that notwithstanding the foregoing, there shall be excluded from such applicable Annual Direct Expense Allowance for such space during the Initial Period and each Expense Year during the Initial Period after the Applicable Initial Period Base Year for such space, the applicable Initial Period Tax Reassessment Protection Amount (as defined in Section 4.3.4 below) for such space.
4.2.7.1 Tax Expenses shall include, without limitation:
(i)    Any tax on Landlord's rent, right to rent or other income from the Real Property or as against Landlord's business of leasing any of the Real Property;
(ii)    Except as otherwise provided in Section 4.3.4 below, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adapted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges) may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;
(iii)    Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross revenue tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and
(iv)    Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.
4.2.7.2 During the Initial Period, only (and not during the Extended Term which shall be governed by the provisions of Section 4.2.5.3.2 above with respect to the payment of the assessments described hereinbelow), with respect to any assessment that may be levied against or upon the Real Property and that under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, there shall be included within the definition of Tax Expenses with respect to any tax fiscal year only the amount

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currently payable on such bonds, including interest, for such tax fiscal year, Or the current annual installment for such tax fiscal year, In addition, during the Initial Period, only (and not during the Extended Term which shall be governed by the provisions of Section 42.5.3.2 above with respect to the payment of the assessments described hereinbelow), all assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Tax Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Tax Expenses in the year paid by Landlord.
4.2.7.3 If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been, altered so as to cause the whole or any part of the taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed, or imposed upon Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Real Property, including the Building Parking Area, shall be included within the term "Tax Expenses" except that the same shall not include any enhancement of said tax attributable to other income of Landlord. In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses comprising the applicable Annual Direct Expense Allowance.
4.2.7.4 In the event that either Landlord or Tenant shall desire to contest in good faith the validity or amount of any Tax Expenses, then, at Landlord's option, either (i) Landlord shall diligently pursue claims for reductions in the Tax Expenses, (ii) Tenant may pursue such claims with Landlord's concurrence, in the name of Landlord, or (iii) Tenant may pursue such claims in the name of Landlord without Landlord's concurrence. If either Landlord agrees to pursue such claims or concurs in the decision to pursue such claims but eJects to have them pursued by Tenant, the cost of such proceedings shall be paid by Landlord and included in Tax Expenses in the Expense Year such expenses are paid. If Tenant pursues such claims without obtaining Landlord's concurrence and such contest is successful, then to the extent of the cumulative tax savings achieved, Landlord shall pay to or reimburse Tenant the cost of such proceedings, and include such cost in Tax Expenses in the year so paid or reimbursed by Landlord. No contest of Tax Expenses by either party shall involve the possibility of forfeiture, sale or disturbance of Landlord's interest in the Building or Real Property, or Landlord's or Tenant's interest in the Premises, and all Tax Expenses shall be paid prior to such contest.
4.2.7.5 Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord, provided that such refunds shall not be taken into account when determining Tax Expenses for each calendar year which is used as the base year for calculating the applicable Annual Direct Expense Allowance for the different portions of the Premises pursuant to this Lease.
4.2.7.6 The following provisions of this Section 4.2.7.6 shall apply only during the Initial Period (and not during the Extended Term or any Option Terms). The component of Tax Expenses comprised of any share of the Metropolitan Transit Authority assessment on the Real Property (the "MTA Assessment") which is levied by the Los Angeles County Assessor in the calendar year 2002 shall not be included in the Annual Direct Expenses Allowance applicable to the Initial Period, but Tax Expenses shall include all amounts of the

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MTA Assessment during each year of the Lease Term and any Option Term commencing with the beginning of the calendar year 2002. Tenant shall pay Tenant's Share of the MTA Assessment during each year of the Initial Period without offset or reduction by, and without regard to, any savings or decrease in the other Direct Expenses for any such year.
4.2.7.7 If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord Tenant's Share of such increased Tax Expenses, within thirty (30) days after receipt by Tenant of a notice from Landlord of such increase, including reasonably satisfactory evidence and explanation of such increase, along with the calculation of Tenant's Share of such increase.
4.2.7.8 There shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Building or the Real Property), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 of this Lease, and (iv) taxes attributable to leasehold improvements in excess of the "Cut-Off Point," as that term is defined in Section 4.4.1 of this Lease.
4.2.7.9 Subject to the right to contest the validity or amount of any Tax Expense as provided in Section 4.2.7.4 above, Landlord shall pay before delinquency and before any fine, penalty or interest is due thereon, every real estate tax, assessment, license fee, excise or other charge (however described) which is imposed, levied or assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Lease Term upon, or on account of, the Building or the Real Property.
4.2.8    "Tenant's Share" during (i) the Initial Period shall mean the applicable percentage set forth in Section 9.2(a) of the Summary, and (ii) the Extended Term shall mean the applicable percentage set forth in Section 9.2(b) of the Summary (it being acknowledged and agreed that during the Extended Term, the Storage Space shall not be considered part of the Premises solely for purposes of calculating Tenant's Share). The applicable Tenant's Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the applicable portions of the Building as described in Sections 9.2(a) and 9.2(b) of the Summary and as determined pursuant to Section 1.2 above for the Initial Period or Extended Term (as the case may be), and shall be subject to increase pursuant to Section 1.4 above as a result of the addition of the 20ti ] Floor Space. In addition, in the event that the rentable square feet of the Premises is further increased due to the lease by Tenant of any First Offer Space or Expansion Space pursuant to Sections 1.5 and 1.6, respectively, Tenant's Share shall be appropriately increased in accordance with the terms of this Lease, and, as to the Expense Year in which such change occurs, Tenant's Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant's Share was in effect.

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4.3    Calculation and Payment of Additional Rent.
4.3.1    Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of the applicable Annual Direct Expense Allowance, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the "Excess").
4.3.2    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the "Statement") which Statement shall be itemized on a line-item by line-item basis and shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess or underage. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, upon the later to occur of its next installment of Base Rent due or within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined in Section 4.3.3 below). If the amount of the Excess is less than the amount paid by the Tenant as Estimated Excess during the applicable period of the Expense Year (but, in each ease, not including any period of the Expense Year which occurred after this Lease has terminated or expired), Landlord shall pay the difference ("Tenant Refund") to Tenant together with the applicable Statement, even if this Lease has terminated or expired. In the event that Landlord shall fail to pay any Tenant Refund specified in a particular Statement concurrent with delivery of such Statement, Tenant shall be entitled to offset such Tenant Refund against the Rent next due under this Lease. In the event that Landlord shall fail to deliver the Statement on or before April 1 of a particular year, and when subsequently delivered the Statement reveals that a Tenant Refund is due, such Tenant Refund shall bear interest at the Interest Rate from such preceding April 1 until paid by Landlord, or if Landlord fails to pay such Tenant Refund concurrently with delivery of the Statement, until such time as such Tenant Refund is applied against Rent due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4.
Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall within thirty (30) days of receipt of a Statement setting forth the Excess pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease, less any amounts owed from Landlord to Tenant. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.
4.3.3    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which Estimate Statement shall be itemized on a line-item by line-item basis and shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then current Expense Year shall be and the estimated Excess (the "Estimated Excess") as calculated by comparing Tenant's Share of Direct Expenses, which shall be based upon the Estimate, to Tenant's Share of the applicable Annual Direct Expense Allowance. The failure of Landlord to

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timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, within thirty (30) days after Tenant's receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1112) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.3.4    Tenant's Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in this Lease (but subject to Section 4.2.7 above and the last sentence of this Section 4.3.4), in the event that, at any time during the Initial Period or Extended Term (but not during any Option Terms) (herein, the "Protection Period), any sale, refinancing, or change in ownership of the Real Property is consummated, or any "new construction" in connection with future development of buildings or improvements at the Real Property (excluding tenant improvements, improvements to the interior of the Building and the Upgrade Work and/or the building enhancement work specifically described in Article 21 below) is completed, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 or any similar legislation, then Tenant shall not be obligated to pay during the Protection Period any portion of the Tax Increase (as defined below), except to the extent any such Tax Increase (or any portion thereof) is included in both (i) the Base Year for the applicable Annual Direct Expense Allowance for the applicable portions of the Premises as described in Section 4.2.7 above, and (ii) the subsequent Expense Years for the same applicable portions of the Premises as described in Section 4.2.7 above. The term "Tax Increase" shall mean that portion of the Tax Expenses, as calculated following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated following the Reassessment, which are attributable to (A) (because such amounts were included in the applicable Annual Direct Expense Allowance) the initial assessment of the value of the Real Property (which, for purposes hereof (1) during the Initial Period, shall mean the Proposition 13 assessed value of the Real Property shown on the Los Angeles County Assessor's roll as of February 18, 2000, and (2) during the Extended Term shall mean the Proposition 13 assessed value of the Real Property shown on the Los Angeles County Assessor's roll as of January 31,2012), including the base building, shell and core of the Building and the tenant improvements located in the Building, (B) (because such amounts were included in the applicable Annual Direct Expense Allowance) assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (C) the statutory two percent (2%) annual inflationary increase in real estate taxes (as such statutory increase may be modified by subsequent legislation). The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Protection Period in connection with a particular Reassessment pursuant to the foregoing provisions of this Section 4.3.4, shall be sometimes referred to hereafter as a "Tax Reassessment Protection Amount." The Tax Reassessment Protection Amount applicable during the Initial

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Period shall be referred to herein as the "Initial Period Tax Reassessment Protection Amount". If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Tax Reassessment Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for particular Lease Years remaining in the Protection Period commencing with the Lease Year in which the Reassessment will occur, the remaining terms of this Section 4.3.4 set forth below shall apply to such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Tax Reassessment Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment") as it applies to one or more of the remaining Lease Years in the Protection Period, at any time during the Protection Period, by paying to Tenant an amount equal to the "Tax Reassessment Purchase Price" as that term is defined below, for each such particular Lease Year; provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, "Tax Reassessment Purchase Price" for each particular Lease Year shall mean the present value of the Tax Reassessment Protection Amount for such particular Lease Year, as of the date of payment of the Tax Reassessment Purchase Price by Landlord. Such present value shall be calculated (1) by using the portion of the Tax Reassessment Protection Amount attributable to such Lease Year (as though the portion of such Tax Reassessment Protection Amount benefited Tenant in equal monthly installments throughout such Lease Year), as the amount to be discounted, and (2) by using eight percent (8%) as a discount factor. Upon such payment of the Tax Reassessment Purchase Price with respect to any particular Lease Year, Tenant shall thereupon not be relieved of its obligation to pay any Tax Increase for such particular Lease Year attributable to the Applicable Reassessment. Since Landlord is estimating the Tax Reassessment Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Tax Reassessment Purchase Price with respect to any particular Lease Year, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Tax Reassessment Purchase Price with respect to any particular Lease Year, then upon not less than thirty (30) days notice by Landlord to Tenant, the Rent next due shall be increased by the amount of the overestimation. Notwithstanding any contrary provision of this Lease, the provisions of this Section 4.3.4 shall be applicable only during the Protection Period and only to the Initial Premises, the 20th Floor Space when leased pursuant to Section 1.4 above and any Expansion Space and/or First Offer Space if leased by Tenant during the Initial Period (but not during the Extended Term) pursuant to Sections 1.5 and/or 1.6 above, respectively, and shall not be applicable during any Option Terms nor be applicable to any other Expansion Space or First Offer Space.
4.3.5    Proposition 8 Protection. Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the any Expense Year during the Lease Term (including the Tax Expenses component of the Annual Direct Expense Allowance applicable to the Initial Period and Extended Term) shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any reasonable costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be deducted from Tax Expenses nor included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses nor refunded to Tenant,

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but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.3.5 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2%) annual inflationary increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pertaining to changes in ownership or new construction pursuant to the terms of Proposition 13, which shall be governed by the terms and conditions of Section 4.3.5 above.
4.4    Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon written demand (together with reasonably satisfactory evidence and calculation of the applicable payment) for, or pay directly (if appropriate), any and all taxes or assessments required to be and actually paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:
4.4.1    Said taxes are measured by or reasonably attributable to (a) the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises, or (b) the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds Thirty Five Dollars ($35.00) per rentable square foot of the Premises (the "Cut-Off Point"); provided that any amounts of real estate taxes attributable to tenant improvements that are in excess of the CutOff Point shall not be included in Tax Expenses;
4.4.2    Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property, including the Building Parking Area;
4.4.3    Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or
4.4.4    During the Initial Period only (and not during the Extended Term or any Option Terms), said assessments are levied or assessed upon the Real Property or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements including, but not limited to, any amounts paid in connection with Metrorail assessments or other similar payments or assessments; provided, that during the Initial Period, (i) Tenant shall be responsible for Metrorail assessments only in an amount each Expense Year during the Initial Period not to exceed $.30 per rentable square foot of the Premises, and (ii) Landlord shall be responsible at its sole cost and expense (and not as part of Direct Expenses) for all Metrorail assessments in excess of such amount.
4.5    Landlord's Books and Records. If Tenant disputes the amount of Additional Rent set forth in a Statement, then upon reasonable notice to Landlord and at reasonable times, Tenant and/or its authorized representative shall have the right within two (2) years after receipt of such Statement ("Review Period"), to inspect Landlord's records, at Landlord's offices in Los Angeles County, provided that Tenant is not then in default under Section 19.1.1 of this Lease; provided, that Tenant and its authorized representative shall, and each of them shall use their commercially

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reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence. The inspection rights described above shall be performed only by Tenant, Tenant's employees, or an authorized representative of Tenant who is an independent certified public accountant and a member of a nationally or regionally recognized accounting firm (which is not paid on a commission or contingency basis). Notwithstanding the foregoing, Tenant may use a commercial real estate brokerage or real estate firm whose primary business is not auditing operating expenses as its representative as long as Tenant does not engage such representative on a commission or contingent fee basis. If after such inspection, Tenant still disputes the amount of Additional Rent set forth in the applicable Statement, Tenant shall notify Landlord in writing of such dispute ("Dispute Notice") and Landlord and Tenant shall attempt in good faith to resolve such dispute. In the event that within fifteen (15) days following the date of the Dispute Notice Landlord and Tenant are unable to resolve the dispute, such dispute shall be submitted to arbitration in accordance with the provisions of Sections 4.5.1 through 4.5.5 below:
4.5.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be an independent certified public accountant who shall have been active over the five (5) year period ending an the date of such appointment in the determination of Direct Expenses for commercial high-rise properties in Los Angeles County.
4.5.2    The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) arbitrators.
4.5.3    The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to the actual Direct Expenses for the period set forth in the applicable Statement.
4.5.4    The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
4.5.     If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, then the appointment of the arbitrators shall be dismissed and the matter shall be submitted to arbitration under the provisions of the American Arbitration Association.
The cost of Tenant's inspection of Landlord's records and the cost of any arbitration proceeding hereunder shall be Tenant's responsibility; provided that in the event that Landlord and Tenant agree or the arbitrators determine that the Direct Expenses set forth in the Statement were overstated by more than three percent (3%), then the cost of Tenant's inspection of Landlord's records and the cost of any resulting arbitration proceeding shall be paid for by Landlord; and provided further, that if Landlord and Tenant agree or the arbitrators determine that the Direct Expenses set forth in the Statement were understated, then the cost of Tenant's inspection of Landlord's records and the cost of any resulting arbitration proceeding shall be paid for by Landlord to the extent Landlord is entitled to and does actually recover such additional Direct Expenses from other tenants in the Building. Landlord shall act in good faith and with reasonable diligence to attempt to recover such additional Direct Expenses from the other tenants

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in the Building. Promptly following any such agreement by the parties or arbitration decision, as the case may be, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such agreement or arbitration decision, as the case may be, together with interest at the "Interest Rate," as that term is defined in Section 29.34 of this Lease, from the date due until paid, in the case of payments by Tenant to Landlord, or from the date paid until reimbursed, in the case of reimbursements by Landlord to Tenant, and if Landlord fails to make required reimbursements, Tenant may offset such amounts against the Rent next due hereunder. Landlord shall be required to maintain records of all Direct Expenses set forth in each Statement delivered to Tenant for the entirety of the two (2) year period following Landlord's delivery of the applicable Statement. The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning the correctness of any Statement delivered by Landlord, provided that the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant's approval of the applicable Statement. The provisions of this Section 4.5 shall survive the expiration or earlier termination of the Lease Term.
4.6    Proration. Any amounts of Additional Rent due under this Lease for periods constituting less than a full month shall be prorated based on the number of days in any such fractional month as compared to the number of days in the calendar month during which such fractional month occurs.
4.7    Cost Pools. Landlord shall, from time to time, equitably allocate some or all of the Direct Expenses for the Building and Real Property among different portions or occupants of the Building and Real Property (the "Cost Pools"), in Landlord's reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner. Notwithstanding anything to the contrary contained in this Article 4, Landlord specifically agrees, however, that (i) during the Initial Period, Landlord shall allocate Operating Expenses in an equitable manner between (A) all office space tenants of the Building, along with the Retail Space and the Vault Space, and (B) all other retail and non-office tenants of the Building and the Real Property, and (ii) during the Extended Term, Landlord shall allocate Operating Expenses in an equitable manner between (A) all office and retail space tenants of the retail/office tower portion of the Building (including the Retail Space and the Vault Space), and (B) all tenants of the retail portion of the Real Property located outside the retail/office tower portion of the Building.
ARTICLE 5
USE OF PREMISES
5.1    Permitted Use. During the entire Lease Term, Tenant shall use the Office Space solely for any or all of the following purposes, all consistent with the character of the Building as a first-class multi-tenant office building (the "Office Space Permitted Use"): (i) retail, private and commercial banking purposes; (ii) general office purposes; (iii) general storage purposes; and/or (iv) any other non-retail lawful use permitted by Landlord for other tenants' premises located above the first (1st) floor of the Building, so long as (A) such other premises contain in excess of 20,000 rentable square feet on a cumulative basis (whether such other premises are leased pursuant to one (l) lease or multiple leases), (B) such other non-retail lawful use does not

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violate an exclusive use granted by Landlord to a tenant of the Real Property, and (C) such other non-retail lawful use by Tenant does not exceed, by more than fifty percent (50%), the aggregate rentable square footage of such other lawful uses granted to such other tenants of the Building. Tenant shall not use or permit the Office Space to be used for any other purpose or purposes whatsoever. Tenant shall use the Retail Space and the Vault Space solely for any or all of the following purposes, all consistent with the character of the Building as a first-class multi-tenant office building (the "Retail/Vault Space Permitted Use"): (1) retail banking purposes, including the right to use and maintain vaults; (2) general office purposes; and/or (3) in the case of any portion of the Retail Space and/or Vault Space which is then subject to a Transfer, other similar business office type or retail purposes commensurate with the operation of the Building in a manner consistent with that of the Comparable Buildings. Tenant shall not use or permit the Retail Space and/or Vault Space to be used for any other purpose or purposes whatsoever. Tenant shall use the Storage Space solely for general storage purposes and mechanical storage purposes consistent with the character of the Building as a first-class multi-tenant office building (the "Storage Space Permitted Use"), and Tenant shall not use or permit the Storage Space to be used for any other purpose or purposes whatsoever. The Office Space Permitted Use, the Retail Space Permitted Use and the Storage Space Permitted Use are collectively referred to herein as the "Permitted Use".
5.2    Continued Occupancy. During the Extended Term, it is Landlord's desire to have Tenant continuously and uninterruptedly operate the Retail Space and Vault Space for the Retail/Vault Space Permitted Use during the minimum hours of 10:00 a.m. to 4:00 p.m. Monday through Friday, national holidays excepted (the "Required Hours"); provided, however, that Tenant shall be entitled to operate the Retail Space and Vault Space for the Retail/Vault Space Permitted Use before or after the Required Hours without obtaining Landlord's prior consent. Tenant's failure to continuously uninterruptedly operate the Retail Space and Vault Space for the Retail/Vault Space Permitted Use in accordance with the foregoing provisions of this Section 5.2 shall not be a breach or default by Tenant under this Lease; provided, however, that if Tenant shall fail to continuously uninterruptedly operate the Retail Space and Vault Space for the Retail/Vault Space Permitted Use in accordance with the foregoing provisions of this Section 5.2, including as a result of any vacation or abandonment of the Premises, and if such failure shall continue for a period of one (1) year or longer, then, as Landlord's sole and exclusive remedy, Landlord may, at its election, terminate this Lease with respect to the Retail Space and Vault Space, only, which termination shall be effective upon the date which is thirty (30) days after Landlord delivers written notice of termination to Tenant.
5.3    Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building; provided however that Landlord agrees that the Rules and Regulations shall not be (i) modified or enforced in any way by Landlord so as to interfere with the Permitted Use, or (ii) discriminatorily modified or enforced against Tenant. Landlord agrees that nothing in the Rules and Regulations of the Building shall be used to prohibit or unreasonably interfere with the conduct of any business from the Premises which Tenant is permitted to conduct. In the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations, and

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such non-compliance unreasonably and materially interferes with Tenant's use of the Premises, Landlord shall use reasonable efforts to cause such other tenants and/or occupants to comply with the Rules and Regulations. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property which have been provided by Landlord to Tenant in writing, and shall not at any time use or occupy or allow any person to use or occupy the Premises or the Building or do or permit anything to be done or kept in the Premises or the Building in any manner which: (i) violates any certificate of occupancy in force for the Premises or the Building; (ii) causes or is likely to cause damage to the Real Property, the Building, the Premises or any equipment, facilities or other systems therein; (iii) other than conducting normal banking operations from its Premises, results in repeated demonstrations, bomb threats or other events which require evacuation of the Building or otherwise disrupt the use, occupancy or quiet enjoyment of the Building by other tenants and occupants; or (iv) materially interferes with the transmission or reception of microwave, television, radio or other communications signals by antennae located on the roof of the Building or elsewhere in the Building. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty or requirement relating to the use, occupation or alteration of the Premises.
5.4    Hazardous Materials. Except for the use of general office supplies within the Premises which are of a kind typically used in normal office areas in the ordinary course of business (such as, for example, copier toner, liquid paper, glue, ink, photocopy supplies, secretarial supplies and limited janitorial supplies, and cleaning solvents), for use in the manner for which they were designed and only in accordance with all applicable governmental regulations pertaining to Hazardous Materials (as defined in Section 29.29 below) and the customary standards prevailing in the industry for such use, and then only in such amounts as may be normal for the office business operations conducted by Tenant on the Premises, Tenant shall not cause or permit the use, handling, storage or disposal of any Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's employees, agents, contractors, invitees or licensees ("Tenant Parties"), or in, on, under or about the remaining portions of the Real Property by Tenant or Tenant's employees, agents, representatives or contractors. Tenant shall promptly take all actions, at its sole cost and expense, as are necessary to return the Premises and the Real Property to the condition existing prior to the introduction of any such Hazardous Materials by Tenant or the applicable parties specified above, provided Landlord's approval of such actions shall first be obtained. Tenant shall be solely responsible for and shall indemnify, protect, defend (at Tenant's expense with counsel reasonably approved by Landlord) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, penalties, fines, liabilities, losses and expenses (including, without limitation, reasonable investigation and clean-up costs, reasonable attorneys' fees, reasonable consultant fees and court costs) which arise during or after the Term of this Lease as a result of the breach of any of the obligations and covenants set forth in this Section 5.3, and/or any contamination of the Premises, directly or indirectly, arising from activities of Tenant or Tenant Parties, and/or any contamination of the remaining portions of the Real Property, directly or indirectly arising from the activities of Tenant or its employees, agents, representatives or contractors. Notwithstanding anything in the foregoing to the contrary, Tenant shall have no liability to Landlord for any Hazardous Materials that exist in or outside the Premises as of the Lease

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Commencement Date or which thereafter were placed in the Premises or found to be in or outside the Premises to the extent not (i) introduced, disposed of; disturbed or otherwise caused by Tenant or any of the Tenant Parties or (ii) in any tenant improvements, alterations, fixtures, equipment or personal property installed by or for Tenant in the Premises, Building or Real Property (collectively, the "Excluded Hazardous Materials").
ARTICLE 6
SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services and utilities on all days during the Lease Term, unless otherwise stated below.
6.1.1    Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide HVAC when necessary for normal comfort for normal office use in the Premises (and in compliance with the HVAC specifications described in Section 6.1.9 below), from Monday through Friday, during the period from 7 a.m. to 7 p.m., and on Saturday during the period from 9:00 a.m. to 2:00 p.m., except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other state and nationally recognized holidays. The daily time periods identified hereinabove arc sometimes hereinafter referred to as the "Business Hours" and the holidays identified hereinabove are sometimes hereinafter referred to as the "Holidays."
6.1.2    Landlord shall provide adequate electrical wiring and power for normal general office use (but in any event sufficient to accommodate a maximum connected electrical load capacity for Tenant's lighting fixtures and incidental use equipment of seven (7) watts per usable square foot of the Premises) twenty-four (24) hours per day, seven (7) days per week. Tenant shall be responsible for excess electrical consumption above the Consumption Standard set forth in Section 6.2 below. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.
6.1.3    Landlord shall provide city water from the regular Building connections and any other connections the Tenant is making use of in the Premises as of the date of this Lease and Landlord has heretofor approved, for drinking, lavatory and toilet purposes. Subject to the terms of Article 8 of this Lease, Tenant shall have the right to add to or access the water systems for the Building and/or provide supplemental water systems in order to service the Premises.
6.1.4    During the Lease Term, Landlord shall provide janitorial services in a quantity and manner consistent with Comparable Buildings, five (5) days per week, except the date of observation of the Holidays, in and about the Premises in accordance with the specifications attached hereto as Exhibit E. Landlord shall provide exterior window washing services for the exterior windows of the Building at least three (3) times per year; however, Landlord may reduce such exterior window washing services to two (2) times per year at any time after the date the Original Tenant and/or a Qualified Transferee fails to satisfy the Minimum Occupancy Threshold. Tenant shall have the right, upon at least sixty (60) days' notice to Landlord at any time during the Lease Term or any Option Term, to provide its own janitorial

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service to the Premises by independently contracting with a janitorial service provider approved by Landlord, which approval shall not be unreasonably withheld or delayed by Landlord, Such janitorial service provider shall in all events utilize "green" cleaning procedures comparable to those used by Landlord or its janitorial service provider and maintain harmonious labor relations with other contractors and service providers working in, on or about the Real Property, If Tenant elects to provide its own janitorial service to the Premises during the Lease Term or any Option Term, the Base Rent payable by Tenant from and after the date on which Tenant commences providing its own janitorial service, and Tenant's Annual Direct Expense Allowance for purposes of calculating Tenant's Share of Direct Expenses from and after such date, shall each be reduced by an amount equal to the actual savings realized by Landlord through the termination of the janitorial service to the Premises, Within sixty (60) days after Tenant commences providing its own janitorial service, Landlord shall reasonably calculate the actual savings realized by Landlord as a result of Tenant providing its own janitorial service. Landlord shall notify Tenant of such calculation as soon as possible after Tenant commences providing its own janitorial services. Tenant shall have the right to review Landlord's calculation of such savings in janitorial costs.
6.1.5    Landlord shall provide nonexclusive automatic passenger elevator service, with at least two (2) elevator cabs in service for each elevator bank at all times.
6.1.6    Landlord shall provide nonexclusive freight elevator service as part of Operating Expenses, subject to reasonable scheduling by Landlord.
6.1.7    Landlord shall provide twenty-four (24) hours per day, seven (7) days per week, reasonable security and supervision of the Building and common areas, in a manner consistent with Comparable Buildings. On or prior to the Extended Term Commencement Date, Landlord shall, at its expense (which may included in Operating Expenses but shall be treated as a capital expenditure and amortized over its useful life), install security cameras on the mezzanine level of the Building Parking Area. In addition, upon request by Tenant, security personnel for the Building shall escort Tenant's employees to their vehicles in the Building Parking Area between the hours of8:00 p.m. (or 6:30 p.m. if it is dark outside at such hour) and 6:00 a.m., Monday through Friday, except for Holidays. Tenant shall have the right to install its own security system, subject to the terms of Article 8 of this Lease or the Tenant Work Letter, as the case may be, and/or have its own security personnel in the Premises, provided that the same does not interfere with the operation of the Building security system.
6.1.8    Landlord shall operate and maintain the Building and the common areas and provide services in a first-class manner and condition in accordance with the standards of maintenance and operation as are customary for other Comparable Buildings. Tenant shall be entitled to access to the Premises and the Parking Areas 24 hours per day, 365 days per year (after-hours access shall be subject to reasonable security procedures).
6.1.9    During the Lease Term and any Option Term, Landlord shall provide during the Business Hours HVAC services for the Premises in compliance with the HVAC Specifications attached hereto as Exhibit F. Without limiting the provisions of Section 6.2 of this Lease, including Tenant's obligation to pay Landlord for the cost of additional equipment and facilities, and costs of wear and tear on existing equipment, required as a result of Tenant's

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use of machines, equipment and lighting which are described therein, any costs of purchasing and installing additional equipment or fixtures in the Building to the extent necessary to provide HVAC to the Premises in compliance with the HVAC specifications on Exhibit F shall be borne solely by Landlord. All operating costs associated with providing such services, including the costs of repair, maintenance and operation of all equipment in the Building, shall be included as part of the Direct Expenses and shall be subject to the provisions of Article 4 of this Lease (and the amount of such operating costs incurred during (i) the calendar year 2002 shall be included in Tenant's Annual Direct Expense Allowance applicable to the Initial Period, and (ii) the calendar year 2012 shall be included in Tenant's Annual Direct Expense Allowance applicable to the Extended Term).
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, which consent shall not be withheld unless a Design Problem exists, install and thereafter use in the Premises any heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which do not exist in the Premises as of the date of this Lease, and which may adversely and materially affect the temperature otherwise maintained by the HVAC system or significantly increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary HVAC units or other facilities in the Premises, including supplementary or additional metering devices, and the reasonable, actual cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges (without profit or overhead), shall be paid by Tenant to Landlord within thirty (30) days of receipt of written notice (including a reasonably particularized statement therefor). If Tenant uses water or HVAC in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant's consumption of electricity shall exceed the greater of (i) four (4) watts per usable square foot of the Premises, or (ii) the average watts per usable square foot of the Premises used in June 2008, each calculated on a monthly basis for the Business Hours described in Section 6.1.1 above (the "Consumption Standard"), Tenant shall pay to Landlord, within thirty (30) days of receipt of written notice (including a reasonably particularized statement therefor), all costs reasonably incurred by Landlord in connection with the provision of such excess consumption and the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, as such costs are reasonably determined by Landlord, including a reasonable amount attributable to increased wear and tear on existing equipment caused by such excess consumption (but without overhead or profit); and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased actual cost directly to Landlord, within five (5) business days of receipt of written notice (including a reasonably particularized statement therefor), including the cost of such additional metering devices in the event such metering devices indicate that there has been excess consumption. Notwithstanding the foregoing to the contrary, Tenant is currently charged for electricity consumption for certain of Tenant's equipment located on the 39th floor portion of the Premises and Tenant's Current Roof Top Sign pursuant to a separate meter, and shall continue to be charged separately for the usage of such electricity (including any electricity used by a Modified New Roof Top Sign) in a similar manner. If Tenant desires to use HVAC during non-Business Hours: (A) Tenant shall (until such time as the Automated After-Hours HVAC System [as defined below} is installed as provided herein below) give Landlord reasonable prior notice of Ten ant's desired use; and (B) Landlord shall supply such non-Business Hours HVAC to

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Tenant on a full floor basis at an hourly rate payable by Tenant to Landlord equal to Landlord's actual, out-of-pocket expenses of providing such non-Business Hours HVAC, without overhead or profit, and without the inclusion of a "start up" fee for turning on the HVAC system in connection with such non-Business Hours HVAC use (i.e., Landlord will only charge Tenant for each hour that the mechanical and chilled water systems required to provide such non-Business Hours HVAC are turned on). Notwithstanding the foregoing, during the calendar year 2008, shall such hourly rate shall in no event exceed Ninety-Six Dollars ($96.00) per hour per floor, which $96.00 rate cap shall be reduced to Sixty-Five Dollars (S65.00) per hour per floor for non-Business Hours HVAC provided by Landlord, at Tenant's request, to at least four (4) floors of the Premises to the extent ordered by Tenant and provided by Landlord at the same time (such $65.00 cap rate shall apply to each such floor of the Premises for which such 4-floor minimum requirement is met, as well as to each other floor of the Premises for which non-Business Hours HVAC is provided by Landlord at the same time). Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Landlord may increase the hours or days during which HVAC are provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the rentable square feet of the Building or to conform to practices of the Comparable Buildings. Notwithstanding anything in the foregoing to the contrary: (1) on or prior to the Extended Term Commencement Date, Landlord shall install, at its expense (which installation costs shall not be included in Operating Expenses), an automated telephone system (the "Automated After-Hours HVAC System") via which Tenant can request Tenant's desired after-hours HVAC use (on a full floor basis); and (2) Landlord shall not treat as additional water or electrical usage hereunder any level of water or electrical usage generally existing in the Premises by Tenant as of the Lease Commencement Date which immediately prior to the termination of the Existing Leases (as defined in Article 22 below) Landlord did not generally treat as excess utility usage thereunder.
6.3    Interruption of Use. Except as provided in Section 19.7.2 of this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after diligent effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never he deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except as provided in Section 19.7.2 of this Lease, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference With, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Except as provided in Section 19.7.2 of this Lease, if any governmental entity promulgates or revises any statute, ordinance, building code, fire code or other code or imposes mandatory controls or guidelines on Landlord or the Real Property or any part thereof, relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions or the provision of any other utility or service provided with respect to this Lease or if Landlord is required to

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make alterations to the Building or any other part of the Real Property in order to comply with such mandatory or voluntary controls or guidelines, then Landlord may, in its reasonable discretion, comply with such mandatory controls Or guidelines or make such alterations to the Building or any other part of the Real Property related thereto without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable, and, in connection with voluntary action undertaken by Landlord, such action does not unduly interfere with Tenant's Permitted Use of the Premises, and further provided that Landlord will not voluntarily reduce the level of services provided to the Premises. Except as provided in Section 19.7.2 of this Lease, such compliance and the making of such permitted alterations shall in no event entitle Tenant to any damages, relieve Tenant of the obligation to pay the full Rent reserved hereunder or constitute or be construed as a constructive or other eviction of Tenant. In addition, the actual, reasonable and documented cost of such compliance and alterations shall, subject to the terms of Article 4 of this Lease, be included in Operating Expenses.
6.4    Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be requested by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that such services shall be provided by Landlord at competitive market rates. Tenant shall pay to Landlord within thirty (30) days of receipt of notice (including a reasonably particularized statement therefor), the sum of all actual costs to Landlord of such additional services (without profit or overhead). Charges for any service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder, shall be billed on a monthly basis, and shall be payable by Tenant within thirty (30) days after Tenant's receipt of any such bill. If Landlord refuses to provide such additional services, or if Tenant prefers to perform such services itself, Tenant may separately obtain such services at its sole cost and expense.
ARTICLE 7
REPAIRS
7.1    Duties to Repair. Landlord shall maintain and repair any and all structural portions of the Building, all restrooms located on each floor of the Premises (excluding executive washrooms, if any), and the Systems and Equipment; provided, however, Tenant shall be directly responsible for all maintenance and repair costs incurred by Landlord respecting Systems and Equipment located in the Premises, except for (i) the HVAC units located on the perimeter walls of the Building, the interior main loop of the Building's HVAC and sprinkler systems, and the pipes and other equipment connecting such interior main loops within the Premises to the Building's base building HVAC and sprinkler systems located outside the Premises, all to the extent constructed as part of the original construction of the Building (collectively, the "Premises Base Building HVAC/Sprinkler Equipment"), (ii) repairs to Systems and Equipment in the Premises to the extent the condition necessitating such repair results from breakdowns or malfunctions of Systems and Equipment located outside the Premises and/or the Premises Base Building HVAC/Sprinkler Equipment, or (iii) repair or maintenance, which may be included in Direct Expenses, to base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems located in the Premises and which do not exclusively

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service the Premises. Landlord shall also maintain and repair the common areas in and outside of the Building, including all walkways, escalators and landscaping. Tenant shall, at Tenant's own expense, keep the non-structural portions of the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, except as provided as part of Landlord's repair obligations set forth above, Tenant shall, at Tenant's own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a reasonable percentage of the cost thereof (to be uniformly established for the Building and consistent with similar charges imposed by the landlords of Comparable Buildings) sufficient to reimburse Landlord for all overhead, general conditions, fees and other reasonable and actual costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same (including receipt of reasonably satisfactory evidence of such costs). Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice to Tenant (except in the event of emergency) to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall deem reasonably necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree, and if requested by Tenant, Landlord shall perform such work after Tenant's normal business hours (except in the event of emergency) to the extent reasonably practicable if the performance of such work will unreasonably interfere with Tenant's normal business operations. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.2    Tenant's Right to Make Repairs. If Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the provision of utilities and/or services and/or repairs and/or maintenance as set forth in Sections 6.1 and 7.1 of this Lease, above, and Landlord fails to provide such action as required by the terms of this Lease, then Tenant may proceed to take the required action upon delivery of an additional five (5) business days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest at the Interest Rate, as that term is defined in Section 29.34 of this Lease, during the period from the date Tenant incurs such costs and expenses until such time as payment is made by Landlord. In the event Tenant takes such action, and such work will affect the Systems and Equipment, structural integrity of the Building or exterior appearance of the Building, Tenant shall use only those contractors used by Landlord in the Building for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Further, if Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct

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from Rent payable by Tenant under this Lease, the amount set forth in such invoice together with interest at the Interest Rate. If, however, Landlord in good faith delivers to Tenant within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges arc excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Rent, but as Tenant's sole remedy, Tenant may proceed to have such dispute settled pursuant to the proceedings described in Section 29.3 1 below, and if Tenant obtains a judgment in its favor in such proceedings, Tenant shall have the right to deduct the amount of such judgment and attorneys' fees awarded in such proceedings from the Rent next due and owing by Tenant under this Lease if such amount and attorneys' fees are not paid within thirty (30) days after such judgment is issued.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Except for Cosmetic Alterations (as defined below), Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "Alterations"), without first procuring the prior written consent of Landlord to such Alterations. Such consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and Landlord shall not withhold or delay its consent for any Alterations except with respect to Alterations which (i) do not comply with applicable laws, (ii) adversely affect the Systems and Equipment or the structural aspects of the Building, (iii) can be seen from outside the Premises, (iv) unreasonably interfere with another tenant's use of such tenant's premises for normal business office purposes, and/or (v) do not use materials that are equal to or better than Building standard materials (each, a "Design Problem"). Notwithstanding the foregoing, with respect to any Alterations installed after the Lease Commencement Date that (A) create a Design Problem described in clause (iii) hereinabove and (B) are other than walls not aligned with existing columns or mullions: (1) Landlord shall act reasonably and in good faith based upon standards generally employed by Comparable Landlords (as defined in Section 23.6 below) for the Comparable Buildings; and (2) Tenant may install in (x) any space above the ground floor of the Building now or hereafter leased by Tenant pursuant to this Lease, Alterations similar to those existing in any office space in the Building as of the Lease Commencement Date, and (y) the Retail Space, Alterations similar to those existing in the Retail Space as of the Lease Commencement Date. Further notwithstanding the foregoing, Tenant may make strictly cosmetic, non-structural alterations, additions or improvements to the interior of the Premises (collectively, the "Cosmetic Alterations") without Landlord's consent, provided that: (a) Tenant delivers to Landlord written notice of such Cosmetic Alterations at least ten (10) days prior to the commencement thereof; (b) such Cosmetic Alterations shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; (c) such Cosmetic Alterations do not require the issuance of a building permit or other governmental approval; and (d) such Cosmetic Alterations would not result in a Design Problem. Any time Tenant proposes to make Alterations other than Cosmetic Alterations, Tenant's notice regarding the proposed Alterations shall be provided together with the plans and specifications for the Alterations, and Landlord shall approve or disapprove of the same within ten (10) business days after its receipt of the same in accordance with the standard

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for consent set forth hereinabove. In the event that Landlord shall fail to notify Tenant in writing of its approval or disapproval of a proposed Alteration within such ten (10) business day period, Landlord shall be deemed to have approved such Alteration. In the event that Landlord shall disapprove of a proposed Alteration because the same contains a Design Problem, Landlord shall notify Tenant of it's the specific Design Problem which is the reason for such disapproval and Tenant shall have the right to resubmit for Landlord's approval modified plans and specifications to address Landlord's reasons for disapproval to eliminate such Design Problem. The construction of the New Tenant Improvements (as defined in the Tenant Work Letter) shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
8.2    Manner of Construction. Any time Tenant proposes to make an Alteration which requires the consent of Landlord, Landlord may impose, as a condition of such consent, such reasonable requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord's request made at the time such consent is granted, Tenant shall utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord, provided that Tenant shall utilize a contractor of Landlord's selection to perform all work for Alterations that constitute a Design Problem; provided that Landlord shall cause such contractor to charge Tenant for such work an amount equal to the costs that comparable first-class, reputable and reliable contractors would have charged Tenant if selected pursuant to competitive bidding procedures. Tenant shall construct all Alterations and perform any repairs undertaken by Tenant in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Los Angeles, and in conformance with Landlord's reasonable construction rules and regulations. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities, but, subject to Tenant's obligation to carry out all Alteration work in compliance with the provisions of this Article 8, shall constitute Landlord's approval of such Alteration. A1l work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office an electronic copy of the record set of the Alteration drawings.
8.3    Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable within thirty (30) days after Tenant's receipt of billing therefor (including a reasonably particularized statement setting forth the charges), either periodically during construction or upon the substantial completion of such work, at Landlord's option. Upon completion of such work, Tenant shall deliver to Landlord, if

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payment is made directly to contractors, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage to be established on a uniform basis for the Building and consistent with similar charges imposed by the landlords of the Comparable Buildings) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work, and if Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord tor Landlord's reasonable, actual, out-of-pocket costs and expenses actually and reasonably incurred in connection with Landlord's review of such work (without profit or mark-up).
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, Tenant agrees to carry, or cause the applicable contractors to carry, prior to the commencement of such Alterations, "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require any Transferee (as defined in Section 14.1 of this Lease), but not the Original Tenant or an Affiliate of the Original Tenant, to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5    Landlord's Property. All Alterations, improvements, fixtures and/or equipment which may be permanently installed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which are installed, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord requires, at the time Landlord approves of the Alteration, that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant's expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal, subject, however, to the restrictions on Landlord's right to so require Tenant to remove certain Alterations as provided in Section 15.2.1 below. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations prior to or at the expiration or earlier termination of the Lease Term, Landlord may do so upon ten (10) days notice to Tenant and may charge the actual, reasonable and documented cost thereof to Tenant (without profit or mark-up). Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, except to the extent the particular work is performed by Landlord and/or such liability, cost, obligation, claim or expense results from Landlord's negligence or willful misconduct.
8.6    Security Scanners. Notwithstanding anything to the contrary set forth in this Lease, during the period of time that Tenant concurrently leases under this Lease all of the floors

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that are served exclusively by any set of passenger elevators of the Building (e.g.,, the Building's low-rise passenger elevators exclusively serve floors 2-17; the Building's mid-rise passenger elevators exe1usively serve floors 18-29; and the Building's high-rise passenger elevators exclusively serve floors 29-38) (collectively, the "Exclusive Elevators"), Tenant may, at its sole cost and expense, and otherwise in compliance with the provisions of this Lease (including, without limitation, the provisions of this Article 8), install and maintain security scanners in the main lobby of the Building to monitor access to such Exclusive Elevators (collectively, the "Security Scanners"). The design, location and specifications of the Security Scanners shall be subject to Landlord's prior approval, which shall not be unreasonably withheld so long as the Security Scanners (i) are compatible with the Building's security systems, (ii) do not cause a Design Problem (except that for purposes of this Section 8.6, the term "Design Problem" shall not include clause (iii) of Section 8.1 above), and (iii) do not affect Landlord's ability to operate the Building on a commercially reasonable basis. As of the date of execution of this Lease, Tenant currently leases all of floors 2 through 17 of the Building which are exclusively served by the Exclusive Elevators described hereinabove as the Building's low-rise passenger elevators; Landlord hereby pre-approves of the location depicted on Exhibit N attached hereto for the installation of the Security Scanners for such Exclusive Elevators if installed by Tenant pursuant to this Section 8.6. Tenant shall not be charged any rent for use of the space where the Security Scanners are installed. Tenant shall reimburse Landlord, within thirty (30) days after receipt of invoice from Landlord, for any actual, documented and reasonable out-of-pocket costs incurred by Landlord in connection with Landlord's and its consultants' review of the plans and specifications for the Security Scanners and/or the installation, use and/or operation by Tenant of the Security Scanners. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the monitoring, operation, repair and maintenance of the Security Scanners, and neither Landlord nor the security personnel employed by Landlord shall have any responsibility with respect thereto (including, without limitation, the responsibility to monitor and/or prevent access to any Exclusive Elevators by any persons entering through the Security Scanners or to respond to the triggering of any sensors indicating a breach of the Security Scanners). Tenant shall provide Landlord with key cards for the Security Scanners installed by Tenant so that Landlord and Landlord's management and security personnel can access the Exclusive Elevators that are monitored by the Security Scanners to perform any of Landlord's obligations and/or exercise any of Landlord's rights under this Lease. Tenant shall indemnity, defend, protect, and hold harmless Landlord, its partners and their respective officers, agents, servants and employees (collectively, the "Indemnified Group") from and against any and all Claims (as defined in Section 10.1 below) in connection with or arising from the installation, use and/or operation of the Security Scanners except to the extent such Claims are (A) caused by the negligence and/or willful misconduct of one or more of the Indemnified Group and (B) not covered by property insurance obtained, or required to be obtained, by Tenant pursuant to this Lease and as to which the waiver of subrogation in Section 10.4 below applies. Tenant shall, at Tenant's expense, remove the Security Scanners and repair any damage to the Building caused by such removal upon the expiration or early termination of this Lease, if Landlord, at its option, requires that Tenant so remove the Security Scanners by written notice delivered to Tenant at least thirty (30) days prior to the expiration of the Lease Term, or given upon any earlier termination of this Lease. In addition, if Tenant no longer leases the entirety of the floors serviced by the Exclusive Elevators for which Security Scanners previously have been installed, Landlord may, at its option, by written notice to Tenant, require Tenant to remove such Security Scanners, in which event

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Tenant shall, at Tenant's expense, within ten (10) days after receipt of such notice, remove such Security Scanners and repair any damage to the Building caused by such removal. If Tenant fails to timely complete any such removal and/or repair work, Landlord may do so upon ten (10) days' notice to Tenant and may charge the actual, reasonable and documented cost thereof to Tenant (without profit or mark-up).
ARTICLE 9
COVENANT AGAINST LIENS
Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any reasonably sized notice which it deems necessary for protection from such liens. In the event that other then due to Landlord's failure to timely disburse any tenant improvement allowance required to be disbursed by Landlord pursuant to this Lease, any lien of mechanics or materialmen or others is placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, Tenant covenants and agrees to cause it to be released and removed of record (by bonding or otherwise) within fifteen (15) business days after its receipt of written notice from Landlord regarding the existence of such lien. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed (by bonding or otherwise) on or before the date occurring fifteen (15) business days after written notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys' fees and costs, actually incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within thirty (30) days of receipt of a reasonably detailed invoice therefor.
ARTICLE 10
INSURANCE
10.1    Indemnification and Waiver. To the extent not prohibited by law, Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors shall not be liable to Tenant (except as expressly provided in Section 19.7.2 or elsewhere in this Section 10.1 of this Lease) for any damage to property resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, due to the occurrence of any accident or event in or about the Building, Real Property and/or the Parking Areas, or due to any act or neglect of any tenant or occupant of the Building, including the Premises, or of any other person, including without limitation, any damage caused by gas, electricity, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, or to any other cause regardless of whether of an entirely different nature; provided, however, the provisions of this sentence shall not be applicable to any such damage to the extent (i) resulting from the negligence or willful

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misconduct of Landlord or its agents, contractors, servants or employees, or to any default by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease to be performed on Landlord's part, and (ii) not insured or required to be insured by Tenant under this Lease. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners and their respective officers, agents, servants and employees from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises, including, without limiting the generality of the foregoing: (A) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed; (B) the use or occupancy of the Premises by Tenant or any person claiming by, through or under Tenant; (C) the condition of the Premises or any occurrence on the Premises from any cause whatsoever, except to the extent such occurrence is the result of (1) a condition or occurrence originating outside the Premises that is not described in clause (D) hereinbelow, or (2) Hazardous Materials that exist in or outside the Premises as of the Lease Commencement Date or which thereafter were placed in the Premises or found to be in or outside the Premises to the extent not (x) introduced, disposed of or otherwise caused by Tenant or any of the Tenant Parties or (y) in any tenant improvements, alterations, fixtures, equipment or personal property installed by or for Tenant in the Premises, Building or Real Property; or (D) any acts, omissions or negligence of Tenant or any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person, in, on or about the Premises, Real Property, and/or the Parking Areas either prior to (but excluding visitors of Tenant prior to the Lease Commencement Date which shall be governed by the terms and provisions of the Existing Leases), during, or after the expiration of the Lease Term, including, without limitation, any acts, omissions or negligence in the making or performance of any Alterations or the New Tenant Improvements by Tenant, provided that Tenant shall not be required to indemnify and hold Landlord harmless from, nor does Tenant hereby waive any claim against Landlord for, any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys' fees or costs (collectively, "Claims"), to any person, property or entity resulting from the negligence or willful misconduct of Landlord or its agents, contractors, servants or employees, in connection with Landlord's operation of the Building, Real Property and/or Building Parking Area or the failure of Landlord to perform any of its obligations under this Lease (except for damage to any improvements or alterations in the Premises [including the New Tenant Improvements1 and Tenant's personal property, fixtures, furniture and equipment in the Premises, to the extent such damage is covered by Tenant's required insurance coverage hereunder, or if Tenant had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Tenant hereunder). Notwithstanding the foregoing limitations or exceptions to Landlord's liability contained in this Section 10.1, Landlord hereby indemnifies, defends, protects and holds Tenant harmless from any such excluded Claims described in the immediately preceding sentence; provided further that because Landlord is required to maintain property damage insurance on the Building and Tenant compensates Landlord for such insurance as part of Tenant's Share of Direct Expenses and because of the existence of waivers of subrogation set forth in Section 10.4 of this Lease, Landlord hereby indemnifies, defends, protects, and holds Tenant harmless from any Claims for any property damage or loss to any portion of the Building located outside the Premises to the extent such Claim is covered by such insurance or damages due to the failure of Landlord to perform any of its obligations under this

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Lease (or if Landlord had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Landlord hereunder), even if resulting from the negligent acts or omissions of Tenant or those of its agents, contractors, servants, employees or licensees, Similarly, since Tenant must carry property damage insurance pursuant to this Article 10 to cover its personal property within the Premises and the Real Property, and any tenant improvements and Alterations in the Premises (including the New Tenant Improvements), Tenant hereby indemnifies and holds Landlord harmless from any Claims for any property damage or loss to any such items to the extent arising from any event to the extent such Claims are covered by such insurance (or if Tenant had carried the insurance required hereunder would have been covered; but not to the extent of any insurance deductibles permitted to be carried by Tenant hereunder), even if resulting from the negligent acts or omissions of Landlord or those of its agents, contractors, servants, employees or licensees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. No provision of this Section 10.1 shall affect the waivers of subrogation described in Section 10.4 of this Lease. Each party's indemnification obligations hereunder shall include the obligation, at the indemnified party's request, to defend the indemnified party with counsel reasonably acceptable to such indemnified party, at the indemnifying party's sole cost and expense, including all reasonable attorneys' fees and court costs.
10.2    Landlord's Insurance. Landlord shall maintain during the Lease Term a policy or policies of property insurance insuring the Building, Real Property and Building Parking Area against loss or damage due to fire and other casualties covered within the classification of "all risk" or "special form" coverage, to the extent available on a commercially reasonable basis, for the full replacement cost of the covered items determined in a commercially reasonable manner. Such coverage shall be in amounts that meet any co-insurance clauses of the policies of insurance. Landlord shall be permitted to carry such deductibles with respect to such property insurance as are customarily carried from time to time by reasonably prudent landlords of the Comparable Buildings. Landlord shall also maintain a policy or policies of commercial general liability insurance covering the Building, Building Parking Area and the Real Property and the performance by Landlord of its indemnity agreements set forth in Section 10.1 of this Lease, in such amounts and with such deductibles as are customarily carried from time to time by reasonably prudent landlords of the Comparable Buildings. As of the date of this Lease Landlord currently carries commercial general liability coverage in limits of $1,000,000 per occurrence, with umbrella coverage of $100,000,000 per occurrence. Additionally, at the option of Landlord, Landlord's property insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Real Property or the ground or underlying lessors of the Real Property, or any portion thereof. Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of such coverage carried by Landlord. Tenant shall neither use the Premises nor permit the Premises to be used or acts to be done therein which will: (i) increase the premium of any insurance described in this Section 10.2 unless Tenant agrees to pay for such increase in premium (which payment shall be made by Tenant to Landlord within thirty (30) days after Tenant's receipt of invoice therefor from Landlord); (ii) cause a cancellation of or be in conflict with any such insurance policies; (iii) result in a refusal by insurance companies of good standing to insure the Building or the Real Property in amounts reasonably satisfactory to

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Landlord; or (iv) subject Landlord to any liability or responsibility for injury to any person or property by reason of any operation being conducted in the Premises; provided, that Landlord agrees that Tenant's use of the Premises for the Permitted Use and otherwise in compliance with this Lease will not cause or result in any of the matters referred to in clauses (i) through (iv) hereinabove. Tenant shall, at Tenant's expense, comply as to the Premises with all reasonable insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3    Tenant's Insurance. Tenant shall maintain during the Lease Term the following coverages in the following amounts. 10.3.1 A policy or policies of commercial general liability insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant's occupancy, assumed liabilities or use of the Premises, including coverage with respect to the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:
Bodily Injury and
Property Damage Liability    $5,000,000 each occurrence
$5,000,000 annual aggregate
Property Injury Liability    $5,000,000 each occurrence
$5,000,000 annual aggregate
10.3.2    Property insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) all leasehold improvements in the Premises, (iii) all other improvements, alterations and additions to the Premises, and (iv) the Telecommunication Equipment. Such insurance shall insure against loss or damage due to fire and other casualties covered within the classification of "all risk" or "special form" coverage, to the extent available on a commercially reasonable basis, for the full replacement cost of the covered items determined in a commercially reasonable manner, and in amounts that meet any co-insurance clauses of the policies of insurance.
10.3.3 Comprehensive Automobile Insurance covering all owned, non-owned and hired automobiles of Tenant with limits of liability not less than:
Bodily Injury Liability    $5,000,000 each accident
Property Damage Liability    $5,000,000 each accident
10.3.4    Form of Policies. The minimum limits of policies of insurance required of Landlord and Tenant under this Lease shall in no event limit the liability of either party under this Lease. Tenant's insurance shall: (i) name as an additional insured Landlord, and all mortgage or deed of trust holders or lessors of any underlying ground leases respecting the Real

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Property, the identity of whom Landlord has provided Tenant with not less than thirty (30) days prior written notice; (ii) specifically cover Tenant's indemnification obligations under Section 10.1 of this Lease except to the extent such obligations arise as a result of a default by Tenant; (iii) be issued by an insurance company having a rating of not less than A-V11 in Best's Insurance Guide or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord the identity of whom Landlord has given Tenant thirty (30) days prior written notice: and (vi) contain a cross-liability endorsement or severability of interest clause. Landlord's insurance shall comply with the requirements of clauses (ii) and (iii) above, with all references to Landlord in such clauses modified to refer to Tenant, and all references to Tenant modified to refer to Landlord. Tenant shall deliver certificates of such policies to Landlord at or before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, upon at least fifteen (15) days' prior written notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery to Tenant of bills therefor. Upon reasonable request by Tenant, Landlord shall make available for Tenant's review at the Building management office, copies of the applicable insurance policies evidencing the existence of Landlord's required insurance hereunder.
10.4    Subrogation/Failure to Carry Insurance. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the ease may be, to the extent such waivers are routinely and customarily available. As long as such waivers of subrogation are contained in their respective insurance policies, or would have been contained in such insurance policies had the responsible party used commercially reasonable efforts to obtain such waivers and such waivers are routinely and customarily available, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance maintained or required to be maintained hereunder. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto.
10.5    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to Section 10.3.1 above, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance be in excess of that required by landlords of Comparable Buildings for tenants comparable to Tenant.
10.6    Tenant's Self-Insurance. So long as Tenant maintains a Tangible Net Worth (as defined below) in excess of Five Hundred Million Dollars ($500,000,000.00), Tenant may provide self-insurance in lieu of the insurance required in Sections 10.3 and 10.5 above, whether

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by the establishment of an insurance fund or reserve to be held and applied to make good losses from casualties, or otherwise, which conforms to the practice of large corporations maintaining systems of self-insurance or by simply sending a notice to Landlord stating that it will be responsible to pay all Claims as if it was an insurance company providing the insurance coverage Tenant was otherwise obligated to obtain under this Lease. As used herein, "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets, all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Prior to Tenant electing to self-insure under this Section 10.6, Tenant shall deliver to Landlord Tenant's annual report evidencing such minimum $500,000,000.00 Tangible Net Worth requirement, which annual report shall be prepared by a national firm of certified public accountants in accordance with GAAP and certified as accurate (the "Annual Report"). Thereafter while Tenant is continuing to self-insure under this Section 10.6, Tenant shall deliver to Landlord, within forty-five (45) days after written request therefor from Landlord made after the end of each fiscal year, a current Annual Report for the prior fiscal year evidencing such $500,000,000.00 minimum Tangible Net Worth. If at any time Tenant's Tangible Net Worth is less than $500,000,000.00, then Tenant shall be required to immediately obtain and maintain the insurance provided for in Sections 10.3 and 10.5 above. If Tenant self-insures any of the risks to which coverage is required under Sections 10.3 and/or 10.5 above, Tenant's self-insurance protection shall be deemed to include (and Tenant's self-insurance shall be deemed to include) the waivers of subrogation and the additional insured status mentioned above in favor of Landlord, its lenders and any other parties Landlord so specifies as provided in Section 10.3 above. Furthermore, (i) the self-insurance protection shall be equivalent to the coverage required under Sections 10.3 and 10.5 above, and Tenant shall not be relieved from the indemnification obligations of this Lease, (ii) Tenant shall be responsible for, assume all liability for, and release and waive all right of recovery against Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors for, the costs of any loss or claim to the extent that such loss or claim would have been covered by the insurance Tenant would have otherwise been required to maintain hereunder, and (iii) Tenant shall pay all amounts on behalf of Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors (and waive, release, protect, indemnify, defend, protect and hold harmless Landlord and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors from and against) any and all Claims incurred by Landlord (and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors) which would have been payable or insured against by a hypothetical third-party insurer for the benefit of Tenant and/or Landlord (and its partners and members and subpartners and submembers, and their respective officers, agents, property managers, servants, employees, and independent contractors) had Tenant maintained the insurance required under Sections 10.3 and 10.5 above with deemed full waiver of subrogation in favor of Landlord (and its partners and members and subpartners and subrnembers, and their respective officers, agents, property managers, servants, employees, and independent contractors), and with reasonable deductible amounts applicable to such policies. If Tenant fails to comply with the requirements relating to

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self-insurance and insurance, Landlord may, in accordance with the provisions of Section 10.3.4 above, obtain such insurance and Tenant shall pay to Landlord immediately on demand the premium cost thereof. It is expressly understood that the self-insurance permitted above does not relieve Tenant of its statutory obligations under Workers' Compensation laws.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the base building, shell and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base building, shell and core of the Premises and common areas prior to the casualty, except for modifications thereto (i) required by zoning and building codes and other laws, or (ii) reasonably required by the holder of a mortgage on the Building or reasonably deemed desirable by Landlord, provided (A) access to any common restrooms serving the Premises and Tenant's access to and use of the Premises shall not be materially impaired, and (B) such base building, shell and core and common areas will be in a condition that is equal or better than the condition of such items immediately prior to the damage and destruction. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, if this Lease is not terminated, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Sections 10.3.2(ii) and (iii) of this Lease to the extent necessary to reimburse Landlord on a progress payment basis for all costs and expenses incurred by Landlord in connection with the repair of any such damage, and Landlord shall repair any injury or damage to the leasehold improvements and Alterations installed in the Premises and shall return such leasehold improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, plus the amount of insurance proceeds received by Landlord from Landlord's insurance carrier to the extent allocable to damage of the leasehold improvements and Alterations, the cost of such repair shall be paid by Tenant on a progress-payment basis, but only after exhaustion of Tenant's and Landlord's insurance proceeds received by Landlord and allocable to the damage of the leasehold improvements and Alterations. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Tenant and Landlord shall select the general contractor to perform such improvement work and if they do not agree as to the identity of the general contractor, Landlord shall select the general contractor on the basis of a reputation for high quality work, integrity, timeliness of performance and financial stability, and, if commercially reasonable and practicable under the circumstances, after competitively bidding such improvement work to at least three (3) general contractors designated by Landlord (with respect to any such competitive bidding procedure, Landlord shall select as the general contractor to perform such improvement work, the general contract submitting the lowest bid and is able to meet Landlord's commercially reasonable schedule for the performance of such improvement work). Landlord shall not be liable for any inconvenience or annoyance to Tenant

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or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant's occupancy of or access to the Premises, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent to which Tenant is denied access to the Premises and/or to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, if the Premises or common areas providing access to the Premises are damaged such that the portion of the Premises which is fit for occupancy and to which Tenant is permitted access is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent Tenant is denied access to the Premises and/or the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result of the subject damage.
11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); or (ii) as a result of the casualty in question, (A) Landlord would have to repair "uninsured" or "underinsured" damage to the Building ("uninsured" or "underinsured" meaning that Landlord does not have insurance proceeds from third party insurance companies with respect to such damage to the Building, provided that Landlord would also not have such insurance proceeds had Landlord carried the insurance required under this Lease) at a cost in excess of Five Million Dollars ($5,000,000.00), (B) Landlord terminates the leases of all other tenants of the Building leasing a full floor or more similarly affected by the damage and destruction which, with respect to tenants of the Building leasing space pursuant to leases in effect as of the date of this Lease, contain termination rights in favor of Landlord permitting Landlord to terminate such leases in the event of an uninsured or underinsured casualty damage (it being agreed by Landlord that Landlord shall not modify any such existing leases to eliminate any such termination rights), and (C) Landlord covenants to Tenant in writing that Landlord will not commence any repairs of such damaged portions of the Premises and/or Building within nine (9) months following the date of casualty for the purposes of leasing the Premises to third parties, and such covenant by Landlord shall survive any such termination of this Lease, the breach of which shall subject Landlord to liability to Tenant for any actual damages suffered by Tenant as a result therefrom. For purposes of clause (C) hereinabove, "repairs" shall not be deemed to include repairs to the extent required by applicable law or reasonably necessary to ensure safety in or around the Building and/or any such damaged portions of the Premises or Building. If Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided hereinabove, and the repairs cannot reasonably be substantially completed within two hundred forty (240) days after being commenced (which 240day period shall be subject to extension as a result of any Force Majeure events and delays caused by Tenant), Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than one hundred twenty (120) days after the date of such damage, to terminate this

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Lease by written notice to Landlord effective as of the date specified in the notice. Furthermore. if neither Landlord nor Tenant have terminated this Lease, and the repairs are not actually substantially completed within the period (the "Outside Repair Period") which is the later of (A) such 240-day period, and (B) the estimated time period for repairs to have been substantially completed as provided hereinabove (which Outside Repair Period shall be subject to extension as a result of any Force Majeure events and delays caused by Tenant), Tenant shall have the right to terminate this Lease within five (5) business days of the end of such Outside Repair Period and thereafter during the first five (5) business days of each calendar month following the end of such Outside Repair Period until such time as the repairs are substantially complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than five (5) business days following the end of such Outside Repair Period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. On or before thirty (30) days after the date of a damage or destruction, Landlord shall inform Tenant of Landlord's reasonable opinion of the projected date of completion of the repairs and whether adequate insurance proceeds will be available to cover the cost of repair and restoration.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.
11.4    Damage Near End of Tenn. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last eighteen (18) months of the Lease Term (as such Lease Term may have been previously extended pursuant to Section 2.2 of this Lease), then notwithstanding anything contained in this Article 11, Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event: (i) this Lease shall cease and terminate as of the date of such notice; (ii) Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage; (iii) Landlord shall refund to Tenant the Base Rent and Additional Rent prepaid by Tenant and attributable to the period of time following the date of such damage; and (iv) both parties hereto shall thereafter be freed and

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discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
ARTICLE 12
NONWAIVER
No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in the Lease or exercise any election contained in the Lease or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
13.1    Permanent Taking. If the whole or any major part of the Premises or a major portion of the Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon one hundred eighty (180) days' notice, provided such notice is given no later than three hundred sixty-five (365) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If so much of the Premises, Building or the Real Property is taken so as to substantially interfere with the conduct of Tenant's business from the Premises, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon one hundred eighty (180) days' notice, provided such notice is given no later than three hundred sixty-five (365) days after the date of such taking. Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the "bonus value" of the leasehold estate in connection therewith, which bonus value shall be equal to the sum paid by the condemning authority as the award for compensation for taking the leasehold created by this Lease. Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such

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taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.
13.2    Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the aggregate amount of rentable square feet of the Premises (i) taken and (ii) rendered unusable, bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers. Tenant shall not, without the prior written reasonable consent of Landlord except as provided herein to the contrary, assign, mortgage, pledge, hypothecate, encumber, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). For purposes of this Lease, an "Approved Transferee" shall mean (i) any Affiliate (as defined in Section 14.5 below) that is an assignee of Tenant's entire interest in this Lease, (ii) any other assignee of Tenant's entire interest in this Lease approved by Landlord pursuant to the terms and conditions of this Article 14, and (iii) any sublessee of the entire Office Space portion of the Premises then leased by Tenant for the entire balance of the Lease Term which sublessee is approved by Landlord pursuant to the terms and conditions of this Article 14.
In no event shall the terms of a proposed Transfer provide the Transferee with a right of first offer to all or any portion of the Premises. If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) the substantive terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) in the case of a proposed assignment of the Lease or a proposed sublease involving three (3) or more floors of the Premises, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility (in the case of a proposed assignment of the Lease or a proposed sublease involving three (3) or more floors of the Premises),

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character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (vi) such other information as Landlord may reasonably require. Landlord shall approve or disapprove of the proposed Transfer within fifteen (15) days after Landlord's receipt of the applicable Transfer Notice. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect. Whether or not Landlord shall grant consent, Tenant shall, within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable legal fees and expenses incurred by Landlord in connection with its review of a proposed Transfer; provided, however, in the event that the Transfer is a sublease of other than three (3) or more floors of the Premises and Tenant uses Landlord's approved form to evidence such sublease (with red-lined changes where appropriate), Landlord's legal fees and expenses in connection with the review of such sublease shall not exceed $1,500.00 during the Initial Period, and $3,000.00 during the Extended Term.
Notwithstanding anything in this Lease to the contrary, no restriction in any other tenant or subtenant's lease or sublease restricting the subleasing of space to another tenant in the Real Property shall be enforced by Landlord as to Tenant and/or the other tenant or subtenant so as to prevent or restrict an assignment, sublease or sub-sublease to Tenant if either (A) Landlord has no available space in the Building for direct lease to Tenant of comparable size as the proposed space to be assigned to or sublet by Tenant from such other tenant or subtenant (herein, the "Proposed Sublease Space"), or (B) the Proposed Sublease Space is contiguous to any space in the Building then leased by Tenant under this Lease or is located below the 30th floor of the Building (unless Landlord has available space in the Building for direct lease to Tenant of comparable size as the Proposed Sublease Space and such available space consists of space in the Building that was once leased under this Lease but subsequently terminated by Tenant pursuant to Section 2.4 above and/or Section 2.3.3 of the Tenant Work Letter)
14.2    Landlord's Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building as determined with reference to the then existing tenants of the Building;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee (i) is a governmental agency or instrumentality whose use of the space shall involve the rendering of welfare-related services and/or unusually heavy pedestrian visitor traffic, (ii) is a governmental agency or an instrumentality of a foreign country, (iii) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction or other cause, which is materially inconsistent with the quality of the Building, may result in repeated demonstrations or other events which may disrupt the use, occupancy or quiet enjoyment of the Building by other tenants or occupants or which would otherwise reasonably offend a landlord of a Comparable Building, or (iv) is a governmental

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agency or instrumentality which is capable of exercising the power of eminent domain or condemnation; provided, however, if Landlord has voluntarily and directly leased, in the aggregate pursuant to one lease or a series of leases, at least 20,000 rentable square feet of space in the Building to an entity or entities described in clauses (i), (ii), (iii) or(iv) above, such clauses (i), (ii), (iii) or (iv), as the case may be, shall not be applicable to the extent a proposed Transferee is of comparable prestige, character, and reputation and comparable or smaller in size (based on the aggregate amount of rentable square feet voluntarily and directly leased by Landlord to a tenant or tenants described in clauses (i), (ii), (iii) or (iv), as the case may be);
14.2.4    The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;
14.2.5    In the case of an assignment of the Lease or a sublease involving three (3) or more floors of the Premises, the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested (with such financial worth and stability to be determined after taking into account any credit enhancements provided by the Transferee as part of the Transfer, but only if such credit enhancements benefit Landlord and are consistent with the credit enhancements accepted by Landlord for direct leases of space in the Building covering comparable obligations as the proposed Transfer with tenants of financial worth and stability comparable to that of the Transferee);
14.2.6    The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; Landlord hereby represents that for purposes of this Section 14.2.6, no lease of space in the retail/office tower portion of the Building currently provides any tenant with any exclusive use or restricts the right of Landlord to lease space in the retail/office tower portion of the Building to tenants of any particular type or character; Landlord shall provide Tenant with reasonable written notice of any such provisions or restrictions hereafter included in any lease of space in the retail/office tower portion of the Building; or
14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is actively negotiating with Landlord in good faith to lease space in the Building at such time.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.3 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer Notice to Landlord for its approval and other action under this Article 14.

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14.3    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer ("Contemplated Transfer"), then Tenant shall give Landlord notice ("Intention to Transfer Notice") of such Contemplated Transfer. The Intention to Transfer Notice shall specify the portion and number of rentable square feet of the Premises which Tenant intends to transfer ("Contemplated Transfer Space"), the contemplated date of the commencement of the term of such Contemplated Transfer ("Contemplated Effective Date"), and the contemplated length of the term of such Contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.3 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of such Intention to Transfer Notice, to recapture such Contemplated Transfer Space upon the basic terms and conditions specified in the Intention to Transfer Notice. In the event such option is exercised by Landlord, this Lease shall be cancelled and terminated (or when appropriate, suspended if the last day of the term of the Contemplated Transfer is not the last day of the Lease Term or when appropriate, the last day of a renewal period and at the end of the suspension period, such Premises, or where appropriate, portion of the Premises, shall be returned to Tenant in the same condition as when received, reasonable wear and tear excepted) with respect to the Contemplated Transfer Space as of the date stated in the Intention to Transfer Notice as of the Contemplated Effective Date until the last day of the term of the Contemplated Transfer. In the event of a recapture by Landlord, if this Lease shall be cancelled with respect to less than the entire Premises, (i) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, (ii) Tenant's parking passes described in Section 28.1 of this Lease shall be subject to reduction as provided in Section 28.1.3 of this Lease, and (iii) this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same. If Landlord fails to timely elect to recapture the Contemplated Transfer Space under this Section 14.3, then, for a period of one (1) year ("One Year Period") commencing on the last day of such thirty (30) day period, Tenant may transfer the Contemplated Transfer Space provided that any such Transfer is upon terms not materially inconsistent with the terms set forth in the Intention to Transfer Notice; provided, however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the One Year Period (or if a Transfer is so consummated, then upon the expiration of the term of the Transfer for such Contemplated Transfer Space consummated within such One Year Period), or if Tenant desires to effectuate a Transfer during such One Year Period on terms materially inconsistent with the terms set forth in the Intention to Transfer Notice, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any Contemplated Transfer, as provided in this Section 14.3. Tenant may deliver a Transfer Notice and an Intention to Transfer Notice simultaneously or at different times and the periods provided for Landlord's approval following its receipt of the same, as set forth in Sections 14.2 and 14.3 respectively, shall commence upon Landlord's receipt of each such notice notwithstanding the fact that such periods may overlap.
14.4    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy (or a

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certified conformed copy) of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.
14.5    Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an Affiliate (as defined below) or occupancy of the Premises by an Affiliate, shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord in writing of any assignment or sublease to an Affiliate and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. The term "Affiliate" shall mean (i) any entity which is controlled, controls, or is under common control with the Original Tenant or its parent, (ii) a purchaser of all or substantially all of the assets of, or stock in, the Original Tenant or to a successor of the Original Tenant by merger, consolidation or corporate reorganization (involving solvent parties), or (iii) UnionBanCal Corporation, a Delaware corporation or the Bank of Tokyo-Mitsubishi UFJ, Ltd. "Control," as used in this Section 14.5, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary set forth in this Article 14, Tenant shall not be permitted to assign or sublease all or any portion of the Premises to an Affiliate (or permit occupancy of the Premises by an Affiliate) if such assignment or sublease (or occupancy) would cause a violation of another lease for space in the Building or would give an occupant of the Building a right to cancel its Lease, provided that Landlord has previously notified Tenant of the restrictions which result in such violation or cancellation; and provided further, that for purposes of this Section 14.5 no such restrictive provisions shall prohibit a Transfer to an Affiliate due to the fact the business of such Affiliate includes the conducting or offering of retail financial services to the general public, including banks, savings banks, savings and loan institutions, or thrift and loan companies.
14.6    Business Affiliates. Notwithstanding anything to the contrary contained in the foregoing provisions of this Article 14 (but subject to Section 14.8 below), Tenant shall have the right, without being subject to Landlord's prior consent or Landlord's recapture option in Section 14.3 above, but upon at least ten (10) days' prior written notice to Landlord, to sublease, license or otherwise permit occupancy of up to an aggregate of 15,000 rentable square feet within the Premises which is other than the Retail Space and Vault Space to vendors, consultants or clients of Tenant who have an ongoing business relationship with Tenant such as, for example, Pitney Bowes and Jones Lang LaSalle (each a "Business Affiliate"), which sublease, license or occupancy agreement, as the case may be, to a Business Affiliate shall be on and subject to all of the following conditions: (A) all such Business Affiliates shall be of a reputation comparable to the reputation of other tenants of the Building; (B) all such Business Affiliates shall use the Premises for the Permitted Use and otherwise in conformity with all of the applicable provisions of this Lease; (C) each such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 14; (D) there shall be no separate demising walls or entrances to the space which is the subject of such sublease, license or

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occupancy agreement; (E) each such sublease, license and occupancy agreement shall be subject to and subordinate to all of the terms and provisions of this Lease; (F) prior to the effective date of such occupancy agreement, Tenant shall provide Landlord with the name and address of the occupant and a copy of the agreement under which such occupant is occupying the Premises; and (G) no separate signage is provided to any such Business Affiliate. No such sublease, license or occupancy agreement, as the case may be, shall relieve Tenant from any liability under this Lease. If the occupancy of any such Business Affiliate does not satisfy all of the foregoing conditions, then such occupancy shall be deemed to constitute a Transfer and shall be deemed subject to the provisions of this Article 14.
14.7    Recognition Agreement. In the event that, after the Lease Commencement Date, (i) Tenant desires to enter into a sublease for the remainder of the then-current Lease Term with a proposed subtenant which is not an Affiliate or a Business Affiliate (herein referred to as a "Qualified Subtenant") where the sublease space consists of either (A) at least one (1) full-floor of the Premises that is not contiguous to another full-floor of the Premises then leased by Tenant hereunder, or (B) two (2) or more contiguous full floors of the Premises (but if the condition in this clause (B) is not initially met, but Tenant subsequently enters into another full floor sublease to a Qualified Subtenant for the remainder of the then-current Lease Term to the same or a different Qualified Subtenant which would result in such condition being satisfied if both subleases were viewed together as one sublease, then such condition shall be deemed satisfied) (herein, a "Qualified Sublease"), and (ii) Tenant requests in connection therewith (which request shall be made (if at all) concurrently with Tenant's request for consent of such Qualified Sublease delivered by Tenant to Landlord pursuant to Section 14.1 above) that Landlord and such Qualified Subtenant enter into a Recognition Agreement (as defined below), then if Tenant and such Qualified Subtenant enter into a sublease (and such sublease and Qualified Subtenant are otherwise consented to by Landlord) pursuant to the other provisions of this Article 14 (such consent by Landlord may be conditioned upon, among the other factors set forth above in this Article 14, that the proposed Qualified Subtenant has sufficient financial wherewithal to not only meet its obligations under the proposed sublease but also under the Recognition Agreement), then Landlord shall provide the Recognition Agreement for such full floor sublease described in clause (A) hereinabove and with respect to the subleases described in clause (B) hereinabove, Landlord shall provide a Recognition Agreement effective as of the later of (1) the effective date of such subsequent sublease and (2) the date Landlord, Tenant and the Qualified Subtenant of such subsequent sublease execute and deliver Landlord's consent to such subsequent sublease. By way of example, only, Landlord shall not be obligated to provide a Recognition Agreement for a sublease of the 3rd floor of the Premises, but if (x) Tenant subsequently enters into a sublease of the 4th floor of the Premises to a Qualified Subtenant for the remainder of the then current Lease Term, (y) the prior sublease of the 3rd floor of the Premises was to a Qualified Subtenant for the remainder of the then-current Lease Term, and (z) such 3rd floor sublease remains in effect, Landlord shall be required to provide a Recognition Agreement for both such subleases effective as of the later of (a) the effective date of such 4th floor sublease and (b) the date Landlord, Tenant and the Qualified Subtenant of such 4th floor sublease execute and deliver Landlord's consent to such 4th floor sublease. As used herein, the "Recognition Agreement" shall mean an agreement between Landlord and the Qualified Subtenant of a Qualified Sublease (the exact form of which shall be negotiated in good faith by Landlord, Tenant and such Qualified Subtenant), which provides that if this Lease is terminated as a result of an Event of Default by Tenant: (I) such Qualified Sublease shall thereupon automatically be converted from

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a sublease to an assignment by Tenant and assumption by such Qualified Subtenant (as an assignee) of all of Tenant's rights and obligations under this Lease but only with respect to the subleased space under such Qualified Sublease; and (II) Landlord and such subtenant/assignee shall recognize such assignment as a direct lease between Landlord and such subtenant/assignee for such subleased space at the greater of the Rent payable under the Qualified Sublease or the Rent payable under this Lease with respect to such subleased space and upon all of the same other applicable terms and conditions as set forth in this Lease.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or Tenant or any agent or employee of Landlord or Tenant during the Lease Term shall be deemed to constitute a surrender of the Premises by Tenant or an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord and Tenant. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.
15.2    Removal of Tenant Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the tenant improvements or Alterations installed in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term as long as Tenant is not in default under this Lease with any applicable cure period having expired. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15 (including Section 15.2.1 below), quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty (but not including casualty caused by Tenant for which full replacement insurance proceeds are not available to Landlord) and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, subject to the provisions of Section 15.2.1 below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, freestanding cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord has required to be removed at the time Tenant installed such items, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

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15.2.1    No Obligation to Remove Certain Office Improvements. Notwithstanding anything to the contrary set forth in this Lease, in addition to Tenant's removal obligations in Section 15.2 above, at the end of the Lease Term or earlier termination of this Lease, Tenant shall be obligated to remove, at its expense (i) all items required to be removed by applicable codes and laws at the time Tenant vacates any portion of the Premises, and (ii) except upon notice from Landlord to the contrary, all "specialty improvements" then existing in the Premises (such as, for example, vaults, internal staircases, and raised flooring) to the extent such special improvements were installed in the Premises after the Lease Commencement Date, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from the removal of such items described in clauses (i) and (ii) hereinabove. Notwithstanding anything to the contrary in this Lease, in no event, however, shall Tenant be required to remove from the Premises (A) any such specialty improvements existing in the Initial Premises prior to the Lease Commencement Date, or (B) any other permanently affixed improvements in the Premises which are considered normal and customary business office improvements. In addition, Tenant shall not be obligated to repair normal wear and tear or to repaint or replace wall or floor coverings, or patch or repair small holes (not exceeding 1/4 inch in diameter) in the walls and floors of the Premises.
15.3    Removal of Tenant's Property by Landlord. Any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within five (5) days after a termination by reason of Tenant's default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord after three (3) days' notice to Tenant in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time.
15.4    Landlord's Actions on Premises. Tenant hereby waives all claims (not arising out of Landlord's negligence or willful misconduct) for damages or other liability in connection with Landlord's reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the greater of (i) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, or (ii) the fair market face or stated rental rate for the Premises as of the end of the Lease Term; provided however that, notwithstanding the foregoing, in the event Landlord has executed a letter of intent or lease proposal with another tenant to occupy all or any portion of the Premises, Base Rent shall he payable at a monthly rate equal to the greater of (A) one hundred seventy-five percent (175%) for the first three (3) months, and two hundred percent (200%)

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thereafter, of the Base Rent applicable during the last rental period of the Lease Term under this Lease, or (B) the fair market face or stated rental rate for the Premises as of the end of the Lease Term. For the purpose of this Article 16, "fair market face or stated rental rate" shall mean the face or stated rental rate then being paid on new leases for non-encumbered, non-sublease, non-equity space comparable to the Premises located in the Comparable Buildings, which new leases contain tenant concessions in amounts then customarily provided by the landlords of the Comparable Buildings with respect to the lease of such space. In the event that on or before thirty (30) days following the end of the Lease Term (for purposes of this Article 16, the "Outside Agreement Date") Landlord and Tenant are unable to agree on the fair market face or stated rental rate, then each party shall make a separate determination of such rate and provide such determination in writing to the other party within five (5) business days, and such determination shall be submitted to arbitration in accordance with the same procedures as set forth in Sections 1.5.6.5.1 through 1.5.6.5.5 of this Lease. Any month-to-month tenancy hereunder shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit G, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Building, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Landlord hereby agrees to provide to Tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same periods of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender.

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ARTICLE 18
SUBORDINATION
Landlord represents and warrants to Tenant that as of the date of this Lease, Landlord is the fee title owner of the Building and Real Property, unencumbered by any ground lease. This Lease shall be subject and subordinate to all future ground or underlying leases of the Real Property, if any, and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall execute and deliver to the other party, and Landlord shall cause the mortgagee under the existing deed of trust on the Real Property to execute and deliver to Tenant, a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit H attached hereto. Notwithstanding any contrary provision of this Article 18, in consideration of, and as a condition precedent to, Tenant's agreement to be bound by the terms of this Article 18 (including the subordination of this Lease to all future ground leases, mortgages or deeds of trust affecting the Real Property and/or Building), Landlord agrees to provide Tenant with commercially reasonable non-disturbance agreement(s) providing Tenant with protections in sum and substance essentially comparable to those provided in Exhibit H attached hereto, and otherwise reasonably satisfactory to and in favor of Tenant from any ground or underlying lessors, mortgage holders or lien holders of Landlord who come into existence at any time after the date hereof and prior to the expiration of the Lease Term. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Such commercially reasonable non-disturbance agreement(s) shall include the obligation of any such successor landlord to recognize Tenant's offset rights specifically set forth in this Lease (including, without limitation, Tenant's offset rights set forth in Section 7.2 above, and Tenant's offset rights set forth in the Tenant Work Letter). Tenant shall, within ten (10) days of request by Landlord, and receipt of the commercially reasonable non-disturbance agreement(s) reasonably satisfactory to and in favor of Tenant described above, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

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ARTICLE 19
DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant, and all references in this Lease to a default of or under this Lease or the provisions or obligations hereof shall mean the occurrence of any of such events:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of notice that the same was not paid when due, which notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or
19.1.2    Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure Section 1151 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue anyone or more of the following remedies, each and all of which shall be cumulative and nonexclusive.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

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(iv)    Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease as allowed by applicable law; plus
(v)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease to Landlord. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate, as that term is defined in Section 29.34 of this Lease. As used in Section 19.2.l(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (i.e., lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.3    Sublessees of Tenant. In the event that Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, subject to and except as provided in Section 14.7 above, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or any portion thereof, or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means reasonably approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.
19.5    Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord

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following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.
19.6    Efforts to Relet. For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises or any portion thereof (not including the actual taking of possession of the Premises or any portion thereof by any such new tenant), by its acts of maintenance or preservation with respect to the Premises or any portion thereof, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.
19.7    Landlord Default.
19.7.1    General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary and subject to the provisions of Section 29.20 below, exercise any of its rights provided in law or in equity.
19.7.2    Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant's use of the Premises, (ii) any failure to provide services or access to the Premises or the Parking Areas, regardless of whether caused by circumstances beyond Landlord's control, (iii) the presence of Hazardous Materials in, on or around the Building taking into account the standards and guidelines included in the definition of applicable laws with respect to Hazardous Materials, which pose a significant health risk to occupants of the Premises and are not caused by Tenant or any of the Tenant Parties, or (iv) because of the occurrence of a casualty (each such set of circumstances as set forth in items (i), (ii), (iii) and (iv), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord's receipt of any such notice or ten (10) days after Landlord's receipt of any such notice(s) in any consecutive twelve (12) month period (the "Eligibility Period"), then the Base Rent and Tenant's Share of Direct Expenses and Tenant's obligation to pay for parking shall be abated or reduced, as the case may be, retroactive to the date of the commencement of the Abatement Event, for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if

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Tenant does not conduct its business from such remaining portion, then for such time after the commencement of the Abatement Event during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of increases in Direct Expenses and Tenant's obligation to pay for parking for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises for the purpose of conducting business therein. If, however, Tenant reoccupies any portion of the Premises during such period for the purpose of conducting business therein, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant during the period Tenant reoccupies such portion of the Premises. If Tenant's right to abatement occurs during a free rent period which arises after the Lease Commencement Date, Tenant's free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (the "Overlap Period"). Landlord shall have the right to extend the expiration date of this Lease for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free rent period. Subject to the provisions of Section 10.1 respecting personal injury or damage to Tenant's property, such right to abate Base Rent, Tenant's Share of Direct Expenses and parking charges shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such 180-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of notice to Landlord (the "Abatement Event Termination Notice") during such five business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the "Abatement Event Termination Date"), which Abatement Event Termination Date shall not be less than ten (10) business days, and not more than six (6) months, following the delivery of the Abatement Event Termination Notice. If Tenant's right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises, Tenant's abatement period shall continue until Tenant has been given sufficient time and sufficient access to the Premises to rebuild that portion of the Premises, if any, which it is required to rebuild pursuant to this Lease and to install its property, furniture, fixtures, and equipment and to move in over a weekend. To the extent Tenant is entitled to abatement without regard to the Eligibility Period, because of an event described in Articles 11 or 13 of this Lease, then the Eligibility Period shall not be applicable. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to the terms of this Section 19.7.2, if (A) as of the date of delivery by Tenant of the Abatement Event Termination Notice, the first trust deed holder of the Building (the "Bank") has recorded a notice of default on the Building or filed a notice evidencing a legal action by the Bank against Landlord on the Building, and (B) within ten (10) business days following the date of the Abatement Event Termination Notice the Bank notifies Tenant of its intent to proceed to gain possession of the Building, the Bank diligently proceeds to gain possession of the Building, and, to the extent the Bank does gain possession of the Premises, the Bank diligently proceeds to cure such Abatement Event. In addition, Tenant shall not have the right to terminate this Lease pursuant to the foregoing terms of this Section 19.7.2 if the Abatement Event otherwise giving rise to such termination right is due to a casualty pursuant to Article 11 or a taking pursuant to Article 13, it being agreed that Tenant's termination rights, if any, with respect to any such

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damage or destruction or taking shall be governed by and set forth in Articles 11 and 13, respectively, and not this Section 19.7.2. Except as provided in this Section 19.7.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.
ARTICLE 21
BUILDING RENOVATION
21.1    Elevator Operating Systems; Re-Painting of Building Exterior. On or before the Extended Term Commencement Date, subject to delays caused by Tenant and/or Force Majeure events, Landlord shall, at is expense (which shall not be included in Operating Expenses), complete the following work (collectively, the "Upgrade Work"): (i) upgrade the elevator operating system in the Building in accordance with the plans and specifications attached hereto as Exhibit I; and (ii) re-paint the exterior of the Building based upon a color scheme selected by Landlord from the color schemes identified on Exhibit J attached hereto.
21.2    Building Enhancement. On or before December 31, 2009, subject to delays caused by Tenant and/or Force Majeure events, Landlord shall complete a Building enhancement program, which program shall consist of completing a lighting retrofit in the Building Parking Area, converting exit signs in the Building to LED exit signs and installing stairwell motion sensors in the Building. Such Building enhancement program shall be completed at Landlord's sole cost and expense, and shall not be included as a part of Operating Expenses. Furthermore, Landlord may, in its sole discretion, at any time during the Lease Term and any Option Term otherwise renovate portions of the Building or the Real Property, as long as such additional renovation work (i) does not materially impair the overall quality of the Building and Real Property, (ii) is performed in such a manner so as to minimize interference with Tenant's access to the Premises, (iii) does not alter Tenant's Current Monument Sign (as defined below), except to the extent permitted under Article 23 of this Lease, and (iv) does not violate the restrictions set forth in Section 29.39 below. Landlord shall have the sole right to determine the nature, extent, and specifications for such Building enhancement program and any other such renovations, provided that in no event shall such Building enhancement program and/or any other such renovations lessen the value or materially impair the overall quality of the Building and the Real Property.

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21.3    Limitation on Liability. In connection with the Upgrade Work, the Building enhancement or other renovation work described above in this Article 21, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or on the Real Property, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building or on the Real Property, which work may create noise, dust or leave debris in the Building or on the Real Property. Subject to the provisions of Section 19.7.2, Tenant hereby agrees that such Upgrade Work, Building enhancement or other renovation work shall in no way constitute a constructive eviction of Ten ant nor entitle Tenant to any abatement of Rent, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from such Upgrade Work, Building enhancement work or other renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or, subject to the provisions of Section 10.1 of this Lease, of Tenant's personal property or improvements resulting from such work or Landlord's actions in connection therewith. Landlord shall provide Tenant with reasonable prior notice of any substantial Upgrade Work, Building enhancement work or other renovations to the Building or Real Property affecting Tenant's access to the Building or the Premises. Notwithstanding anything above to the contrary, Landlord agrees that, except in case of emergency, in connection with the performance of the Upgrade Work, the Building enhancement or other renovation work (excluding any repair or restoration work following a casualty), such work will be performed (i) in such a manner and at such time as Tenant, its employees and customers will not be denied use of, and access to, the Premises, and (ii) prior to 8:00 a.m. or after 5:00 p.m. on weekdays or anytime on weekends or Holidays if such work will create unreasonably prolonged loud noise or vibrations that can be heard or felt in the Premises and unreasonably interfere with Tenant's conduct of normal business operations in the Premises.
ARTICLE 22
EXISTING LEASE TERMINATION
Prior to the Lease Commencement Date, Tenant has occupied portions of the Office Space and Storage Space, along with certain additional space in the Building, pursuant to that certain Office Lease dated January 31, 1992 (the "Original Existing Office Lease") between The Equitable-Nissei Figueroa Company, a California joint venture ("Equitable"), Landlord's predecessor-in-interest, and Union Bank, a California corporation ("Union Bank"), Tenant's predecessor-in-interest, as amended by (i) that certain letter agreement dated August 17, 1992, (ii) that certain letter agreement dated January 9, 1993, (iii) that certain letter agreement dated July 28, 1993, (iv) that certain letter agreement dated October 1, 1993, (v) that certain Amendment to Lease and Agreement Re Added Space dated August 20, 1998, (vi) that certain Second Amendment to Lease Re: Extension of Term dated February 18, 2000, and (viii) that certain Third Amendment to Lease Agreement Re: Added Space dated August 25, 2000 (the Original Existing Office Lease together with such amendments, collectively, the "Existing Office Lease"). In addition, prior to the Lease Commencement Date, Tenant has occupied portions of the Retail Space and Vault Space pursuant to that certain Retail Lease dated January 31, 1992 (the "Original Existing Retail Lease") between Equitable and Union Bank, as amended by (A) that certain letter agreement dated August 17, 1992, (B) that certain Amendment to Lease and Agreement Re Added Space dated August 20, 1998 and (C) that certain Second

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Amendment to Lease Re: Extension of Term (Retail Lease) dated February 18, 2000 (the Original Existing Retail Lease together with such amendments, collectively, the "Existing Retail Lease"). The Existing Office Lease and the Existing Retail Lease are collectively referred to herein as the "Existing Leases". The parties hereby acknowledge and agree that, except as otherwise provided herein below, the Existing Leases shall terminate as of 11:59 P.M. on the day before the Lease Commencement Date (the "Existing Leases Termination Date"); provided, however, that notwithstanding such termination or anything in the Existing Leases to the contrary, except as provided in Section 2.3 of the Tenant Work Letter attached hereto, Tenant shall not be obligated to vacate and surrender possession of the Premises to Landlord since Tenant will be leasing the Premises from Landlord pursuant to this Lease immediately following such termination of the Existing Leases. Notwithstanding the termination of the Existing Leases as provided hereinabove, Landlord and Tenant shall each remain liable for (1) all of their respective obligations under the Existing Leases arising prior to, and attributable to the period of time prior to, the Existing Leases Termination Date, and (2) all of their respective indemnification and other obligations which expressly survive termination of the Existing Leases, including the obligation of (x) Landlord to pay to Tenant any applicable Tenant Refund (as defined in and pursuant to Section 4.3.2 of the Original Existing Office Lease and Original Existing Retail Lease, as applicable), and (y) Tenant to pay to Landlord any applicable Excess (as defined in Section 4.3.1 of the Original Existing Office Lease and Original Existing Retail Lease), less the amounts, if any, paid during such Expense Year as Estimated Excess (as defined in Section 4.3.3 of the Original Existing Office Lease and Original Existing Retail Lease) pursuant to Section 4.3.2 of the Original Existing Office Lease and Original Existing Retail Lease, as applicable.
ARTICLE 23
SIGNS
23.1    Exterior Signage. As long as the Original Tenant and/or a Qualified Transferee satisfy the Minimum Occupancy Threshold (as such terms are defined in Section 23.6 below): (i) the Building and the "superblock" on which it is located shall continue be called "Union Bank Plaza" or any replacement name for the Original Tenant or any Qualified Transferee described in Section 23.5 below; (ii) Tenant shall be entitled to maintain its current exterior signage, in its form existing as of the date of this Lease, (A) located on the east and west facing Building top parapet walls (the "Current Rooftop Sign"), and (B) located on the exterior wall above the ground floor of the Building (the "Current Above Ground Floor Exterior Sign"); (iii) the Current Rooftop Sign (as may be modified and/or replaced by the Modified/New Rooftop Sign, as defined and provided below) and the Current Second Floor Exterior Sign (collectively, the "Exterior Building Signs") shall be the sole and exclusive signage located on the east and west facing Building top parapet walls, or anywhere on the exterior of the Building above the ground floor wall of the Building; provided, however, that with Tenant's prior written consent, which consent shall not be unreasonably withheld or delayed, Landlord shall have the right (at its sole cost and expense and not as part of Operating Expenses) to make modifications to all or a portion of the Exterior Building Signs, as long as such modifications do not, in Tenant's reasonable judgment, alter the color, or decrease the visibility or dimensions, of the Exterior Building Signs or change in any other way Tenant's then current standard logo or identification criteria and scheme (excluding size criteria, so long as such exclusion does not require Tenant to accept a

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reduction in the size of Tenant's current Exterior Building Signs) so long as such current standard logo or identification criteria and scheme (excluding size criteria, so long as such exclusion does not require Tenant to accept a reduction in the size of Tenant's current Exterior Building Signs) is comparable to that of other major national banks and financial institutions (the "Tenant Signage Criteria"); (iv) Landlord shall not place or permit to be placed any sign in or on the Building or Real Property (excluding any signs currently existing in or on the Building or Real Property as of the Lease Commencement Date) which is a Prohibited Sign (as defined below); and (v) Landlord shall not place or permit to be placed any sign on the Building or any other areas of the Real Property located outside the Building which contains the name and/or logo of an entity whose primary business is the operation of a retail bank (except to identify (A) any tenant which leases the Retail Space from Landlord or any other space in the Real Property after the date the Retail Space is no longer leased to Tenant or a Qualified Transferee under this Lease, if applicable, but, notwithstanding the foregoing, which identification sign shall not be placed anywhere on the exterior of the Building above the ground floor wall of the Building, and/or (B) any existing tenant of the Real Property [and/or such existing tenant's assignees or sublessees] pursuant to signage rights contained in such existing tenant's lease as of the date of this Lease that are identified on Exhibit M attached hereto which sets forth the identity of each such tenant and lease and the provision contained in each such lease which allows for such signage), Tenant shall be responsible, at its sale cost and expense, throughout the Lease Term, to repair and maintain the Exterior Building Signs in a first-class condition and appearance. In the event that at any time during the Lease Term or any Option Term the Original Tenant and/or a Qualified Transferee fails to satisfy the Minimum Occupancy Threshold and such failure continues for thirty (30) days following receipt of notice from Landlord, Landlord shall at any time thereafter have the right to (1) require Tenant to remove all or any of the Exterior Building Signs and/or (2) change the name of the Building and the "superblock" on which it is located to another name (or discontinue naming the Building and the "superblock" on which it is located as "Union Bank Plaza" or any replacement name for the Original Tenant or any Qualified Transferee described in Section 23.5 below). Upon the expiration or earlier termination of this Lease, or upon the earlier exercise by Landlord of its right to cause the removal of any of the Exterior Building Signs due to the failure by the Original Tenant and a Qualified Transferee to satisfy the Minimum Occupancy Threshold as set forth in Section 23.6 below, Tenant shall, at its cost and expense, cause all of the Exterior Building Signs (or those designated by Landlord for removal due to the failure by the Original Tenant and a Qualified Transferee to satisfy the Minimum Occupancy Threshold) to be removed and repair all damage to the Building resulting from such removal.
23.1.1    Modified/New Rooftop Sign. Subject to the approval of all applicable governmental authorities, compliance with all applicable laws, and compliance with all recorded covenants, conditions and restrictions affecting the Real Property as of the date of execution and delivery of this Lease (and any hereafter recorded covenants, conditions and restrictions affecting the Real Property) (collectively, the "Signage Restrictions"), Tenant may (i) modify the Rooftop Sign to install an illumination system therefor, or (ii) replace the Current Rooftop Sign with a new exterior rooftop sign which may be illuminated and shall in all events be located in the same approximate location on the east and west facing Building top parapet walls as exists as of the Lease Commencement Date (collectively, the "Modified/New Rooftop Sign").

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23.1.2    Specifications. The graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and location of the Modified/New Rooftop Sign shall be consistent with Tenant's signage and graphics program and subject to Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be granted if (i) the size of the Modified/New Rooftop Sign is substantially the same size or smaller than the Current Rooftop Sign, and (ii) the composition of the Modified/New Rooftop Sign is either comparable or better in quality to the Current Rooftop Sign or consistent with the Tenant Signage Criteria (but the Modified/New Rooftop Sign shall in all events contain the same name and logo as exist on the Current Rooftop Sign as of the Lease Commencement Date or such other replacement name and logo permitted pursuant to Section 23.5 below). Notwithstanding anything in this Lease to the contrary, (A) Tenant shall be solely responsible for obtaining all required governmental approvals with respect to the Modified/New Rooftop Sign, provided that Landlord shall fully cooperate, at no expense to Landlord, and otherwise use its commercially reasonable efforts to assist Tenant in connection with Tenant's efforts to obtain such approvals, (B) provided such failure is not due to the negligence or willful misconduct of Landlord, Landlord shall have no liability to Tenant in the event Tenant fails to obtain such required approvals, and (C) such required approvals shall in no event be considered a condition precedent to Tenant obligations under this Lease.
23.1.3    Costs of Installation. Except as provided in Section 23.1.4 below, Tenant shall pay for all costs and expenses related to the design, installation and construction of the Modified/New Rooftop Sign. Tenant shall install the Modified/New Rooftop Sign in compliance with all applicable laws, utilizing contractors reasonably approved by Landlord, and subject to the applicable provisions of Article 8 above. In connection with the installation of the Modified/New Rooftop Sign, Landlord shall fully cooperate, at no expense to Landlord, with Tenant to provide Tenant's contractors access to the roof for purposes of installing such Modified/New Rooftop Sign.
23.1.4    Signage Allowance. Notwithstanding anything to the contrary contained in the foregoing, Tenant shall be entitled to receive from Landlord a one-time tenant improvement allowance (the "Signage Allowance") in an amount up to, but not exceeding, Five Hundred Thousand Dollars ($500,000.00) to help reimburse Tenant for the costs (collectively, the "Signage Costs") actually incurred and paid for by Tenant for the design, purchase, construction, permitting and installation of the Modified/New Rooftop Sign (collectively, the "Signage Work") performed during the period from and after the Lease Commencement Date until the Outside Disbursement Date (as defined in the Tenant Work Letter) (the "Signage Allowance Period"). Landlord shall disburse the Signage Allowance on a progress payment basis as the Signage Work is performed pursuant to Landlord's commercially reasonable draw cycle and disbursement process, and following Landlord's receipt of: (i) written request for payment from Tenant accompanied by appropriate invoices and paid receipts evidencing that such amounts were paid and mechanic's lien releases from all contractors, subcontractors and other persons or entities performing such Signage Work reasonably satisfactory to Landlord; and (iii) all other information reasonably requested by Landlord. In no event shall Landlord be obligated to make disbursements pursuant to this Section 23.1.4: (A) in a total amount which exceeds the Signage Allowance; (B) for any Signage Work undertaken prior to or after the Signage Allowance Period; or (C) with respect to a request for disbursement received by Landlord prior to or after the Signage Allowance Period. Tenant shall not be entitled to receive

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in cash or as a credit against any rental or otherwise, any portion of the Signage Allowance not used to reimburse Tenant for the actual Signage Costs paid for by Tenant.
23.2    Monument Signage. During the Lease Term, as long as the Original Tenant and/or a Qualified Transferee satisfy the Minimum Occupancy Threshold, Tenant shall be entitled to maintain its current exterior monument signage located on the plaza adjacent to the Building, in the form of such signage existing as of the date of this Lease ("Current Monument Signage", together with the Building Exterior Signs, collectively, the "Exterior Signs"); provided that with Tenant's prior written consent, which consent shall not be unreasonably withheld or delayed, Landlord shall have the right (at its sole cost and expense and not as part of Operating Expenses) to make modifications to all or a portion of the Current Monument Signage, as long as such modifications do not, in Tenant's reasonable judgment, alter the color or decrease the visibility or dimensions or deviate from the Tenant Signage Criteria, of the Current Monument Signage. Tenant shall be responsible, at its sole cost and expense, throughout the Lease Term, to repair and maintain the Current Monument Signage in a first-class condition and appearance, and any warranties given by the manufacturers of the Current Monument Signage, if the same is modified by Landlord, shall inure to Tenant's benefit. In the event that at any time during the Lease Term or any Option Term the Original Tenant or a Qualified Transferee fails to satisfy the Minimum Occupancy Threshold, and if such failure continues for thirty (30) days after notice from Landlord, Landlord shall at any time thereafter have the right to require Tenant to remove the Current Monument Signage. Upon the expiration or earlier termination of this Lease or loss of use of such Current Monument Signage pursuant to the foregoing, Tenant shall, at its cost and expense, cause the Current Monument Signage to be removed and repair all damage to the Real Property caused by such removal.
23.3    Interior Signage. Tenant shall be entitled, at its sole cost and expense (subject to application of the Tenant Improvement Allowance, as defined in the Tenant Work Letter), to identification signage outside the entry doors of those portions of the Premises which are other than the Retail Space and Vault Space (but Tenant may retain all existing signage relating to the Retail Space and Vault Space located within such spaces or inside of the Building on or adjacent to such spaces). The location, quality, design, style, lighting and size of such signage shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and with respect to multi-tenant floors in the Building, shall be consistent with the Landlord's Building standard signage program; provided, however, Landlord hereby approves of Tenant's identification signs currently existing as of the date of this Lease that are located outside of the Premises on the floors on which the of the Premises are located. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.
23.4    Prohibited Signage and Other Items. Except for the Exterior Signs, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed upon thirty (30) days' prior notice by Landlord to Tenant at the sole expense of Tenant. Other than as specifically permitted in Sections 23.1, 23.2 or 23.3 above, Tenant may not install any signs on the exterior or roof of the Building or in the common areas of the Building or the Real Property. Any signs (other than the Exterior Signs), window coverings, or blinds (even if the same are located behind the Landlord

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approved window coverings for the Building), or other items visible from the exterior of the Premises or Building (other than Alterations, the standard of approval for which shall be governed by the provisions of Section 8.1) are subject to the prior approval of Landlord acting reasonably and in good faith based upon standards generally employed by Comparable Landlords for the Comparable Buildings (except that Landlord may, other than with respect to signs located within the Retail Space that are consistent with the Tenant Signage Criteria, withhold such approval in its sole discretion with respect to any signs, window coverings or blinds which are visible from the exterior of the Building other than Building standard window coverings or blinds); provided, however, Landlord hereby approves of Tenant's signs, window coverings and blinds that are currently visible from the exterior of the Premises or Building as of the date of this Lease.
23.5    Transferability of Exterior Signs and Right to Building Name. Except as expressly set forth below in this Section 23.5, the rights to the Exterior Signs and the right to have the Building named "Union Bank Plaza" pursuant to Section 23.1 above or any replacement name for the Original Tenant or any Qualified Transferee described herein below are personal to the Original Tenant and when appropriate, any Qualified Transferee, and may not be transferred by the Original Tenant and when appropriate, any Qualified Transferee, or used by anyone else, and the name and accompanying logo on the Exterior Signs, and the name of the Building, may not be changed. Notwithstanding the foregoing, subject to Tenant's compliance with the conditions set forth in clauses (1) and (2) herein below, the Original Tenant and when appropriate, any Qualified Transferee, shall have the right, at its sole cost and expense, to: (i) transfer its rights to the Exterior Signs and the rights to the name of the Building as "Union Bank Plaza" to a Qualified Transferee in connection with and as part of a Transfer to a Qualified Transferee, and (A) change the name and accompanying logo on the Exterior Signs to reflect the name and accompanying logo of such Qualified Transferee so long as such changed name and logo are the same name and logo on all Exterior Signs and are the only name and logo on each such Exterior Sign, and (B) change the name of the Building to reflect the name of such Qualified Transferee; and (ii) in the event the Original Tenant (or such Qualified Transferee to which any such signage and Building name rights have been transferred pursuant to clause (i) hereinabove) changes its company name, to change the name and accompanying logo on the Exterior Signs, and the name of the Building, to reflect such applicable company name change. In connection with and as a condition precedent to any such transfer of Tenant's rights to the Exterior Signs and Building name to a Qualified Transferee and/or any such name and/or logo changes described hereinabove: (1) Tenant shall reimburse Landlord for all costs, including without limitation the Name Change Costs (as defined herein below), incurred by Landlord in connection with any such changes, which reimbursement shall be made within thirty (30) days after Tenant's receipt of Landlord's invoices therefor; and (2) any name and/or logo changes on the Exterior Signs and Building name change to reflect the identity of any Qualified Transferee pursuant to clause (i) hereinabove or any such name change pursuant to clause (ii) hereinabove shall: (x) be subject to Landlord's prior approval, which shall not be withheld so long as such name and logo changes do not constitute Objectionable Names/Logos (as defined in Section 23.6 below); and (y) not result in an increase in the size of any of the Exterior Signs. "Name Change Costs" as used hereinabove shall mean the reasonable costs incurred by Landlord in connection with discontinuing the use of the name "Union Bank Plaza" and adopting a new name for the Building, including, without limitation, costs incurred in connection with press releases announcing the new name for the Building and/or modifying Landlord's printed marketing

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materials, advertising, website, stationery and signage, and the postage costs incurred in connection with the distribution of such modified marketing materials.
23.6    Certain Definitions. As used herein, a "Qualified Transferee" shall mean (i) any Affiliate that is an assignee of Tenant's entire interest in this Lease, (ii) any other assignee of Tenant's entire interest in this Lease approved by Landlord pursuant to the terms and conditions of Article 14 above, and (iii) any sublessee of all or a portion of the Premises which is approved by Landlord pursuant to the terms and conditions of Article 14 above, the term of which sublease is for the entirety of the then-remaining Lease Term. As used herein, the "Minimum Occupancy Threshold" shall mean either: (A) the physical occupancy by the Original Tenant or a Qualified Transferee (pursuant to this Lease, or an assignment of this Lease in compliance with the terms and conditions of Article 14 above, or a sublease of the Premises in compliance with the terms and conditions of Article 14 above for the entirety of the then-remaining Lease Term) of at least 100,000 rentable square feet of the Office Space portion of the Premises; or (B) the lease by the Original Tenant or a Qualified Transferee (pursuant to this Lease, or an assignment of this Lease in compliance with the terms and conditions of Article 14 above, or a sublease of the Premises in compliance with the terms and conditions of Article 14 above for the entirety of the then-remaining Lease Term) of at least 200,000 rentable square feet of the Office Space portion of the Premises and physical occupancy by the Original Tenant or such Qualified Transferee of at least 50,000 rentable square feet of the Office Space portion of the Premises. As used herein, a "Prohibited Sign" shall mean any sign which relates to an entity that is associated with sexism (e.g., Chippendales, Hooters, Playboy, Hustler, etc.), racism (e.g., the Ku Klux Klan, the Nazi Party, etc.), or sexual performance or hygiene products. As used herein, the term "Objectionable Names/Logos" shall mean any name or logo which: (1) relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class multi-tenant office building, or which would otherwise reasonably offend a landlord of a Comparable Building, including, without limitation, any Prohibited Signs; or (2) relates to an entity that (x) would not be considered of a character, reputation or stature that is generally comparable with companies that have comparable exterior signage on the Comparable Buildings owned or controlled by Hines, Brookfield Properties, Thomas Properties or Maguire Properties or any of their respective affiliates (collectively, the "Comparable Landlords"), or (y) is a law firm or securities brokerage firm; or (3) would violate any restrictions on signs or Building name changes currently set forth in the Signage Restrictions. For purposes of this Section 23.6, the phrase "controlled by" shall mean the ultimate control over all of the ownership, operational and managerial decisions regarding the assets of the owner.
ARTICLE 24
COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, applicable to the Premises or the use or occupancy thereof. At its sole cost and expense, Tenant shall promptly comply with all such laws to the extent that such laws relate to the Premises and/or Tenant's use of or access to the Premises, including, without limitation, the making of any alterations and/or

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improvements to the Premises, but the foregoing shall not modify the provisions of Section 5.4 above regarding the Excluded Hazardous Materials. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 of this Lease, for making all alterations and improvements required by applicable laws with respect to the items which are Landlord's responsibility to repair and maintain pursuant to Section 7.1 of this Lease; provided, however, that Tenant shall reimburse Landlord, within thirty (30) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (i) any Alterations or New Tenant Improvements installed by or on behalf of Tenant (but this clause (i) shall not modify or otherwise affect (A) Landlord's obligations to perform, and pay for the costs (which shall not be included in Operating Expenses) of, the Landlord Work as provided in Section 1 of the Tenant Work Letter, or (B) the provisions of Section 5.4 above which limit Tenant's liability regarding the Excluded Hazardous Materials), (ii) the negligence or willful misconduct of Tenant or any Tenant Parties that is not covered by insurance obtained, or required to be obtained by, Landlord as part of Operating Expenses and as to which the waiver of subrogation applies, and/or (iii) Tenant's specific manner of use of the Premises for other than general business office purposes.
ARTICLE 25
LATE CHARGES
Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage, deed of trust, or ground or underlying lease covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after notice of Tenant's failure to pay such amount, then Tenant shall pay to Landlord a late charge equal to two percent (2.0%) of the amount; provided, however, that the first (1st) late charge in any consecutive twelve (12) month period shall not exceed $10,000.00, and no late charge may be assessed unless a notice of, and invoice for, such assessment is sent to Tenant within sixty (60) days after such failure to pay occurs. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment of Rent by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) business days after notice of such failure to pay such amounts shall thereafter bear interest until paid at a rate per annum equal to Interest Rate.

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ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except as expressly provided in this Lease. 1fTenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease (including after the expiration of all applicable cure periods), Landlord may, but shall not be obligated to, after reasonable prior written notice to Tenant, make any such payment or perform any such act on Tenant's part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of documented, reasonably detailed statements therefor, sums equal to expenditures reasonably made and obligations reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Tenn.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable prior notice to the Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last fifteen (15) months of the Lease Term (as the same may be extended pursuant to Section 2.2 or shortened with respect to certain portions of the Premises pursuant to Sections 2.4 and/or 2.5 of this Lease), to tenants; (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building; or (v) perform services or other obligations required of Landlord under this Lease which are other than regularly scheduled services and/or maintenance obligations. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform regularly scheduled services and/or maintenance obligations required of Landlord under this Lease; and (B) perform, in accordance with the provisions of Article 26 of this Lease, any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent, except as otherwise expressly provided in Section 19.7.2 of this Lease, and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Subject to the provisions of Section 19.7.2 of this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, or any loss of occupancy or quiet enjoyment of the Premises, For each of the above purposes, Landlord shall at all times have a key with which

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to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises so long as Landlord repairs any damage caused thereby. Any entry into the Premises in the manner herein before described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Tenant may, after reasonable prior notice to and consultation with Landlord, reasonably designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may only enter such Secured Areas upon two (2) business days' notice to Tenant which notice shall specify the date and time of such entry by Landlord (and Tenant shall have the right to escort Landlord); provided, however, that Landlord may enter the Secured Areas without notice to Tenant and without escort in the event of an emergency, in which case Landlord shall provide Tenant with notice of such entry promptly thereafter.
ARTICLE 28
TENANT PARKING
28.1    Parking Passes.
28.1.1    Number of Parking Passes. Except as provided below in this Section 28.1, Tenant shall rent 453 parking passes in the Building Parking Area and 107 unreserved parking passes in the Off-Site Parking Area (as defined below), for a total of 560 parking passes. Tenant's 453 parking passes in the Building Parking Area shall consist of 60 executive reserved spaces (i.e., 13.25% of the Building Parking Area Passes (as defined below)), 111 non-executive reserved spaces (i.e., 24.50% of the Building Parking Area Passes), and 282 unreserved passes (i.e., 62.25% of the Building Parking Area Passes), and shall sometimes collectively be referred to as the "Building Parking Area Passes". Tenant's executive reserved spaces and non-executive reserved spaces shall be located in the areas of the Building Parking Area depicted on Exhibit K attached hereto. Landlord shall have the right to utilize attendant parking with respect to Tenant's unreserved parking passes.
28.1.2    Tenant's Right to Reduce Parking Passes. Subject to Section 28.1.3 below, Tenant shall have the right to reduce the number of Building Parking Area Passes for the last Lease Year of the Extended Term (or the last Lease Year of any Option Term) in accordance with the terms and provisions of this Section 28.1.2; provided, however, in no event shall Tenant have the right to reduce its Building Parking Area Passes for such last Lease Year to less than 188 passes. Tenant's right to reduce its Building Parking Area Passes for such last Lease Year shall be exercisable, if at all, by sixty (60) days' prior written notice ("Return Notice") to Landlord. The Return Notice shall specify the number of Tenant's Building Parking Area Passes which Tenant does not desire to lease (collectively, the "Returned Privileges"), along with the number of each specific category of Building Parking Area Passes (either executive reserved, non-executive reserved and/or unreserved), constituting the Returned Privileges. Tenant shall have no right to reduce or increase the number of Off-Site Parking Area passes rented by Tenant hereunder. Notwithstanding any contrary provision of this Lease, (i) Tenant shall have no right or obligation to rent the Off-Site Parking Area passes during any Option Term, and (ii) Landlord

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may at any time and from time to time relocate some or all of the unreserved Off-Site Parking Area passes to the Building Parking Area (but such relocation of all or any such passes shall not change the designation of such passes to "Building Parking Area Passes" for purposes of Section 28.1.3 below). "Off-Site Parking Area" shall mean that certain parking structure located at 350 South Figueroa Street, Los Angeles, California, subject to Landlord's right to substitute such parking structure for a different off-site parking area pursuant to Section 28.1.3.1 below.
28.1.3    Expansion or Contraction of the Premises. If Tenant is required or elects to expand the rentable square footage of the Premises which is other than the Storage Space pursuant to the terms of Sections 1.4, 1.5 and/or 1.6 above, or reduce the rentable square footage of the Premises which is other than the Storage Space pursuant to the terms of Sections 2.2, 2.4 and/or 14.3 above, Tenant's allotment of Building Parking Area Passes shall be increased or reduced, as the case may be, as follows:
28.1.3.1 If Tenant leases additional non-storage space in the Building in accordance with the provisions of this Lease (including the 20th Floor Space or any Expansion Space and/or First Offer Space leased by Tenant) such that the rentable square footage of the Premises (excluding the Storage Space) is in excess of (i) 304,764 rentable square feet during the Initial Period, and (ii) 311,904 rentable square feet during the Extended Term (each, a "RSF Threshold"), then Tenant shall be obligated to rent and pay parking charges, pursuant to the terms of Section 28.3 below, for an additional 1.45 Building Parking Area Passes for each 1,000 rentable square feet of such additional space so leased by Tenant (such ratio is referred to herein as the "1.45 Ratio") during the entirety of the lease term that such additional space is leased by Tenant pursuant to the terms of this Lease. Notwithstanding the foregoing to the contrary, if Landlord loses its right to allocate parking spaces for tenants of the Building at the Off-Site Parking Area, and Landlord does not, in its sole discretion, procure a substitute off-site parking facility (the "Substitute Facility") to provide for such off-site parking (the "Lost Off-Site Parking Event"), then, at Landlord's election, Tenant's hereinabove described obligation to rent and pay parking charges for Building Parking Area Passes based upon the 1.45 Ratio for any such additional space that has previously been added or is subsequently added to the Premises under this Lease shall be reduced such that Tenant shall be obligated to rent and pay parking charges, pursuant to the terms of Section 28.3 below, for an additional 1.00 Building Parking Area Passes for each 1,000 rentable square feet of such additional space so previously or subsequently leased (such ratio is referred to herein as the "1.00 Ratio"). The offsite Substitute Facility must be located within a three (3) block radius of the Real Property, but in any event east of the 110 Freeway. If the Lost Off-Site Parking Event occurs prior to the commencement date of the lease term for such additional space, such reduction shall be effective as of such commencement date; if such Lost Off-Site Parking Event occurs after the commencement date of the lease term for such additional space has already occurred, such reduction shall be effective as of the date which is the later of (A) the date such Lost Off-Site Parking Event occurs and (B) thirty (30) days after Landlord notifies Tenant of such reduction. The number of each category of Building Area Parking Passes (i.e., unreserved, executive reserved, and non-executive reserved) Tenant shall rent pursuant to the terms of this Section 28.1.3.1 shall be based upon the same percentages of unreserved, executive reserved and non-executive reserved parking passes as described in the first sentence of Section 28.1.1 above.

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28.1.3.2 If (i) Tenant elects pursuant to the terms of this Lease to reduce the rentable square footage of any additional space in the Building leased by Tenant pursuant to this Lease which is other than storage space (including the 20th Floor Space or any Expansion Space and/or First Offer Space leased by Tenant) or (ii) is required to reduce the rentable square footage of the Premises which is other than storage space as a result of Landlord's exercise of its recapture right in Section 14.3 above, such that the remaining rentable square footage of the Premises (excluding any storage space) after any such reduction equals the applicable RSF Threshold, then Tenant's obligation to rent and pay parking charges for Building Parking Area Passes shall be reduced such that Tenant shall rent and pay parking charges for, and Landlord shall provide parking for, the same total amount (and the same amount of each category of Building Area Parking Passes) described in the first sentence of Section 28.1.1 above (and any additional number and type of Building Parking Area Passes rented by Tenant as a result of any previous expansion of the Premises for non-storage space shall no longer be rented by Tenant).
28.1.3.3 If Tenant elects to reduce the rentable square footage of the Premises which is other than storage space in accordance with the provisions of this Lease (or is required to reduce the rentable square footage of the Premises which is other than storage space as a result of Landlord's exercise of its recapture right in Section 14.3 above) such that the remaining rentable square footage of the Premises (excluding any storage space but including any additional space leased by Tenant pursuant to Section 1.4. 1.5 and 1.6 above) falls below the applicable RSF Threshold, then, in addition to any reduction in Tenant's obligations to rent and pay parking charges for the number and type of Building Parking Area Passes described in Section 28.1.3.2 above, Tenant's obligation to rent and pay parking charges for Building Parking Area Passes shall be further reduced based upon the 1.45 Ratio (i.e., Tenant's obligation to rent and pay parking charges for Building Parking Area Passes shall be reduced by 1.45 Building Parking Area Passes for each 1,000 rentable square feet by which the rentable square footage of the Premises is so reduced). The number of each category of Building Area Parking Passes (i.e., unreserved, executive reserved, and non-executive reserved) Tenant shall rent pursuant to the terms of this Section 28.1.3.3 shall be based upon the same percentages of unreserved, executive reserved and non-executive reserved parking passes as described in the first sentence of Section 28.1.1 above.
28.2    Visitor Parking. Subject to the provisions of Section 28.3 set forth below, Landlord shall maintain a visitor parking area of a size not smaller than that customarily maintained by the landlords of the Comparable Buildings, for use during the Business Hours by customers and visitors of Tenant and the other office tenants in the Building. Tenant hereby acknowledges and agrees that, as of the Lease Commencement Date, Landlord is maintaining a visitor parking area in compliance with the foregoing sentence. Tenant shall be entitled to purchase from Landlord parking validations for use by Tenant's customers and visitors. Tenant shall have the right to purchase such validations at a cost equal to eighty-five percent (85%) of the prevailing rate charged by Landlord for visitor parking in the Building. Landlord shall have the right to utilize attendant parking with respect to any or all of the visitor parking described in this Section 28.2.
28.3    Parking Rates and Terms of Use.

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28.3.1    Parking Rates Tenant shall pay to Landlord for the parking passes described in Section 28.1 above on a monthly basis the prevailing rate charged (and increased) from time to time (subject to the limitations on parking rate increases as set forth below in this Section 28.3) for parking passes at the location of such passes, except that during the Lease Term (but not any Option Term) the monthly charge for Tenant's 60 executive reserved spaces in the Building Parking Area shall be eighty-five percent (85%) of the then prevailing monthly rate charged for such category and location of parking in the Building Parking Area. The current prevailing rates to be charged to Tenant as of the Lease Commencement Date for parking passes in the Building Parking Area are as follows: (i) Two Hundred Forty Dollars ($240.00) per unreserved parking pass per month (plus all applicable parking taxes); (ii) Two Hundred Ninety Dollars ($290.00) per executive reserved space per month (plus all applicable parking taxes) (which $290.00 rate is inclusive of the eighty-five percent (85%) discount described hereinabove); and (iii) Three Hundred Forty Dollars ($340.00) per non-executive reserved space per month (plus all applicable parking taxes) (collectively, the "Current Prevailing Building Parking Area Parking Rate"). Notwithstanding the foregoing to the contrary, the parking charges for the various categories of Building Parking Area Passes (i.e., unreserved, executive reserved, and non-executive reserved) shall be fixed at the Current Prevailing Building Parking Area Parking Rate during the period from the Lease Commencement Date through December 31, 2008 (the "Building Parking Area Parking Rate Freeze Period"). The unreserved parking passes in the Off-Site Parking Area shall not be subject to the foregoing fixed rate during the Building Parking Area Parking Rate Freeze Period, but instead shall be at the prevailing rate charged (and increased) from time to time for such Off-Site Parking Area.
28.3.2    Parking Rate Increases. After the expiration of the Building Parking Area Parking Rate Freeze Period, Landlord shall have the right to increase the parking charges for any of the various categories of Building Parking Area Passes (i.e., unreserved, executive reserved and non-executive reserved). In such event, Tenant may contest by written notice ("Tenant's Parking Contest Notice") to Landlord the amount of any increases in parking charges for any of the various categories of Building Parking Area Passes; provided, however, that Tenant shall not have the right to contest (i) any increases in parking charges which are equal to the amount of any increase in applicable parking taxes, or (ii) any increases in the parking charges charged for the Off-Site Parking Area parking passes. Landlord shall, within thirty (30) days after its receipt of Tenant's Parking Contest Notice, conduct a survey (the "Parking Survey") of the posted parking rates for reserved parking passes (from which the discount for the executive reserved parking privileges is determined) and/or unreserved parking passes, as applicable, in the on-site parking facilities of Comparable Buildings. If the parking charge for the applicable category of Building Parking Area Passes which is in dispute (the "Disputed Charge") is in an amount greater than the second highest posted parking rate for such category of parking pass in the on-site parking facilities of Comparable Buildings (as determined pursuant to the Parking Survey, the "Survey Charge Amount"), then the amount of the Disputed Charge shall be reduced to equal the Survey Charge Amount. Notwithstanding the foregoing provisions of this Section 28.3 to the contrary, at no time shall parking charges for parking passes for any of the various categories of Building Parking Area Passes (i.e., unreserved, executive reserved, and non-executive reserved) during any calendar year of the Lease Term commencing with the calendar year 2009 increase by more than five percent (5%) per year, calculated on a cumulative and compounded basis, over the Current Prevailing Building Parking Area Parking Rate (but such annual cap shall not apply to any increases in applicable parking taxes imposed by the

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applicable governmental authorities). The provisions of this Section 28.3.2 shall apply during any Option Term, except that: (A) as of the commencement date of such Option Term, the parking charge for the applicable categories of Building Parking Area Passes (i.e., unreserved, executive reserved, and non-executive reserved) shall be reset by Landlord to equal the then current posted parking rates for such applicable categories of Building Parking Passes (but not in excess of the Survey Charge Amount then in effect) (such reset parking charges, collectively, the "Option Term Parking Rates"); and (B) in no event shall the Option Term Parking Rates during any year of such Option Term after the first year of such Option Term increase by more than five percent (5%) per year, calculated on a cumulative and compounded basis, over the Option Term Parking Rates in effect during the first (1") year of such Option Term (but such annual cap shall not apply to any increases in applicable parking taxes imposed by the applicable governmental authorities), and this provision shall be considered in connection with the determination of the Fair Market Rental Rate for such Option Term.
28.3.3    Terms of Use. Tenant shall comply with, and cause its employees to comply with, all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located. Landlord specifically reserves the right to reasonably change the size, configuration, design, layout, location and all other aspects of the Parking Areas and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily relocate on a non-discriminatory basis Tenant's parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, and/or temporarily close-off or restrict access to the Parking Areas (as long as Tenant and its visitors are provided with other reasonable access or other parking within a reasonable distance of the Premises), in each case only for the purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Parking Areas or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property, or in connection with casualty (but subject to Section 19.7.2 above) or governmental mandate affecting the Parking Areas, provided that the total number of Tenant's parking passes and the number of visitor spaces described in Section 28.2 above shall not be reduced as a result thereof. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking rates charged by Landlord for Tenant's parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.
28.3.4    Rights Personal. Tenant's rights to rent and use the Building Parking Area Passes and Off-Site Parking Area parking passes under this Article 28 are personal to the Original Tenant and any subtenant subleasing all or a portion of the Premises pursuant to Article 14 of this Lease or an assignee to which Tenant has assigned Tenant's entire interest in the Lease pursuant to Article 14 of this Lease (including Affiliate subtenants and assignees) and their respective employees.

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ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1    Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
29.2    Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment or other Transfer by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Air Rights. Except as provided in Section 29.39 below, no rights to any view or to light or air over any property, whether belonging to Landlord or any other person, arc granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building or Real Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a reasonable modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so reasonably modified and agrees to execute whatever commercially reasonable documents are required therefor and are reasonably satisfactory to Tenant within twenty (20) days following delivery of such documents to Tenant for its signature. Landlord shall reimburse Tenant for all reasonable costs and expenses (based upon the nature and extent of the requested modifications), incurred by Tenant in connection with its execution of any such documents. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within twenty (20) days following delivery thereof to Tenant.
29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease. Tenant agrees that in the event of any such transfer, conditioned upon written agreement of the transferee to be bound by this Lease and to assume all of Landlord's obligations hereunder arising after the effective date of such transfer Landlord shall automatically be released from all liability under this Lease, other than with respect to obligations of Landlord which arose prior to the effective date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder arising after the effective date of such transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and Building and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself

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and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6    Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.
29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8    Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.9    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
29.10    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.11    Time of Essence. Time is of the essence of this Lease and each of its provisions.
29.12    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.13    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.14    Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder and any recourse by Tenant against Landlord under this Lease

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(but not including any claim against Landlord for tortious conduct separate and apart from a breach by Landlord of its obligations hereunder) shall be limited solely and exclusively to the interest of Landlord in and to the Real Property and Building and any insurance proceeds with respect to insurance carried by Landlord as part of Direct Expenses, and neither Landlord, nor any of its constituent partners or members (or subpartners or submembers), shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The provision contained in the preceding sentence is not intended to and will not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to pursue any suit or action in connection with enforcement or collection of amounts that may become owing or payable under or on account of insurance maintained by Landlord.
29.15    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations and warranties is based totally upon the representations, warranties and agreements contained in this Lease.
29.16    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building, as long as such tenancies are compatible with the operation of the Building in a manner consistent with that of the Comparable Buildings; provided, however, that in no event shall Landlord lease space (i) in the Building to any entity that is generally considered by the public to be associated with blatant and overt racism (e.g., the Ku Klux Klan, the Nazi Party, etc.), (ii) on the ground floor of the Building to an entity which will use its premises for the operation of what is normally referred to as a retail bank prior to the date the Retail Space is no longer leased to Tenant or a Qualified Transferee under this Lease, if applicable, or (iii) in the Building to any entity whose primary business operations in its premises consists of accepting on-site deposits and/or cashing checks on-site. Subject to the provisions of the immediately preceding sentence, Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.
29.17    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil unrest, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, the "Force Majeure"), notwithstanding anything to the contrary contained in

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this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.18    No Waiver of Redemption by Tenant. Tenant does not waive any right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.19    Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally: (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the third (3rd) business day after the date it is mailed as provided in this Section 29.19 or upon the date personal delivery is made. If Tenant is notified in writing of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail.
29.20    Limitation on Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligation upon Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, lost profits or other consequential damages, other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease in accordance with and subject to the restrictions contained in Article 16 above. Notwithstanding the foregoing, for purposes of this Lease, consequential damages shall not be deemed to include property damage or personal injury damages, or any damages recoverable by the Landlord pursuant to Sections 19.2.1(iii) and (iv) above and/or Section 1951.2 of the California Civil Code following a default by Tenant under this Lease.
29.21    Authority. Tenant hereby represents and warrants to Landlord that (i) Tenant is a national association, (ii) Tenant is a duly formed and existing entity qualified to do business in California, (iii) Tenant has full right and authority to execute and deliver this Lease, and (iv) John Erickson on behalf of Tenant is singularly authorized to bind Tenant to this Lease by executing this Lease on behalf of Tenant. Landlord hereby represents and warrants to Tenant that (A) Landlord is a limited partnership, (B) Landlord and each general partner and member of Landlord is a duly formed and existing entity, (C) Landlord has full right and authority to execute and deliver this Lease, and (D) each person signing this Lease on behalf of Landlord is authorized to do so.
29.22    Attorneys' Fees. If either party commences litigation or other legal proceeding against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, any such matter shall be subject to the provisions of Section 29.31 below, and the prevailing party in such proceeding shall be entitled

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to recover from the other party such costs and reasonable attorneys' fees as may have been incurred and awarded by the court or referee in any such proceedings.
29.23    Governing Law. This Lease shall he construed and enforced in accordance with the laws of the State of California.
29.24    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.25    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting Cushman & Wakefield, Inc., representing Tenant, and Hines Interests Limited Partnership, representing Landlord (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall be solely responsible for the payment of a commission to the Brokers pursuant to a separate agreement or agreements between or among Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers.
29.26    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not, except as expressly provided in this Lease to the contrary, be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any set off of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified in writing.
29.27    Building Name and Signage. Subject to the provisions of, and prohibitions and restrictions contained in, Section 23.1 of this Lease, Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord, provided that Landlord hereby consents to Tenant's use of the name, pictures or illustrations of the Building so long as the same remains "Union Bank Plaza" or any replacement name for the Original Tenant or any Qualified Transferee pursuant to Article 23 of this Lease.
29.28     Transportation Management. Tenant shall comply with all present or future programs imposed by a governmental entity or authority to manage parking, transportation or

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traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or areawide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
29.29    Hazardous Material.
29.29.1 Definition. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, division 4, Chapter 20, (vii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.c. § 1317), (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C § 6902 et seq. (42 U.S.C § 6903), or (ix) defined as a "hazardous substance" pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C § 9601).
29.29.2 Compliance Cost. Tenant acknowledges that Landlord may incur costs (i) for complying with laws, codes, regulations or ordinances relating to Hazardous Material, or (ii) otherwise in connection with Hazardous Material, including, without limitation, the following: (A) Hazardous Material present in soil or ground water; (B) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves onto or under the Real Property; (C) Hazardous Material present on or under the Real Property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Real Property by other tenants of the Real Property or their agents, employees, contractors or invitees, or by others; and (D) material which becomes Hazardous Material due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste. Except as provided below, Tenant agrees that the costs incurred by Landlord with respect to, or in connection with, complying with laws, codes, regulations or ordinances relating to Hazardous Material shall be an Operating Expense, unless the cost of such compliance, as between Landlord and Tenant, is made the responsibility of Tenant under this Lease. Notwithstanding the foregoing, the following costs shall not be included in Operating Expenses and shall not be the obligation of

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Tenant: (1) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any Hazardous Material (x) existing in the Building or in or at the Real Property as of the Lease Commencement Date and in violation of existing laws as of such date, and (y) not brought onto the Real Property or Building by Tenant or a Tenant Party; (2) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any asbestos in the Building or on or at the Real Property whether or not (x) existing in the Building or on or at the Real Property as of the Lease Commencement Date or thereafter or (y) in violation of applicable laws as of the Lease Commencement Date or thereafter; (3) reporting, compliance, remediating, testing and removal costs incurred by Landlord with respect to any Hazardous Materials in the ground water and/or soil of the Real Property whether or not (x) existing in the ground water and/or soil of the Real Property as of the Lease Commencement Date or thereafter or (y) in violation of applicable laws as of the Lease Commencement Date or thereafter; or (4) costs incurred in connection with the removal of Hazardous Material brought onto the Real Property or Building by another tenant of the Building. To the extent any Operating Expense relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a proportionate share of such recovery or reimbursement to the extent previously paid by Tenant as part of Tenant's Share of increases in Direct Expenses.
29.30    Confidentiality. Landlord and Tenant each hereby acknowledges that the content of this Lease and any related documents are confidential information. Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) to their respective financial, legal, real estate and space planning consultants, (ii) as may be required by court order.
29.31    Dispute Resolution. To the fullest extent permitted by law, in connection with any claim, cause of action, proceeding or other disagreement or dispute under or pertaining to this Lease, including, without limitation, whether any particular matter constitutes, or with the passage of time would constitute, a default by Tenant or Landlord under this Lease (each a "Disputed Matter"), the parties to this Lease expressly, intentionally, and deliberately waive any right each may otherwise have to trial by jury. In the event that the waiver of jury trial set forth in the immediately preceding sentence is not enforceable under California law, the parties to this Lease hereby agree that any such Disputed Matter, including any question of law or fact relating thereto and whether sounding in contract, tort or otherwise, shall (except with respect to Exempt Matters, as defined below), at the written request of either party, be heard and resolved by judicial reference pursuant to the provisions of California Code of Civil Procedure Sections 638 and 641 through 645.1, inclusive (as the same may be amended, or any successor statutes thereto) (collectively, the "Referee Laws"). The venue of such judicial reference proceedings shall be in Los Angeles County. Within ten (10) business days after receipt by any party of a written request to determine any Disputed Matter by judicial reference pursuant to the provisions of this Section 29.31, the parties shall mutually select a single neutral and impartial referee to hear and resolve the Disputed Matter, who shall be a retired state or federal judge. If the parties cannot mutually agree upon such single referee within such 10-day business period, a judge of the Los Angeles County Superior Court ("Court") shall appoint the single referee (who shall be a retired state or federal judge) pursuant to the Referee Laws to hear and resolve the Disputed Matter. If the referee is appointed by the Court, the proposed referee may be challenged by either party for any of the grounds listed in the Referee Laws. The referee shall have the power

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to decide all issues of fact and law with respect to a Disputed Matter and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including but not limited to injunctive or equitable relief, monetary damages and an award of attorneys' fees and costs in accordance with this Lease, and shall report a statement of his or her decision and findings on such issues to the Court; provided, however, the referee shall not under any circumstances have the power to award punitive damages, nor any other damages which are prohibited by the provisions of this Lease. In the event that this prohibition against the award of punitive damages is held to be invalid, the parties intend that the remaining provisions of this judicial reference provision shall nevertheless be valid and enforceable, and severable from the prohibition against punitive damages. The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this Section 29.31. The parties shall be entitled to conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders, sanctions and other limitations on discovery available under California law. The judicial reference proceeding shall be conducted in accordance with California law (including the rules of evidence), and in all regards, the referee shall follow California law applicable at the time of the judicial reference proceeding. The parties shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The parties acknowledge that if a referee is selected to determine the Disputed Matters, then the Disputed Matters will not be decided by a jury. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the Los Angeles County Superior Court. It is the express intention of the parties that notwithstanding any other provision of this Lease to the contrary, the provisions of this Section 29.31 contain the sole and exclusive method, means and procedure to resolve any and all such Disputed Matters, but excluding the following which are defined individually and collectively as the "Exempt Matters": (i) any determination of the Extended Term First Offer/Expansion Rent and Fair Market Rental Rate (which shall be determined as set forth in Sections 1.5.6.5 and 2.3 above, respectively); (ii) any determination of the fair market face or stated rental rate during any holdover period (which shall be determined as set forth in Article 16 above); (iii) any dispute or disagreement concerning the amount of Direct Expenses set forth in any Statement delivered by Landlord to Tenant pursuant to Article 4 above (which dispute or disagreement shall be subject to Tenant's audit rights and arbitration as set forth in Section 4.5 above); (iv) all claims of Landlord or Tenant which seek anything other than the enforcement of such party's rights under this Lease; or (v) any action by Landlord in unlawful detainer or to obtain possession of the Premises. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 29.3I. Any and all attempts to circumvent the provisions of this Section 29.31 shall be absolutely null and void and of no force or effect whatsoever. Nothing in this Section 29.31, however, shall limit the right of any party at any time to exercise self-help remedies or obtain provisional remedies or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the California Code of Civil Procedure and/or applicable court rules (including but not limited to a temporary restraining order and preliminary injunction, right to attach order, receiver, and the like).
29.32    Directory Board. During the Lease Term, Tenant shall continue to have the right to the exclusive use of the directory board currently existing in the Building lobby that is

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currently used for the exclusive display of the names of Tenant's departments and/or employees. Such existing directory board must be used by Tenant solely for the display of the names of Tenant's departments and/or employees and for no other purpose. Any additions, deletions or other changes to the names displayed on such directory as of the Lease Commencement Date shall be Tenant's responsibility at Tenant's cost. Landlord shall have the right, in its sole discretion, to maintain any of the other existing directories (and/or install and/or anyone or more additional directories) in the Building lobby for the use by the other tenants of the Building.
29.33    Reasonable Consent. Except for matters for which there is a standard of consent or approval or standard for taking, making or exercising a Discretionary Act (as defined below) that is specifically set forth in this Lease, including the Tenant Work Letter and all other Exhibits hereto (which specific standard shall control): ,(i) any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably Withheld, conditioned or delayed; and (ii) in the event this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish or modify rules and regulations or make an allocation or other determination (each, a "Discretionary Act"), Landlord and Tenant shall act reasonably and in good faith. The foregoing shall not, however, limit any party's rights or remedies in the event of a default by the other party under this Lease, nor apply to matters which (A) do not comply with applicable laws, or (B) could result in a Design Problem, in which case Landlord shall have the right to act and/or grant or deny consent in its sole and absolute discretion (but at all times in good faith) as to the matters described in items (A) and (B) hereinabove (unless a different standard for actions or consent pertaining to such matters is specifically set forth in this Lease). Notwithstanding the foregoing or any other provision contained in this Lease, Tenant shall not be required to obtain the consent of Landlord for matters relating to the exercise by Tenant of its right to make repairs (which Landlord failed to make) pursuant to Section 7.2 of this Lease, provided that Tenant shall act reasonably with respect to all such matters and otherwise comply with the provisions of Section 7.2 of this Lease.
29.34    Interest Rate. As used herein, the term "Interest Rate" means the lesser of (i) the "Prime Rate" published from time to time by The Wall Street Journal (or such reasonable comparable national business publication as is selected by Landlord in the event The Wall Street Journal ceases to publish a Prime Rate), plus two percent (2%), or (ii) the maximum rate permitted by law.
29.35    Telecommunication Equipment. Tenant shall have the right during the Lease Term, at no rental fee, to operate and maintain its existing telecommunication equipment located on the roof of the Building as of the Lease Commencement Date (the "Existing Equipment"), and to the extent additional space is available from time to time on the roof of the Building, and subject to Landlord's reasonable approval, to install, operate and maintain similar additional telecommunication equipment ("New Equipment"). The Existing Equipment and the New Equipment shall sometimes hereinafter be referred to collectively as the "Telecommunication Equipment". Tenant's installation, operation and maintenance of the Telecommunication Equipment shall be governed by the following terms and conditions:
29.35.1 Tenant's right to install, operate and maintain the Telecommunication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation.

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Tenant, in conjunction with Landlord, but at Tenant's sole cost and expense, shall obtain all necessary governmental approvals and permits prior to the installation of any New Equipment.
29.35.2 All costs of installation, operation and maintenance of the Telecommunication Equipment (including, without limitation, costs of obtaining any necessary permits) shall 'be the responsibility of Tenant.
29.35.3 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unreasonably interfere with the use of the Existing Equipment, and any New Equipment the installation of which is reasonably approved by Landlord.
29.35.4 Tenant shall use the Telecommunication Equipment so as not to cause any interference to other tenants in the Building or with any other tenant's communication equipment and not to damage materially or interfere materially with the normal operation of the Building, including any mechanical system thereof. Any change in the location of the Existing Equipment and the location of the installation of any New Equipment shall be subject to Landlord's reasonable approval.
29.35.5 Landlord shall not have any obligation with respect to the Telecommunication Equipment nor shall Landlord be responsible for any damage that may be caused to Tenant or the Telecommunication Equipment by any other tenant or occupant of the Building. Landlord makes no representation that the Telecommunication Equipment will be able to receive or transmit communication signals without interference or. disturbance (even if by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor; provided, however, that Landlord agrees that if any other tenant or occupant of the Building shall be permitted to cause similar equipment to be installed on the roof of the Building, such tenant or occupant shall covenant not to use its equipment so as to cause any interference with Tenant's use of its Telecommunication Equipment.
29.35.6 Tenant shall (i) except to the extent Section 10.4 is applicable to such damage, be solely responsible for any damage caused to the Building or to persons or other property, as a result of the Telecommunication Equipment, including, but not limited to, any damage caused to the roof of the Building during the installation or maintenance of any Telecommunication Equipment, or caused by the Telecommunication Equipment itself, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or representatives, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Telecommunication Equipment, and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay all necessary repairs, replacements to or maintenance of the Telecommunication Equipment, and (iv) not bore any structural elements of the Building in connection with the installation of the Telecommunication Equipment. Tenant shall indemnify, defend, protect and hold harmless Landlord, its partners and members and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from Tenant's installation, operation or maintenance

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of the Telecommunication Equipment except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, contractors or representatives.
29.35.7 Tenant shall remove the Telecommunication Equipment and connecting cables at Tenant's expense upon the expiration or sooner termination of the Lease or upon the imposition of any governmental law or regulation that requires such removal, and shall repair the roof of the Building upon such removal to the extent of any damage caused thereby.
29.35.8 In no event shall Tenant be permitted to utilize more than one-half (112) of the area of the Building roof available for its Telecommunication Equipment.
29.36    Emergency Generator. Landlord hereby agrees that, so long as no Design Problem exists (except that for purposes of this Section 29.36, the term "Design Problem" shall not include clause (iii) of Section 8.1 above), Tenant shall have the right, at Tenant's sole cost and expense and subject to the provisions of this Section 29.36, to install one (1) back-up emergency generator. Such generator shall be of such size and specifications, and include such platforms, fencing, enclosures, sheds and other related materials and equipment, as shall be approved by Landlord prior to installation (collectively, the "Emergency Generator"). In addition, Tenant shall have the right, subject to available capacity of the Building, to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the "Generator Connecting Equipment") in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Emergency Generator to the Premises and Tenant's other machinery and equipment therein, subject, however, to the provisions of Section 29.36.3 below. Tenant shall also have the right of access, consistent with Section 29.36.4 below, to the areas where the Emergency Generator and any such Generator Connecting Equipment are located for the purposes of maintaining, repairing, testing and replacing the same.
29.36.1 Generator Site. Within six (6) months after receipt of written notice from Tenant in which Tenant elects to install the Emergency Generator, Landlord shall deliver space (the "Generator Site") in or on the Real Property to Tenant suitable for installation of the Emergency Generator, as determined by Landlord in Landlord's reasonable discretion. So long as the Generator Site is not comprised of storage space in the Building or at the Real Property existing as of the Lease Commencement Date, or parking or other rentable space in the retail or office portions of the Real Property (collectively, the "Rentable Space"), Landlord shall not charge Tenant any rent for Tenant's use of the Generator Site during the Lease Term (as such Lease Term may be extended pursuant to Section 2.2 of this Lease). Landlord shall use commercially reasonable efforts to deliver to Tenant a Generator Site that is other than Rentable Space. In the event that the Generator Site is comprised of Rentable Space, Tenant shall pay rent to Landlord (in advance on a monthly basis in accordance with the applicable provisions of this Lease) for such Generator Site from the date such Generator Site is delivered to Tenant and thereafter throughout the remainder of the Lease Term (and any Option Terms) at a rental rate per rentable square foot for such Rentable Space equal to the Landlord's then-current rental rate per rentable square foot for such Rentable Space (or, if Landlord has not then established a current rental rate for such Rentable Space, such projected rental rate per rentable square foot for such Rentable Space as determined by Landlord in its reasonable discretion), which rental rate shall be increased at the same rental rate per rentable square foot and at the same time as the

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rental rate applicable to the Rentable Space is increased (or reasonably projected by Landlord to be increased).
29.36.2 Generator Equipment. The installation of the Emergency Generator and related Generator Connecting Equipment (hereby referred to together and/or separately as the "Generator Equipment") shall be performed in accordance with and subject to the provisions of this Section 29.36 and Article 8 above, and the Generator Equipment shall be treated for all purposes of this Lease as if the same were Tenant's property. For the purposes of determining Tenant's obligations with respect to its use of the Generator Site and Generator Equipment herein provided, the Generator Site shall be deemed to be a portion of the Premises; consequently, all of the provisions of this Lease with respect to Tenant's obligations hereunder shall apply to the installation, use and maintenance of the Generator Equipment, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with applicable laws.
29.36.3 Non-Exclusive Right. It is expressly understood that Landlord retains the right to grant third parties the right to utilize any portion of the Real Property located outside the Premises not utilized by Tenant as the Generator Site, provided in each event that Tenant shall have reasonable access to, and Landlord shall not unduly interfere with the use of, the Generator Equipment.
29.36.4 Tenant's Covenants. Tenant shall install, use, maintain and repair the Generator Equipment so as not to damage or interfere with the operation of the Real Property or Building, any portion thereof, including, without limitation, the Generator Site, the Systems and Equipment, and any other generators or power sources or similar equipment located in or on the Building or Real Property; and Tenant hereby agrees to indemnify, defend and hold Landlord and its partners and their respective officers, agents, servants, employees, and independent contractors harmless from and against any and all Claims (other than Claims to the extent arising from the negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease) arising out of Tenant's failure to comply with the provisions of this Section 29.36.
29.36.5 Landlord's Obligations. Except to fulfill its obligations under this Section 29.36, Landlord shall not have any obligations with respect to the Generator Site, the Generator Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Generator Equipment, except to the extent caused by the negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease. Landlord makes no representation that the Generator Equipment will be able to supply sufficient power to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.
29.36.6 Condition of Generator Site. Tenant shall accept the Generator Site in its "AS-IS" condition, without any representations or warranties made by Landlord concerning same (including, but not limited to, the purposes for which such areas are to be used by Tenant), and Landlord shall have no obligation to contract or pay for any improvements or other work in or for the Generator Site, and Tenant shall be solely responsible, at its sole cost and expense, for preparing the Generator Site for the installation of the Generator Equipment and for constructing

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any improvements or performing any other work in such areas pursuant to and in accordance with the provisions of this Section 29.36. Tenant, at Tenant's sole cost and expense, shall maintain the Generator Equipment and install such enclosures, fencing and other protective equipment on or about the Generator Equipment as Landlord may reasonably require.
29.36.7 Repairs. Tenant shall (i) subject to the provisions of Section 10.4, be solely responsible for any damage caused as a result of the Generator Equipment, (ii) promptly pay any tax, license and permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Generator Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) make necessary repairs, replacements to or maintenance of the Generator Equipment and Generator Site. Tenant shall have the work which is Tenant's obligation to perform under this Section 29.36.7 (including, without limitation, all installation, modification and maintenance of the Generator Equipment) performed promptly and diligently in a first-class, workmanlike manner, by contractors and subcontractors approved by Landlord.
29.36.8 Installation. Tenant shall install and operate the Generator Equipment in compliance with all applicable laws and all recorded covenants, conditions and restrictions affecting the Real Property. Prior to the installation of the Generator Equipment, or the performance of any modifications or changes thereto, Tenant shall comply with the following:
29.36.8.1    Tenant shall submit to Landlord in writing all plans for such installations, modifications or changes for Landlord's approval, which approval shall not be withheld except in the event such plans contain a Design Problem (except that for purposes of this Section 29.36.8.1, the term "Design Problem" shall not include clause (iii) of Section 8.1 above);
29.36.8.2    prior to commencement of any work, Tenant shall obtain the required approvals of all federal, state and local governmental authorities; Tenant shall promptly deliver to Landlord written proof of compliance with all applicable laws and all recorded covenants, conditions and restrictions affecting the Real Property in connection with any work related to the Generator Equipment, including, but not limited to, a signed-off permit from the City of Los Angeles;
29.36.8.3    all of such work shall conform to Landlord's design specifications for the Real Property, Building and the Generator Site and Landlord's requirements, including, but not limited to, weight and loading requirements, and shall not adversely affect the structural components of the Building or interfere with any Systems and Equipment located in, upon or serving the Real Property, Building or the Generator Site; and
29.36.8.4    the Generator Equipment shall be clearly marked to show Tenant's name, address, telephone number and the name of the person to contact in case of emergency.
29.36.9 Hazardous Materials. Tenant shall not use any Hazardous Materials in connection with the Generator Equipment, except that Tenant may use diesel fuel stored in a double walled steel tank (the "Fuel Tank") contained within the Emergency Generator (the exact

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location and size of which Fuel Tank shall be approved by Landlord), as long as such fuel and Fuel Tank are kept, maintained and used in accordance with all applicable laws and the highest safety standards for such use, and so long as such fuel is always stored within the Fuel Tank and is not used or stored in any area outside of the Emergency Generator. Tenant shall promptly, at Tenant's expense, take all investigatory and all remedial action required by applicable laws and reasonably recommended by Landlord, whether or not formally ordered or required by applicable laws, for the cleanup of any spill, release or other contamination of the Generator Site and/or the Real Property to the extent caused or contributed to by Tenant's use of the Generator Equipment (including, without limitation, the fuel for the Emergency Generator), or pertaining to or involving any such fuel or other Hazardous Materials brought onto the Generator Site during the Lease Term by Tenant or any of Tenant's agents, employees, contractors, licensees or invitees. Tenant shall indemnify, defend and hold Landlord and its partners and their respective officers, agents, servants, employees, and independent contractors harmless from and against any and all Claims (subject to Section 10.4 and other than Claims to the extent arising from the negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease) arising out of or involving any Hazardous Materials brought onto the Generator Site by or for Tenant in connection with Tenant's activities under this Section 29.36.9. Tenant's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or any of Tenant's agents, employees, contractors, licensees or invitees, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.
29.36.10 Security. Physical security of the Generator Site and the Generator Equipment is the sole responsibility of Tenant, who shall bear the sole cost, expense and liability of any security services, emergency alarm monitoring and other similar services in connection therewith. Landlord shall not be liable to Tenant for any direct, indirect, consequential or other damages arising out of or in connection with the physical security, or lack thereof, of the Generator Site and/or Generator Equipment.
29.36.11 Testing. The Generator Equipment shall be routinely tested and inspected by a qualified contractor selected by Tenant and reasonably approved by Landlord, at Tenant's expense, in accordance with testing and inspection service contracts reasonably approved by Landlord. Tenant will provide Landlord with copies of certificates and other documentation related to the testing of the Generator Equipment. Testing hours are restricted, however, to those specific hours reasonably set and determined by Landlord from time to time.
29.36.12 Default. If Tenant fails to perform any of its obligations under this Section 29.36, and does not correct such noncompliance within five (5) business days after receipt of notice thereof from Landlord or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such five (5) business day period and thereafter proceeds with due diligence to correct such noncompliance, then Tenant shall be deemed in breach of this Lease but shall not be in default under this Lease until Tenant receives the applicable notices required to be provided by Landlord to Tenant under Article 19 above and has failed to cure such breach within the applicable time periods set forth in Article 19 above (but Landlord may nonetheless exercise its self-help remedies otherwise set forth in this Lease without regard to the notice and cure periods provided in Article 19 above to the extent permitted in such other provisions of this Lease), and

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in addition to all other remedies Landlord may have under this Lease, Tenant shall, upon notice from Landlord, immediately discontinue its use of that portion of the Generator Equipment to which such noncompliance relates, and make such repairs and restoration as required under Section 29.36.13 below with respect thereto.
29.36.13 Removal at End of Term. Upon the expiration of the Lease Term or upon any earlier termination of this Lease, Tenant shall, subject to the control of and direction from Landlord, remove the Generator Equipment, including, without limitation all electrical switch gear, underground conduit and feeders, enclosures, fencing or other protective equipment and/or modifications to the Generator Site, repair any damage caused thereby, and restore the Generator Site and other facilities of the Building and Real Property to their condition existing prior to the installation of the Generator Equipment. Any and all removal of the Generator Equipment shall be performed by certified and licensed contractors previously approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and in accordance with a previously approved removal plan, in a workmanlike manner, without any interference, damage or destruction to any other equipment, structures or operations at the Generator Site, the Building or the Real Property and/or any equipment of other licensees or tenants. If Tenant fails to timely make such removal and/or restoration, then Landlord may perform such work at Tenant's cost, which cost shall be immediately due and payable to Landlord upon Tenant's receipt of invoice therefor from Landlord.
29.36. 14 Rights Personal. Tenant's rights under this Section 29.36 are personal to the Original Tenant and any Approved Transferee, and may only be exercised or utilized by the Original Tenant or such Approved Transferee, as the case may be, and shal1 only be utilized when the Original Tenant or such Approved Transferee, as the case may be, is in actual and physical possession of any portion of the Premises.
29.37    Automatic Teller Machines.
29.37.1 The parties acknowledge that Tenant currently maintains and operates an automatic tel1er machine (the "Exterior ATM") at a location on the exterior of the Building on the plaza level and connected to and part of the Retail Space (the "Exterior ATM Space"). At any time during the Lease Term, Tenant shall have the right, at its expense, to (i) remove the Exterior ATM from the Exterior ATM Space, and (ii) if instal1ed by Tenant pursuant to the fol1owing provisions of this Section 29.37, remove the New Banking Equipment (as defined below) from the Exterior ATM Space and/or the Interior East Lobby Wal1 (as defined below); provided, however, that in all events, upon the expiration or earlier termination of this Lease, Tenant shall, at its expense, remove the Exterior ATM and all New Banking Equipment installed by Tenant. In connection with any such optional or required removal, Tenant shall, at its expense, pay for all costs and expenses relating in any way to such removal and promptly (but in al1 events by the expiration or earlier termination of this Lease): (A) restore the Exterior ATM Space, the Interior East Lobby Wal1 (if applicable) and the Retail Space to a condition that is consistent with the general appearance of the Building and otherwise in a first class manner; and (B) repair any and all damage to the Building caused by or which occurs in connection with such removal and restoration.

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29.37.2 Tenant shall provide all security systems and shall institute and maintain all security procedures and maintain all insurance for the Exterior ATM and, if applicable, for any of the New Banking Equipment, that are customarily provided or maintained by retail bank branches and/or savings and loans in downtown Los Angeles for their automated teller machines (and, as to the New Banking Equipment, if applicable, other equipment substantially similar to the New Banking Equipment), and Landlord shall fully cooperate, at no cost to Landlord, with Tenant so that Tenant may install such additional lighting and security procedures and equipment reasonably required for the safety and security of its customers to the extent (i) required by applicable laws, or (ii) are customary for retail bank branches located in comparable locations within Comparable Buildings (i.e., those retail bank branches located near the main lobby entrance of such Comparable Buildings), provided that in any event such additional lighting and security procedures and equipment must (A) be in conformance with the style and design of Building, as reasonably determined by Landlord, (B) be approved by Landlord, which approval shall not be unreasonably withheld, and (C) otherwise comply with the provisions of this Section 29.37 (specifically including Sections 29.37.6 and 29.37.7.2 below). If Tenant does not perform any of Tenant's obligations hereunder, then Landlord shall have the right to perform such obligations and Tenant shall reimburse Landlord upon demand for any and all costs and expenses incurred by Landlord in connection therewith together with interest at the Interest Rate.
29.37.3 If Landlord renovates or otherwise undertakes construction with respect to the exterior of the Building (including in connection with the Upgrade Work and/or Building enhancement pursuant to Article 21 above), then Landlord may, upon at least forty-five (45) days' notice to Tenant, require Tenant to remove the Exterior ATM (and, if applicable, the New Banking Equipment installed in the Exterior ATM Space) at Tenant's sole cost and expense (unless such renovation is in connection with Landlord's construction of a new additional building in which case Landlord shall reimburse Tenant for such costs) until the renovation has been completed. If Landlord does so notify Tenant, Tenant may elect to re-install the Exterior ATM in the Exterior ATM Space (and/or, if applicable, the New Banking Equipment installed in the Exterior ATM Space) by written notice to Landlord given within thirty (30) days after Landlord gives Tenant written notice that the renovation or construction affecting the Exterior ATM Space is completed. If Tenant does not timely elect to re-install the Exterior ATM and/or, if applicable, the New Banking Equipment in the Exterior ATM Space, then Tenant shall, within ninety (90) days after Landlord's notice of completion, at Tenant's sole cost and expense except as provided above, restore the Exterior ATM Space to its condition prior to (i) with respect to the Exterior ATM, the installation of the Exterior ATM, and (ii) with respect to the New Banking Equipment, if applicable, that is located in the Exterior ATM Space, the installation of such New Banking Equipment. Landlord shall have no liability to Tenant for Tenant's or Tenant's customers' inability to use the Exterior ATM (and, if applicable, the New Banking Equipment located in the Exterior ATM Space) during any such period of renovation or construction. Tenant shall cooperate with Landlord in connection with any such renovation to the exterior of the Building or construction with respect thereto, including making minor changes in the location of the Exterior ATM and, if applicable, the New Banking Equipment located in the Exterior ATM Space, after the renovation or construction, as may be required by such renovation or construction. Once Landlord commences any such construction or renovation, subject to Force Majeure and Tenant delays, Landlord shall use commercially reasonable efforts to complete such construction and renovations in a diligent manner.

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29.37.4 In addition, Landlord may require Tenant to relocate the Exterior ATM, any New Banking Equipment located in the Exterior ATM Space, and/or any New Banking Equipment that is located on the Interior East Lobby Wall pursuant to Section 29.37.5 below, to such locations within the Building's curtain wall which comprises the demising wall of the Retail Space and/or other areas on the Interior East Lobby Wall (as the case may be) as are reasonably acceptable to Tenant upon at least three (3) months' prior notice to Tenant, but no more often than once during any four (4) year period during the Lease Term. All of the terms, provisions and conditions specified in this Section 29.37 shall apply to each further relocation and all costs of any further relocation shall be borne by Tenant. Upon Landlord's written notice of a further relocation, Tenant shall use its best efforts to promptly obtain all regulatory and other governmental permits and approvals, if any are required, in connection with the further relocation. For purposes hereof, the "Interior East Lobby Wall" shall mean the same wall (which may be a solid wall, glass or a combination thereof as long as it is consistent with the overall decor of the Building lobby) upon which the Lobby ATM Space is located (as depicted on Exhibit N attached hereto), but shall include the entirety of such wall measured from the eastern side of the Building's curtain wall to the easternmost portion of the existing main Building lobby interior entrance to the Retail Space.
29.37.5 During the Lease Term, so long as the Original Tenant and/or a Qualified Transferee meets the Minimum Occupancy Threshold and Tenant otherwise complies with the following provisions of this Section 29.37.5, Tenant shall have the right, but not the obligation, to install, at Tenant's sole cost and expense, any or all of the following banking equipment in the Retail Space in the locations described hereinbelow (collectively, the "New Banking Equipment"): (i) one (1) additional automated teller machine in the Interior East Lobby Wall of the Retail Space (the "Lobby ATM") in the location of the Interior East Lobby Wall as depicted on Exhibit N attached hereto (the "Lobby ATM Space"); (ii) night deposit boxes in the Lobby ATM Space and/or the Exterior ATM Space; and (iii) new types of banking equipment that are devised under banking technologies to replace and/or supplement the Exterior ATM, the Lobby ATM and/or any such night deposit boxes (and/or any other equipment which mayor may not be similar to or supplement or replace ATMs or night deposit boxes) and are used in similar retail bank branches in the Comparable Buildings. In addition to any of the other applicable terms, conditions and provisions of this Section 29.37, the following conditions shall apply with respect to Tenant's installation of any of the New Banking Equipment: (A) the New Banking Equipment must be located entirely within and served from entirely within the Retail Space, and may not protrude beyond the demising walls of the Retail Space, except that any such New Banking Equipment (1) may also be located in the Lobby ATM Space and/or the Exterior ATM Space if such New Banking Equipment is integrated into, connected to and part of the Retail Space and is no otherwise t a free-standing structure or apparatus, (2) that is located in the Exterior ATM Space and complies with clause (1) hereinabove may protrude beyond the exterior of the Building's curtain wall up to the same (or greater, but only on a de minimus basis) extent as the existing protrusions of the Exterior ATM as of the date of execution of this Lease, (3) may also be located in space on the Interior East Lobby Wall that is other than the Lobby ATM Space if (x) such New Banking Equipment is integrated into, connected to and part of the Retail Space and is not otherwise a free-standing structure or apparatus, and (y) landlords of the Comparable Buildings permit similar New Banking Equipment for similar retail bank branches in such Comparable Buildings to be located in similar locations near the main entrance, and within the main lobbies, of such Comparable Buildings, and (4) that is located in the Lobby ATM Space

804296.08/LA H4321-047/10-7-08/nng/law	-111-	UNION BANK PLAZA [Union Bank Lease]

(and/or any other such space on the Interior East Lobby Wall) and complies with clauses (1) and (3) hereinabove may protrude in the space directly in front of and/or immediately adjacent to the Lobby ATM Space (and/or such other space on the Interior East Lobby Wall where such New Banking Equipment may be located as permitted hereinabove, as the case may be) but only on a de minimus basis to the extent landlords of the Comparable Buildings permit similar New Banking Equipment for similar retail bank branches in such Comparable Buildings to protrude in similar locations near the main entrance, and within the main lobbies, of such Comparable Buildings (Landlord shall not charge Tenant any additional Rent for Tenant's use of the Exterior ATM Space, the Interior Lobby Wall and/or any such permitted protrusions of the New Banking Equipment located therein); (B) the size and dimensions of the Lobby ATM in the Lobby ATM Space must not be of greater size and dimensions of the Exterior ATM currently located in the Exterior ATM Space; (C) the size and dimensions of any New Banking Equipment located in any space on the Interior East Lobby Wall that is other than the Lobby ATM Space shall not be larger than the size and dimensions of such similar New Banking Equipment generally permitted by landlords of Comparable Buildings in similar locations near the main entrance, and within the main lobbies, of such Comparable Buildings (D) Tenant must comply with the reasonable requirements of Landlord as to the installation and design of the New Banking Equipment; (E) the installation of the New Banking Equipment must not constitute or cause a Design Problem (except that for purposes of this clause (E), the term "Design Problem" shall not include clause (iii) of Section 8.1 above); (F) the New Banking Equipment must be consistent with the quality, nature, operation and appearance of the Building as a first-class multi-tenant office building; (G) there must exist sufficient available space adequate for the installation of the New Banking Equipment; and (H) Tenant shall pay to Landlord all costs incurred by Landlord in connection with the installation of any such New Banking Equipment, and shall pay directly for all costs of operation and maintenance of the New Banking Equipment.
29.37.6 Where Tenant's compliance with applicable laws with respect to the Exterior ATM and/or, if applicable, the New Banking Equipment, requires additions, improvements or changes to the existing Building security, safety and/or lighting equipment (collectively, the "Lighting Improvements"), such Lighting Improvements shall be subject to the provisions of Section 29.37.2 above and Section 29.37.7.2 below and shall be performed by Landlord (or, at Landlord's election in Landlord's sole discretion, by Tenant in accordance with the provisions of the Tenant Work Letter and/or Article 8 above, as applicable), at Tenant's sole cost and expense. Tenant shall, within thirty (30) days after invoice from Landlord, reimburse Landlord for all costs and expenses actually incurred by Landlord with respect to such Lighting Improvements (which costs may be paid out of the Tenant Improvement Allowance to the extent such Lighting Improvements are performed in conjunction and concurrently with the New Tenant Improvements installed by Tenant under the Tenant Work Letter), including, but not limited to, the cost of consultants, plans, permits and construction costs.
29.37.7 Tenant's use of the Exterior ATM, and Tenant's use and installation of the New Banking Equipment (if applicable), and other banking equipment shall be subject to the following provisions of this Section 29.37.7:
29.37.7.1    Tenant shall be deemed the sole "Operator" and "controller of the access area" and shall be solely responsible at its own cost and expense for

804296.08/LA H4321-047/10-7-08/nng/law	-112-	UNION BANK PLAZA [Union Bank Lease]

lighting and safety and all other similar safety obligations pursuant to California Financial Code Section 13020 et seq. "Automated Teller Machines: User Safety" or any other applicable law;
29.37.7.2    Tenant shall not be entitled to use any space other than the Exterior ATM Space in connection with Tenant's operation, alteration, improvement, repair, or removal of the Exterior ATM and, if applicable, Tenant shall not be entitled to use (except as expressly provided above in this Section 29.37) any space other than the interior of the Retail Space, the Exterior ATM Space and/or the Interior East Lobby Wall in connection with Tenant's operation, alteration, improvement, repair, or removal of the New Banking Equipment;
29.37.7.3    Any alteration, improvement, repair, or removal of the Exterior ATM, the New Banking Equipment (if applicable), and other banking equipment, whenever done, shall be in conformity with plans, as may be amended from time to time, that are prepared by Tenant in accordance with applicable laws and reasonably approved by Landlord and shall be performed by Tenant at its sole cost and expense; and
29.37.7.4    Under no circumstances shall Tenant permit the location, operation, repair, or alteration of the Exterior ATM, the New Banking Equipment (if applicable), and other banking equipment to unreasonably interfere with the flow of pedestrian traffic, to cause any structural problems, or to otherwise unreasonably disrupt other tenants of the Building or cause operational interference in or about the Building or Real Property.
29.37.8 Landlord hereby agrees that, subject to the terms and conditions set forth below in this Section 29.37.8, Landlord shall not grant any other person or entity the right to install or operate an automated teller machine at the Real Property which is accessible from outside such person or entity's premises or in any common areas of the Real Property. Landlord's agreement to restrict the use and the granting of automated teller machine rights as set forth hereinabove is specifically subject to (i) Original Tenant and/or a Qualified Transferee satisfying the Minimum Occupancy Threshold, and (ii) all existing and subsequently adopted governmental laws which prohibit or modify such restrictions. Furthermore, Landlord's agreement to restrict the use and the granting of automated teller machine rights as set forth hereinabove shall not apply to any existing tenant's lease for space at the Real Property (herein, an "Other Tenant Existing Lease") or any sublease or assignment thereof; provided, however, (A) Landlord agrees not to amend any Other Tenant Existing Lease to expressly grant such tenant the right to install or operate an automated teller machine at the Real Property, and (B) if any Other Tenant Existing Lease expressly permits Landlord to withhold consent of any sublease or assignment thereunder to a subtenant or assignee which would operate in such space an automated teller machine, then Landlord shall not consent to any such proposed sublease or assignment in accordance with the provisions of such Existing Lease. In addition, the foregoing restrictions contained above in this Section 29.37.8 shall be of no further force or effect if at any time during the Lease Term the Original Tenant and/or a Qualified Transferee (1) is not leasing the Retail Space under this Lease, or (2) except in the event of a casualty, is not in physical occupancy and possession of the Retail Space for a period of more than one hundred twenty (120) consecutive days.
29.38    Property Management. So long as Original Tenant and/or a Qualified Transferee meets the Minimum Occupancy Threshold, the Building may not be managed by property

804296.08/LA H4321-047/10-7-08/nng/law	-113-	UNION BANK PLAZA [Union Bank Lease]

management firms that do not provide a comparable level and quality of property management services as those provided for other multi-tenant office buildings by Hines, Brookfield Properties, CB Richard Ellis, Cushman & Wakefield, Lincoln Properties, Tishman Speyer, Jones Lang Lasalle, and Broadway Partners. This Section 29.38 shall be binding upon all successors and assigns of Landlord's interests in this Lease, and Landlord prior to the sale of the Building by Landlord, Landlord shall advise each purchaser of the restrictions contained in this Section 29.38.
29.39    Future Development. Landlord may, in its sole discretion, at any time during the Lease Term, construct additional buildings, structures, or other improvements on the Real Property (each a "New Structure"); provided, however, so long as Original Tenant and/or a Qualified Transferee meets the Minimum Occupancy Threshold, Landlord shall obtain Tenant's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the construction of any New Structure if such proposed New Structure would block more than fifty percent (50%) of the view from the northern corridor above the ninth (9th) floor of the Building (the "Northern View"), as such Northern View shall be measured on a one-hundred eighty degree (180°) radius from the center-point of the northern face of the Building. A visual example of the Northern View is attached to this Lease as Exhibit L. Notwithstanding anything to the contrary contained hereinabove or elsewhere in this Lease, in the event Landlord actually constructs any New Structure on the Real Property, (i) Tenant shall not be responsible to pay as Additional Rent, and Landlord shall not charge Tenant for, any increases in Direct Expenses attributable to the development or operation of the New Structure, (ii) any signage affixed to the New Structure shall comply with the provisions and be subject to the restrictions contained in Section 23.6 above, and (iii) Landlord shall continue to provide Tenant with the number of parking passes to which Tenant would otherwise be entitled pursuant to Article 28 above.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

804296.08/LA H4321-047/10-7-08/nng/law	-114-	UNION BANK PLAZA [Union Bank Lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be exeucted the day and date first above written.
"Landlord":
HINES VAF UB PLAZA, L.P.,
a Delaware limited partnership

By:	Hines VAF UB Plaza GP LLC,
its general partner

By:	Hines VAF UB Plaza Mezz, L.P.,
its sole member

By:	Hines VAF UB Plaza GP2 LLC,
its general partner

By:	Hines U.S. Office Value Added Fund, L.P.,
its sole member

By:	Hines U.S. Office Value Added Fund, LLC,
its general partner

By:	Hines Interests Limited Partnership,
its managing member

By:	Hines Holdings, Inc.
its general partner

By:	/s/ Colin P. Shepherd

Name:	Colin P. Shepherd

Title:	Senior Vice President

804296.08/LA H4321-047/10-7-08/nng/law	-115-	UNION BANK PLAZA [Union Bank Lease]

"Tenant":
UNION BANK OF CALIFORNIA, N.A.,
a national association

By:	/s/ Craig Poletti
Name: Craig Poletti
Title: Vice President

By:	/s/ Kenneth Holdway
Name: Kenneth Holdway
Title: Senior Vice President

By:	/s/ John Erickson
Name: John Erickson
Title: Vice Chairman

804296.08/LA H4321-047/10-7-08/nng/law	-116-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT A
UNION BANK PLAZA
OUTLINE OF FLOOR PLANS OF PREMISES

Exhibit "A"

B1-15
B1-16
B1-17
B1-19
FLOOR : B1
UNION BANK

*Note: Hatched area leased by Tenant*

A-1

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -1-	UNION BANK PLAZA [Union Bank Lease]

FLOOR · 52
UNION BANK

*Note: Hatched areas leased by Tenant*

A-2

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -2-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -3-	UNION BANK PLAZA [Union Bank Lease]

PL–20
FLOOR: PL
UNION BANK

*Note: Hatched area leased by Tenant*

A-4

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -4-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -5-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -6-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -7-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -8-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -9-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -10-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -11-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -12-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -13-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -14-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -15-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -16-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -17-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -18-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -19-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -20-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -21-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -22-	UNION BANK PLAZA [Union Bank Lease]

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -23-	UNION BANK PLAZA [Union Bank Lease]

3916
3912
3920
3911
3910
3921
3919
3922
3917
ELEC CLOS
3914
3915
3916
FLOOR: 39
UNION BANK

*Note: Hatched areas leased by Tenant*

A-24

80429.08/LA H4321-047/10-7-08/nng/law	EXHIBIT A -24-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT B
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the leasehold improvements in the Initial Premises, the 20th Floor Space and the 28th Floor Expansion Space (if Tenant exercises its Expansion Option for the 28th Floor Expansion Space pursuant to Section 1.6 of this Lease). All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles I through 29 of the Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections I through 5 of this Tenant Work Letter. All terms not defined in this Tenant Work Letter shall have the same meaning as set forth in this Lease.
SECTION 1

LANDLORD WORK

Landlord shall perform, at its sole cost and expense and without deduction from the Tenant Improvement Allowance (as defined below), the following work (collectively, "Landlord Work") with respect to each Full TI Floor (as defined below) following Tenant's vacation of any Existing Full TI Floor (as defined below) pursuant to Section 2.3.1 below, and in conjunction with Landlord's delivery to Tenant of the 20th Floor Space and the 28th Floor Expansion Space (if Tenant exercises its Expansion Option for the 28th Floor Expansion Space pursuant to Section 1.6 of this Lease):
1.1    demolition and removal of the existing tenant improvements within those areas on such Full TI Floor depicted by hatch marks on Schedule I attached hereto; such demolition and removal work shall not pertain to any tenant improvements or other improvements located within, or any portions of: (i) the restrooms; (ii) the mechanical rooms, elevator and mechanical shafts, storage closets, risers, chases, telephone rooms, janitorial closets, electrical closets and stairwell shafts of such Full TI Floor, and any other enclosed core areas of such Full TI Floor consisting of the areas not depicted by hatch marks on Schedule I attached hereto (collectively, the "Enclosed Core Areas"); (iii) the Premises Base Building HVAC/Sprinkler Equipment; and (iv) to the extent designated by Tenant in a written notice delivered to Landlord at least sixty (60) days prior to Tenant's Delivery Date (as defined below) for such Full TI Floor, those systems and equipment providing for the distribution within the Premises of the Premises Base Building HVAC/Sprinkler Equipment (such items so designated by Tenant pursuant to this clause (iv), collectively, the "Retained Distribution Systems");
1.2    abatement of the asbestos contained on such Full TI Floor in accordance with the General Abatement Standard (as defined below); and
1.3    any work required within the restrooms and the Enclosed Core Areas of such Full TI Floor described in Section 1.1 above, in order for such restrooms and Enclosed Core Areas to comply with applicable codes including the Americans with Disabilities Act (collectively, the "Code") pertaining to such restrooms and Enclosed Core Areas in effect as of the Lease

804296.08/LA H4321-047/10-7/08/nng/law	EXHIBIT B -1-	UNION BANK PLAZA [Union Bank Lease]

Commencement Date, determined on an unoccupied basis (other than with respect to the restrooms which shall not be subject to such qualification), and only to the extent that any such work is required by the City of Los Angeles in order to issue permits for the New Tenant Improvements (as defined below) construction work to be performed by Tenant on such Full TI Floor (collectively, the "Code Compliance Work").
As used herein, the "General Abatement Standard" shall mean the removal, encapsulation, enclosure and/or repair of all asbestos contained on each applicable Full TI Floor (or with respect to any First Offer Space or Expansion Space for which Landlord has the obligation to abate asbestos pursuant to Section 1.5.5.3 of the Lease) to the extent such asbestos is readily accessible, as reasonably determined by a State of California certified asbestos consultant engaged by Landlord ("Landlord's Asbestos Consultant") (i) pursuant to asbestos abatement specifications for each such applicable Full TI Floor (or First Offer Space or Expansion Space, as the case may be), prepared by Landlord's Certified Asbestos Consultant and delivered to Tenant prior to the commencement of any such abatement work on each such applicable Full TI Floor (or First Offer Space or Expansion Space, as the case may be), which asbestos abatement specifications shall be in the general form of, and propose asbestos abatement work substantially similar to that specified in, the asbestos abatement specifications for the 20th Floor Space (a copy of which is attached hereto as Schedule 3), as may be modified to take into account the specific physical layout of, and the location and accessibility of any asbestos contained on, each such applicable Full TI Floor (or First Offer Space or Expansion Space, as the case may be), and (ii) in accordance with EPA standards and all applicable laws, rules, ordinances and regulations governing asbestos in office buildings. Within thirty (30) days after the completion of the asbestos abatement work described in Section 1.2 above with respect to each applicable Full TI Floor (or First Offer Space or Expansion Space, as the case may be), Landlord shall deliver to Tenant a certification from Landlord's Asbestos Consultant certifying that the asbestos air level for such applicable Full TI Floor (or First Offer Space or Expansion Space, as the case may be) is equal to or less than 0.001 fibers per cc.
If Tenant timely designates that Landlord not demolish and remove any of the Retained Distribution Systems in accordance with the provisions of Section 1.1 above, and Landlord incurs increased actual out-of-pocket demolition costs as a result of not demolishing and removing such designated Retained Distribution Systems than Landlord would have incurred had Landlord demolished and removed such designated Retained Distribution Systems, then Tenant shall, within thirty (30) days after receipt of an invoice therefor, reimburse Landlord for all such increased costs.
Landlord shall cause the Landlord Work to be performed by contractors selected by Landlord, and in a good and workmanlike manner.
The parties hereby acknowledge and agree, however, that with respect to Landlord's obligation to perform the Landlord Work for the 28th Floor Expansion Space (if leased pursuant to Section 1.6 of this Lease), Landlord shall only be required to perform the Code Compliance Work (and not the work described in Sections 1.l and 1.2 above).

804296.08/LA H4321-047/10-7/08/nng/law	EXHIBIT B -2-	UNION BANK PLAZA [Union Bank Lease]

SECTION 2
NEW TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to receive a tenant improvement allowance (the "Full Floor Tenant Improvement Allowance") in the amount of up to, but not exceeding, Fifty-Two and 5011 00 Dollars ($52.50) per rentable square foot of floors 2, 3, 4, 5, 6, 7, 9, II, 14 and 18 of the Initial Premises (collectively, the "Existing Full TI Floors"), the 20th Floor Space and the 28th Floor Expansion Space (if Tenant exercises its Expansion Option for the 28th Floor Expansion Space pursuant to Section 1.6 of this Lease) (collectively with the Existing Full TI Floors, the "Full TI Floors"). In addition, Tenant shall be entitled to receive a tenant improvement allowance ("Remaining Floors Tenant Improvement Allowance") in the amount of up to, but not exceeding, Ten and 0011 00 Dollars ($10.00) per rentable square foot of floors 8, 10, 12, 13, IS, 16, 17, 21 and 24 of the Initial Premises and the Vault Space plus Thirty-One and 25/100 Dollars ($31.25) per rentable square foot of the Retail Space. Floors 8,10,12,13,15,16,17,21 and 24 of the Initial Premises, the Vault Space and the Retail Space may be collectively referred to herein as the "Remaining Floors." The Full Floor Tenant Improvement Allowance and the Remaining Floors Tenant Improvement Allowance may be collectively referred to herein as the "Tenant Improvement Allowance." The Tenant Improvement Allowance may be used by Tenant to help Tenant pay for the costs of the Tenant Improvement Allowance Items (as defined below) pertaining to the initial tenant improvements which are to be installed by Tenant pursuant to this Tenant Work Letter and affixed to the Full TI Floors and/or the Remaining Floors, all as set forth on the Approved Working Drawings (as defined below) for such Full TI Floors and/or the Remaining Floors (collectively, the "New Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of (i) the Tenant Improvement Allowance plus (ii) those costs incurred by Landlord to complete the Landlord Work. Notwithstanding the designation of space as a Full TI Floor or a Remaining Floor as provided above, the Full Floor Tenant Improvement Allowance and the Remaining Floor Tenant Improvement Allowance may be used for the Tenant Improvement Allowance Items with respect to any or all of such spaces and such amounts may be commingled subject, however, to the conditions and limitations in Section 2.2.2 below regarding the availability of the Tenant Improvement Allowance for Full TI Floors and the limitations in Sections 2.2.1.8 and 2.2.1.9 below.
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process as described below) only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1    Payment of the fees of the "Architect" and the "Engineers" (as those terms are defined in Section 3.1 of this Tenant Work Letter) in connection with the design and construction of the New Tenant Improvements;

804296.08/LA H4321-047/10-7/08/nng/law	EXHIBIT B -3-	UNION BANK PLAZA [Union Bank Lease]

22.1.2    The payment of plan check, permit and license fees relating to construction of the New Tenant Improvements;
2.2.1.3 The cost of construction of the New Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, costs of non-Business Hours HVAC (as determined pursuant to Section 62 of this Lease), demolition costs (other than the costs incurred by Landlord as a result of the work performed pursuant to Sections 1.1 and 12 above which will be paid and absorbed by Landlord without deduction from the Tenant Improvement Allowance), costs of materials and services, and contractors' fees and general conditions (but specifically excluding certain costs as set forth in Section 5.5 below);
2.2.1.4 Except for the cost of any Code Compliance Work which is Landlord's obligation to perform at Landlord's expense pursuant to Section 1.3 above, the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses reasonably incurred in connection therewith;
22.1.5 The cost of any changes to the Construction Drawings (as defined below) or New Tenant Improvements required by Code (except to the extent the same are otherwise Landlord's responsibility under Section 1.3 above);
2.2.1.6 Sales and use taxes, gross receipts taxes, Title 24 fees, art fees and taxes and any other taxes imposed on or pertaining to the Tenant Improvements;
2.2.1.7 All other reasonable, actual and documented out-of-pocket costs reasonably expended by Landlord in connection with the design and construction of the New Tenant Improvements;
2.2.1.8 The cost of free-standing workstations, furniture, fixtures and equipment, telecommunication equipment costs and installation charges (collectively, the "Non-Construction Items") on Full TI Floors, only, up to a maximum of Five and 00/100 Dollars ($5.00) per rentable square foot of the applicable Full TI Floor for such Non-Construction Items; and
2.2.1.9 The cost of moving Tenant's furniture and other personal property to and from Full TI Floors, only, up to a maximum of Three Dollars ($3.00) per rentable square foot of each such Full TI Floor, but Tenant shall not be entitled to use the Tenant improvement Allowance for such moving costs pertaining to any particular Existing Full TI Floor unless such Existing Full TI Floor has been vacated by Tenant and delivered by Tenant to Landlord as a Returned Floor (as defined in and pursuant to Section 2.3.1 below) on or before the Outside Disbursement Date (as defined in Section 2.4 below).
2.2.2    Payments. Notwithstanding anything to the contrary contained in this Tenant Work Letter, as a condition to Landlord's obligation to disburse any portion of the Full Floor Tenant Improvement Allowance allocable to any particular Full TI Floor (including, without limitation, for commingling as described in Section 2.1 above for use by Tenant for any

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Tenant Improvement Allowance Items for any other portions of the Premises, the 20th Floor Space and/or the 28th Floor Expansion Space, and/or as a Base Rent credit pursuant to Section 2.4.2 below), Tenant must (at a minimum) have improved such particular Full TI Floor to a condition that would make such particular Full TI Floor suitable for occupancy for general office purposes and may not just improve a portion of such floor (i.e., Tenant must install floor covering, ceiling system with lighting, electricity, sprinkler heads and HVAC distribution throughout such entire Full TI Floor). In addition, Landlord shall only be obligated to disburse the Full Floor Tenant Improvement Allowance allocable to any particular Existing Full TI Floor from and after Landlord's Delivery Date for such particular Existing Full TI Floor pursuant to Section 2.3.1 below. Otherwise, during the construction of the New Tenant Improvements for each applicable Full TI Floor or Remaining Floor, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for such applicable floor for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
2.2.2.1 Monthly Disbursements. Not more often than once each calendar month during the design and construction of the New Tenant Improvements for each applicable Full TI Floor or Remaining Floor and on or before the first (1st) day of each such calendar month (the "Submittal Date"), Tenant shall deliver to Landlord the following (collectively, "Monthly Draw Request"): (i) a request for payment of the "Contractor," as that term is defined in Section4.1 of this Tenant Work Letter, approved by Tenant, pursuant to AlA Document G702, showing the schedule, by trade, of percentage of completion of the New Tenant Improvements for such applicable Full TI Floor or Remaining Floor (as the case may be), detailing the portion of the work completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered as part of such New Tenant Improvements; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); provided, however, that with respect to fees and expenses of the Architect or Engineers, or the Non-Construction Items, Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence that Tenant incurred the cost for the fees and expenses of the Architect or Engineers or the applicable Non-Construction Items for such applicable Full TI Floor or Remaining Floor, as the case may be (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (iv) all other information reasonably requested by Landlord so long as (A) such other information is typically requested by landlords of Comparable Buildings as a condition to making any such disbursements, and (B) Landlord has given Tenant at least thirty (30) days' prior notice specifically identifying such other information. Tenant's Monthly Draw Request shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's Monthly Draw Request vis-a-vis Landlord. On or before the date occurring thirty (30) days after Landlord's receipt of a substantially factually correct Monthly Draw Request, Landlord shall deliver to Tenant a check made payable to Tenant (or at Landlord's election, made jointly payable to Contractor and Tenant, except that in connection with (I) the Non-Construction Items and (2) those amounts for which Tenant has already directly paid the Contractor and for which Tenant has delivered to Landlord paid receipts evidencing such payment as part of the Monthly Draw Request, Landlord shall also deliver to Tenant a check made payable solely to Tenant) in an aggregate amount equal to the lesser of: (x) the

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amount so requested by Tenant in the Monthly Draw Request, as set forth in this Section 2.2.2.1 above (but the amount to be paid by Landlord with respect to each such Monthly Draw Request shall equal only that amount so requested in such Monthly Draw Request that is factually correct and for which Landlord has received factually correct lien releases therefor, it being agreed that with respect to those other amounts so requested in the Monthly Draw Request that are not factually correct and/or do not have appropriate lien releases therefor [collectively, the "Incorrect Amounts"], Landlord shall notify Tenant of such Incorrect Amounts and the reasons that the same are deemed by Landlord to qualify as Incorrect Amounts, and Landlord may withhold payment of any such applicable Incorrect Amounts (but shall pay for the amounts requested that do not constitute Incorrect Amounts) until Tenant delivers a new factually correct Monthly Draw Request with appropriate lien releases pertaining to, and correcting, such Incorrect Amounts), less a ten percent (10%) retention provided that the aggregate amount of such retentions shall not exceed ten percent (10%) of the Tenant Improvement Allowance (the aggregate amount of such retentions to be known as the "Final Retention"); provided, however, that no such retention shall be applicable to the Architect, Engineers, or the Non-Construction Items; and (y) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention) for such applicable Full TI Floor or Remaining Floor (as the case may be). Notwithstanding the foregoing, in no event shall Landlord be obligated to disburse more than $5,000,000.00 of the Tenant Improvement Allowance in any calendar year; provided, however, that the foregoing $5,000,000.00 annual cap on disbursement of the Tenant Improvement Allowance shall not be deemed to release Landlord from disbursing any Tenant Improvement Allowance which exceeds such $5,000,000.00 annual cap in the immediately succeeding calendar year or years until the Tenant Improvement Allowance is fully disbursed and the Outside Disbursement Date shall be extended to the extent necessary to allow Tenant to receive the full Tenant Improvement Allowance to the extent the $5,000,000.00 annual cap is the reason such amount is not being paid. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention for such applicable New Tenant Improvements for such applicable Full TI Floor or Remaining Floor (as the case may be) payable jointly to Tenant and Contractor (or if Tenant so requests, payable solely to Tenant for those amounts for which Tenant has already directly paid the Contractor and for which Tenant has delivered to Landlord paid receipts evidencing such payment and unconditional and final mechanic's lien releases for such amounts) shall be delivered by Landlord to Tenant following the completion of construction of such New Tenant Improvements, provided that (i) Tenant has paid the entire costs of the design, permitting and construction of such applicable New Tenant Improvements with respect to such applicable Ful1 TI Floor or Remaining Floor in excess of the applicable Tenant Improvement Allowance which Tenant may allocate to such particular Full TI Floor or Remaining Floor pursuant to the foregoing provisions of this Tenant Work Letter (the "Improvement Excess"), and (ii) Tenant delivers to Landlord written request for payment of such Final Retention together with properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) with respect to all of such New Tenant Improvements for such applicable Full TI Floor or Remaining Floor and the costs thereof (including any such Improvement Excess). Tenant covenants to timely pay the Improvement Excess, if any, after Landlord's

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disbursement of the applicable Tenant Improvement Allowance (excluding the Final Retention) and prior to Landlord's disbursement of the Final Retention. If Landlord has reasonably determined that a Design Problem exists with respect to such New Tenant Improvements, Tenant shall promptly correct such Design Problem, but Landlord may not withhold payment of the Final Retention for the applicable New Tenant Improvements as a result of such Design Problem.
2.2.2.3 Other Terms. Except as provided in Section 2.4.2 below, Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.
2.3    Staging of Construction of Existing Full TI Floors. Landlord and Tenant acknowledge that Tenant presently intends to renovate each Existing Full TI Floor that it elects to vacate with the possible exception of the last Existing Full TI Floor it is scheduled to vacate pursuant to this Section 2.3 ("Last Vacated Floor") in a progression such that each full floor employee unit or business unit will only move once from its current location to a renovated floor.
2.3.1 Procedure. A Full TI Floor shall be deemed to be in "Delivery Condition" when Landlord has completed the Landlord Work on such floor, except for any Code Compliance Work to the restrooms and Enclosed Core Areas on such floor, which Code Compliance Work may be performed by Landlord simultaneously with the New Tenant Improvements to be constructed by Tenant for such Full TI Floor. However, to the extent Landlord's Code Compliance Work in the restrooms and Enclosed Core Areas of any such Full TI Floor that has not been completed as of the date Landlord delivers such Full TI Floor to Tenant (for Tenant to commence its New Tenant Improvements work therein) actually delays Tenant in obtaining a permit for and/or completing the construction of such New Tenant Improvements, or moving back into such Full TI Floor, the same may be a Landlord Delay (as defined in and determined in accordance with the provisions of Section 2.3.2 below). In addition, to the extent Tenant's out-of-pocket costs of construction of such New Tenant Improvements are increased as a result of any such delay by Landlord pertaining to such incomplete Landlord's Code Compliance Work which constitutes a Landlord Delay pursuant to Section 2.3.2 below, Landlord shall pay such increased out-of-pocket costs in addition to, and separate and apart from, the Tenant Improvement Allowance, which payments shall be made in accordance with the procedure set forth in Section 2.2.2 above. After Landlord delivers the 20th Floor Space to Tenant in the Delivery Condition and Tenant completes its New Tenant Improvements in the 20th Floor Space, Tenant may vacate each remaining individual Existing Full TI Floor (each, a "Returned Floor") and deliver each such individual Returned Floor to Landlord in the order determined by Tenant for Landlord to commence the Landlord Work therefor (but Tenant may only deliver to Landlord one (I) Returned Floor at a time, and no Returned Floor may be delivered to Landlord until Landlord has delivered the Returned Floor that Landlord previously received from Tenant back to Tenant in the Delivery Condition). The date that Tenant fully vacates each such Returned Floor and delivers such Returned Floor to Landlord shall be referred to as "Tenant's Delivery Date"; however, Tenant's Delivery Date shall not be deemed to have occurred until Landlord has received a factually correct sixty (60) day prior notice from Tenant that such Returned Floor will be vacated and delivered to Landlord. After Landlord receives a Returned Floor and causes such Returned Floor to be in Delivery Condition, Landlord shall promptly deliver such Returned Floor back to Tenant (the actual date

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upon which Landlord delivers such Returned Floor back to Tenant shall be referred to as "Landlord's Delivery Date"); however, Landlord's Delivery Date shall not be deemed to have occurred until Tenant has received a factually correct fourteen (14) day prior notice from Landlord that such Returned Floor will be delivered to Tenant in the Delivery Condition. Subject to Force Majeure and delays attributable to Tenant, its agents, employees or contractors, Landlord shall use commercially reasonable efforts to cause the applicable Landlord's Delivery Date for a Returned Floor to occur within four (4) months after Tenant's Delivery Date for such Returned Floor.
2.3.2 CD Date. From and after Tenant's Delivery Date for each such Returned Floor and continuing until the date (the "CD Date") which is the earlier of (i) the date Tenant commences business operations from any portion of such Returned Floor and (ii) four (4) months after Landlord's Delivery Date for such Returned Floor (which 4-month period shall be extended on a day-for-day basis for "Uncontrollable Delays" (as defined below), Tenant shall not be obligated to pay Base Rent or Tenant's Share of Direct Expenses with respect to such Returned Floor. The term "Uncontrollable Delays" shall mean any actual delays in the design, permitting and completion of the New Tenant Improvements (minor punch-list items excepted) and move into the Returned Floor beyond such 4-month period resulting from (i) "Landlord Delays", which for purposes hereof shall mean any such delays caused by Landlord (including any delays regarding any incomplete Landlord Code Compliance Work described in Section 2.3.1 above and/or failure to comply with any of the time periods for approval of the Construction Drawings, as defined in and pursuant to Section 3 of this Tenant Work Letter), failure to provide Tenant sufficient access to the Returned Floor and the Building to construct its New Tenant Improvements and move into the Returned Floor (subject to Tenant's compliance with Landlord's reasonable rules and regulations regarding move-in and construction), failure to comply with any other provision of the Lease and/or this Tenant Work Letter, failure to timely disburse the Tenant Improvement Allowance, and/or (ii) Force Majeure events. In addition, no Landlord Delay or other Uncontrollable Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an event giving rise to such Landlord Delay or other Uncontrollable Delay is about to occur or has occurred which will cause a delay in the design, permitting and completion of the New Tenant Improvements (minor punch-list items excepted) and move into the Returned Premises beyond such 4-month period and Landlord has failed to remedy the situation giving rise to the potential Landlord Delay or other Uncontrollable Delay within one (I) business day after Landlord's receipt of such notice, in which ease the number of days of actual delay after such notice shall be a Landlord Delay or other Uncontrollable Delay. The foregoing procedure shall be repeated so that each time a Full TI Floor is vacated and becomes a Returned Floor, Tenant shall not be required to pay Base Rent and Tenant's Share of Direct Expenses with respect to such Returned Floor from Tenant's Delivery Date for such Returned Floor until the CD Date for such Returned Floor. Following Tenant's vacation and delivery of a Returned Floor to Landlord, Landlord shall then take possession of such newly vacated and delivered Returned Floor, cause it to be placed in the Delivery Condition as provided above, and deliver such Returned Floor back to Tenant in the Delivery Condition in accordance with the procedures outlined above, whereupon Tenant shall (if Tenant elects to construct New Tenant Improvements on such TI Floor) construct its New Tenant Improvements on such Full TI Floor pursuant to the same terms and conditions that applied to the initial Full TI Floor with no Base Rent payment or Tenant's Share of Direct Expenses due for such Full TI Floor from Tenant's Delivery Date until the CD Date. The CD Date shall be computed for each Returned Floor in the same manner applicable to

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the initial Full Tl Floor that was the first Returned Floor. This procedure shall be repeated until the CD Date occurs for the last Full Tl Floor (subject, however, to Tenant's right set forth in Section 2.3.3 below to terminate the Lease with respect to the Last Vacated Floor).
2.3.3 Last Vacated Floor. With respect to the Last Vacated Floor, Tenant shall have the right to either: (i) vacate and deliver such last Vacated Floor to Landlord as a Returned Floor pursuant to the foregoing provisions of this Section 2.3; or (ii) terminate this Lease as to such Last Vacated Floor, but Tenant shall only be entitled to exercise such termination right if (A) such Last Vacated Floor is located on the 10th floor of the Building or higher, (B) Tenant has not elected to convert such Full Tl Floor to a Remaining Floor pursuant to Section 2.3.5 below (unless Tenant pays to Landlord the full amount of the Tenant Improvement Allowance so received by Tenant for such converted floor, which payment shall be made prior to the Effective Termination Date (as defined below) for such converted floor), (C) Tenant has previously vacated and delivered to Landlord all of the other Full TI Floors (that have not been so converted pursuant to Section 2.3.5 below) pursuant to this Section 2.3, and (D) the last CD Date for all such other Full TI Floors which constituted a Returned Floor has occurred (such last date may be referred to herein as the "Last CD Date"). In order to properly exercise its termination option for such Last Vacated Floor pursuant to clause (ii) hereinabove: (l) Tenant must provide written notice to Landlord of its irrevocable election to terminate this Lease (the "Last Vacated Floor Termination Notice") with respect to such Last Vacated Floor; (2) such Last Vacated Floor Termination Notice must be delivered to Landlord, if at all, following the Last CD Date but on or before the date (the "Outside Termination Notice Date") which is the earlier of (x) the Outside Disbursement Date, and (y) ninety (90) days following the later of (I) the Last CD Date and (1I) the date upon which Landlord delivers to Tenant notice that the Last CD Date has occurred; (3) such Last Vacated Floor Termination Notice must stipulate the floor Tenant has elected to terminate and the termination date designated by Tenant for such floor, which termination date ("Effective Termination Date") shall be no sooner than five (5) days after Landlord's receipt of such Last Vacated Floor Termination Notice nor later than five (5) days after the Outside Termination Notice Date; and (4) Tenant may not be in default under the Lease beyond any applicable cure periods at the time Tenant provides its notice to terminate to Landlord. If Tenant timely and properly delivers such Last Vacated Floor Termination Notice to Landlord, this Lease shall terminate with respect to the Last Vacated Floor designated by Tenant in such Last Vacated Floor Termination Notice as of the Effective Termination Date, and Tenant shall vacate and surrender exclusive possession of such Last Vacated Floor to Landlord in accordance with the terms of Article 15 of this Lease on or before such Effective Termination Date.
2.3.4 Remaining Floors. Notwithstanding anything to the contrary contained herein, Tenant shall be required to pay full Rent on the Remaining Floors during Tenant's construction of the New Tenant Improvements therein and Tenant shall be entitled to schedule such work during evenings and weekends and/or at other times which are convenient to Tenant.
2.3.5 Conversion to Remaining Floor. Tenant may elect, at any time by one or more notices delivered to Landlord on or prior to the Outside Disbursement Date, not to vacate one or more particular Existing Full TI Floor(s) and instead convert such applicable Existing Full Tl Floor(s) to a Remaining Floor(s) in which case: (i) Tenant shall be entitled to receive a Tenant Improvement Allowance for each such converted Full TI Floor equal to $10.00 per

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rentable square foot of such converted Existing Full TI Floor instead of $52.50 per rentable square foot; (ii) the restrictions in the first two (2) sentences of Section 2.2.2 above shall not apply; and (iii) Tenant shall not be entitled to exercise its one floor termination option pursuant to Section 2.3.3 above for any such converted Existing Full Tl Floor for which Tenant receives such $10.00 per rentable square foot Tenant Improvement Allowance unless Tenant satisfies the terms and provisions of Section 2.3.3 above for such converted floor.
2.4    Unused Tenant Improvement Allowance. If the Reminder Notice was sent to Tenant after February 1,2016 and prior to March 10,2016 and the entire Tenant Improvement Allowance is not fully utilized, to pay for the Tenant Improvement Allowance Items pursuant to Section 2.2 above, by January 31,2017 (the "Outside Disbursement Date"), Tenant shall forfeit any such unused amounts (subject, however, to the following provisions of this Section 2.4).
2.4.1    Potential Extension of Outside Disbursement Date. Notwithstanding the above, if Tenant has not submitted Monthly Draw Request to Landlord for full reimbursement of the Tenant Improvement Allowance on or before February 1, 2016, Landlord shall provide a written reminder notice to Tenant ("Reminder Notice") on or before March 10, 2016 reminding Tenant that Tenant must submit such Monthly Draw Request to Landlord by such January 31, 2017 Outside Disbursement Date so as to avoid such forfeiture. If Landlord does not provide such Reminder Notice to Tenant after February 1, 2016 and on or before March 10, 2016, as Tenant's sole remedy, the Outside Disbursement Date shall be extended on a day-for-day basis until Landlord delivers such Reminder Notice to Tenant. In addition, if Tenant has timely submitted Monthly Draw Request for Tenant's final reimbursement request, but has not yet secured final unconditional lien releases for the work which is subject to such reimbursement pursuant to Section 2.2.2.2 above, such Outside Disbursement Date (as may previously have been extended as provided hereinabove) shall be extended a maximum of one (I) month to provide Tenant with an additional period to secure such lien releases. In addition, if during the one (I) year period prior to January 31, 2017, Tenant (i) is in the process of constructing New Tenant Improvements for which the Tenant Improvement Allowance is payable to Tenant pursuant to Section 2.2 above, (ii) encounters substantial delays in the construction of such New Tenant Improvements due to a Landlord Delay, act of God, civil unrest or a fire or other casualty which causes Tenant not to complete such New Tenant Improvements by the Outside Disbursement Date (and as a result Tenant does not submit a reimbursement request and the other Monthly Draw Request to Landlord for the costs of any such incomplete work by the Outside Disbursement Date), and (iii) notifies Landlord of such Landlord Delay, act of God, civil unrest or fire or other casualty promptly after Tenant becomes aware of same, then the Outside Disbursement Date (which may already be subject to extension as provided hereinabove) shall be further extended on a day-for-day basis for each such day of such delay caused by a Landlord Delay, act of God, civil unrest or fire or other casualty that exists after Landlord has received such notice (up to a maximum of twelve (12) months of extension for such delays caused by an act of God, civil unrest or fire or other casualty, and an unlimited extension for Landlord Delays).
2.4.2    Base Rent Credit. Subject to Tenant satisfying the requirements outlined herein, Tenant may apply up to fifty percent (50%) of any unused amount of the Tenant Improvement Allowance as a credit against the Base Rent next due commencing as of the date which is sixty (60) days after the Outside Disbursement Date (as may be extended pursuant to

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Section 2.4.1 above). However, in lieu of such Base Rent credit, Landlord shall have the right, at its election, to make a cash payment to Tenant in the amount of the credit which would otherwise apply, provided such payment is made to Tenant on or before the date which is fifteen (15) days prior to the date such Base Rent credit would otherwise commence. Notwithstanding the foregoing, if Tenant is in default under this Lease after expiration of applicable notice and cure periods at the time that a credit against Base Rent would otherwise be due or Landlord would otherwise be required to make a cash payment to Tenant pursuant to the foregoing provisions of this Section 2.4.2, Landlord may postpone such credit or such payment until such default has been fully cured.
2.5    Tenant's Right of Offset. Notwithstanding anything to the contrary set forth in this Tenant Work Letter or elsewhere in this Lease, if Landlord fails to timely disburse any monthly payment of the Tenant Improvement Allowance or the Final Retention of the Tenant Improvement Allowance within the time periods set in Section 2.2.2 above, Tenant shall be entitled to deliver written notice ("Payment Notice") thereof to Landlord and to any holder of a mortgage or deed of trust encumbering the Building. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord's reasons that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) (provided Tenant obtains all appropriate lien releases with respect to any such amount(s) prior to Tenant's offset thereof), together with interest at the Interest Rate (as defined in Section 29.34 of this Lease) from the date of payment by Tenant until the earlier of the date of offset and subsequent payment by Landlord, against Tenant's next obligations to pay Base Rent under this Lease. However, Tenant shall not be entitled to any such offset while Tenant is in default under this Lease after expiration of any applicable notice and cure periods. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant's receipt of a Refusal Notice, Landlord shall pay the amount that is not disputed and either Landlord or Tenant may elect to have such dispute resolved pursuant to the proceeding set forth in Section 29.31 of the Lease. If Tenant obtains a judgment in its favor in any such proceedings, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceedings together with any attorneys' fees and costs awarded therein to Tenant together with interest at the Interest Rate from the date of payment by Tenant to the date of such offset or subsequent payment by Landlord against Tenant's next obligations to pay Base Rent (but Tenant shall not be entitled to any such offset while Tenant is in default under this Lease after expiration of any applicable notice and cure periods).
SECTION 3
CONSTRUCTION ORAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord (the "Architect") (which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after written request therefor from Tenant is received by Landlord) to prepare the Construction Drawings for the New Tenant Improvements. Tenant shall retain engineering and

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other consultants reasonably approved by Landlord (collectively, the "Engineers") (which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after written request therefor from Tenant is received by Landlord) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in connection with the New Tenant Improvements, which work is not part of the Landlord Work; provided, however, Tenant shall use the same structural and mechanical/life safety system engineers (collectively, the "Key Engineers") engaged by Landlord for structural and mechanical/life safety system work (as applicable) with respect to the Building to prepare the engineering plans and drawings ("Key Engineering Plans'') for such work for the Premises, so long as such engineers agree to meet the schedule set forth in this Tenant Work Letter for preparing same, and Landlord shall cause such engineers to charge fees for their services which are competitive with the fees charged for comparable services in Comparable Buildings. Alternatively, Tenant may select, subject to Landlord's prior approval, which shall not be unreasonably withheld or delayed, Key Engineers of its own choosing to prepare the Key Engineering Plans in which case Tenant shall reimburse Landlord, out of the Tenant Improvement Allowance, for the amounts Landlord pays engineers of its choosing to review the Key Engineering Plans. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." Unless otherwise approved or designated by Landlord, all Construction Drawings shall comply with the drawing format and specifications attached hereto as Schedule 2. In connection therewith, Landlord shall supply Tenant with blue-line floorplate backgrounds and Building standard details. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans (including the Landlord Work), and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, except to the extent Landlord has specifically requested a modification to the Construction Drawings as a condition to Landlord's approval thereof (it being understood that nothing in this Section 3.1 shall relieve Landlord from its repair and maintenance obligations under the Lease). Construction Drawings for each of the Full TI Floors may be submitted separately to Landlord for its review and approval.
3.2    Final Space Plan. Tenant shall have the right to supply Landlord with four (4) copies signed by Tenant of its final space plan for the New Tenant Improvements for the applicable Full TI Floor or Remaining Floor. The final space plan for each such particular Full TI Floor or Remaining Floor if so submitted by Tenant (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning and their intended use. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall, within five (5) business days after Landlord receives such Final Space Plan, (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions stated in a reasonably clear manner to be complied with by Tenant when

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the Final Working Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Final Space Plan and return the same to Tenant with requested revisions; provided however that Landlord may only disapprove or conditionally approve the Final Space Plan if and to the extent the same contains a Design Problem (as defined in Section 8.1 of this Lease), which approval (or conditional approval) may be withheld in Landlord's sole discretion with respect to such Design Problem except as otherwise expressly provided in Section 8.1 of this Lease. If Landlord disapproves any draft of the Final Space Plan for a particular Full TI Floor or Remaining Floor because the same contains a Design Problem, Tenant shall cause the Final Space Plan for such particular Full TI Floor or Remaining Floor to be revised to correct such Design Problem and deliver such revised Final Space Plan to Landlord for approval in accordance with the criteria set forth above in this Section 3.2. The foregoing procedures shall be repeated until such applicable Final Space Plan is approved by Landlord.
3.3    Final Working Drawings and Approved Working Drawings. Tenant shall cause the Architect and the Engineers to prepare complete and detailed architectural and engineering drawings and the final architectural working drawings for such particular Full TI Floor or Remaining Floor where the performance of work will occur, which drawings shall be in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable Permits, as defined below, for such particular Full TI Floor or Remaining Floor (collectively, the "Final Working Drawings"), and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) business days after Landlord receives the Final Working Drawings for a particular Full TI Floor or Remaining Floor, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions stated in a reasonably clear manner to be satisfied by Tenant to eliminate a Design Problem, or (iii) disapprove and return the Final Working Drawings to Tenant with requested revisions if the Final Working Drawings contain a Design Problem (which approval may be withheld in Landlord's sole discretion with respect to a Design Problem except as otherwise expressly provided in Section 8.1 of this Lease). If Landlord disapproves any draft of the Final Working Drawings with respect to a particular Full TI Floor or Remaining Floor, Tenant shall cause such Final Working Drawings to be revised to correct any such Design Problem, and shall deliver such Final Working Drawings to Landlord for approval in accordance with the criteria set forth above in this Section 3.3. The Final Working Drawings may be submitted at one or more times and in one or more parts for each Full TI Floor or Remaining Floor and the approval, timing and procedures shall be applicable to each such part or portion. The foregoing procedures shall be repeated until such applicable Final Working Drawings are approved by Landlord (upon such approval such applicable Final Working Drawings shall be referred to herein as the "Approved Working Drawings").
3.4    Permits. Tenant shall submit the Approved Working Drawings for a particular Full TI Floor or Remaining Floor to the City of Los Angeles for, and obtain, all applicable building permits necessary to allow the Contractor to commence and fully complete the construction of the New Tenant Improvements for such particular Full TI Floor or Remaining Floor (collectively, the "Permits"); provided, however, that after Landlord approves any portion of the Final Working Drawings for such particular Full TI Floor or Remaining Floor, Tenant shall have the right to submit the same to the appropriate municipal authorities to begin the process of obtaining the Permits therefor on a piece-by-piece basis. Tenant hereby agrees that

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neither Landlord nor Landlord's consultants shall be responsible for obtaining any Permits (except in connection with the Landlord Work) or certificate of occupancy for any such for a particular Full TI Floor or Remaining Floor, and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permits or certificate of occupancy.
3.5    Tenant Changes. In the event Tenant desires to change the applicable Approved Working Drawings after Landlord's approval thereof (other than purely cosmetic changes which could not possibly cause a Design Problem), Tenant shall deliver notice (the "Drawing Change Notice") of the same to Landlord, setting forth in detail the changes (each, a "Tenant Change") Tenant desires to make to such Approved Working Drawings. Landlord shall, within five (5) business days after Landlord's receipt of a Drawing Change Notice either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord's disapproval; provided, however, that Landlord may only disapprove of the Tenant Change if the Tenant Change contains a Design Problem (in which case such approval may be withheld in Landlord's sole discretion with respect to any such Design Problem except as otherwise expressly provided in Section 8.1 of this Lease). Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant; provided, however, that to the extent the applicable Tenant Improvement Allowance has not been disbursed, such payment shall be made out of the applicable Tenant Improvement Allowance subject to the terms of this Tenant Work Letter.
SECTION 4
CONSTRUCTION OF THE NEW TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. Tenant shall retain a licensed general contractor (the "Contractor"), as contractor for the construction of the New Tenant Improvements, which Contractor shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days of Tenant's request for Landlord's consent.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days of Tenant's request for Landlord's consent; provided that, in any event, Tenant must contract with Landlord's base building subcontractors for any work affecting any life safety work (the cost of which work shall be reasonably consistent with competitive based pricing, and Landlord shall cause such subcontractors to charge Tenant on the same price structure that Landlord obtains from such subcontractors when it performs work for Landlord when it is for Landlord's own account and Landlord is not being reimbursed for the work) or, alternatively, select its own subcontractors (subject to Landlord's prior approval, which shall not be unreasonably withheld or delayed) and reimburse Landlord from the remaining Tenant

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Improvement Allowance for Landlord's out-of-pocket costs incurred in having its base building contractors review such work. All of Tenant's Agents shall have labor union affiliations that are compatible with those affiliations (if any) of workmen employed by Landlord and its contractors and subcontractors.
4.2    Construction of New Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract. Prior to the commencement of construction of the New Tenant Improvements, Tenant shall submit to Landlord the construction contract and general conditions with Contractor (the "Contract") as an accommodation only (and Landlord shall have no approval rights with respect thereto).
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and New Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the New Tenant Improvements shall comply with the following: (i) the New Tenant Improvements shall be constructed in a good and workmanlike manner, in substantial conformance with the Approved Working Drawings for such particular Full TI Floor or Remaining Floor (subject to Tenant's right to make changes to the same pursuant to Section 3.5 of this Tenant Work Letter), and in compliance with all applicable Code; (ii) Tenant and Tenant's Agents shall not, in any way, materially interfere with, obstruct, or delay, the work of Landlord's contractor and subcontractors with respect to the Landlord Work or any other work in the Building; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building contractor or Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the Code Compliance Work and the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the New Tenant Improvements, which rules have been made available to Tenant; provided, however, that Landlord shall provide Tenant and Tenant's Agents with access to the loading docks and freight elevators sufficient to accommodate Tenant's reasonable needs, but subject to Landlord's prior scheduling of such loading docks and freight elevators.
4.2.2.2 Indemnity. Tenant's indemnity of Landlord as set forth in Section 10.1 of this Lease shall also apply, but subject to Section 10.4 of this Lease, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the New Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.
4.2.2.3 Intentionally Deleted.
4.2.2.4 Insurance Requirements.
4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 10 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor

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and subcontractors; provided, however, that the types and amounts of such insurance shall not be greater than that required by landlords of the Comparable Buildings.
4.2.2.4.2 Special Coverages. Tenant or the Contractor shall carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of the New Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the New Tenant Improvements shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord; provided, however, that the types and amounts of such insurance shall not be greater than that required by landlords of the Comparable Buildings.
4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the New Tenant Improvements (or applicable portion thereof) and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord five (5) days' prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance below what is required hereunder. In the event that the New Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense, except to the extent caused by Landlord's negligence or willful misconduct, but then only to the extent the waiver of subrogation in Section lO.4 of the Lease is not applicable. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the New Tenant Improvements are fully completed and accepted by Landlord. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall, to the extent commercially available, preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter and the parties' rights with respect to the waiver of subrogation set forth in Section 10.4 of the Lease.
4.2.3    Governmental Compliance. The New Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasigovernmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications, but none of the foregoing requirements shall restrict or limit Landlord's obligations to perform the Landlord Work pursuant to Section 1 of this Tenant Work Letter.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the New Tenant Improvements at all reasonable times, provided however, that Landlord's failure to inspect the New Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the New Tenant Improvements constitute Landlord's approval of the same. In the event that during an inspection Landlord shall discover a

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Design Problem with respect to the New Tenant Improvements, and/or any defects in the New Tenant Improvements, and Landlord notifies Tenant thereof in writing specifying the particular Design Problem, non-compliance and/or defect, such matter shall be rectified by Tenant at no expense to Landlord to eliminate a Design Problem; provided however, that in the event Landlord determines that any such matter is or may create a Design Problem, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure (not to exceed ten (10) business days), take such action as Landlord deems reasonably necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such matter that is or may create a Design Problem, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as such matter is corrected to Landlord's reasonable satisfaction.
4.2.5    Meetings. Commencing one (1) week prior to construction of the New Tenant Improvements taking place on each floor of the Premises, Tenant shall hold periodic meetings at reasonable times, with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the New Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of "As Built" Plans. Within ten (10) days after completion of construction of the New Tenant Improvements for any particular Full TI Floor or Remaining Floor, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Tenant upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction of the New Tenant Improvements for each particular Full TI Floor or Remaining Floor: (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings for such particular Full TI Floor or Remaining Floor as to the mechanical drawing portion thereof, and to provide field-grade mark-ups of the remaining portion of such Approved Working Drawings, in all cases only as necessary to reflect all changes made to such Approved Working Drawings during the course of construction, (B) to deliver to Landlord two (2) sets of sepias of such as-built drawings, together with any Permits or similar documents issued by governmental agencies in connection with the construction of such New Tenant Improvements, within ninety (90) days following issuance of a certificate of occupancy for such particular Full TI Floor or Remaining Floor, and (C) to deliver to Landlord a computer disk containing such Approved Working Drawings in AutoCAD format; and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems for each such particular Full TI Floor or Remaining Floor in Tenant's possession or control. The failure of Tenant to do any of the foregoing shall not constitute a default under the Lease or be reason for Landlord to withhold or delay the disbursement of the Tenant Improvement Allowance, but Landlord may institute legal proceedings for specific performance with respect thereto.

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4.4    Coordination with Landlord Work. Notwithstanding anything to the contrary contained in this Tenant Work Letter, Landlord and Tenant shall each use commercially reasonable efforts during Tenant's construction of such New Tenant Improvements and Landlord's construction of Landlord's Code Compliance Work, if any, for such particular Full TI Floor or Remaining Floor to minimize unreasonable interference by such party's work with the other party's work under this Tenant Work Letter.
SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Jeff Orsborn as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.2    Landlord's Representative. Landlord has designated Joe Tupy as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter.
5.3    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the particular item and the approval thereof shall be repeated until such item is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if (i) a default beyond the expiration of all applicable notice and cure periods as described in Section 19.1 of this Lease, or (ii) a breach of this Tenant Work Letter, which breach has not been cured within five (5) business days of reasonably detailed written notice to Tenant, has occurred at any time on or before the substantial completion of the New Tenant Improvements for any particular Full TI Floor or Remaining Floor, then (A) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction for such Full TI Floor or Remaining Floor (in which case, Tenant shall be responsible for any delay in the substantial completion of the New Tenant Improvements for such particular Full TI Floor or Remaining Floor caused by such work stoppage and such delay shall not have any effect upon Tenant's rental abatement periods described in Section 2.3 of this Tenant Work Letter), and (B) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the New Tenant Improvements caused by such inaction by Landlord and such delay shall not have any effect upon Tenant's rental abatement periods described in Section 2.3 of this Tenant Work Letter).

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5.5    Miscellaneous Charges. Throughout the course of construction of New Tenant Improvements for any Returned Floor until the CD Date for such Returned Floor, Tenant and its contractors shall receive free use of HVAC and electricity on such Returned Floor during Business Hours, and free water usage for such Returned Floor at all times and free use of the freight elevator (excluding after-hours use of the freight elevator). Neither the Contractor nor any of Tenant's Agents shall be permitted to park on-site at any time; however, subject to scheduling approved or designated by Landlord, the Contractor and Tenant's Agents shall have access to the Building's loading dock during the construction of the applicable New Tenant Improvements for loading and unloading of tools, personnel and materials.

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SCHEDULE 1
DEPICTION OF DEMOLITION AND REMOVAL AREAS

*Note: Hatched area represents demolition and removal areas*

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SCHEDULE 2
CONSTRUCTION DRAWINGS
FORMAT AND SPECIFICATIONS
FINAL SPACE PLAN REQUIREMENTS

1.	Final Space Plan. The Final Space Plan shall include floor plans (not less than 1/8" scale) indicating:

1.1	Quantity, location and type of all partitions.

1.2	Quantity, location and type of all doors.

1.3	Quantity, location and type of glass partitions and windows.

1.4	Size and location of telephone equipment room.

1.5	Critical dimensions necessary for construction.

1.6
Quantity and location of all electrical items (i.e., a reflected ceiling plan and power plan) including outlets, switches, telephone outlets, separate circuit or isolated ground outlets, floor corings and lighting, etc.

1.7	Quantity, location and type of equipment that will require special electrical requirements.

1.8	Quantity and location, including weight per square foot and description, of any exceptionally heavy equipment or filing system exceeding 50 pounds per square foot liveload.

1.9	Requirements of special air conditioning or ventilation.

1.10	Type of floor coverings.

1.11	Quantity, location and type of wall coverings.

1.12	Quantity, location and type of plumbing.

1.13	Quantity, location and type of appliances and kitchen equipment

1.14	Quantity, location and type of millwork.

1.15	Location and size of any floor openings required.

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FINAL WORKING DRAWINGS REQUIREMENTS
2.    Architectural Floor Plans. The Architectural floor plans shall include floor plans (not less than 1/8" scale) indicating:

2.1	Room numbers and room descriptions.

2.2	Keyed partition types with complete dimensioned location (notations indicating that partition locations must be determined at the time of construction are not acceptable).

2.3	Keyed door types and hardware sets sufficient to determine all of the required details of construction and all hardware components.

2.4	Keyed architectural sections, elevations, and details of construction for such items as millwork, control joints, hanging rods, shelving, soffits, and special gyp board assemblies, etc.

2.5	All required materials, finishes, and assembly support relationships.

2.6
All required dimensional information. Please note that the excessive use of field verified dimensions will extend the construction period of custom New Tenant Improvements which is a schedule extension attributable to Tenant's custom requirements.

2.7
All detailed items should be coordinated and cross referenced with the plan drawings, especially such items as rough blocking and attachment locations. Cross references requiring the Architect's presence at the jobsite are unacceptable to Landlord.

2.8	Location of soffits and special ceiling construction should be dotted to show relationships to plan elements.
3.    Electrical Location Floor Plan. The Electrical location floor plan shall include floor plans (not less than 1/8" scale) indicating:

3.1	Room numbers and room descriptions.

3.2
Location of all telephone, data, and electrical outlets. The location of these items should be dimensioned only if final placement is critical. Unless specifically noted, the final placement of these items will be approximately to scale and to the nearest stud location. Dimension all floor mounted telephone and electrical outlets.

4.    Architectural Reflected Ceiling Plan. The architectural reflected ceiling plan (not less than 1/8" scale) indicating:

4. 1	Room numbers and room descriptions.

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4.2
Location of all fixed ceiling elements such as fluorescent lighting fixtures, Tenant's custom lighting fixtures, exit signs, emergency lighting fixtures, emergency communication speakers, Tenant's sound and paging speakers, special integrated ceiling assemblies or details, etc.

4.3
Complete indication of the tile grid pattern in order to precisely locate all of the ceiling elements. Dimensions should be indicated only where the relationship to the tile grid pattern is not maintained or is ambiguous.

4.4	Indicate any special assemblies which either contact the ceiling or come within 1'6" of the ceiling such as full-height millwork assemblies, file or library shelving, etc.

4.5	Indicate all drywall ceilings, lightcoves, drapery pockets, soffits, etc" and keyed to details of work.

4.6	Indicate all doors and door swings.

4.7	Indicate all ceiling heights that are not standard (8'9").
5.    The Finish Plan. The Final Plan (not less than 1/8" scale) indicating:

5.1	Room numbers and room descriptions.

5.2	Wall finish plan indicating location, color and type of wall covering and paint.

5.3	Floor finish plan indicating location and color of carpeting, vinyl flooring and any special flooring materials.
6.    Millwork Details.

6.1	The architect shall prepare drawings in sufficient detail for construction or fabrication of all millwork components.

6.2	If required by Landlord, a separate 1/8" = 1'0" plan showing location of millwork shall be prepared.
7.    Custom Detail Sheets. The Architect shall prepare drawings in sufficient detail for construction or fabrication of any non-standard or custom treatments for leasehold improvements.
8.    Furniture Plan. The furniture plan (not less than 1/8" scale) indicating:

8.1	Room numbers and room descriptions.

8.2	All furniture and equipment (including seating arrangements thereof).

8.3	Equipment with special electrical and environmental characteristics, labeled and cross-referenced to the equipment schedule on the electrical engineered drawings.

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8.4	Any areas with special environmental or structural design considerations (shown as a means of highlighting these requirements).
9.    Tenant Engineered Drawings.

9.1
The Architect will be responsible for providing structural, mechanical, and electrical input for special conditions. Particular reference to be made to the voltage and amperage requirements lor special outlets. In addition, dedicated circuits must be clearly identified and heat load of office equipment (including copiers), must also be identified.

9.2	The Architect will be responsible to submit mylar reproducibles (including electronic copies) of each of the following drawings to Landlord:

9.2.1
Electrical Power plan locating all telephone, data and electrical outlets. The location of these items should be dimensioned only if placement is critical; however, all floor mounted telephone and electrical outlets must be dimensional. Submit one mylar reproducible for electrical circuiting.

9.2.2	Reflected ceiling plan. Layout of the building ceiling grid and location of all light fixtures and light fixtures. Submit two mylar reproducibles for electrical circuiting and HVAC layout.

9.2.3	Plumbing plan. A copy of the floor plan indicating all locations of all items requiring water or waste. Submit one mylar reproducible (including an electronic copy) for plumbing layout.

9.2.4
Structural loading plan. For tenant spaces with concentrated loads, a plan indicating location, type weight and other information required by the structural engineer will be submitted for review. This information will be required for file rooms, libraries, or other heavy equipment or loading conditions. 80,12%,08/

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SCHEDULE 3
20th FLOOR ASBESTOS ABATEMENT SPECIFICATIONS
Attached

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SPECIFICATIONS
for
ASBESTOS ABATEMENT
UNION BANK PLAZA
445 SOUTH FIGUEROA STREET
20TH FLOOR
LOS ANGELES, CALIFORNIA 90071
October 1, 2008
Prepared for:
Hines
445 South Figueroa Street, 37th floor
Los Angeles, California
Designed by:
CLARK SElF CLARK, INC.
8875 Research Drive
Irvine, California 92618

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ASBESTOS-RELATED DEMOLITION WORK

# ASBESTOS-RELATED DEMOLITION WORK

## PART 1 GENERAL

### 1.01 DESCRIPTION

A. This section consists of furnishing all work necessary to perform asbestos-related abatement of asbestos-containing and/or contaminated materials located on the 20th floor of Union Bank Plaza, located at 445 South Figueroa Street, Los Angeles, California. All work shall be performed in accordance with all federal, state, and local requirements and statutes. The work specified herein shall be the removal of asbestos-containing materials by persons knowledgeable, qualified, trained, and experienced in the removal, treatment, handling, transportation, and disposal of asbestos-containing material, and the subsequent cleaning of the affected environment. These persons shall comply with all federal, state, and local regulations and mandated work practices, and shall be capable of performing the work in the Contract.

### 1.02 SCOPE OF WORK

A. General Requirements: Work of this section includes but is not limited to the following:

1. Obtaining all notifications and permits required to perform the work.

2. Developing a detailed asbestos-related abatement work plan, including work sequence, work area isolation, HVAC and electrical isolation and decommissioning, asbestos removal methods, and transport/disposal procedures.

3. Removing and legally disposing of all asbestos-containing materials (ACM) and asbestos contaminated materials disturbed by the project and removed from the project site.

4. Thoroughly cleaning the area of work and obtaining final visual inspection approval from the Client's Representative. Clearance air monitoring performed by Phase Contrast Microscopy (PCM) (NIOSH Method 7400) will be performed for negative pressure enclosures.

5. The Contractor shall perform employee exposure monitoring as required by Cal-OSHA during the project.

B. Project Specific Requirements: The Contractor shall remove, transport, and properly dispose of the following materials. <u>Quantities shall be field verified by the contractor.</u>

1. Approximately 23,000 square feet asbestos-containing fireproofing from 20th floor. Removal of asbestos-containing cement is Class I work as defined in 8 CCR 1529.

2. All below ceiling interior finished shall be removed and disposed of the contractor.

3. All ducting, pipes, and conduit, as designated by the Hines Engineering staff. Components to remain will be marked by Hines.

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Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

4. There may be asbestos-containing flooring materials under the carpet. Any flooring discovered during the removal of the carpet, shall be assumed to contain asbestos. This will be the responsibility of the contractor.

5. There may be asbestos-containing thermal system insulation above the ceiling and in some of the wall cavities. This will be the responsibility of the contractor.

6. The areas where asbestos-containing material may remain in the Union Bank Plaza Building are the elevator core, the mechanical shafts that runs vertically through the building, the interior of the concrete overhangs above the windows on the exterior of the building, stairwells, and the Transite panels below the windows. All other areas, including, but not limited to, the area above the restrooms, electrical rooms, mechanical rooms, and the drywall around the core of the building will be abated.

7. Any areas where asbestos-containing fireproofing are to remain shall be encapsulated, with a red tinted encapsulant, and/or enclosed, with an air tight enclosure.

8. After the completion of the abatement of the asbestos-containing materials, the floor will be resprayed with an approved non-asbestos-containing fireproofing.

1.03 RELATED WORK

A. POLYCHLORINATED BIPHENYLS (PCB)

1. All fluorescent light ballast will be inspected by the contractor. Any light ballast that DOES NOT say "No-PCBs" will be assumed to contain PCBs and they will be disposed of accordingly.

B. FLUORESCENT TUBES

1. All fluorescent light tubes will be assumed to contain Mercury and will be packaged and disposed of accordingly.

1.04 REQUIRED LICENSURE

A. Contractor shall be licensed by the State of California, Contractors State License Board and be registered to perform asbestos related work with the Division of Occupational Safety and Health, Department of Industrial Relations. At a minimum, Contractor shall hold the following license classifications:

1. ASB - Asbestos Certification Supplement

B. Transportation of Friable and Non-Friable Asbestos-Containing Materials: Contractor shall itself be, or have a subcontractor that is, a registered hazardous waste transporter with the State of California, Department of Toxic Substances Control.

02080 - 3 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -4-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

## 1.05 APPLICABLE DOCUMENTS AND REGULATIONS

A. It is the responsibility of the Contractor to know the current regulations controlling work and to perform all related work in accordance with such regulations that provide for worker and public safety against asbestos exposure.

B. The publications listed below form a part of this specification to the extent referenced. The current issue of each document shall govern. Where conflict among requirements or with these Specifications exists, the more stringent requirements shall apply.

CODE OF FEDERAL REGULATIONS (CFR)

| | |
|---|---|
| 29 CFR Part 1910 | Occupational Safety and Health Standards for General Industry |
| 29 CFR 1910.1200 | Hazard Communication |
| 29 CFR 1910.134 | Respiratory Protection |
| 29 CFR 1910.145 | Specifications for Accident Prevention Signs and Tags |
| 29 CFR 1910.1020 | Access to Employee Medical Records |
| 29 CFR Part 1926 | Occupational Safety and Health Regulations for Construction |
| 29 CFR 1926.1101 | Construction Standard for Asbestos, Tremolite, Anthophylite and Actinolite |

U.S. ENVIRONMENTAL PROTECTION AGENCEY (EPA)

| | |
|---|---|
| 40 CFR 61 Sub A & B | General Provisions |
| 40 CFR 61 Sub M | National Emissions Standard for Hazardous Air Pollutants (NESHAP) |
| 40 CFR 260 | Hazardous Waste Management Systems: General |
| 40 CFR 261 | Identification and Listing of Hazardous Waste |
| 40 CFR 262 | Standards Applicable to Generators of Hazardous Waste |
| 40 CFR 263 | Standards Applicable to Transporters of Hazardous Waste |
| 40 CFR 264 | Standards for Owners and Operators of Hazardous Waste Treatment, Storage, and Disposal Facilities |
| 40 CFR 265 | Interim Status Standards for Owners and Operators of Hazardous Waste Treatment, Storage, and Disposal Facilities |
| 40 CFR 268 | Land Disposal Restrictions |
| 40 CFR 763 Sub G | Worker Protection Rule |
| 40 CFR 763 | Asbestos Hazard Emergency Response Act (AHERA) |

U.S. DEPARTMENT OF TRANSPORTATION (DOT)

| | |
|---|---|
| 49 CFR 171 & 172 | Transportation of Hazardous Waste |

NATIONAL FIRE PROTECTION ASSOCIATION (NFPA)

| | |
|---|---|
| NFPA 701 | (1989) Methods of Fire Test for Flame Resistant Textiles and Films |

02080 - 4 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -5-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
30th Floor
Los Angeles, California

UNDERWRITERS LABORATORIES (UL)

| | |
|---|---|
| UL 586 | (1990) High-Efficiency Particulate Air Filter Units |

CALIFORNIA CODE OF REGULATIONS (CCR)

| | |
|---|---|
| Title 8 5208 | General Industry Safety Orders - Asbestos |
| Title 8 Article 2.5 | Registration - Asbestos Related Work |
| Title 8 5194 | Hazard Communication |
| Title 8 1529 | Construction Industry Safety Orders - Asbestos |
| Title 22 Div. 4 Cpt. 30 | Hazardous Waste Handling |

CALIFORNIA LABOR CODE Section 6501.5-6505.5

CITY OF LOS ANGELES FIRE DEPARTMENT – CHAPTER 10

SOUTH COAST AIR QUALITY MANAGEMENT DISTRICT (SCAQMD)

| | |
|---|---|
| Rule 1403 | Asbestos Emissions From Demolition/Renovation Activities |

1.06 NOTIFICATIONS AND PERMITS

A. Contractor shall make all required written notifications or applications to regulatory agencies including the following:

1. South Coast Air Quality Management District

   SCAQMD Notification shall be in accordance with Rule 1403.

2. California Division of Occupational Safety and Health

   Notification shall be in accordance with Section 341.9 of Title 8 of the California Code of Regulations

1.07 SUPERVISOR/COMPETENT PERSON, FOREPERSON, AND WORKERS

A. The Contractor shall have an Asbestos-Related Demolition Supervisor/Competent Person present at all times while asbestos-related work on this Contract is in progress.

B. The Asbestos Related Demolition Supervisor/Competent Person shall have successfully completed a five (5) day EPA-approved Asbestos Abatement Contractor/Supervisor training course, and be thoroughly familiar and experienced with asbestos removal and related work, and shall be familiar with and enforce the use of all safety procedures and equipment. He/she shall be knowledgeable of all EPA, OSHA, and NIOSH requirements and guidelines.

02080 - 5 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -6-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

C. In addition to the Asbestos-Related Supervisor/Competent Person, the Contractor shall furnish one (1) or more forepersons who have successfully completed a five (5) day EPA-approved Asbestos Abatement Contractor/Supervisor training course, and who are familiar and experienced with asbestos abatement and its related work, safety procedures, and equipment.

D. It shall be a requirement of this Contract that the Contractor's Asbestos-Related Demolition Supervisor/Competent Person and one or more of the foremen be onsite at all times while work is in progress. A foreman will be required to conduct inspections of the work practices, and enclosure condition inside the work area at least three (3) times during each work shift.

E. All workers shall, at a minimum have successfully completed a four (4) day EPA-approved Asbestos Abatement Worker training course.

1.08 SUBMITTALS

A. Submit, as applicable, the following to the Client's Representative for approval within 10 days of receiving the Notice to Proceed. These submittals are in addition to those required in Section 01340. These submittals shall be submitted in accordance with Section 01340.

1. Copies of the written notification to the following regulatory agencies:

   a. SCAQMD Rule 1403

   b. California Division of Occupational Safety and Health

2. Copies of waste haulers Hazardous Waste Transporter Registration and Environmental Protection Agency Acknowledgment of Notification of Hazardous Waste Activity.

3. Identification of the landfill to be used for the disposal of the asbestos-containing waste generated at the project site and the landfill disposal and packaging requirements.

4. A written asbestos abatement work plan identifying work sequence, abatement duration, dust control measures, work area preparation, personal protection equipment to be utilized, asbestos-containing materials removal procedures, asbestos-containing/contaminated debris cleanup and disposal procedures, and waste handling, storage, and disposal procedures.

5. Manufacturer's certification that HEPA vacuums, differential pressure air filtration devices and other local exhaust ventilation equipment conform to ANSI Z9.2-79.

6. Manufacturers product data and material safety data sheet(s) for all chemical products to be used on the site.

7. Identification of the project's Asbestos Related Demolition Supervisor/Competent Person who meets the requirements of 29 CFR Part 1926.1101 and 8 CCR Part 1529 and is

02080 - 6 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -7-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

experienced in administration and supervision of asbestos abatement projects, including work practices, protective measures for building and personnel, disposal procedures, etc.

8. Documentation that the Contractor's employees performing asbestos removal, disposal, and air sampling operations have received training which meets the criteria of the Federal EPA Model Accreditation Plan (40 CFR Part 763, Subpart E, Appendix C).

   a. Training certification shall be provided prior to the start of work involving asbestos abatement, for all of the Contractor's workers, forepersons, and Asbestos-Related Demolition Supervisors/Competent Persons. Training shall meet the requirements of 29 CFR Part 1926.1101 and 8 CCR Part 1529 and the criteria of the Federal EPA Model Accreditation Plan (40 CFR Part 763, Subpart E, Appendix C). Training shall be provided prior to the time of job assignment and, at least, annually.

9. Documentation from a physician that employees or agents who may be exposed to airborne asbestos fibers in excess of the Permissible Exposure Limit have received medical monitoring to determine whether they are physically capable of working while wearing the respirator required without suffering adverse health effects. Contractor shall be aware of and provide information to the examining physician about unusual conditions in the workplace environment (e.g. high temperatures, humidity, and chemical contaminants) that may impact on the employee's ability to perform work activities. Medical monitoring shall be performed in accordance with the requirements of 29 CFR Part 1926.1101 and 8 CCR Part 1529.

10. Documentation of respirator fit-testing for Contractor employees and agents who must enter the work area. This fit-testing shall be in accordance with qualitative procedures as required by OSHA regulations or be quantitative in nature.

11. Documented NIOSH approvals for respiratory protective devices utilized on site, including manufacturer's certification of HEPA filtration capabilities for cartridges and filters.

B. Upon completion of all asbestos abatement activities, submit to the Client's Representative, documentation that includes, without limitation, the following:

   1. Work area entry/exit logbook. The logbook must record the name, affiliation, time in, and time out for each entry into the work site.

   2. Material Safety Data Sheets (MSDS) for solvents, encapsulants, wetting agents and replacement materials, as necessary.

   3. OSHA required personal air monitoring results.

   4. Accident/incident reports where injury or damage has occurred on or to the Client's property.

   5. Hazardous waste manifests, non-hazardous waste data forms, trip tickets and disposal receipts for asbestos waste materials removed from the work area within 24 hours of the transport. Send to:

02080 - 7 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -8-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

## 1.09 NOTICES AND POSTINGS

A. Post in the decontamination unit, a list containing the names, addresses, and telephone numbers of the Contractor, Client's Representative, Project Environmental Manager, and emergency contact numbers.

B. Additional postings shall include:

1. Visitor entry and exit log.

2. Employee daily sign in/out log.

3. Work area entry and exit procedures.

4. Emergency procedures.

C. One copy of the Cal-OSHA regulations.

D. Posted Warnings and Notices: The following regulations, warnings, and notices shall be posted at the work site in accordance with 29 CFR Part 1926.1101 and 8 CCR Part 1529.

1. Warning Signs and Labels: Warning signs shall be provided at building entrances and approaches to asbestos abatement areas. Signs shall be located at a sufficient distance from the asbestos control areas that will allow personnel to read the sign and take the necessary protective actions required before entering the asbestos control area.

2. Post safety warning signs, in English and Spanish, which follow the "Sample Format Warning Sign" shown below:

Sample Format Warning Sign
Minimum Size - 24" x 36"
Material - Aluminum or Fiberglass
Script:

| |
|---|
| **DANGER** |
| **ASBESTOS**<br>**CANCER AND LUNG DISEASE HAZARD** |
| **AUTHORIZED PERSONNEL ONLY** |
| **RESPIRATORS AND PROTECTIVE**<br>**CLOTHING AREA REQUIRED**<br>**IN THIS AREA** |

Color - Black Letters on Red Background

## 1.10 WORK AREA SECURITY

02080 - 8 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -9-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

A. The asbestos work control area shall be restricted only to authorized personnel, including Contractor, Contractor's employees, Client's Representative(s), and state, and local inspectors.

B. Entry into the asbestos work control area by unauthorized individuals shall be reported immediately to the Client's Representative.

C. Contractor shall be responsible for Project site security during asbestos-related demolition operations in order to protect work efforts and equipment.

## 1.11 WORK SEQUENCE

A. Work Sequence: The following is the work sequence for the project.

1. The Test Sections shall be the first work performed by the Contractor.

2. Following completion of the Test Sections, the Contractor shall perform removal of the asbestos-containing materials interior of the building.

3. Following completion of the materials on the interior of the building and clearance air sampling, the Contractor shall perform removal of the lead-containing materials as identified in Section 02081.

4. Lead-related demolition may be performed in conjunction with asbestos-containing roofing material removal as identified in Section 02080.

## 1.12 PERSONAL PROTECTION AND SAFETY

A. The Contractor alone shall be responsible for the safety, efficiency, and adequacy of his/her appliances, methods, and for any damages which may result from his/her operations, improper construction practices, or maintenance. He shall erect and properly maintain at all times as required by the conditions and progress of the work, proper safeguards for the protection of workmen and the public and shall post warning signs around the job site.

B. Respiratory protection requirements:

1. All respiratory protection programs shall be established in accordance with the respiratory protection requirements of 29 CFR Part 1910.134, 8 CCR Part 5144, 29 CFR Part 1910.1001, and 29 CFR Part 1926.1101. Copies of these regulations are included herein by reference and shall be considered as a requirement of these Specifications.

2. All respirators used shall be selected from those approved by NIOSH for use in atmospheres containing asbestos fibers.

3. Work activities associated with the removal of non-friable asbestos-containing materials (i.e., floor tile and roofing material) shall be conducted in a minimum of half-face air purifying respirators with P-100 filters.

02080 - 9 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -10-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
26th Floor
Los Angeles, California

4. Respirators shall be quantitatively fit-tested a minimum of every 12 months. Either the standard Irritant Smoke Protocol or the Isoamyl Acetate Protocol may be used.

C. Provide workers and authorized visitors with sufficient sets of protective full body impervious protective clothing. Such clothing shall consist of full body coveralls and headgear. Provide eye protection and hard hats as required by applicable safety regulations. Reusable type protective clothing and footwear shall be left in the equipment room until the end of the asbestos abatement work, at which time such items shall be disposed of as asbestos waste, or shall be thoroughly cleaned of all asbestos or asbestos-containing material. Disposable type protective clothing, headgear, and footwear may be provided.

D. Provide and post, in the equipment room and the clean room, the decontamination and work procedures to be followed by workers and authorized visitors as described in these Specifications.

E. Worker Protection Procedures:

1. Each worker and authorized visitor shall, upon entering the job site remove street clothes in the clean room and put on a respirator and clean protective clothing before entering the equipment room or the work area.

2. All workers and authorized visitors shall, each time they leave the work area; remove gross contamination from clothing before leaving the work area; proceed to the equipment room and remove all clothing except respirators; still wearing the respirator proceed to the showers, clean the outside of the respirator with soap and water while showering; remove the respirator; thoroughly shampoo and wash themselves.

3. Following showering and drying off, each worker and authorized visitor shall proceed directly to the clean room and dress in clean clothes at the end of each day's work, or before eating, smoking, or drinking. Before reentering the work area from the clean room each worker and authorized visitor shall put on a clean respirator and shall dress in clean protective clothing.

4. Contaminated work footwear shall be stored in the equipment room when not in use in the work area. Upon completion of asbestos abatement, the footwear will either be disposed of as contaminated waste, or will be bagged and sealed for use at another abatement project.

5. Workers removing waste containers from the equipment decontamination enclosure shall enter the holding area from outside wearing a respirator and dressed in clean disposable coveralls. No worker shall use this system as a means to leave or enter the washroom or the work area.

6. Workers shall not eat, drink, smoke, or chew gum or tobacco while in the work area.

7. Workers shall be fully protected with respirators and protective clothing from the time of first disturbance of asbestos-containing or contaminated materials prior to commencing actual asbestos abatement and until final cleanup is completed.

02080 - 10 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -11-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

F. If evacuation of the work area is required by contaminated personnel due to an emergency, all work efforts shall stop, and all forces shall be directed at minimizing the area contamination, cleanup operations, and first-aid procedures. These activities shall be noted in the daily logbook.

G. During work activities requiring decontamination procedures, the Contractor shall provide a means of communication for the workers inside the work area without requiring personnel to enter or leave the work area. The method of communication shall be a two-way radio, localized wire-connected telephone, or similar system. This communication system shall remain intact until the final isolation plastic is removed. Then all equipment shall be wiped down; HEPA vacuumed or disposed of as asbestos-contaminated material.

H. Adequate shower facilities shall be provided by the Contractor. An employee leaving the work area shall follow all decontamination procedures necessary or as described herein.

PART 2 PRODUCTS

2.01 MATERIALS

A. Handling and Storage:

1. Deliver all materials to the project in the original package(s), container(s), or bundle(s) bearing the name of the manufacturer, brand name and the model number.

2. Store all materials subject to damage off the ground, away from wet or damp surfaces, and under cover sufficient to prevent damage or contamination.

3. Damaged or deteriorating materials shall not be used and shall be removed from the premises. Material that becomes contaminated with asbestos shall be disposed of in accordance with the applicable regulations.

B. Plastic (Polyethylene) Sheeting: Provide 6-mil thickness or greater polyethylene sheeting as specified in sizes to minimize the frequency of joints. Fire retardant polyethylene sheeting is required.

C. Tape: Provide two inch or wider duct tape capable of sealing joints of adjacent sheets of polyethylene and for attachment of polyethylene sheets to finished or unfinished surfaces of dissimilar materials. Duct tape shall be capable of adhering under both dry and wet conditions, including use of amended water.

D. Spray Cement: Provide aerosol based spray cement specifically formulated to stick tenaciously to sheet polyethylene.

E. Surfactant: Provide a 50 percent polyoxyethylene ether and 50 percent polyoxyethylene ester, or equivalent and mix with water to provide a concentration of one ounce surfactant to 5 gallons of water.

02080 - 21 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -12-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

F. Impermeable Containers: Provide impermeable containers suitable to receive and retain any asbestos-containing or contaminated materials until disposal at Disposal Site labeled in accordance with OSHA Regulation 29 CFR 1910.1101, DOT 49 CFR 171-177, Title 8 CCR and SBACPD. Containers must be both air and watertight and must be resistant to damage and rupture. Plastic bags shall be a minimum of 6-mil thick.

G. Warning Labels and Signs: Provide warning labels and signs as required by OSHA Regulation 29 CFR Part 1910.1101, Title 8 CCR Part 1529 and SBAPCD Rule 1001.

H. Other Materials: Provide all other materials, such as lumber, nails and hardware, which may be required to construct and dismantle the decontamination area and the barriers that isolate the work area.

I. Solvents used for the removal of resilient flooring mastics shall be low-odor.

2.02 TOOLS AND EQUIPMENT

A. Provide all tools and equipment necessary to perform the required asbestos removal/abatement.

B. Air Filtration Equipment: High Efficiency Particulate Air (HEPA) filtration systems shall be equipped with filtration equipment in compliance with ANSI Z9-2-79, local exhaust ventilation. No air movement system or air filtering equipment shall discharge unfiltered air outside the work area. A pressure differential system shall be established in the work area continuously (24 hours per day) from the start of the work in the area until the area has been decontaminated and certified as such by the required testing. The system shall produce a minimum of four filtered air changes per hour in the work area and maintains a pressure differential of 0.020-inches water gauge between the inside and outside of the work area. All filtered, exhausted air shall be discharged outside the building away from any building air-intake devices (unless stated otherwise).

C. Manometer: A continuous recording monitor shall measure and record the difference in air pressure between that inside the work area from that outside the work area. The recording system shall be accurate to the nearest 0.001 inches of water pressure differential and be equipped with an alarm that sounds if the difference becomes less than 0.020-inches water gauge.

D. Provide all scaffolding, ladders and/or staging, etc. necessary to accomplish the work. Scaffolding may be standing type such as the metal tube and coupler, or tubular welded frame. The type, erection and use of all scaffolding shall comply with all applicable OSHA Provisions.

1. Scaffolding MUST be equipped with railing and toe boards.
2. If rolling scaffolding is used, the wheels must be in the locked position while the scaffolding is in use.
3. When moving the rolling scaffolding, NO workers may be on the platform.
4. Provide a nonskid surface on all scaffold surfaces subject to foot traffic.

02080 - 12 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -13-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

PART 3 EXECUTION

## 3.01 ASBESTOS REMOVAL PREPARATION PROCEDURES

A. General Work Area Preparation: Contractor shall perform the following general work area preparation procedures prior to commencement of any abatement activities:

1. Danger signs meeting the specifications of 29 CFR Part 1926.1101 and 8 CCR 1529 shall be posted at any location and approaches to locations where airborne concentrations of asbestos may exceed ambient background levels. Signs shall be posted at a distance sufficiently far enough away from the work area to permit an employee to read the sign and take the necessary protective measures to reduce or avoid exposure. Additional signs may need to be posted following construction of workplace enclosure barriers. The signs shall be in accordance with Article 1.09.D.2 of this Section.

2. Asbestos handlers shall don personnel protective equipment as required in Article 2.02 of this Section.

3. Contractor shall shut down and lock out electric power to work areas, where necessary, to provide a safe work environment. Contractor shall provide temporary power source and equipment, including ground faulting, in compliance with all applicable electrical code requirements and Cal-OSHA requirements for temporary electrical systems. The Contractor shall utilize a licensed electrician to perform all electrical power shut down and temporary power installation. All electrical equipment used during the removal of asbestos-containing materials shall be connected to a Ground Fault Interrupted (GFI) circuit.

4. Heating, ventilating, and air-conditioning (HVAC) system components that supply, return, or that pass through the work area shall be shut down and locked out.

5. The Contractor shall isolate the asbestos removal work areas from other occupied areas of the building. Windows, doorways, corridor entrances, drains, ducts, grilles, grates, diffusers, and any other opening between the work area and areas outside of the work area (including the outside of the building, tunnels, and crawl spaces) shall be critically sealed with two layers of 10-mil polyethylene sheeting and duct tape.

6. Prior to the construction of the main containment for the floor, all cracks and penetrations in the floor will be sealed to prevent water leakage to the floor below.

7. The containment shall be constructed of two (2) layers of six (6) mil plastic sheeting for the walls and three (3) layers of ten (10) mil plastic sheeting for the floor. An additional two layers of 10 mill plastic will be used as "drop clothes".

6. Emergency and fire exits from the work areas shall be maintained and adequately marked. Alternative exits shall be established that are satisfactory to the Client and local

02080 - 13 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -14-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

fire regulations.

7. Contractor shall construct and maintain at least one three-stage decontamination unit. This decontamination unit shall be constructed in accordance with the requirements set forth in Article 3.02 of this Section. The asbestos worker wash/decontamination station may be used as the lead worker wash/decontamination station.

B. Asbestos-Containing Fireproofing Procedures:

1. Asbestos-containing material shall be sprayed with amended water using spray equipment capable of providing a low-pressure application.

2. Wetted material shall be manually demolished using hand equipment.

3. The use of high pressure water systems may be used with permission of the Clients representative.

4. No gasoline, propane, and/or diesel powered equipment may be used on the floor.

3. Cleanup shall proceed in accordance with Article 3.08 - Cleanup Procedures.

02 WORKER DECONTAMINATION ENCLOSURE SYSTEMS

A. At least one worker decontamination enclosure system shall be provided on the site that is easily accessible from each of the asbestos removal work areas. The asbestos worker decontamination enclosure system may also be used for the lead worker decontamination system.

B. Worker decontamination enclosure systems constructed at the worksite shall utilize 6-mil opaque black or white polyethylene sheeting or other acceptable materials for privacy.

C. The worker decontamination enclosure system shall consist of at least a clean room, a wash station, and an equipment room, each separated from the other by curtained doorways.

D. Entry to and exit from all decontamination enclosure system chambers shall be through curtained doorways consisting of two sheets of overlapping polyethylene sheeting. One sheet shall be secured at the top and left side, the other sheet at the top and right side. Both sheets shall have weights attached to the bottom to ensure that they hang straight and maintain a seal over the doorway when not in use. Doorway designs, providing equivalent protection and acceptable to the Client, may be utilized.

E. Pathways into (from clean to contaminated) and out of (contaminated to clean) the work area shall be clearly designated.

F. The clean room shall be sized to adequately accommodate the work crew. The clean room shall also provide shelves for storing respirators and a location for posting notices.

02080 - 14 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -15-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

G. The wash station shall have water and soap for washing away asbestos contamination. The wash station shall have a drain pan to collect wastewater.

H. The equipment room shall be used to disrobe for washing at the wash station. A drum lined with a labeled 6-mil polyethylene bag for collection of disposable clothing shall be located in this room.

3.03 EMERGENCY EXITS

A. Emergency exits shall be established and clearly marked with duct tape arrows or other effective designations to permit easy identification and location by the workers from anywhere within the work area. Emergency exits shall be secured to prevent access from uncontaminated areas and still permit emergency exiting. Emergency exits shall be properly sealed with 6-mil polyethylene sheeting that can be cut to permit egress, if needed. These exits may be the worker decontamination enclosure, the waste pass-out airlock, and/or other alternative exits satisfactory and in compliance with local fire regulations. Where emergency exits are sealed, an instrument capable of cutting the polyethylene barrier shall be installed on both sides of the barrier, to allow for immediate exit from the work area in the event of an emergency.

3.04 MAINTENANCE OF WORKPLACE BARRIERS

A. Following completion of the construction of polyethylene barriers and decontamination system enclosures, adequate settling time shall be required to ensure that barriers will remain intact and secured to walls and fixtures before beginning actual abatement activities.

B. Workplace barriers shall be visually inspected at the beginning of each work period or shift by the Supervisor/Competent Person.

C. Damage and defects in the enclosure system shall be repaired immediately upon discovery. This information shall also be noted in the Contractor's daily log.

D. At any time during the abatement activities after barriers have been erected, if visible material is observed outside of the work area or if damage occurs to barriers, work shall immediately stop, repairs made to barriers, and debris/residue cleaned up using appropriate HEPA-vacuuming and wet-mopping procedures. This information shall also be noted in the Contractor's daily log.

3.05 COMMENCEMENT OF WORK SHALL NOT OCCUR UNTIL

A. Enclosure systems have been constructed and tested.

B. At least one three-stage decontamination unit with wash station is operational. This decontamination unit can be the same as the lead-related demolition decontamination unit.

02080 - 15 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -16-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

C. Pressure differential systems are functioning adequately.

D. Pre-abatement submissions, notifications, and permits have been provided and are satisfactory to the Client's Representative.

E. Equipment for abatement, cleanup, and disposal are available.

F. Worker training, medical examination, and respirator fit testing (and certification) is completed or applicable, current documentation of this information is provided. This information shall also be provided for new workers on the first day they arrive at the work site.

F. Glove bags have been smoke tested.

G. Contractor receives permission from the Client to commence asbestos-related demolition work.

.06 WORKPLACE ENTRY AND EXIT PROCEDURES

A. General: The following procedures shall be followed prior to entrance into any regulated asbestos work area:

1. Personnel who enter the work area shall sign the entry log upon entry and exit.

2. Personnel, before entering the work area, shall read and be familiar with posted regulations, personal protection requirements (including workplace entry and exit procedures), and emergency procedures.

3. Personnel shall wear appropriate respiratory protection and disposable coveralls, head covering, and foot covering. Hardhats, eye protection, and gloves shall also be utilized, as required. Clean respirator filter cartridges and protective clothing shall be provided and utilized by each person for each separate entry into the work area.

4. Personnel wearing designated personal protective equipment shall proceed to the work area.

5. To exit the work area, personnel shall proceed to the equipment room where they shall remove protective equipment, except respirators, and deposit disposable clothing into appropriately labeled containers for disposal.

6. Clothing or footwear worn into a regulated work area will not be permitted out of the regulated work area.

7. Reusable, contaminated footwear shall be stored in the equipment room when not in use in the work area. Upon completion of abatement, it shall be disposed of as asbestos-contaminated waste. (Rubber boots may be decontaminated at the completion of the abatement for reuse).

02080 - 16 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -17-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
$20^{th}$ Floor
Los Angeles, California

## 3.07 ASBESTOS-CONTAINING MATERIAL REMOVAL PROCEDURES

A. General

1. Work area shall be cleaned and isolated in accordance with the procedures set forth in Article 3.01 of this Section.

2. Waste containers for floor tile and mastic and roofing material shall be sealed when full. Bags shall not be overfilled. Bags shall be securely sealed to prevent accidental opening and leakage by tying the tops of bags in an overhand knot or by taping in gooseneck fashion. Bags shall not be sealed with wire or cord.

B. Fireproofing Removal Procedures:

1. Asbestos-containing fireproofing shall be sprayed with amended water, using spray equipment capable of providing a low-pressure application.

2. The use of high-pressure water systems may be used with permission of the Clients representative.

3. No gasoline, propane, and/or diesel powered equipment may be used on the floor.

4. Fireproofing debris shall not be allowed to accumulate on the floor. All loose debris will be placed into, properly labeled, 6-mil plastic bags at the end of each shift.

5. Cleanup shall proceed in accordance with Article 3.08 - Cleanup Procedures.

5. After the work area surfaces have been rendered free of visible residues, a thin coat of an approved encapsulating agent shall be applied to seal in nonvisible residue.

6. Dispose of all asbestos containing/contaminated waste in accordance with Article 3.10 - Disposal Procedures.

## 3.08 CLEANUP PROCEDURES

A. General

1. Visible accumulations of ACM and asbestos-contaminated debris shall be removed and containerized utilizing nonmetallic tools (squeegees, shovels, and the like). Surfaces in the work area shall then be wet cleaned. Equipment used in the work area shall be included in the cleanup, and shall be removed from work areas via the decontamination enclosure system or waste load-out, at appropriate times in the cleaning sequence.

02080 - 17 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -18-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

2. None of the procedures described in this Article relieve the Contractor of the responsibility to meet the final clearance criteria as established by this Section.

B. Fireproofing Removal Cleanup Procedures:

1. The windows, doors, and HVAC vents shall remain sealed, and any HEPA-filtered pressure differential systems, waste load-out, and decontamination enclosure systems shall remain in service.

2. The work area and other contaminated areas shall be cleaned utilizing HEPA-filtered vacuum equipment and wet-wiping techniques. After completion of the cleaning operation, a complete visual inspection of the work shall be conducted with the Client to ensure that the work area is free of visible asbestos debris. A final check shall be made for asbestos debris, and further cleaning will be conducted as necessary. The Client shall be notified 24 hours in advance of the requirement for a visual inspection.

3. Upon completion of the cleaning operation, Contractor shall notify the Client that the negative pressure enclosure work areas are ready for review and clearance air monitoring. The negative pressure enclosure areas shall be cleaned until they pass the Clearance Air Monitoring Standard. The Client will require up to one 8-hour shift to complete clearance air monitoring following successful completion of the visual inspection.

4. Upon notification from the Client that the negative pressure enclosure work area have passed the standard for clearance air monitoring, the Contractor shall remove remaining polyethylene sheeting, isolation and/or critical barriers, decontamination unit, dismantle negative air pressure devices, and remove asbestos warning signs/ribbon.

.09 CLEARANCE AIR MONITORING

A. The following clearance air monitoring procedures will be used in negative pressure enclosure work areas.

1. After completion of cleanup operations, Contractor shall notify the Client that the work areas are ready for clearance air monitoring. Notification shall be a minimum of 24 hours prior to the need for clearance air monitoring. Final clearance air monitoring shall be conducted only after the procedures set forth in Article 3.08 of this Section have been completed, the area has been satisfactorily cleaned and encapsulated, and the abatement area has been thoroughly dried.

2. The Client shall conduct the final clearance air monitoring by collecting and analyzing of air samples utilizing the methods set forth in NIOSH Method 7400. Clearance air monitoring may require up to one work shift to complete. The Client, at its discretion, may perform aggressive clearance air monitoring including blowing the area with a leaf blower and running fans while the air sampling pumps are running.

3. Clearance of a work area shall be achieved when each sample taken within the contained work area indicates airborne fiber concentrations of less than 0.01 fibers per cubic centimeter, as determined by phase contrast microscopy.

02080 - 18 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -19-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
20th Floor
Los Angeles, California

5. Abatement areas not achieving clearance shall be recleaned using procedures set forth in Article 3.08 of this Section, and retested until clearance is achieved. The cost of additional samples, consultant air monitoring fees, and labor for re-cleaning the work areas that fail final air clearances shall be paid for by the Contractor.

3.10 DISPOSAL PROCEDURES

A. As the work progresses, to prevent exceeding available storage capacity on site, sealed and labeled containers of asbestos-containing waste shall be removed and transported to the prearranged disposal location.

B. Unless other arrangements are made satisfactory to the Client, bagged or wrapped material shall be removed from the work areas and placed in a Contractor-supplied dumpster a minimum of every day. The dumpster shall be marked with asbestos warning signs and be locked at all times when not in use. When a dumpster is full, it shall be removed from Client property by the end of the next business day.

C. Disposal shall occur at an authorized site, in accordance with regulatory requirements of NESHAPs and applicable state and local guidelines and regulations, including the California State Department of Health Services, Toxic Substances Control Division.

D. Uniform hazardous waste manifests, non-hazardous waste date forms, dump receipts, trip tickets, transportation manifests, or other documentation of disposal shall be delivered to the Client Representative for their records.

3.11 OSHA PERSONNEL AIR MONITORING

A. Air monitoring required by OSHA for asbestos exposure determination is work of the contractor. The contractor is responsible for providing daily OSHA compliance monitoring as per 8 CCR 1529 and 29 CFR 1926.1101.

1. At minimum, Contractor shall conduct representative (25% of crew) breathing zone personal air monitoring of its employees twice each shift and repeated daily.

2. Monitoring shall be conducted by a qualified air professional experienced and knowledgeable about the methods of air monitoring and in accordance with 8 CCR 1529 and CFR 1926.1101.

3. Monitoring results and appropriate laboratory analysis work shall be submitted to the Client within twenty-four (24) hours of the monitoring work.

3.12 ALTERNATE PROCEDURES

A. The procedures described in this Section shall be utilized at all times.

B. If specified procedures cannot be utilized, a request shall be made in writing to the Client providing details of the problem encountered and proposed alternatives.

02080 - 19 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -20-	UNION BANK PLAZA [Union Bank Lease]

Asbestos Abatement Specifications
445 S. Figueroa Street
$20^{th}$ Floor
Los Angeles, California

C. Alternative procedures shall provide equivalent or greater protection than the procedures that they replace.

D. Alternative procedure shall be approved in writing by the Client prior to implementation.

END OF SECTION

02080 - 20 ASBESTOS RELATED DEMOLITION WORK

804296.08/LA H4321-047/10-7-08/nng/law	SCHEDULE 3 -21-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT C
UNION BANK PLAZA
DEPICTION OF 20TH FLOOR SPACE

ELEC CLOS
TELE CLOS
2098
ELEVATOR LOBBY
2099
SERV ELEV LOBBY
MENS
WOMENS LOUNGE
WOMENS
ELEC CLOS

FLOOR: 20
UNION BANK

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT C -1-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT D
UNION BANK PLAZA
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building. Landlord's consent, when required under these Rules and Regulations, shall not be unreasonably withheld. Under no circumstances shall Landlord modify, change or supplement these Rules and Regulations in a manner which will unreasonably interfere with or restrict Tenant's conduct of its normal business operations from its Premises for the Permitted Use or to restrict any activity that Tenant has been conducting in compliance with the Existing Leases within any part of its Premises prior to April 2, 2008. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.
1.    Except with respect to Secured Areas, Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at the actual cost incurred by Landlord for such additional keys.
2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed or unless monitored by a receptionist.
3     Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for the Comparable Buildings as long as Tenant and its employees have 24/7 access to its Premises (subject to card key entrance and other security restrictions reasonably employed by Landlord). Tenant, its employees and agents must be sure that the doors to the Premises are securely closed and locked when leaving the Premises if it is after Business Hours. Tenant's employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time after Business Hours for the Building, may be required to sign the Building register when so doing. Access to the Building or Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
4.    Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building to the extent necessary to avoid a Design Problem. Safes and other heavy objects shall, if considered necessary by Landlord to the extent

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT D -1-	UNION BANK PLAZA [Union Bank Lease]

necessary to avoid a Design Problem, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any ease.
5.    No bulk furniture, freight, packages, supplies, equipment or merchandise will he brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord. Tenant shall provide Landlord with reasonable prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Except in extraordinary circumstances, in no event shall Tenant's use of the elevators for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m., 11 :30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.
6.    Landlord shall have the right to control and operate the public portions of the Building and Real Properly, the public facilities, the HVAC, and any other facilities furnished for the common use of tenants, in such manner as is customary for the Comparable Buildings.
7.    The requirements of Tenant will be attended to only upon application at the property management office of the Building or at such other on-site location at the Building reasonably designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
8.    Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord's agents to prevent same.
9.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.
10.    Tenant shall not overload any floor of the Premises.
11.    Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
12.    Except as expressly permitted in Section 29.36 of the Lease, Tenant shall not otherwise use or keep in or on the Premises, the Building or Real Property, any kerosene, gasoline or other inflammable or combustible fluid or material except normal quantities of such materials incidental to the normal and customary operation of general business offices.
13.    Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord or that utilized by Tenant and heretofor approved by Landlord as of the date of this Lease, without the prior written consent of Landlord.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT D -2-	UNION BANK PLAZA [Union Bank Lease]

14.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, the Building or the Real Property except normal quantities of such materials incidental to the normal and customary operation of general business offices, or permit or allow the Premises to be occupied or used in a manner unreasonably offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or unreasonably interfere in any way with other tenants or those having business therein.
15.    Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals (except seeing-eye dogs accompanied by their masters), birds, fish, bicycles or other vehicles.
16.    No cooking shall be done or permitted by Tenant on or in the Premises, nor shall the Premises be used for the storage of merchandise, or for lodging. Notwithstanding the foregoing, Underwriters' (or any such replacement standard then in effect) laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are reasonably objectionable to Landlord and other tenants.
17.    Landlord reserves the right to exclude or expel from the Building any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
18.    Tenant and the Tenant Parties shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
19.    Tenant agrees to cooperate reasonably with Landlord to ensure the most effective operation of the Building's HVAC system, and shall refrain from attempting to adjust any controls.
20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Comparable Buildings without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.
22.    Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
23.    Landlord may waive anyone or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall (a) treat Tenant

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT D -3-	UNION BANK PLAZA [Union Bank Lease]

in a discriminatory manner, (b) be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor (c) prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.
24.    No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. Except for Building standard window coverings, no curtains, blinds, shades or screens, which may be visible from the exterior of the Premises, shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
25.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, except through use of Building standard window coverings.
26.    The washing and/or detailing of automobiles by Tenant or any of the Tenant Parties shall not be allowed on the Real Property.
27.    Food vendors shall be allowed in the Building to bring food prepared off-site to employees and guests of Tenant (but only via the Building's freight elevator to the extent such food is being delivered on a cart or other apparatus). Under no circumstance shall the food vendors display their products in a public or common area including corridors and elevator lobbies.
28.    Tenant shall comply with requests by Landlord concerning the informing of its employees of items of importance to Landlord.
29.    Tenant shall comply with any non-smoking ordinance adopted by the City of Los Angeles or any other applicable governmental authority.
30.    Upon reasonable notification to Tenant, Landlord reserves the right at any time to reasonably change or rescind anyone or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be reasonably necessary for the management, safety, care and cleanliness of the Premises, the Building and/or the Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided, however, that no such change, rescission, addition or amendment shall prevent Tenant's use of the Premises for the Permitted Use in accordance with Section 5.1 of the Lease. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.
To the extent these Rules and Regulations are inconsistent with, or contrary to, the express provisions of the Lease, the Lease shall control.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT D -4-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT E
UNION BANK PLAZA
JANITORIAL SPECIFICATIONS
Except as indicated below, the following Building standard janitorial and cleaning services shall be done by Landlord after the normal business hours on Mondays through Fridays, and at such other times as may be mutually agreed upon.

A.	OFFICE AREAS

1.	Empty and clean all waste receptacles and remove waster paper and rubbish from the demised premises nightly.

2.	Vacuum all rugs and carpeted areas in the lobbies, corridors and shared office areas nightly. Vacuum carpeted areas of individual offices as needed.

3.	hand dust or wipe clean with damp or treated cloth office furniture, file cabinets, window sills and other horizontal surfaces lower than six (6) feet as needed, but not less often than weekly.
Note: Janitorial personnel do not dust computers, keyboards, copier machines, other office equipment, personal items, fragile items, areas containing personal or fragile items, paperwork on desks, or portions of desks or other furniture that contain paperwork.

4.
Hand dust or wipe clean with damp or treated cloth high moldings, high shelving, picture frames, tall office furniture, and other horizontal surfaces higher than six (6) feet as needed, but not less often than monthly.

5.	Damp wipe all counter tops in kitchens or file rooms nightly.

6.	Dust and remove finger marks and smudges from doors, door frames, glass, and light switch plates nightly.

7.	Sweep all private stairways nightly; vacuum nightly if carpeted.

8.	Damp mop spillage in non-carpeted office and public areas as necessary.

9.	Dust and spot clean all tile floors nightly. Damp mop clean all tile floors as needed.

10.	Tile floors in office areas will be buffed monthly with old wax removed and new wax applied as necessary.

11.
Spot clean carpets as needed. Spot cleaning of carpets to be provided at no additional charge. Carpet shampooing above the level of spot cleaning will be performed at Tenant's request and billed to Tenant pursuant to the terms of the Lease.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT E -1-	UNION BANK PLAZA [Union Bank Lease]

12.	Damp dust ceiling ventilating diffusers, wall grills, registers and other ventilating louvers as needed, no less than annually.

13.	Dust the exterior surfaces of lighting fixtures as needed, no less than annually.

B.	COMMON WASHROOMS

1.	Mop, rinse and dry floors using soap and water nightly.

2.	Scrub floors as necessary.

3.	Clean all mirrors, bright work and enameled surfaces nightly.

4.	Wash and disinfect all basins, urinals and bowls nightly using non-abrasive germicidal cleaners to remove stains.

5.	Wash both sides of all toilet seats with soap and water nightly.

6.	Was urinal partitions, spot clean individual stall partitions, and spot clean tile walls nightly.

7.	Clean outside surface of all dispensers and receptacles nightly.

8.	Refill toilet tissue, paper towel, soap, and sanitary napkin dispensers nightly.

9.	Clean flush valves, piping and other metal work nightly.

10.	Wash all tiled walls as needed.

11.	Clean ventilating grills and floor drain drills quarterly and clean light fixtures annually.

12.	Empty all trash bins after the lunch hour and then at night.
NOTE: It is the intention to keep the washrooms cleaned and not to use a disinfectant or air freshener to kill odor.

C.	COMMON AREA FLOORING

1.	Hard surface floors including stone, vinyl or composition to be swept nightly.

2.	Tile floors in common areas will be buffed as needed to maintain clean appearance with old wax removed and new wax applied as necessary.

3.	Common area carpeted areas and rugs to be vacuumed and spot cleaned nightly.

D.	GLASS

1.	Clean glass at main entrance doors and adjacent glass panels nightly.

2.	Spot clean partition glass, glass doors and lobby glass as needed.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT E -2-	UNION BANK PLAZA [Union Bank Lease]

E.	DAY SERVOCE-WASHROOMS

1.	At least once, but not more than twice per day, check and supply as needed toilet tissue, paper towel and hand soap in men's restroom.

2.	At least once, but no more than twice per day, check and supply as needed toilet tissue, paper towel, sanitary napkin and hand soap in women's restroom.

3.	Supply toilet tissue, soap and towels in men's' and ladies' washrooms and sanitary napkin in ladies' washrooms.

F.	GENERAL

1.	Maintain Building lobby, corridors, elevators, escalators, plaza and other public areas in a clean condition.

2.	Clean on an as-needed basis emergency stairwells, freight elevator, loading dock and other service type areas.

3.	Provide frequent surveillance during Business Hours of all public areas to maintain a clean condition.

G.	SPECIAL

1.	It is understood that no services provided for in this Exhibit shall be provided on Saturdays, Sundays or Building Holidays, unless specifically stated above.

2.	Dust ceiling surfaces, other than acoustical ceiling material, once each year.

3.	Clean all building standard lenses once each year.

4.	On a quarterly basis, dust in place all pictures, frames, charts, graphs, and other wall hangings not reached in nightly cleaning.

5.	On a quarterly basis, dust all vertical surfaces and walls, doors, door bucks, partitions and other surfaces not reached in nightly cleaning.

6.	Dust all books in place quarterly.

7.	Dust all Venetian blinds quarterly.

8.	Dust exterior of lighting fixtures, air diffusers, return grilles and louvers quarterly.

9.	Dust exterior of lighting fixtures, air diffusers, return grilles and louvers quarterly.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT E -3-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT F
UNION BANK PLAZA
HVAC SPECIFICATIONS
Landlord shall provide the following HVAC service to the Premises:
(a)    Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall use commercially reasonable efforts to provide HVAC when necessary during Business Hours (as defined in Section 6.1.1 of the Lease) to meet the following temperature specifications under normal business and operating conditions:
(1)    Maintain average indoor dry bulb temperatures of not less than 70 degrees Fahrenheit and not more than 75 degrees Fahrenheit during the heating cycle whenever the outdoor dry bulb temperature, during Business Hours, is lower than 65 degrees Fahrenheit but not lower than 40 degrees Fahrenheit.
(2)    Maintain average indoor conditions not higher than 75 to 78 degrees Fahrenheit dry bulb during the cooling cycle whenever the outdoor temperature during Business Hours is not higher than 95 to 100 degrees Fahrenheit dry bulb.
(b)    Should Tenant require HVAC service on days or during hours other than Business Hours, Landlord shall, to the extent such service may be available without overloading the Building facilities, furnish such additional HVAC service in the manner and subject to the notice provisions set forth in Section 6.2 of the Lease), and Tenant shall pay Landlord for such HVAC service in accordance with Section 6.2 of the Lease.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT F -1-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT G
UNION BANK PLAZA
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office/Retail Lease (the "Lease") made and entered into as of __________, 20___ and between HINES VAF UB PLAZA, L.P., a Delaware limited partnership, as Landlord, and the undersigned as Tenant, for Premises located at 445 South Figueroa Street, Los Angeles, California 90071 certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The Lease, currently undersigned has occupies the commenced occupancy of the Premises described in the Premises, and the Lease Term commenced on _______________________________________________.
3.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
4.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor any license or concession agreements with respect thereto except as follows: _____________________________________________________________________________.
5.    Tenant shall not modify (except to document the exercise by Landlord or Tenant of a right or obligation under the Lease) the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord's mortgagee.
6.    Base Rent became payable ________________________________________.
7.    The Lease Term expires on __________________________________________.
8.    To the best of Tenant's knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.
9.    No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease and in Section 11 below.
10.    To the best of Tenant's knowledge, as of the date hereof, there are no existing offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

80429.08/LA H4321-047/10-7-08/NNG/LAW	EXHIBIT G -1-	UNION BANK PLAZA [Union Bank Lease]

11.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through _________________. The current monthly installment of Base Rent is $____________.
12.    The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord's prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this Estoppel Certificate is a condition of making of the loan or acquisition of such property.
13.    If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each-person signing on behalf of Tenant is authorized to do so.
Executed at ________________on the ___ day of _______________, 20__.
"Tenant":
_____________________________________________,
a ____________________________________________
By:    __________________________________________
Its:_______________________________________
By:    __________________________________________
Its:_______________________________________

80429.08/LA H4321-047/10-7-08/NNG/LAW	EXHIBIT G -2-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT H
UNION BANK PLAZA
FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT ("Agreement") is entered into as of October 8, 2008 (the "Effective Date") by and between THE ROYAL BANK OF SCOTLAND PLC (together with its successors and assigns, "Mortgagee"), and UNION BANK OF CALIFORNIA, N.A., a national association (hereinafter, collectively "Tenant"), with reference to the following facts:
A.     Hines VAF VB Plaza, L.P., a Delaware limited partnership, whose address is 445 South Figueroa Street, Suite 2320 Los Angeles, California 90071 (the "Landlord") owns fee simple title or a leasehold interest in the real property described in Exhibit "A" attached hereto (the "Property").
B.     Greenwich Capital Financial Products, Inc. ("GCFP") has made a loan to Landlord (the "Loan").
C.     To secure the Loan, Landlord has encumbered the Property by entering into a deed of trust in favor of GCFP (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, "Original Mortgage"), which deed of trust was previously recorded in the Recorder of Deeds' Office in and for the County of Los Angeles, State of California.
D.     On or about May 30, 2008, GCFP assigned all of its interest in and to the Loan to Mortgagee.
E.     The Original Mortgage was assigned to Mortgagee pursuant to an assignment of deed of trust, which assignment of deed of trust (together with the Original Mortgage, the "Mortgage") was previously recorded in the Recorder of Deeds' Office in and for the County of Los Angeles, State of California.
F.     Pursuant to the Lease dated as of October 8, 2008 (the "Lease"), Landlord demised to Tenant a portion of the Property consisting of the following (the "Leased Premises"): 317,509 rentable square feet located in the building located on the Property.
G.     Tenant and Mortgagee desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur.
NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:

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1.     Definitions. The following terms shall have the following meanings for purposes of this Agreement.
a.    Foreclosure Event. A "Foreclosure Event" means: (i) foreclosure under the Mortgage; (ii) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which a Mortgagee becomes owner of the Property; or (iii) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord's interest in the Property in lieu of any of the foregoing.
b.    Former Landlord. A "Former Landlord" means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.
c.    Offset Right. An "Offset Right" means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant's payment of Rent or performance of Tenant's other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease.
d.    Rent. The "Rent" means any fixed rent, base rent or additional rent under the Lease.
e.    Successor Landlord. A "Successor Landlord" means any party that becomes owner of the property as the result of a Foreclosure Event.
f.    Superior Offset Rights. "Superior Offset Rights" means, individually and collectively, Tenant's offset rights in accordance with the terms and conditions of (i) Section 2.5 of the Tenant Work Letter, and (ii) Section 7.2 of the Lease.
g.    Termination Right. A "Termination Right" means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord's breach or default under the Lease.
h.    Other Capitalized Terms. If any capitalized term is used in this Agreement and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease.
2.    Subordination. Subject to the terms and conditions of this Agreement, the Lease, as the same may hereafter be modified, amended or extended, shall be, and shall at all times remain, subject and subordinate to the terms conditions and provisions of the Mortgage, the lien imposed by the Mortgage, and all advances made under the Mortgage. Notwithstanding the foregoing, Mortgagee may elect, in its sole and absolute discretion, to subordinate the lien of the Mortgage to the Lease.

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3.    Non-disturbance, Recognition and Attornment.
a.    No Exercise of Mortgage Remedies Against Tenant. So long as the Tenant is not in default under this Agreement or under the Lease beyond any applicable grace or cure periods (an "Event of Default"), Mortgagee (i) shall not terminate or disturb Tenant's possession of the Leased Premises under the Lease, except in accordance with the terms of the Lease and this Agreement and (ii) shall not name or join Tenant as a defendant in any exercise of Mortgagee's rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant's rights under the Lease or this Agreement in such action.
b.    Recognition and Attornment. Upon Successor Landlord taking title to the Property (i) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant's direct landlord under the Lease as affected by this Agreement; and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant hereby acknowledges notice that pursuant to the Mortgage and assignment of rents, leases and profits, Landlord has granted to the Mortgagee an absolute, present assignment of the Lease and Rents which provides that Tenant continue making payments of Rents and other amounts owed by Tenant under the Lease to the Landlord and to recognize the rights of Landlord under the Lease until notified otherwise in writing by the Mortgagee. After receipt of such notice from Mortgagee, the Tenant shall thereafter make all such payments directly to the Mortgagee or as the Mortgagee may otherwise direct, without any further inquiry on the part of the Tenant. Landlord consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Mortgagee or as Mortgagee directs.
c.    Further Documentation. The provisions of this Article 3 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article 3 in writing upon request by either of them within ten (10) days of such request.
4.    Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:
a.    Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit (i) Tenant's right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment, (ii) Tenant's right to exercise against Successor Landlord any Offset Right resulting from events occurring prior to and continuing on and after the date of attornment, provided however Tenant may only use its Offset Rights against prior Landlord, and not Successor Landlord, with respect to rent attributable to the period of time

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prior to the date of attornment, (iii) Successor Landlord's obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord's obligations as Landlord under the Lease, or (iv) Tenant's right to exercise against Landlord or Successor Landlord its Superior Offset Rights, provided that in each case, the amount of such Superior Offset Right has been finally determined either in a court of competent jurisdiction or in arbitration in accordance with the terms of the Lease and shall in no event exceed the monthly Base Rent amount. For the purposes of this Agreement, references to arbitration and courts shall include judicial reference and in particular shall include any Dispute Resolution pursuant to the Referee Laws under Section 29.31 of the Lease, references to "finally determined" shall mean only the initial judgment or award and Tenant may offset without waiting for the appeal process to be concluded, and reference to monthly Base Rent shall not preclude Tenant from offsetting each month against Base Rent until it has recovered the full amount of the judgment or award.
b.    Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.
c.    Payment; Security Deposit; Work. Any obligation: (i) to pay Tenant any sums) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise; (ii) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee but the parties agree that presently the Lease does not require a security deposit; (iii) to commence or complete any initial construction of improvements in the Leased Premises or any expansion or rehabilitation of existing improvements thereon, provided, however, Tenant may complete the work that was the obligation of Landlord under the Tenant Work Letter, the cost of which as finally determined either in a court of competent jurisdiction or in arbitration in accordance with the terms of the Lease, may be offset against Base Rent; (iv) to reconstruct or repair improvements following a fire, casualty or condemnation, provided, however, Tenant may complete the work that was the obligation of Landlord under Article 11 of the Lease, the cost of which, as finally determined either in a court of competent jurisdiction or in arbitration in accordance with the terms of the Lease, may be offset against Base Rent; or (v) arising from representations and warranties related to Former Landlord.
d.    Modification. Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee's written consent unless such amendment is required by the Lease to document the exercise of rights under the Lease.
e.    Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless (i) effected unilaterally by Tenant pursuant to the express terms of the Lease or applicable laws or (ii) pursuant to Landlord's exercise of a recapture right under Section 14.3 of the Lease provided that Mortgagee has consented in writing to Landlord's exercise of such right to the extent Mortgagee has such consent right under the Mortgage or any of the other loan documents executed in connection therewith.

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5.    Exculpation o(Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Successor Landlord's obligations and liability under the Lease shall never extend beyond Successor Landlord's (or its successors' or assigns') interest, if any, in the Property from time to time, including insurance and condemnation proceeds, security deposits, escrows, Successor Landlord's interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the "Successor Landlord's Interest"). Tenant shall look exclusively to Successor Landlord's Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord's Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.
6.    Mortgagee's Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Offset Right, Superior Offset Right or Termination Right (collectively, "Permanent Rights"):
a.    Notice to Mortgagee. Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the "Default Notice") and, thereafter, the opportunity to cure such breach or default as provided for below.
b.    Mortgagee's Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee's cure period (but not with respect to the Offset Rights or Superior Offset Rights) shall continue for such additional time as Mortgagee may reasonably require to either: (i) obtain possession and control of the Property with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or(ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default. Notwithstanding anything to the contrary herein contained, Mortgagee's election not to cure a breach or default by Landlord shall not in and of itself prevent Tenant from exercising its Permanent Rights.
7.    Miscellaneous.
a.    Notices. Any notice or request given or demand made under this Agreement by one party to the other shall be in writing, and may be given or be served by hand delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to the party to be notified, with return receipt requested or by telefax transmission, with the original machines generated transmit confirmation report as evidence of transmission. Notice deposited

804296.08/LA H4321-047/10-8-08/nng/erc	EXHIBIT H -5-	UNION BANK PLAZA [Union Bank Lease]

in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) days after it is so deposited; however, delivery by overnight courier service shall be deemed effective on the next succeeding business day after it is so deposited and notice by personal service or telefax transmission shall be deemed effective when delivered to its addressee or within two (2) hours after its transmission unless given after 3:00 p.m. on a business day, in which case it shall be deemed effective at 9:00 a.m. on the next business day. For purposes of notice, the addresses and telefax number of the parties shall, until changed as herein provided, be as follows:

i.	If to the Mortgagee, at:
The Royal Bank of Scotland p1c
c/o Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830
Attn: Commercial Mortgage Loan Department
Telecopy No.: (203) 618-2052

ii.	If to the Tenant, at:
Property Management Department
Union Bank of California, N.A.
445 South Figueroa Street
Los Angeles, California 90071
With a copy to:
Cushman & Wakefield, Inc.
601 South Figueroa Street
Los Angeles, California 90017
Attention: Mr. Robert A. Ortiz
and
Union Bank of California, N.A.
Office of the General Counsel
400 California Street
San Francisco, California 94104
and
DLA Piper LLP (US)
550 South Hope Street, Suite 2300
Los Angeles, California 90071
Attention: Michael Meyer, Esq.
b.    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If

804296.08/LA H4321-047/10-8-08/nng/erc	EXHIBIT H -6-	UNION BANK PLAZA [Union Bank Lease]

Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee's written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.
c.    Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.
d.    Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance With, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Mortgage.
e.    Mortgagee's Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to Section 3b of this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement, provided that it is expressly understood that the Successor Landlord shall remain obligated for the Superior Offset Rights.
f.    Interpretation, Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of California, including such State's principles of conflict of laws.
g.    Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.
h.    Due Authorization. Tenant, Landlord and Mortgagee each represent to each other that each has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.
i.    Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Mortgagee and Tenant have caused this Agreement to be executed as of the date first above written.
TENANT:
UNION BANK OF CALIFORNIA, N.A.,
a national association

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By:
Name: Craig Poletti
Title: Vice President

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TENANT'S ACKNOWLEDGMENT

State of California                )
County of ___________________________ )

On 20_, before me, ___________________________________________,
___________________________________________(insert name and title of the officer)
personally appeared, _________________________________________________________,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature __________________________________________________(Seal)

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MORTGAGEE:

THE ROYAL BANK OF SCOTLAND PLC

By:    Greenwich Capital Markets, Inc., its agent

By:    _________________________________
Name:    ___________________________
Title:    ___________________________

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MORTGAGEE'S ACKNOWLEDGMENT

State of _______________            )
County of ___________________________ )

On 20_, before me, ___________________________________________,
___________________________________________(insert name and title of the officer)
personally appeared, _________________________________________________________,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ___________ that the forgoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature __________________________________________________(Seal)

804296.08/LA H4321-047/10-8-08/nng/erc	EXHIBIT H -11-	UNION BANK PLAZA [Union Bank Lease]

LANDLORD'S CONSENT

Landlord consents and agrees to the foregoing Agreement which was entered into at Landlord's request. The foregoing Agreement shall not alter, waive or diminish any of Landlord's obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a non-disturbance agreement with Tenant. Landlord is not a party to the above Agreement.

LANDLORD:

HINES VAF UB PLAZA, L.P.,
a Delaware limited partnership

By:	Hines VAF UB Plaza GP LLC,
its general partner

By:	Hines VAF UB Plaza Mezz, L.P.,
its sole member

By:	Hines VAF UB Plaza GP2 LLC,
its general partner

By:	Hines U.S. Office Value Added Fund, L.P.,
its sole member

By:	Hines U.S. Office Value Added Fund, LLC,
its general partner

By:	Hines Interests Limited Partnership,
its managing member

By:	Hines Holdings, Inc.
its general partner

By:	_________________________

Name:	Colin P. Shepherd

Title:	Senior Vice President

Dated: _____________________

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LANDLORD'S ACKNOWLEDGMENT

State of California )
County of )

On _______________, before me, ________________________________________,
(insert name and title of the officer)
personally appeared, _________________________________________________________,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature __________________________________         (Seal)

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LIST OF EXHIBITS

If any exhibit is not attached hereto at the time of execution of this Agreement, it may thereafter be attached by written agreement of the parties, evidenced by initialing said exhibit.

Exhibit "A" - Legal Description of the Land

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EXHIBIT "A"
PROPERTY DESCRIPTION
PARCEL 1:
LOT 1 OF TRACT 28794, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 738 PAGES 82 AND 83 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.
EXCEPT FROM SAID LOT 1, THAT PORTION SHOWN ON SAID MAP AND DESIGNATED "FUTURE STREET".
ALSO EXCEPT ALL OIL, GAS AND MINERAL SUBSTANCES TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES PROVIDED THAT THE SURFACE OPENING OF ANY WELL HOLE, SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREA, AS RECORDED ON AUGUST 8, 1959 AS INSTRUMENT NO. 2893, IN BOOK M335 PAGE 106, OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF AS RESERVED IN THE FOLLOWING DEEDS:
DECEMBER 10, 1962 IN BOOK D1849 PAGE 352, OFFICIAL RECORDS AS TO A PORTION
APRIL 20, 1962 IN BOOK D1587 PAGE 576, OFFICIAL RECORDS AS TO A PORTION APRIL20, 1962 IN BOOK D1587 PAGE 578, OFFICIAL RECORDS AS TO A PORTION JUNE 15, 1962 IN BOOK D1650 PAGE 756, OFFICIAL RECORDS AS TO A PORTION MARCH 1, 1962 IN BOOK D1528 PAGE 313, OFFICIAL RECORDS AS TO A PORTION MAY 25, 1962 IN BOOK D1627 PAGE 55, OFFICIAL RECORDS AS TO A PORTION NOVEMBER 10, 1961 IN BOOK D1416 PAGE 668, OFFICIAL RECORDS AS TO A PORTION
DECEMBER 4, 1961 IN BOOK D1438 PAGE 542, OFFICIAL RECORDS AS TO A PORTION
SAID LAND IS SHOWN ON A RECORD OF SURVEY RECORDED AUGUST 13, 2001 IN BOOK 177 PAGE 2 OF RECORD OF SURVEYS, IN THE OFFICIAL RECORDS OF SAID COUNTY.
PARCEL 2:
AN EASEMENT FOR INGRESS AND EGRESS OVER THOSE PORTIONS OF LOT 1 OF TRACT 28794, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 738 PAGES 82 AND 83 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER SAID COUNTY, DESIGNATED ON THE MAP OF SAID TRACT AS "FUTURE STREET".

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT "A" -1-	UNION BANK PLAZA [Union Bank Lease]

PARCEL 3: (LEASEHOLD INTEREST IN GARAGE PARCEL 2)
THAT PORTION OF LOT 1 OF SAID TRACT 21464, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 795 PAGES 78 AND 79 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, INCLUDED WITHIN PARCEL BH-3-B, BH-2-B, BH+B, BH-GR, BH-GR-I, BH-2-L, BH-2L(R) AND BH-3-L, AS SHOWN ON THE PLAT ATTACHED AND MADE A PART OF THE AMENDED AND RESTATED DECLARATION OF ESTABLISHMENT OF EASEMENTS, COVENANTS, CONDITIONS AND RESTRICTIONS EXECUTED BY BUNKER HILL CENTER ASSOCIATES, A PARTNERSHIP, DATED JULY 10, 1972 AND RECORDED JULY 12, 1972 AS INSTRUMENT NO. 668 IN BOOK D5528 PAGE 518, OFFICIAL RECORDS, TOGETHER WITH THOSE CERTAIN FIXTURES APPURTENANT TO PARCELS BH-3-B, BH-2-B, BH-I-B, BH-GR, BH-GR-l, BH-2-L(R) AND BH-3-L, AND OWNED BY VESTEE PURSUANT TO THE SAID AMENDED AND RESTATED DECLARATION ABOVE MENTIONED.
PARCEL 4: (EASEMENTS IN FAVOR OF PARCEL 3)
EASEMENTS IN FAVOR OF GARAGE PARCEL 2 AS SET FORTH IN AN INSTRUMENT ENTITLED "AMENDED AND RESTATED DECLARATION OF ESTABLISHMENT OF EASEMENTS, COVENANTS, CONDITIONS, AND RESTRICTIONS", EXECUTED BY BUNKER HILL CENTER ASSOCIATES, A PARTNERSHIP, COMPOSED OF BOISE CASCADE HOME & LAND CORPORATION, KENFIELD E. KENNEDY, HOWARD L. MATLOW, EDWARD RICE AND CONRAD BUILDING SYSTEMS, INC. DATED JULY 10, 1972, RECORDED JULY 12, 1972 AS INSTRUMENT NO. 668, IN BOOK D-5528 PAGE 518, OFFICIAL RECORDS.
EXCEPT FROM PARCEL3 ABOVE, ALL OIL, GAS AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFT OR OTHER MEANS OF REACHING OR REMOVING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE BUNKER HILL URBAN RENEWAL PROJECT AREA, AS RECORDED IN BOOK M335 PAGE 106, OFFICIAL RECORDS, AND SHALL NOT PENETRATE ANY PART OF PORTION OF SAID PROJECT AREA, WITHIN FIVE HUNDRED (500) FEET OF THE SURFACE THEREOF, AS SAID OIL, GAS AND MINERAL SUBSTANCES ARE RESERVED IN VARIOUS DEEDS OF RECORD.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT "A" -2-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT I
UNION BANK PLAZA
ELEVATOR UPGRADE WORK
PLANS AND SPECIFICATIONS

# ELECTRIC TRACTION ELEVATORS

## PART 1 – GENERAL

### 1.01 SUMMARY

A. Scope: It is the purpose of this specification to include all labor, material, tools, rigging and equipment necessary to:
   1. Modernize sixteen (16) existing passenger elevators and one (1) existing service elevator, complete in every respect, make code and ADA required changes, and meet the requirements as indicated and/or specified. The elevators are located in the Union Bank Plaza Tower in Los Angeles, California.
   2. Coordinate the work of this Section with work of other Sections as required to properly execute the work as necessary to maintain satisfactory progress of the work of other Sections.
   3. The alterations of the elevators must be properly coordinated so that the building will not be without elevator service at any time. Schedule the removal of elevators from service with the Owners representative. Only one elevator at a time can be removed from any group.
   4. If these specifications are not complete as to any minor detail of a required feature, or with regard to the manner of combining or installing parts, material or equipment, but there exists an acceptable trade standard for good and workmanlike practices, such detail shall be deemed by implication to have been required by these specifications in accordance with such standard.
   5. Any component listed as retain existing in this document must be fully inspected by the contractor to meet current Code requirements. Any repairs or refurbishment of retained devices or components is to be included in Contractor's Base bid.

B. Related Electrical work required by the elevator contractor:
   1. Provide wiring from the existing disconnects to the new controllers, provide additional disconnect devices for all elevators where equipment is not in line of sight of the disconnect.
   2. Provide cab lighting disconnects for each cab.
   3. Provide GFCI receptacles in pits, machine rooms and secondary levels.

C. Site Visit and Inspection of Existing Equipment:
   1. By submitting a bid, Contractor certifies that he has visited and inspected the site and existing facilities and has informed himself in detail as to all existing conditions that may affect the work. Failure to do so will not be considered sufficient justification for additional compensation and/or extension of contract time.
   2. For access to the Building contact Joe Tupy at 213-620-0410 or joe_tupy@hines.com.
   3. For questions or clarifications to the specifications contact Herb Smith at 714-467-4440 or herbs@shahou.com.

### 1.02 SUBMITTALS

A. Shop Drawings, Descriptive Data: Submit quantities which are required to be returned, plus five (5) copies showing location and arrangement of machine room and hoistway equipment. Submit drawings, in the same quantity, of all auxiliary equipment furnished in this contract. Submittals are required on all new equipment and devices installed on this modernization.

B. Descriptive Data: Submit details of operation and auxiliary equipment for approval prior to manufacture.

C. Samples: All exposed materials with finish and all custom fixture fabrications.
   1. Complete hall call button assembly.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -1-	UNION BANK PLAZA [Union Bank Lease]

2. Omit all logos from exposed finishes or components.
3. All cab finishes including front returns.

D. Maintenance Data: Provide written information necessary for proper maintenance and adjustment of the equipment prior to final acceptance as follows:
1. Straight line wiring diagrams of as-installed elevator circuits with index of location and function of all components. Leave one set in machine rooms. Provide 2 corrected sets for Owner's file 90 days after acceptance.
2. Lubricating instructions and recommended lubricant grade.
3. Parts catalogs and maintenance manuals.
4. Include any special tools, pass words or manuals that are required for maintenance, trouble shooting, adjustments or performing safety tests of the elevators for the Owner's use.
5. If the Contractor requires the Owner to sign a lease for the special trouble-shooting tool, a copy of the lease shall be submitted with the bid.

## 1.03 REFERENCES

A. Comply with applicable building codes and elevator codes at the project site, including but not limited to the following:
1. ASME A17.1 Safety Code for Elevators and Escalators, latest edition or as required by the local building code.
2. NFPA 70 National Electrical Code.
3. NFPA 80 Fire Doors and Windows.
4. Americans with Disabilities Act – Accessibility Guidelines (ADAAG).
5. ASME A17.1, Buildings and Facilities, Providing Accessibility and Usability for Physically Handicapped People.
6. ASME UL 10B and ASTM E152, Fire tests of door assemblies.
7. Model building codes.
8. All other local applicable codes.

B. Make application for, secure and pay for all necessary permits and certificates of inspection for all equipment included herein, as required by the various departments of the Local and State Authorities. Furnish the Owner certificates and approval as required by the local governing authorities having jurisdiction.

C. In addition to the permits, inspections and test specified and the governing codes, the elevator contractor will be required to have performed speed and load carrying capacity and heat tests at his own expense.

D. Any damage of any kind to the car or the adjoining structure which may develop through performance of any tests shall be repaired at no additional costs to the Owner.

## 1.04 CONTRACTOR'S RESPONSIBILITY

A. The electrical and mechanical design shall be based on the existing power characteristics and heat releases. The Contractor shall submit with bid any power characteristics or heat releases of this equipment that exceeds that of the equipment in place. Any additions or modifications requested at a later date will be at the expense of the Contractor.

B. Store materials in a dry protected area. Protect and handle materials in accordance with manufacturer's recommendations to prevent damage, soiling, or deterioration.

## 1.05 WARRANTY

A. For new equipment installed, provide warranty to replace, repair, or restore parts or components that fail or do not operate properly due to poor field or factory workmanship.

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engineering or design for a period 12 months from the date of signed final acceptance of all elevators.

1.06 MAINTENANCE

A. Furnish regular maintenance for the elevators on an interim basis once the award has been made until all elevators have been completed and accepted by the Owner. The maintenance service shall comprise regular examinations of the installation by competent and trained mechanics on a weekly basis, and shall include all necessary adjustments, greasing, oiling, cleaning, and supply of parts and accessories necessary to keep the equipment in good operating condition, except such replacement of parts made necessary by misuse, accidents not attributable to failure of equipment or workmanship, and negligence of the Owner. The escalators and hydraulic elevators are to be included in the maintenance proposal.

B. Repair work shall be carried out only by the Elevator Contractor's personnel, using only standard parts furnished by the Elevator Contractor and shall not be assigned or transferred to any agent.

C. The monthly cost of this interim maintenance shall be provided in your bid, but not added to the base price of the elevator modernization. Provide a monthly deduct during the period when elevators are out of service and being modernized.

1.07 FULL MAINTENANCE BID

A. Elevator Contractor shall provide a full maintenance proposal for five years starting from completion and acceptance of all 17 traction elevators and shall not be included in base elevator bid. This bid is to be submitted with equipment bid for review. Provide a monthly discount for the first year of the maintenance contract when the new equipment warranty is in effect.

1.08 QUALITY ASSURANCE

A. The specific product or material manufactured by any of the following listed manufacturers is "acceptable" only if the specific product or material can evidence exact compliance with the contract documents and governing codes.
1. Thyssen Krupp Elevator Company
2. Otis Elevator Company
3. Schindler Elevator Company
4. Kone Elevator Company

B. Elevator Contractor must be able to demonstrate that he has installed and maintained similar elevators to those specified and which have given satisfactory service; has been in successful operation for at least five (5) years; maintains locally an adequate stock of parts for replacement or emergency purposes; has available qualified persons to do the work.

C. The controls shall not have any software embedded that shuts the elevator down if the equipment is not malfunctioning, forcing the Owner to call the Manufacturer for service.

1.09 PARTS AND PRINTED CIRCUIT BOARDS

A. Contractor guarantees they will sell parts and printed circuit boards to the Owner or the Owner's Agent. The same shall not be dependent on an exchange component.

PART 2 PRODUCTS

2.01 MANUFACTURERS

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -3-	UNION BANK PLAZA [Union Bank Lease]

A. The following manufacturers and dispatching are acceptable:

1. For all elevators:

| | |
|---|---|
| Thyssen Elevator | TACH 50 |
| Otis Elevator | Elevonic |
| Schindler Elevator | Miconic |
| Kone Elevator | Resolve |

## 2.02 TYPE AND GENERAL CHARACTERISTICS

| | | |
|---|---|---|
| | | Passenger Low Rise |
| | | Elevators 1- 6 |
| 1. | Quantity: | Six (6) |
| 2. | Capacity | 4000 pounds |
| 3. | Speed | 500 fpm |
| 4. | Floors Served | PL, S, 2 - 17. |
| 5. | Stops and Openings | 18/18 |
| 6. | Operation | Group Automatic |

### MACHINE ROOM

| | |
|---|---|
| Control | New Microprocessor Controls with SCR Drives for gearless elevators. |
| Machine | Clean the exterior, drain, flush and refill bearings. Replace seals and seal machines to prevent leaks. Repaint machines. Replace any worn rubber isolation pads. Check traction sheaves for abnormal wear, replace any that are not in excellent condition. |
| Motors | Retain, re-insulate as required for operation with new controls. Turn and undercut commutators as needed and service or replace bearings as required. |
| Governor | Reuse Existing |
| Leveling devices | Provide new |
| Fireman Service | Provide new Phase I & II |

### HOISTWAY

| | |
|---|---|
| Deflector Sheaves | Reuse Existing |
| Hoist Cables | Clean, lubricate and examine for breaks and wear, replace as required. |
| Governor Cables | Reuse Existing |
| Limit Switches | Retain or replace at Contractors option |
| Hoistway Door Interlocks | Provide New |

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| | |
|---|---|
| Hoistway Door Closers | Provide New |
| Hoistway Door Tracks | Reuse Existing |
| Hoistway Door Hangers | Reuse Existing |
| Hoistway Door Sills | Reuse Existing |
| Hoistway Door Frames | Reuse Existing |
| Hoistway Door Panels | Reuse Existing |
| Hoistway Fascia and Toe Guard | Reuse Existing, alter to meet current Code requirements. |
| Hoistway Access | Provide New. |
| Hatch Wiring and Travel Cables | Provide new complete. Hoistway duct may be reused if suitable. |
| Main and Counterweight rails | Reuse Existing |
| Buffers | Reuse Existing |
| Pit and Secondary Stop Switches | Provide New |
| Counterweight | Retain Existing |
| Counterweight Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| | CAR |
| Car Sling | Reuse Existing |
| Safeties | Reuse Existing |
| Car Door Contact | Provide New |
| Car Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| Platform | Reuse Existing |
| Car Enclosure | Reuse Existing. |
| Cab Threshold | Reuse Existing. |
| Car Doors | Reuse Existing. |
| Toe Guard | Retain existing, alter as required to meet Code. |
| Return Panels & Header | Retain, alter as require to accommodate new car stations. |
| Communications | New ADA approved integral in car station |
| Floor Covering | Reuse Existing |
| Door Operator | Provide New, closed loop control. |
| Car Door Hangers | Reuse Existing. |
| Car Door Track | Reuse Existing. |
| Door Protection | Provide new infra-red door protection on all elevators |
| Car Operating Panels | New, match all existing finishes and quantities. |

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -5-	UNION BANK PLAZA [Union Bank Lease]

## SIGNALS

| | |
|---|---|
| Car Position Indicators | New in front car station. |
| Hall Lanterns | Retain at typical landings – Clean, add new electronic tones to meet ADA requirements and LED bulbs. |
| Hall Buttons | Provide new hall buttons with LED bulbs. |

## Passenger Mid Rise

## Elevators 7- 11

| | | |
|---|---|---|
| 1. | Quantity: | five (5) |
| 2. | Capacity | 4000 pounds |
| 3. | Speed | 1000 fpm |
| 4. | Floors Served | PL, S, 18 - 29. |
| 5. | Stops and Openings | 14/14 |
| 6. | Operation | Group Automatic |

## MACHINE ROOM

| | |
|---|---|
| Control | New Microprocessor Controls with SCR Drives for gearless elevators. |
| Machine | Clean the exterior, drain, flush and refill bearings. Replace seals and seal machines to prevent leaks. Repaint machines. Replace any worn rubber isolation pads. Check traction sheaves for abnormal wear, replace any that are not in excellent condition. |
| Motors | Retain, re-insulate as required for operation with new controls. Turn and undercut commutators as needed and service or replace bearings as required. |
| Governor | Reuse Existing |
| Leveling devices | Provide new |
| Fireman Service | Provide new Phase I & II |

## HOISTWAY

| | |
|---|---|
| Deflector Sheaves | Reuse Existing |
| Hoist Cables | Clean, lubricate and examine for breaks and wear, replace as required. |
| Governor Cables | Reuse Existing |
| Limit Switches | Retain or replace at Contractors option |
| Hoistway Door Interlocks | Provide New |

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| | |
|---|---|
| Hoistway Door Closers | Provide New |
| Hoistway Door Tracks | Reuse Existing |
| Hoistway Door Hangers | Reuse Existing |
| Hoistway Door Sills | Reuse Existing |
| Hoistway Door Frames | Reuse Existing |
| Hoistway Door Panels | Reuse Existing |
| Hoistway Fascia and Toe Guard | Reuse Existing, alter to meet current Code requirements. |
| Hoistway Access | Provide New. |
| Hatch Wiring and Travel Cables | Provide new complete. Hoistway duct may be reused if suitable. |
| Main and Counterweight rails | Reuse Existing |
| Buffers | Reuse Existing |
| Pit and Secondary Stop Switches | Provide New |
| Counterweight | Retain Existing |
| Counterweight Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| | CAR |
| Car Sling | Reuse Existing |
| Safeties | Reuse Existing |
| Car Door Contact | Provide New |
| Car Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| Platform | Reuse Existing |
| Car Enclosure | Reuse Existing. |
| Cab Threshold | Reuse Existing. |
| Car Doors | Reuse Existing. |
| Toe Guard | Retain existing, alter as required to meet Code. |
| Return Panels & Header | Retain, alter as require to accommodate new car stations. |
| Communications | New ADA approved integral in car station |
| Floor Covering | Reuse Existing |
| Door Operator | Provide New, closed loop control. |
| Car Door Hangers | Reuse Existing. |
| Car Door Track | Reuse Existing. |
| Door Protection | Provide new infra-red door protection on all elevators |
| Car Operating Panels | New, match all existing finishes and quantities. |

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -7-	UNION BANK PLAZA [Union Bank Lease]

SIGNALS

| | |
|---|---|
| Car Position Indicators | New in front car station. |
| Hall Lanterns | Retain at typical landings – Clean, add new electronic tones to meet ADA requirements and LED bulbs. |
| Hall Buttons | Provide new hall buttons with LED bulbs. |

Passenger High Rise

Elevators 12- 16

| | | |
|---|---|---|
| 1. | Quantity: | five (5) |
| 2. | Capacity | 4000 pounds |
| 3. | Speed | 1200 fpm |
| 4. | Floors Served | PL, 5, 29 - 38. |
| 5. | Stops and Openings | 12/12 |
| 6. | Operation | Group Automatic |

HOISTWAY

| | |
|---|---|
| Deflector Sheaves | Reuse Existing |
| Hoist Cables | Clean, lubricate and examine for breaks and wear, replace as required. |
| Governor Cables | Reuse Existing |
| Limit Switches | Retain or replace at Contractors option |
| Hoistway Door Interlocks | Provide New |
| Hoistway Door Closers | Provide New |
| Hoistway Door Tracks | Reuse Existing |
| Hoistway Door Hangers | Reuse Existing |
| Hoistway Door Sills | Reuse Existing |
| Hoistway Door Frames | Reuse Existing |
| Hoistway Door Panels | Reuse Existing |
| Hoistway Fascia and Toe Guard | Reuse Existing, alter to meet current Code requirements. |
| Hoistway Access | Provide New. |
| Hatch Wiring and Travel Cables | Provide new complete. Hoistway duct may be reused if suitable. |
| Main and Counterweight rails | Reuse Existing |
| Buffers | Reuse Existing |

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -8-	UNION BANK PLAZA [Union Bank Lease]

| | |
|---|---|
| Pit and Secondary Stop Switches | Provide New |
| Counterweight | Retain Existing |
| Counterweight Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| | CAR |
| Car Sling | Reuse Existing |
| Safeties | Reuse Existing |
| Car Door Contact | Provide New |
| Car Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| Platform | Reuse Existing |
| Car Enclosure | Reuse Existing. |
| Cab Threshold | Reuse Existing. |
| Car Doors | Reuse Existing. |
| Toe Guard | Retain existing, alter as required to meet Code. |
| Return Panels & Header | Retain, alter as require to accommodate new car stations. |
| Communications | New ADA approved integral in car station |
| Floor Covering | Reuse Existing |
| Door Operator | Provide New, closed loop control. |
| Car Door Hangers | Reuse Existing. |
| Car Door Track | Reuse Existing. |
| Door Protection | Provide new infra-red door protection on all elevators |
| Car Operating Panels | New, match all existing finishes and quantities. |
| | SIGNALS |
| Car Position Indicators | New in front car station. |
| Hall Lanterns | Retain at typical landings – Clean, add new electronic tones to meet ADA requirements and LED bulbs. |
| Hall Buttons | Provide new hall buttons with LED bulbs. |

Service

Elevator 17

| | | |
|---|---|---|
| 1. | Quantity: | One (1) |
| 2. | Capacity | 4000 pounds |
| 3. | Speed | 800 fpm |

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -9-	UNION BANK PLAZA [Union Bank Lease]

| | | |
|---|---|---|
| 4. | Floors Served | B2, B1, LD, P, 2 - 39. |
| 5. | Stops and Openings | 42/42B |
| 6. | Operation | Simplex |

## MACHINE ROOM

| | |
|---|---|
| Control | New Microprocessor Controls with SCR Drives for gearless elevators. |
| Machine | Clean the exterior, drain, flush and refill bearings. Replace seals and seal machines to prevent leaks. Repaint machines. Replace any worn rubber isolation pads. Check traction sheaves for abnormal wear, replace any that are not in excellent condition. |
| Motors | Retain, re-insulate as required for operation with new controls. Turn and undercut commutators as needed and service or replace bearings as required. |
| Governor | Reuse Existing |
| Leveling devices | Provide new |
| Fireman Service | Provide new Phase I & II |

## HOISTWAY

| | |
|---|---|
| Deflector Sheaves | Reuse Existing |
| Hoist Cables | Clean, lubricate and examine for breaks and wear, replace as required. |
| Governor Cables | Reuse Existing |
| Limit Switches | Retain or replace at Contractors option |
| Hoistway Door Interlocks | Provide New |
| Hoistway Door Closers | Provide New |
| Hoistway Door Tracks | Reuse Existing |
| Hoistway Door Hangers | Reuse Existing |
| Hoistway Door Sills | Reuse Existing |
| Hoistway Door Frames | Reuse Existing |
| Hoistway Door Panels | Reuse Existing |
| Hoistway Fascia and Toe Guard | Reuse Existing, alter to meet current Code requirements. |
| Hoistway Access | Provide New. |
| Hatch Wiring and Travel Cables | Provide new complete. Hoistway duct may be reused if suitable. |
| Main and Counterweight rails | Reuse Existing |
| Buffers | Reuse Existing |

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -10-	UNION BANK PLAZA [Union Bank Lease]

| | |
|---|---|
| Pit and Secondary Stop Switches | Provide New |
| Counterweight | Retain Existing |
| Counterweight Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| | CAR |
| Car Sling | Reuse Existing |
| Safeties | Reuse Existing |
| Car Door Contact | Reuse Existing |
| Car Roller Guides | Retain, replace worn bearings, shafts and rollers, adjust to rails |
| Platform | Reuse Existing |
| Car Enclosure | Reuse Existing. |
| Cab Threshold | Reuse Existing. |
| Car Doors | Reuse Existing. |
| Toe Guard | Retain existing, alter as required to meet Code. |
| Return Panels & Header | Reuse Existing. |
| Communications | New ADA approved integral in car station |
| Floor Covering | Reuse Existing |
| Door Operator | Provide new closed loop door operator. |
| Car Door Hangers | Reuse Existing. |
| Car Door Track | Reuse Existing. |
| Door Protection | Provide new infra-red door protection on all elevators |
| Car Operating Panels | New, match all existing finishes and quantities. |
| | SIGNALS |
| Car Position Indicators | New in front car station, provide plate over any existing openings that match existing finishes. |
| Hall Lanterns | Retain – Clean, add new electronic tones to meet ADA requirements and LED bulbs. |
| Hall Buttons | Provide new buttons with LED bulbs in existing faceplates. |

2.03 PERFORMANCE

A. Speed: +/- 3% under any loading condition.

B. Capacity: Safely lower, stop and hold up to 125% rated load.

C. Leveling: +/- 1/8" under any loading condition.

D. Door Closing time, Thrust and Kinetic Energy shall comply with ASME Code and ADA.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -11-	UNION BANK PLAZA [Union Bank Lease]

E. Floor to Floor Performance Time: Floor to floor performance time of 9.0 seconds for the passenger elevators and 11.0 for the service elevator (from time door starts closing at one floor to fully opened and level on next successive typical floor, regardless of loading conditions or direction of travel).

## 2.04 MACHINE ROOM EQUIPMENT

A. Identification: Provide identifying numbers on drive, machine, governor, controller and disconnect switch.

B. Provide Code Data Plate on the controller for each controller in accordance with ASME A17.1, Rule 215.1, Code Data Plate Requirements.

C. Machine: Provide machine work as required to place the machines in first class operating condition. Check and replace seals that are leaking. Check for excessive sheave wear and noisy bearings, replace any that have noticeable problems.

D. A variable voltage, variable frequency power drive shall be provided to apply variable voltage to the elevator motor. The controller shall, during the acceleration and retardation periods, gradually change voltage applied to the elevator motor without interruption of the power to the motor. The system shall be designed to properly filter and control noise, spiking and other objectionable by-products. The successful bidder must be able to demonstrate that he has successfully installed similar equipment. Static drives shall operate satisfactorily when applied and connected to the building electrical distribution system that has disturbance levels of up to the maximum allowed by IEEE-519 standard for general systems. IEEE 519 shall be used as drive design guidelines for current harmonics.

1. A digital velocity encoder shall be provided on the motor giving feedback to the controller on motor speed and position. Provide line filters, noise spike or notching suppressors to insure other computer-operated equipment in the building will not be affected.
2. The system shall meet or exceed all requirements of IEEE 519 standard for general systems. The position selector shall be part of the microprocessor system. The car position in the hoistway shall be digitized through a primary position encoder. The microprocessor control system shall store the floor position and slowdown points in memory.
3. The drive control system shall be a dual-loop feedback system based primarily on car position. The velocity profile shall be calculated by the microprocessor control system producing extremely smooth and accurate stops. The velocity encoder shall permit accurate position/velocity feedback shall permit a fast and accurate control of acceleration and deceleration. The vertical acceleration rate shall be not less than 3.3 ft./sec.$^2$ for speeds through 500 fpm.

E. Provide line reactors, line filters or motor filters on the line to prevent interference from line to drive and from drive to motor. Prevent motor noise and electrical distortion back to the building electrical power supply system. Transformers or reactance units shall be mounted in neoprene in shear isolators similar to Mason Industries, Type ND or as approved with a minimum static deflection of 0.15 inch. An effective electrical filter / reactor limiting electrical noise shall be provided. Filtering system shall meet IEEE 519.

F. Visible Ground Wire: All electrical machine room equipment shall have a visible ground wire at least #8 in size, bare or green insulation.

G. Brake: The brake shall be retained and reused. Brake coil shall be checked for proper operation and rewound or replaced if needed. Brake linings shall be replaced if visibly worn.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -12-	UNION BANK PLAZA [Union Bank Lease]

H. Governor: The governor shall actuate a switch when excessive descending speeds occur, disconnecting power to the motor and applying the brake application of the safety.

2.05 AUTOMATIC TWO WAY LEVELING.

A. Each elevator will have two way leveling to automatically bring the car to a stop approximately level with any floor for which a stop has been initiated, regardless of load, rope stretch of direction of travel.

B. Automatic leveling control shall permit the synchronization of door opening with the stopping of the car at a floor.

2.06 ELEVATOR SUCCESSIVE STARTING

A. After all drives in a group have been shut down due to lack of normal power, only a single drive shall be allowed to start up at one time.

2.07 NORMAL STOPPING DEVICES

A. Provide slow-down and normal stopping devices on top of each car.

2.08 GUARDS

A. In addition to guards for sheaves and other similar items hereinafter specified, attention is directed to the requirements relative to guarding of exposed gears, sprockets, tape or rope sheaves, or devices of selectors, floor controllers, or signal machines, and the ropes, chains, or tapes for driving same in machine rooms and secondary spaces. Kick angles shall be included around all unprotected openings in the machine room floor. Handrails shall be provided on car tops where over head clearances allow.

2.09 MOTION CONTROL

A. Furnish and install microprocessor motion controllers for each elevator.

B. The motion control system shall perform all of the functions of safe elevator motion and elevator door control. This shall include all of the hardware and software required to connect, transfer and interrupt power, and protect the equipment against overloads. The motion controller shall interface with the microprocessor control system.

2.10 OPERATION AND CONTROL SYSTEMS

A. Provide "Group Automatic" operation and control systems for each group of passenger elevators. Provide Simplex operation for the service elevator. Provide an overlay or group interface for low and high rise groups to coordinate traffic during periods when old and new controllers are operation concurrently.

2.11 OPERATION

A. General Operation and Control: A microprocessor based control system shall be provided to perform all of the functions of safe elevator motion and elevator door control. This shall include all of the hardware required to connect, transfer and interrupt power, and protect the motor against overloading. The system shall also perform car operational and group supervisory control. Each controller cabinet containing memory equipment shall be properly shielded from line pollution. Micro-computer system shall be designed to accept reprogramming with minimum system down time.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -13-	UNION BANK PLAZA [Union Bank Lease]

B. Anticipated in Rush Device: To maintain sufficient lobby elevator capacity to handle anticipated heavy in rush traffic the system shall include a device to call all of the cars in the group to the lobby without waiting for a lobby call. The device shall only operate predetermined heavy rush periods. During these periods, cars shall be automatically dispatched from the lobby when they become loaded nearly to capacity or, if not loaded to capacity, on a variable time interval calculated on the basis of the number of cars at the lobby and other data representative of traffic in the system. The cars shall continue to operate in this manner until the end of the pre-determined period.

C. Off Peak Geographical Spacing: When the cars are at rest, they shall be assigned throughout the building to pre-determined zones. The first car entering a zone shall become assigned to that zone. A car may run through an occupied, assigned zone in search of an occupied zone in which to park. While there are no calls registered the cars shall remain in a zone parked with door closed. The lowest zone shall consist of the main floor and adjacent floor, above or below, as required to suit design requirements. The remaining floors shall be divided into equal zones with one car randomly assigned to each zone. Optimized response to hall calls shall be below, as required to suit design requirements. The remaining floors shall be divided into equal zones with one car randomly assigned to each zone. Optimized response to hall calls shall be achieved by computing a relative system response (RSR) time for each registered hall call. The computation of each car's (RSR) time to a hall call shall be based on, but not limited to, such relevant factors as distance, service to previously assigned car, and hall calls, car load, direction, door and car motion status, and coincidence of car and hall calls. The car with the least RSR shall have the call assigned to it. RSR computations for each hall call are repeated several times a second and the hall call assignment might be changed if a more suitable car is found.

D. Moderate Up and Moderate Down Traffic programs: When incoming traffic at the lobby floor increases as indicated by two cars leaving the lobby in the up direction, filled to capacity with a pre-determined adjustable time period, cars assigned to upper zones shall be called to the lobby without waiting for a lobby call. Cars shall be automatically dispatched from the lobby when they become loaded nearly to capacity or, if not loaded to capacity, on a variable time interval calculated on the basis of the number of cars at the lobby and other data representative of traffic in the system. The cars shall continue to operate in this manner until the lobby traffic has been reduced to a predetermined level. When down calls above the lobby increases to a predetermined level, assignment of a car to the lobby ceases and the lobby car shall travel up to assist the other cars. Cars arriving at the lobby, after discharging passenger shall be dispatched upward. The cars shall continue to operate in this manner until the down traffic has been reduced to a pre-determined level.

E. Anticipated Exit Device: To prepare the system for heavy outgoing traffic, operation shall be such that upon arrival at the lobby of any car, loaded more than a pre-determined capacity during a regularly anticipated exit period, assignment of a car to the lobby ceases and the lobby car shall travel up to assist the other cars. Cars arriving at the lobby, after discharging passengers, shall be dispatched upward. The cars shall continue to operate in this manner until the end of the regularly anticipated exit period.

F. Car to Lobby Operation: Provide a key operated switch for each elevator in the Life Safety Panel which, when actuated, shall cause the corresponding elevator to make a trip to the lobby as soon as the car is available for response to the special call.

G. Load Weighing Dispatching: A load weighing device shall be provided which shall dispatch the cars away from the main lobby floor when the load in the car reaches a pre-determined capacity. The load dispatch weight shall be adjustable.

H. Load Weighing Bypass: A load weighing device shall be provided which shall be set to operate at a pre-determined percentage of the load in the car. The car shall bypass hall calls when this

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -14-	UNION BANK PLAZA [Union Bank Lease]

device is actuated. The bypass load weight shall be adjustable and separate from the load weighing dispatch weight.

I. Anti-nuisance: A system shall be provided so that when the number of car calls is greatly disproportionate with the weight of the car all car calls shall be canceled without making any stops. The ratio of calls to weight shall be adjustable.

J. Car Button Independent Service all Elevators: A Switch shall be provided in the car operating station which, when actuated, shall disconnect the elevator from the hall buttons, and permit operation from the car buttons only.

K. Car Reversal Operation: A car without registered car call arriving at a floor where both up and down hall calls are registered shall initially respond to the hall call in the direction that the car was traveling. If no car call or hall call is registered for further travel in that direction, the car shall close its doors and immediately reopen them in response to the hall call in the opposite direction.

L. Car Delay Operation: If, for any reason, the doors are prevented from closing and the car is unable to respond to a call, the calls shall be transferred to another car.

## 2.12 GENERAL OPERATIONS AND CONTROL

A. Control of the elevator shall be automatic in operation by means of pushbuttons in the car numbered to correspond to floors served, for registering car stops and by up/down push buttons at each intermediate landing and call pushbuttons at terminal landings.

B. The momentary pressing of one or more buttons shall dispatch the car to designated landings in the order in which the landings are reached by the car, irrespective of the sequence in which buttons are pressed.

C. Each landing call shall be canceled when answered.

D. When the car is traveling in the up direction, it shall stop at all floors for which car buttons or up hall buttons have been pressed. It shall not stop at floors where down buttons only have been pressed unless the stop for the floor has been registered by a car button, or unless the down call is at the highest floor for which any buttons have been pressed.

E. The pressing of an up button when the car is traveling in the down direction shall not interrupt the travel unless the stop for that floor has been registered by a car button, or unless the up call is the lowest for which any button has been pressed.

F. When the car has responded to high or lowest stop, and stops are registered for the opposite direction, its travel shall reverse automatically and it shall then clear the calls registered for that direction.

G. Should both up and down calls be registered at an intermediate floor, only the call corresponding to the direction in which the car is traveling shall be canceled upon the stopping of the car at the landing.

H. An adjustable time delay shall be provided so that after the car has stopped in response to a hall button, the entering passenger may register his car button before the car will reverse to answer calls in opposite direction.

I. Car station shall contain a key operated toggle switch for the car light, a fan switch and a door open button for stopping the closing motion of the doors and causing them to return automatically to their position.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -15-	UNION BANK PLAZA [Union Bank Lease]

J. The buttons in the car and hall stations shall be of the light-up type and shall indicate that a call has been registered for that landing.

K. Elevators shall have car button independent service. When a key operated switch in the car panel is activated the car shall be disconnected from the hall buttons and shall only respond to car buttons. Car doors shall be closed by pressing the door close button.

L. Provide secured access operation utilizing cab pushbuttons for access. Changeable codes shall be programmed and altered from the monitor at the security desk. The codes shall have the ability to vary from floor to floor and be changed by the Owner.

M. Provide wiring provisions for card reader operation. Include programmable recall and shutdown for non reader elevators. Card readers will be by others.

N. Provide door hold button in service cab that will hold doors open from 10 to 40 seconds, time to be adjustable on site. Doors will begin to close upon activation of a car button in the cab to override time delay.

O. Include Seismic provisions as required by Local Codes.

2.13 AUXILIARY OPERATION AND CONTROLS

A. General: In addition to primary control system features, provide the following controls or operational features for the passenger and service elevators, except where otherwise indicated.

B. Special Emergency Service – Phase I: The activation of a key switch in a lobby level hall station shall return all cars in the group express to the designated floor and by-pass all car and hall calls. The cars shall park at the designated floor with the doors open and will not respond to car or hall calls unless the SES-II switch in the car is activated. This system shall be in conformance with the current ASME code, Section 211.3.

C. Special Emergency Service – Phase II: In-car control of each elevator during the emergency operation, by means of a key switch in each car shall be provided. Operation shall be per ASME Code, Rule 211.3.

D. Provide the required fixture changes for Special Emergency Service, Phase I & II including new key switches with required engraving as well as new push buttons in car station for "Call Cancel", "Door Close".

E. Emergency Power Operation:
1. Others shall furnish and install the emergency power supply, transfer switch and wiring to the controller in each machine room.
2. The elevator contractor's system shall automatically run one pre-selected elevator per group down to the lobby floor at full speed where it shall park with doors open. The system shall then consecutively select elevators until all cars are parked at the selected floor. The assignment shall then be passed back to a pre-designated car. If any fail to run, the selection shall be passed on to the next car.
3. The system shall include a manual override for the use of Firemen or other authorized emergency personnel. The elevator contractor's system shall include manual interlocking pushbutton switches. There shall be one switch for each elevator for manual control; one automatic operation and one off position. The switches shall be located in the Life Safety Panel.
4. The elevator contractor shall furnish and install the necessary equipment and wiring from the respective elevator controllers to the switches in the Life Safety Panel.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -16-	UNION BANK PLAZA [Union Bank Lease]

5. The group elevator controllers shall receive signals from the generator control sequence panels before transferring from normal to emergency power, and when the power transfers from emergency to normal.

F. Emergency lighting and Alarm Bell (No Electrical Power to Car): Car mounted 12 volt battery unit including solid state charger and testing means enclosed in common metal container rechargeable lead acid or nickel cadmium battery with 10 year minimum life expectancy. When normal power to the car fails the system shall automatically provide power to the car emergency light and to the alarm bell circuit.

2.14 GUIDE RAILS

A. Car and counterweight guide rails, brackets and bracket spacing shall conform to ASME A17.1 Code requirements. If additional supports are required to meet Code requirements, this work shall be the responsibility of the Contractor.

2.15 PIT SWITCH

A. New pit switches shall be provided. Add second pit switch for pits in excess of 66 inches deep.

2.16 ROPES

A. Suspension ropes and their connections shall conform to ASME A17.1, Section 212.

2.17 ELEVATOR COUNTERWEIGHTS

A. A counterweight shall be equal in weight to approximately the weight of the car plus a minimum of 40 percent of the rated load. Include re balance for all cabs.

2.18 CAR AND COUNTERWEIGHT BUFFERS

A. Buffers may be reused.

2.19 OVERHEAD SWITCHES

A. New as required.

2.20 HOISTWAY DOOR INTERLOCK

A. Each elevator hoistway door shall be equipped with a unit system hoistway door interlock. The interlock shall prevent the operation of the elevator driving machine by the normal operating device unless the hoistway is locked in the closed position. The interlock shall also prevent the opening of the hoistway door from the landing side unless the car is either stopped or being stopped. Provide door restrictor devices for each elevator.

2.21 HOISTWAY ACCESS SWITCHES

A. Provide new, make any changes to comply with current codes.

2.22 ELEVATOR COMPENSATION

A. Retain existing.

2.23 ELECTRICAL WIRING

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A. Electrical wiring shall comply with the ASME and National Electrical Codes and all applicable local codes. Wiring shall be included for all devices installed.
   1. Furnish and install complete insulated wiring to connect all parts of the equipment. Properly ground all components as required by National Electric Code.
   2. Insulated wiring shall have a flame retarding and moisture resisting outer cover and shall be run in a metal conduit, metallic tubing, or wire ducts. (Existing conduit, tubing or duct may be re-used if in satisfactory condition and suits job conditions.)
   3. Provide 5 percent spare wires between each controller, leveling device, hoistway junction box, and control panel, also, provide 5 percent spare conductors in each trail cable; all spares shall be properly tagged or otherwise identified with clear and indelible markings.
   4. Tag code all field wiring at junction points; control wiring in traveling cables at their terminals in the machine room; elevator car junction box and connections within the car. Test entire wiring system for insulation to ground.
   5. Provide total of six (6) shielded pairs for security use in the traveling cables for the elevator. The shielded pairs shall be located in a cable that is not used to carry alternating current circuits. Include one stranded coaxial cable for each elevator for future camera use. Camera wiring shall include adequate wiring to reach any portion of car top, coil and leave behind front return for future use. The shielded wiring shall extend to junction box in the elevator machine room.
   6. Existing feeders: If Contractor requires any change in electrical service, he must contact Herb Smith of Persohn/Hahn Associates at least five (5) days prior to bid date. Contractor shall have every opportunity to survey this equipment prior to bidding. Any changes shall be submitted in writing as stated above. Any changes required after bids are taken shall be at the Contractors expense.

2.24 TOP OF CAR OPERATING DEVICE

A. Each elevator shall be provided with an operation device mounted from or on the car crosshead which will permit slow (150 fpm or less) operation for purposes of adjustment, inspection, maintenance, and repair. A transfer switch shall be provided in the top of the car operating device fixture which will permit the disconnection of hoistway switch or switches and render the top of car operating device operative. The operating device shall be mounted in a metal box and shall be rigidly secured in a position conveniently accessible to workmen on top of the car.

2.25 CAR TOP LIGHTS

A. Electric light with wire guard and GFI convenience outlet fixture on car top which shall meet the requirements of ASME A17.1, Rule 204.7a(4).

2.26 DOOR OPERATOR

A. Provide new door operators with closed loop control.

2.27 DOOR OPENING AND DOOR CONTROL DEVICE

A. Provide new proximity type door protection for all elevators.

B. Door open timing feature.
   1. Operate in conjunction with proximity devices to provide adjustable, reduced, hold open time once beams are broken and re-established.
   2. When doors are held open beyond an adjustable time, buzzer sounds and doors shall close at reduced speed.
   3. There shall be a difference in door hold open times between car and hall calls. Door speed, thrust and kinetic energy shall comply with the ASME Code. Door hold open times shall comply with "Handicapped Requirements".

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -18-	UNION BANK PLAZA [Union Bank Lease]

2.28 FINAL LIMIT SWITCHES

A. In addition to the normal limit switches, a hoistway final limit switch shall be installed at the top and at the bottom of each hoistway.

B. Final limit switches shall be so located that they open at or about the time the buffer is engaged by the time the buffer is engaged by the car or counterweight.

2.29 CARFRAME AND SAFETY

A. Car frame shall be reused, check for alignment and torque all fasteners.

2.30 PLATFORM

A. Retain existing.

2.31 ROLLER GUIDES

A. Retain existing. Replace any worn bearings or rollers and adjust to guide rails.

2.32 CAR DOOR HANGERS AND TRACKS

A. Hang doors on sheave type hangers with polyurethane that roll on a polished steel track and guided at the bottom by non metallic shoes sliding in a smooth threshold groove.

2.33 CAR DOOR ELECTRICAL CONTACT

A. Shall operate in conjunction with car door so elevator cannot operate unless doors are closed or within the tolerance allowed by Code.

2.34 HOISTWAY ENTRANCES

A. Frames: Reuse existing. Retain existing jamb plates.

B. Doors and Sight Guards: Reuse existing. Repair or replace any missing or damaged sight guards or astragals.

C. Sills: Reuse existing.

D. Hanger Supports: Reuse existing.

E. Fascia Plates: Reuse existing

F. Closers: Retain Existing closers.

G. Door Hangers and Tracks: Reuse Existing. Sheave and rollers shall be of steel with sealed ball bearings and there shall be adjustable ball bearings rollers to take up thrust of doors. Tracks shall be cold drawn or cold rolled steel of smooth surface and working section and shall be oiled with wick type lubrication.

H. Hanger Cover Plates: Reuse existing. Replace any damaged or missing hanger cover plates.

I. Floor Numbers: Provide four inch numbers on hoistway side of elevator entrance doors at all floors.

2.35 CAR ENCLOSURE

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -19-	UNION BANK PLAZA [Union Bank Lease]

A. Car interiors shall be retained.

## 2.36 CAR DOORS

A. The car door system shall be designed so that the car doors may not be opened more than 4" from the inside of the car if the car is outside the unlocking zone of a landing.

## 2.37 EMERGENCY EXITS

A. All cars shall have ceiling emergency exits per current codes.

## 2.38 HALL BUTTON FIXTURES

A. Provide new pushbutton devices with LED bulbs in existing faceplates. Provide phase 1 fireman's 3 position switch at the ground floor for each group of elevators as required. Include exit graphics engraved on faceplate.

## 2.39 HALL LANTERN FIXTURES

A. Provide existing hall lanterns with a new electronic tone. The lanterns, when illuminated, shall indicate the elevator car which shall stop at the landing and in what direction the car is set to travel. When the car reaches a predetermined distance from the floor where it is going to stop, the corresponding hall lantern shall illuminate and the gongs sound once for up and twice for down. The hall lantern shall remain illuminated until the car doors close in preparation for leaving the floor. Include new LED type bulbs.

## 2.40 CAR POSITION INDICATOR

A. Provide new in each car operating panel, match existing quantity for each elevator.

B. Fixtures shall include floor sounding singe adjustable tone of no less than 20 Decibels at not more than 1500 hertz, shall sound as the car is passing or stopping at a floor.

C. Include voice annunciator system in each car that announces floors and direction of travel. Voice shall be a female and the volume shall be adjustable.

## 2.41 CAR OPERATING PANELS

A. Provide new car operating panels to match fit, finish and design of current returns.

B. The elevator car operating panels shall include the following:

1. Self-illuminating floor registration vandal proof buttons without markings on buttons, finish to match faceplate.
2. Alarm, door control buttons.
3. Firefighter's key switch, pilot light, call cancel and buzzer.
4. Jack for Firefighter's headset. Include wiring to fire control panel.
5. All buttons shall be designated by raised markings with Braille, applied with concealed fasteners to meet ADA requirements. Stick on markings are not acceptable.
6. Engraved elevator number, Phase II fireman's instructions, no smoking signs and elevator capacity on faceplate or return panel.
7. Lockable service cabinet containing controls for car stop switch fan switch, car light switch, light rheostat, independent service, inspection service, and 110 volt convenience outlet.
8. Car panels shall match existing finishes.
9. Locate to meet ADA requirements.
10. ADA hands free phone shall be concealed in the front return.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -20-	UNION BANK PLAZA [Union Bank Lease]

11. Logos or manufacturer's name are not permitted on exposed surfaces.
12. Provide provisions for card reader operation to include flush mounted glass window and welded studs to mount new reader device which will be furnished and installed by others.
13. Certificate frame to be located on service cabinet door.

## 2.42 COMMUNICATIONS SYSTEMS

A. The emergency communication system shall be mounted behind the main car operating panel and be designed to provide two-way communication between the elevator and a point outside the hoistway. Audio and visual two-way communication is required. System shall automatically dial a programmable number to a point outside hoistway.

B. Visual messages shall be provided to indicate the status of an emergency call. The visual message will illuminate and shall read: "Message Received" when the emergency call button is pressed.

C. Raised letter and Braille shall be integrated and permanently marked on the faceplate identifying the device as a speech independent emergency telephone. Surface painted or applied graphics shall not be acceptable.

D. Emergency communication system must be able to provide receiving agent with information identifying building and elevator number whenever an emergency call is placed.

E. Emergency communication system shall comply with Federal Communication Commission (FCC) regulations and Americans with Disabilities Act (ADA).

F. When the party called by someone in the cab hangs up, the telephone shall disconnect immediately without giving a busy signal in the cab.

## 2.43 SMOKE SENSOR TIE-IN

A. System to interface with smoke sensors, including alternate level refuge. (Others will run wiring from the smoke sensors to the elevator machine room interface where the elevator contractor connects to their controls).

## 2.44 LIFESAFETY PANEL

A. Elevator bid price shall include the cost of all wiring and conduit from various elevator banks to the existing location. Faceplate shall be No. 4 finish stainless steel and coordinated to fit into the existing space. Life safety panel shall include all elevators. Provide VE option if existing panel can be retained with new controllers.
1. Position indicators for all elevators.
2. One fireman's SES switch (on/off) per elevator bank.
3. Jack for Firefighters headset.
4. One car to lobby switch for all elevators.
5. Emergency power selection switches and pilot lights, either keyed or behind a locked door.

## 2.45 SMOKE SENSOR TIE-IN

A. The existing smoke sensor signals for main and alternate floor fireman's return will be reconnected to the new control equipment.

## 2.46 MONITOR

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -21-	UNION BANK PLAZA [Union Bank Lease]

A. Provide an elevator management system located at the security desk allowing building management to monitor the elevator equipment and provide printouts of hall call waiting times and provide the ability to lock off selected floors at designated times. Provide instruction manual and a minimum four hours of instruction to designated building employees in the full capabilities and use of this system. Provide a flat panel monitor for system to facilitate incorporation into security desk.

## PART 3 – EXECUTION

### 3.01 SCOPE

A. Installation shall meet all of the standard requirements of paragraph 1.03 for installation and inspection, tolerances, and qualifications. All work required for completion of a first-class installation is the responsibility of the Contractor, even if not included in this specification.

B. Performance of the elevator shall meet requirements of Paragraph 2.03.

C. Barricades for work in passenger lobbies shall be approved by the Owner. Barricades shall at a minimum be 8 feet tall and painted a color acceptable to the Owner, graphics related to progress of the modernization shall be provided and approved by the Owner.

### 3.02 PAINTING

A. All elevator equipment not painted, wire duct, miscellaneous iron and steel work located within the machine room or hoistway, shall be given a finish coat of paint. Material that has factory finish paint, shall have all scratches or mars painted after installation.

B. Finish coat shall have hard, tough semi-gloss surface.

### 3.03 CLEAN UP

A. Remove daily, all trash from hoistways, pits, and machine rooms including all packing material and debris resulting from this work. Remove daily to dumpsters, all trash. Large quantities of trash must be accommodated by Contractor supplied dumpster, coordinate location at dock with Owner.

### 3.04 ACCEPTANCE TESTING

A. Tests shall be performed by the Elevator Contractor at his expense in the presence of the Owner's representative. The elevators shall be subjected to the following acceptance inspection and tests:
   1. Inspection and tests required by applicable portions of Requirements, 1.03.
   2. Inspection and tests required by Federal, State, and Local codes and ordinances.
   3. Test safety circuit, loop circuit, and the drive circuits at 500 volts. Minimum resistance to ground shall be one megohm.
   4. General riding quality, leveling accuracy and quietness of operation shall be acceptable to the Owner's representative.

### 3.05 USE OF ELEVATORS

A. The elevators shall not be used for construction purposes prior to turning over the project to the Owner.

B. As elevators are completed, the Owner shall begin using them under an Interim Service Agreement described below.

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -22-	UNION BANK PLAZA [Union Bank Lease]

1. The Owner shall continue the Interim Service Agreement until all elevators in the group (or building) are completed.
2. The guarantee period and new maintenance service will start at the termination of the interim service period.
3. The cost of interim service shall not be included in the modernization bid.

3.06 ACCEPTANCE

A. Final acceptance of the installation shall be made only after all field inspections and tests are complete, punch list items are complete, all Owner's information items listed in 1.02.C have been furnished, and the Owner's representative is satisfied that the installation has been satisfactorily completed.

END OF SECTION 14210

**BID SUMMARY SHEET:**

**Base Bid Modernization of Elevators per Plans and Specifications - ($ )**

______________________________________________________________

**Alternate One –Provide monitor per specifications in each machine room.**

**($ )______________________________________________**

**Alternate Two –Retain existing car and hall fixtures in lieu of new. Upgrade any retained fixtures with LED bulbs. Add provisions for phone jack and wiring for retained fixtures.**

**($ )______________________________________________**

**Monthly cost for Interim Maintenance – ($ )**

______________________________________________________________

**Monthly cost for Five Year Maintenance – ($ )**

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -23-	UNION BANK PLAZA [Union Bank Lease]

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT I -24-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT J
UNION BANK PLAZA
EXTERIOR BUILDING PAINT
COLOR SCHEMES

804296.08/la H4321-047/10-7/08/nng/law	EXHIBIT J -1-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT K
UNION BANK PLAZA
LOCATION OF TENANT'S EXECUTIVE AND NON-EXECUTIVE RESERVED
PARKING

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT K -1-	UNION BANK PLAZA [Union Bank Lease]

MEZZANINE LEVEL
RESERVED
<u>PARKING SPACES</u>

M1
M13
M14
M19
M21
M22
M24
M29
M31
M33
M34
M35
M36
M38
M40
M41
M42
M43
M44
M45
M47
M53
M57
M58
M60
M61
M62
M63
M64
M65
M67
M68
M71
M75
M80
M81
M82
M83
M87
M89
M92
M103
M105
M112
M114
M115
M116
M117
M119
M120
M124
M125
M130
M132
M139
M141
M147
M148
M151
M152
M153
M155
M156
M158
M160
M162
M163
M164
M168
M169
M172
M173
M174
M175
M176
M178
M180
M181
M182
M183
M184
M187

MEZZANINE LEVEL EAST
MEZZANINE LEVEL WEST

MEZZANINE LEVEL
EXECUTIVE RESERVED
<u>PARKING SPACES</u>

M2
M3
M4
M5
M6
M7
M9
M10
M11
M12
M15
M16
M17
M18
M20
M23
M25
M27
M28
M30
M39
M50
M54
M66
M70
M72
M73
M74
M76
M78
M79
M85
M86
M90
M91
M93
M94
M95
M96
M97
M98
M99
M100
M101
M102
M104
M106
M107
M108
M109
M110
M111
M118
M123
M127
M131
M145
M165
M159
M166

K-2

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT K -2-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT L
UNION BANK PLAZA
VISUAL EXAMPLE OF NORTHERN VIEW

Purely Hypothetical Massing Diagram
54°
180°
180°
Existing Tower

Note: 54° = 30% of the total view corridor

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT L -1-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT M
UNION BANK PLAZA
PRE-EXISTING EXEMPT SIGNATURE RIGHTS

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -1-	UNION BANK PLAZA [Union Bank Lease]

CALIFORNIA COMMUNITY FOUNDATION,
a California nonprofit public
benefit corporation

22. **Intentionally Deleted.**

23. **Signs.**

23.1 In General. Tenant shall be entitled, at its sole cost and expense, to identification signage outside of Tenant's Premises on the floor on which Tenant's Premises are located and in the elevator lobby on the 34th floor of the Building. Notwithstanding the foregoing, Tenant may utilize a potion of the Tenant Improvement Allowance (as defined in Section 2.1 of Exhibit "B") to pay for such identification signage. Any such signage within or visible from the elevator lobby on the 34th floor will be designed and constructed in a manner consistent with first-class office buildings in downtown Los Angeles. If, at any time, Tenant does not lease all of the rentable area on the 34th floor of the Building, Tenant's rights under this Section 23.1 to install and maintain signage on the walls of the elevator lobby on the 34th floor (other than directional signs normally found in first class office buildings) shall thereupon terminate, and Tenant shall promptly remove all such signage and repair and restore the walls to their prior condition, at Tenant's expense. The location, quality, design, style, lighting and size of all Tenant signage including, without limitation, the monument signage and the 34th floor elevator lobby signage, shall be subject to Landlord's prior written approval, in its sole discretion. Notwithstanding the foregoing, provided Tenant occupies the entire 34th floor of the Building, Landlord shall not unreasonably withhold consent to any proposed signage within the Premises, including signage in the elevator lobby on the 34th floor. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

23.2 Building Directory. Tenant shall be entitled to one (1) line on the Building directory to display Tenant's name and location in the Building and an additional sixteen (16) lines to display the names of Tenant's employees.

23.3 Monument Signage. During the Lease Term and so long as Tenant occupies the Premises, Tenant shall be permitted to have its company name placed upon one of the four strips on the Building's existing monument sign located on the corner of Fifth Street and Figueroa, at Tenant's sole cost and expense. Notwithstanding the foregoing, Tenant may utilize a portion of the Tenant Improvement Allowance (as defined in Section 3 of Exhibit "B") to pay for adding Tenant's company name to such monument sign. Tenant hereby acknowledges that prior to the date hereof, Landlord has granted Union Bank the right to use the top strip of such monument sign. During the period of time, if any, that (a) Union Bank (or its successor-in-interest) does not elect to use its right to place its name on the top strip of the monument sign, and (b) Tenant occupies at least 14,000 rentable square feet within the Premises, Tenant shall be permitted to use such top strip on the monument sign. Tenant agrees to remove its name from the top strip of the monument sign, at Tenant's sole cost and expense, within ten (10) business days after Landlord notifies Tenant that Union Bank (or its successor-in-interest) has elected to exercise its right to place its name on the top strip of such monument sign. If Tenant fails to timely remove its name from the top strip of the monument sign upon Landlord's request, Landlord shall have the right, but not the obligation, to remove Tenant's name from the top strip of the monument sign and Tenant shall be obligated to reimburse Landlord therefor in accordance with Section 26.2. Except as expressly provided in this Section 23.3, Landlord agrees that from the date hereof until the expiration, or earlier termination, of the Lease Term, Landlord shall not grant any tenant leasing less than 16,500 rentable square feet within the Building the right to use more than one strip on the monument sign. The monument signage rights described in this Section 23.3 are personal to Tenant and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of this Lease in its entirety to an affiliate of Tenant.

SFM:car/29508.4/072999
3299.039

-27-

UNION BANK PLAZA
[California Community Foundation]

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -2-	UNION BANK PLAZA [Union Bank Lease]

24. Compliance with Law.

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated ("Laws"). Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4, for making all alterations to the following portions of the Premises and Real Property required by Laws: (i) structural portions of the Premises, including the Building's life safety system, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant, and (ii) those portions of the Building and Real Property located outside the Premises; provided, however, Landlord shall not be obligated to make alterations to any such portions of the Premises and Real Property described in clause (i) or (ii) above to the extent such alterations are necessary due to the installation of Alterations to the Premises by or at the request of Tenant and Tenant shall at its sole cost and expense be responsible therefor. Except for Landlord's obligations described in the immediately preceding sentence, Tenant shall, at its sole cost and expense, be responsible for compliance with all Laws affecting the Premises, including the making of all required alterations thereto. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

25. Late Charges.

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5.0%) of the amount due plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. Tenant hereby agrees that if Tenant is subject to a late charge for two (2) consecutive months, or three (3) months in any twelve (12) month period, then within ten (10) days after request by Landlord, Tenant shall increase the Security Deposit by an amount equal to two (2) additional monthly installments of Base Rent. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within three (3) days after the date they are due shall thereafter bear interest until paid at a rate per annum equal to eighteen percent (18%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. Notwithstanding the foregoing, Tenant shall not be obligated to pay the late charge pursuant to this Article 25 for the first late payment in any twelve (12) month period, provided that such payment is not outstanding more than ten (10) days after notice thereof from Landlord.

SFM:cac/29503.4/072999
3299.039
-28-
UNION BANK PLAZA
[California Community Foundation]

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -3-	UNION BANK PLAZA [Union Bank Lease]

CORPORATE OFFICES OF CALIFORNIA, LLC,
a California limited liability company

irrevocable basis upon its delivery to Landlord of the Security Deposit in accordance with this Lease. If Tenant provides a $200,000.00 Security Deposit in accordance with the preceding sentence, then (a) the amount of the Security Deposit shall be deemed to be $200,000.00 (notwithstanding anything in Section 10 of the Summary to the contrary), (b) Tenant shall have no obligation to provide the LC, notwithstanding anything in Section 21.2 to the contrary, and (c) Landlord shall release that portion of the Security Deposit equal to $138,000.00 to Tenant effective as of the date that is three (3) years after the Lease Commencement Date, unless Landlord has issued three (3) or more Late Payment Notices to Tenant before such date. Notwithstanding the foregoing, if Tenant provides a $200,000.00 Security Deposit in accordance with the first sentence of this Section 21.3, then Tenant shall have the further option to provide the LC in accordance with Section 21.2 and reduce the amount of the Security Deposit to the amount set forth in Section 10 of the Summary, provided that such option shall be exercised, if at all, only by providing the LC no later than sixty (60) days after its execution of this Lease.

**22. Intentionally Omitted.**

**23. Signs.**

**23.2 Building Directory.** Tenant shall be entitled to one (1) line on the Building directory (and, if applicable, any electronic directory in the Building) for each Executive Suite Sublease in effect from time to time to display the name and location in the Building of Tenant and its Executive Suite Subtenants.

**23.3 Monument Sign.** Tenant shall be entitled to use one (1) line on the Building monument sign located on the corner of Figueroa and 5th Streets ("**Monument Sign**") for the display of Tenant's logo and/or identification of Tenant's business, provided that Tenant shall be responsible at its sole expense for the design, construction and installation of the same, for which Tenant shall engage Landlord's signage contractors. The specific location, quality, design, style, lighting and size of Tenant's Monument Sign shall be consistent with Landlord's Building monument sign standards and shall be subject to Landlord's prior written approval, in its sole discretion.

LAXDocs_5019552_7 9/24/2004 48

UNION BANK PLAZA
[Corporate Office Centers]

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -4-	UNION BANK PLAZA [Union Bank Lease]

GRUBB & ELLIS,
a Delaware corporation

reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

22. **Substitution of Other Premises.**

Landlord shall have the right, at its option, to relocate Tenant and to substitute for the Premises other space not below the twenty-third (23rd) floor of the Building containing at least as much rentable area as the original Premises and at least the number of perimeter offices as the original Premises (the "**Relocation Premises**"), provided that Landlord may not relocate Tenant unless all representations and warranties made by Landlord under this Lease, including Section 29.29, relating to asbestos and Hazardous Material, are or will be true and correct with respect to the Relocation Premises at the time of the proposed relocation and Landlord confirms such fact in writing at the time of such proposed relocation. The Relocation Premises shall be comparable to the original Premises with respect to the amount of exterior glass line and similar views. The Relocation Premises shall be rented to Tenant at a rental (both per square foot of rentable area and in total rent for the entirety of the Relocation Premises) no higher than that of the original Premises including all rent adjustments and/or Direct Expenses pursuant to the Lease, and shall be improved by Landlord, at Landlord's expense and prior to any such relocation, with decorations and improvements including, without limitation, telephone and computer cabling and installation, at least equal in quality, utility and condition to those in the original Premises. Any such relocation shall occur upon a date (the "**Relocation Date**") specified by Landlord in Landlord's notice of exercise of its option hereunder (the "**Relocation Notice**") which shall be given to Tenant not less than thirty (30) days prior to the Relocation Date so specified in the Relocation Notice. Landlord shall pay the out-of-pocket costs of moving incurred by Tenant in connection with such substitution of Premises, including, without limitation: the cost of unused stationery, unused business cards, directories and other such items rendered obsolete by the relocation; costs of relocation for cabling and for Tenant's computer, data and other technology systems; costs of telephone cabling and re-installation; and other costs reasonably incurred by Tenant in making the relocation hereunder, subject to adequate substantiation of such costs. Any relocation hereunder shall permit Tenant to move into the Relocation Premises over a weekend, if practicable, and shall be accomplished by Landlord as quickly as reasonably practicable and with a minimum disruption of Tenant's business. Simultaneously with such relocation of the Premises, the parties shall immediately execute an amendment to this Lease stating the relocation of the Premises.

23. **Signs.**

23.1 **In General.** Tenant shall be entitled, at its sole cost and expense, to identification signage outside of Tenant's Premises and in the elevator lobby on the floor on which Tenant's Premises are located. The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord's Building standard multi-tenant floor signage program and shall be subject to Landlord's prior written approval, in its sole discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

23.2 **Building Directory.** Tenant shall be entitled to one (1) line on the Building directory to display Tenant's name and location in the Building.

23.3 **Monument Signage.** Tenant shall be entitled, subject to obtaining any required governmental approvals, to non-exclusive monument signage displaying Tenant's name on the existing monument sign for the Building located on the corner of Fifth Street and Figueroa Street. The location, size, materials, coloring and lighting (if any) of such signage and the monument shall be subject to Landlord's prior approval and shall be consistent and compatible with the Project's design, signage and graphics programs and all applicable rules and regulations of the governmental agencies having jurisdiction. The identification and signage rights of this Section 23.3 are personal and specific to Tenant and are not transferrable by sublease, assignment, operation of law or otherwise. The design, installation, maintenance, repair, restoration and removal (including restoration of the

-31-

ISG:dr/43930.4/060100
3399.031

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -5-	UNION BANK PLAZA [Union Bank Lease]

monument upon which the same was located) of Tenant's signage shall be at Tenant's sole cost and expense. All of the foregoing identity and signage rights in this Section 29.1 shall apply only while Tenant pays Basic Rent (in accordance with this Lease) for and personally occupies at least nine thousand (9,000) square feet of Rentable Area in the Building. Such rights shall be null and void at such time as Tenant fails to pay Basic Rent (in accordance with this Lease) for and personally occupy at least nine thousand (9,000) square feet of Rentable Area in the Building and upon such failure, Landlord shall be entitled to immediately remove Tenant's signage.

## 24. Compliance with Law.

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated ("**Laws**"). Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4, for making all alterations to the following portions of the Premises and Real Property required by Laws: (i) structural portions of the Premises, including the Building's life safety system, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant, and (ii) those portions of the Building and Real Property located outside the Premises; provided, however, Landlord shall not be obligated to make alterations to any such portions of the Premises and Real Property described in clause (i) or (ii) above to the extent such alterations are necessary due to the installation of Alterations to the Premises by or at the request of Tenant and Tenant shall at its sole cost and expense be responsible therefor. In addition, upon delivery of the Premises by Landlord for commencement of construction of the Tenant Improvements under this Lease, the Premises shall be in compliance with all Laws, subject to any hardship variances or grandfather rights to which the Landlord may be entitled. Except for Landlord's obligations described above and in Paragraph 29.29(b) and as specifically set forth in the Tenant Work Letter attached hereto as Exhibit "B", Tenant shall, at its sole cost and expense, be responsible for compliance with all Laws affecting the Premises, including the making of all required alterations thereto. In addition, Tenant shall not be responsible whatsoever for the handling, abatement or remediation of any asbestos existing on the floor on which the Premises are located, which shall be the sole responsibility of Landlord. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

## 25. Late Charges.

JSG:0643930.4/060100
3299.031

-32-

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -6-	UNION BANK PLAZA [Union Bank Lease]

NOSSAMAN, GUTHNER, KNOX & ELLIOTT, LLP,
a California limited liability
partnership

efforts to deliver the applicable Option Space to Tenant no earlier than three (3) months prior to and no later than three (3) months following the applicable Option Delivery Date. Tenant's Option Space rights shall not be personal to Tenant and shall be available regardless of the existence of any sublease.

For the Option Space, Tenant shall have the right, but not the obligation, to parking at the ratio per rentable square foot and the cost then in effect under the Master Lease.

The lease term for any Option Space leased by Tenant under the exercise of this right shall be coterminous with the Lease Term or the Extension Option Term (if the Option Space is included in the space extended).

13. **Right of First Offer.**

Subject to all existing leases as of the date of execution of this Ninth Amendment, Tenant shall have the Right of First Offer to lease any space on the 29th or 32nd floors of the building per the Right of First Offer terms and conditions set forth in Section 1.3 of the Master Lease, provided that if Tenant shall exercise such Right of First Offer with respect to any space on the 29th floor at any time after April 30, 2006, Tenant shall forfeit the Cancellation Option and, accordingly, the Cancellation Option and the rights of Tenant appurtenant thereto shall be null and void.

14. **Parking.**

The parking ratios, terms and conditions as outlined in the Master Lease shall be prorated to include Suites 2970 and 3220 and any Option Space and First Offer Space leased by Tenant in the future. Accordingly, for the Premises, Tenant shall have the right to 27 reserved, designated parking spaces and passes and 93 unreserved parking spaces and passes, all on the terms and conditions set forth in Section 26 of the Master Lease.

15. **Exterior Signage Rights.**

Tenant shall have the right, but not the obligation, at any time during the Lease Term or any extension thereof, to erect modifications to the existing exterior monument signage and to use such signage under the following conditions:

15.1 Tenant understands that it may not be possible to add to existing signage, in which case Tenant will have first right to any vacancy in the existing monument;

15.2 Tenant will be solely responsible for obtaining any city approvals (Landlord's necessary cooperation not to be unreasonably withheld) for the addition of signage;

15.3 Signage to be added will be two (2) additional lines, of which one will be Tenant's, and the other to be granted later at Landlord's discretion;

15.4 Added signage shall be exactly the same in design and materials as existing signage, and installed at Tenant's sole cost and expense; and

251507_1.DOC 9/4/02 6

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -7-	UNION BANK PLAZA [Union Bank Lease]

15.5 Tenant's signage to be second from bottom, with vacant line located at bottom of monument.

16. **Security Deposit**. None.

17. **Individual Partner Liability**.

17.1 Section 28 of the Master Lease applies with full force and effect to the Lease and this Ninth Amendment, to all the Premises and to any Option Space and First Offer Space throughout the Lease Term and any extension thereof. Reference in Section 28 of the Master Lease to Tenant as a California general partnership is hereby corrected to a California limited liability partnership.

17.2 As a condition to exercising the Cancellation Option, Tenant shall deliver to Landlord prior to or concurrently with delivering its Cancellation Notice a Letter of Credit ("L-C") in the amount of the Cancellation Fee. The L-C shall state an expiration date no earlier than October 31, 2006. The sole purpose of the L-C shall be to serve as security for Tenant's payment of the Cancellation Fee. If Tenant fails to pay the Cancellation Fee when due and such failure continues for five business days after Tenant receives written notice from Landlord of such failure, then Landlord shall have the right, but shall not be obligated, to draw on the L-C in the amount, and in satisfaction, of the Cancellation Fee. The L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in a form and content comparable to that set forth in Exhibit C to the Lease (except the automatic renewal clause shall be deleted). Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant acknowledges that Landlord has the right the transfer or mortgage its interest in the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C.

18. **Broker Commission**.

Landlord shall pay Insignia/ESG a commission in the amount of $184,793.27 for Suites 2970 & 3220 and for extension of the term for floors 30 and 31. Such commission shall be paid one hundred percent (100%) within thirty (30) calendar days of the execution and delivery of this Ninth Amendment. Landlord and Tenant make the same mutual indemnifications of one another as set forth in Section 31.22 of the Master Lease, provided that the references therein to individual brokers is changed for purposes hereof to Grubb & Ellis Company as Landlord's

251507_1.DOC 9/4/02 7

804296.08/LA H4321-047/10-7-08/nng/law	EXHIBIT M -8-	UNION BANK PLAZA [Union Bank Lease]

EXHIBIT N
UNION BANK PLAZA
LOCATION OF SECURITY SCANNERS AND LOBBY ATM SPACE

Approximate location of security scanners (actual location must be on west side of hatched line)
Location of Lobby ATM Space
FIRST FLOOR - BRANCH / PRIVATE BANKING
SP-02A
INTERIOR ARCHITECTS

804296.08/LA H4321-047/10-8-08/nng/erc	EXHIBIT N -1-	UNION BANK PLAZA [Union Bank Lease]